As filed with the Securities and Exchange Commission on October 23, 2024

Registration No. 333-282201

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2 to

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

1847 HOLDINGS LLC

(Exact name of registrant as specified in its charter)

Delaware	5700	38-3922937
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

590 Madison Avenue, 21st Floor

New York, NY 10022

(212) 417-9800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ellery W. Roberts
Chief Executive Officer

590 Madison Avenue, 21st Floor

New York, NY 10022

(212) 417-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Ross Carmel, Esq. Jeffrey Wofford, Esq. Mohit Agrawal, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, New York 10036 (212) 930-970

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED OCTOBER 23, 2024

Up to 4,285,715 Common Units (Each Common Unit Consisting of One Common Share, One Series A Warrant to Purchase One Common Share and One Series B Warrant to Purchase one Common Share)

and/or

Up to 4,285,715 Pre-Funded Units (Each Pre-Funded Unit Consisting of One Pre-Funded Warrant to Purchase One Common Share, One Series A Warrant to Purchase One Common Shares and One Series B Warrant to Purchase one Common Share)

We are offering on a best-efforts basis up to 4,285,715 common units, based on an assumed public offering price of $2.80 per common unit, which was the closing price of our common shares on NYSE American on October 21, 2024, for gross proceeds of up to approximately $12.0 million before deduction of placement agent commissions and offering expenses. Each common unit consists of one common share, one series A warrant to purchase one common share and one series B warrant to purchase one common share.

We are also offering to each purchaser of common units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase pre-funded units consisting of one pre-funded warrant (in lieu of one common share), one series A warrant and one series B warrant. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. The purchase price of each pre-funded unit will be equal to the price per common unit including, minus $0.01, and the remaining exercise price of each pre-funded warrant will equal $0.01 per share. The pre-funded warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded unit we sell (without regard to any limitation on exercise set forth therein), the number of common units we are offering will be decreased on a one-for-one basis.

The common shares and pre-funded warrants can each be purchased in this offering only with the accompanying series A warrants and series B warrants that are part of a unit, but the components of the units will be immediately separable and will be issued separately in this offering.

Each series A warrant will be exercisable immediately upon issuance for one common share at an exercise price equal to up to two times the public offering price of the units and will expire five years from the date of issuance. Each series B warrant will be exercisable immediately upon issuance for one common share at an exercise price equal to two times the public offering price of the units and will expire five years from the date of issuance. Under an alternate cashless exercise option contained in the series A warrants, the holders of the series A warrants will have the right to receive an aggregate number of shares equal to the product of (i) the aggregate number of common shares that would be issuable upon a cash exercise of the series A warrants and (ii) 2.0. In addition, the series A warrants and series B warrants will contain a reset of the exercise price to a price equal to the lesser of (i) the then exercise price and (ii) lowest volume weighted average price for the five trading days immediately preceding and immediately following the date we effect a reverse share split in the future with a proportionate adjustment to the number of shares underlying the series A warrants and series B warrants, subject to a floor price of $0.10. Finally, with certain exceptions, the series B warrants, and in the event that NYSE American determines that this offering does not qualify as a “public offering” under Rule 713 of the NYSE American Company Guide, the series A warrants, will provide for an adjustment to the exercise price and number of shares underlying such warrants upon our issuance of common shares or common share equivalents at a price per share that is less than the exercise price of such warrants, subject to a floor price of $0.10. See “Description of Securities” for more information.

Our common shares are listed on NYSE American under the symbol “EFSH.” On October 21, 2024, the closing price of our common shares on NYSE American was $2.80. We do not intend to apply for the listing of the pre-funded warrants, the series A warrants or the series B warrants on NYSE American or any other national securities exchange, and we do not expect a market to develop for such warrants.

We have engaged Spartan Capital Securities, LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The placement agent is not purchasing or selling any of the securities we are offering and is not required to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public amount, placement agent’s fee and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts and throughout this prospectus. We have agreed to pay the placement agent the placement agent fees set forth in the table below and to provide certain other compensation to the placement agent. See “Plan of Distribution” for more information regarding these arrangements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 20 of this prospectus.

	Per Common Unit(1)	Total
Public offering price	$2.800	$12,000,000
Placement agent fees(2)	$0.252	$960,000
Proceeds, before expenses, to us(3)	$2.548	$11,040,000

(1)	Based on an assumed public offering price of $2.80 per common unit, the closing price of our common shares on October 21, 2024, and assuming no issuance of pre-funded units.

(2)	The placement agent will receive compensation in addition to the placement agent fees. See “Plan of Distribution” for a complete description of the compensation arrangements.

(3)	We estimate the total expenses of this offering, excluding the placement agent fees and non-accountable expense allowance, will be approximately $330,000.

We expect to deliver the common shares (and/or pre-funded warrants), series A warrants and series B warrants against payment in New York, New York on or about             , 2024.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Spartan Capital Securities, LLC

The date of this prospectus is                 , 2024

Neither we nor the placement agent has authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the placement agent are offering to sell our securities and seeking offers to buy our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the placement agent has done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States. See the section of this prospectus entitled “Plan of Distribution” and “Material U.S. Federal Income Tax Considerations” for additional information on these restrictions.

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industries and our markets is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. This information involves a number of assumptions, estimates and limitations. The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industries in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our businesses. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should carefully read this entire prospectus before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus and the historical financial statements and the notes thereto included in this prospectus. You should pay special attention to the information contained under the caption titled “Risk Factors” in this prospectus before deciding to buy our securities.

Unless otherwise indicated by the context, reference in this prospectus to “we,” “us,” “our,” “our company” and similar references are to the combined business of 1847 Holdings LLC and its consolidated subsidiaries.

Our Company

Overview

We are an acquisition holding company focused on acquiring and managing a group of small businesses, which we characterize as those that have an enterprise value of less than $50 million, in a variety of different industries headquartered in North America.

Through our structure, we offer investors an opportunity to participate in the ownership and growth of a portfolio of businesses that traditionally have been owned and managed by private equity firms, private individuals or families, financial institutions or large conglomerates. We believe that our management and acquisition strategies will allow us to achieve our goals to make and grow regular distributions to our common shareholders and increase common shareholder value over time.

We seek to acquire controlling interests in small businesses that we believe operate in industries with long-term macroeconomic growth opportunities, and that have positive and stable earnings and cash flows, face minimal threats of technological or competitive obsolescence and have strong management teams largely in place. We believe that private company operators and corporate parents looking to sell their businesses will consider us to be an attractive purchaser of their businesses. We make these businesses our majority-owned subsidiaries and actively manage and grow such businesses. We expect to improve our businesses over the long term through organic growth opportunities, add-on acquisitions and operational improvements.

Our Manager

We have engaged 1847 Partners LLC, which we refer to as our manager, to manage our day-to-day operations and affairs, oversee the management and operations of our businesses and perform certain other services on our behalf, subject to the oversight of our board of directors. We believe that our manager’s expertise and experience is a critical factor in executing our strategy to make and grow regular distributions to our common shareholders and increase common shareholder value over time. Ellery W. Roberts, our Chief Executive Officer, is the sole manager of our manager and, as a result, our manager is an affiliate of Mr. Roberts.

At our inception, our manager engaged Ellery W. Roberts as our Chief Executive Officer. Mr. Roberts is also an employee of our manager and is seconded to our company, which means that he has been assigned by our manager to work for our company during the term of the management services agreement. Although Mr. Roberts is an employee of our manager, he reports directly to our board of directors.

We entered into a management services agreement with our manager on April 15, 2013, pursuant to which we are required to pay our manager a quarterly management fee equal to 0.5% (2.0% annualized) of our company’s adjusted net assets for services performed.

Our manager owns all of our allocation shares, which are a separate class of limited liability company interests. The allocation shares generally will entitle our manager to receive a 20% profit allocation upon the sale of a particular subsidiary, calculated based on whether the gains generated by such sale (in excess of a high-water mark) plus certain historical profits of the subsidiary exceed an annual hurdle rate of 8% (which rate is multiplied by the subsidiary’s average share of our consolidated net assets). Once such hurdle rate has been exceeded then the profit allocation becomes payable to our manager as described in “The Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation.”

Our Market Opportunity

We acquire and manage small businesses, which we characterize as those that have an enterprise value of less than $50 million. We believe that the merger and acquisition market for small businesses is highly fragmented and provides significant opportunities to purchase businesses at attractive prices. For example, according to GF Data, in 2023 platform acquisitions with enterprise values greater than $50.0 million commanded valuation premiums over 30% higher than platform acquisitions with enterprise values less than $50.0 million (8.0x to 9.9x trailing twelve month adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) versus 6.0x to 7.1x trailing twelve month adjusted EBITDA, respectively).

We believe that the following factors contribute to lower acquisition multiples for small businesses:

●	there are typically fewer potential acquirers for these businesses;

●	third-party financing generally is less available for these acquisitions;

●	sellers of these businesses may consider non-economic factors, such as continuing board membership or the effect of the sale on their employees; and

●	these businesses are generally less frequently sold pursuant to an auction process.

We believe that our management team’s strong relationships with business brokers, investment and commercial bankers, accountants, attorneys and other potential sources of acquisition opportunities offers us substantial opportunities to purchase small businesses. See “Management” for more information about our management team.

We also believe that significant opportunities exist to improve the performance of the businesses upon their acquisition. In the past, our manager has acquired businesses that are often formerly owned by seasoned entrepreneurs or large corporate parents. In these cases, our manager has frequently found that there have been opportunities to further build upon the management teams of acquired businesses. In addition, our manager has frequently found that financial reporting and management information systems of acquired businesses may be improved, both of which can lead to substantial improvements in earnings and cash flow. Finally, because these businesses tend to be too small to have their own corporate development efforts, we believe opportunities exist to assist these businesses in meaningful ways as they pursue organic or external growth strategies that were often not pursued by their previous owners.

Our Strategy

Our long-term goals are to make and grow regular distributions to our common shareholders and to increase common shareholder value over the long-term. We plan to continue focusing on acquiring businesses. Therefore, we intend to continue to identify, perform due diligence on, negotiate and consummate platform acquisitions of small businesses in attractive industry sectors.

We plan to limit the use of third-party (i.e., external) acquisition leverage so that our debt will not exceed the market value of the assets we acquire and so that our debt to EBITDA ratio will not exceed 1.25x to 1 for our operating subsidiaries. We believe that limiting leverage in this manner will avoid the imposition on stringent lender controls on our operations that would otherwise potentially hamper the growth of our operating subsidiaries and otherwise harm our business even during times when we have positive operating cash flows. Additionally, in our experience, leverage rarely leads to “break-out” returns and often creates negative return outcomes that are not correlated with the profitability of the business.

Our Management Strategy

Our management strategy involves the identification, performance of due diligence, negotiation and consummation of acquisitions. After acquiring businesses, we attempt to grow the businesses both organically and through add-on or bolt-on acquisitions. Add-on or bolt-on acquisitions are acquisitions by a company of other companies in the same industry. Following the acquisition of companies, we seek to grow the earnings and cash flow of acquired companies and, in turn, grow regular distributions to our common shareholders and to increase common shareholder value over time. We believe we can increase the cash flows of our businesses by applying our intellectual capital to improve and grow our businesses.

We seek to acquire and manage small businesses. We believe that the merger and acquisition market for small businesses is highly fragmented and provides opportunities to purchase businesses at attractive prices. We believe we will be able to acquire small businesses for multiples ranging from three to six times EBITDA. We also believe, and our manager has historically found, that significant opportunities exist to improve the performance of these businesses upon their acquisition.

In general, our manager oversees and supports the management team of our businesses by, among other things:

●	recruiting and retaining managers to operate our businesses by using structured incentive compensation programs, including minority equity ownership, tailored to each business;

●	regularly monitoring financial and operational performance, instilling consistent financial discipline, and supporting management in the development and implementation of information systems;

●	assisting the management teams of our businesses in their analysis and pursuit of prudent organic growth strategies;

●	identifying and working with business management teams to execute on attractive external growth and acquisition opportunities;

●	identifying and executing operational improvements and integration opportunities that will lead to lower operating costs and operational optimization;

●	providing the management teams of our businesses the opportunity to leverage our experience and expertise to develop and implement business and operational strategies; and

●	forming strong subsidiary level boards of directors to supplement management teams in their development and implementation of strategic goals and objectives.

We also believe that our long-term perspective provides us with certain additional advantages, including the ability to:

●	recruit and develop management teams for our businesses that are familiar with the industries in which our businesses operate;

●	focus on developing and implementing business and operational strategies to build and sustain shareholder value over the long term;

●	create sector-specific businesses enabling us to take advantage of vertical and horizontal acquisition opportunities within a given sector;

●	achieve exposure in certain industries in order to create opportunities for future acquisitions; and

●	develop and maintain long-term collaborative relationships with customers and suppliers.

We intend to continually increase our intellectual capital as we operate our businesses and acquire new businesses and as our manager identifies and recruits qualified operating partners and managers for our businesses.

Our Acquisition Strategy

Our acquisition strategies involve the acquisition of small businesses in various industries that we expect will produce positive and stable earnings and cash flow, as well as achieve attractive returns on our invested capital. In this respect, we expect to make acquisitions in industries wherein we believe an acquisition presents an attractive opportunity from the perspective of both (i) return on assets or equity and (ii) an easily identifiable path for growing the acquired businesses. We believe that attractive opportunities will increasingly present themselves as private sector owners seek to monetize their interests in longstanding and privately held businesses and large corporate parents seek to dispose of their “non-core” operations.

We believe that the greatest opportunities for generating consistently positive annual returns and, ultimately, residual returns on capital invested in acquisitions will result from targeting capital light businesses operating in niche geographical markets with a clearly identifiable competitive advantage within the following industries: business services, consumer services, consumer products, consumable industrial products, industrial services, niche light manufacturing, distribution, alternative/specialty finance and in select cases, specialty retail. While we believe that the professional experience of our management team within the industries identified above will offer the greatest number of acquisition opportunities, we will not eschew opportunities if a business enjoys an inarguable moat around its products and services in an industry which our management team may have less familiarity.

From a financial perspective, we expect to make acquisitions of small businesses that are stable, have minimal bad debt, and strong accounts receivable. In addition, we expect to acquire companies that have been able to generate positive pro forma cash available for distribution for a minimum of three years prior to acquisition. Our previous acquisitions met these acquisition criteria.

We benefit from our manager’s ability to identify diverse acquisition opportunities in a variety of industries. In addition, we rely upon our management teams’ experience and expertise in researching and valuing prospective target businesses, as well as negotiating the ultimate acquisition of such target businesses. In particular, because there may be a lack of information available about these target businesses, which may make it more difficult to understand or appropriately value such target businesses, our manager will:

●	engage in a substantial level of internal and third-party due diligence;

●	critically evaluate the management team;

●	identify and assess any financial and operational strengths and weaknesses of any target business;

●	analyze comparable businesses to assess financial and operational performances relative to industry competitors;

●	actively research and evaluate information on the relevant industry; and

●	thoroughly negotiate appropriate terms and conditions of any acquisition.

The process of acquiring new businesses is time-consuming and complex. Our manager has historically taken from 2 to 24 months to perform due diligence on, negotiate and close acquisitions. Although we expect our manager to be at various stages of evaluating several transactions at any given time, there may be significant periods of time during which it does not recommend any new acquisitions to us.

Upon an acquisition of a new business, we rely on our manager’s experience and expertise to work efficiently and effectively with the management of the new business to jointly develop and execute a business plan.

While primarily seek to acquire controlling interests in a business, we may also acquire non-control or minority equity positions in businesses where we believe it is consistent with our long-term strategy.

As discussed in more detail below, we intend to raise capital for additional acquisitions primarily through debt financing, primarily at our operating company level, additional equity offerings by our company, the sale of all or a part of our businesses or by undertaking a combination of any of the above.

Our primary corporate purpose is to own, operate and grow our operating businesses.  However, in addition to acquiring businesses, we expect to sell businesses that we own from time to time. Our decision to sell a business will be based upon financial, operating and other considerations rather than a plan to complete a sale of a business within any specific time frame.  We may also decide to own and operate some or all of our businesses in perpetuity if our board believes that it makes sense to do so. Upon the sale of a business, we may use the resulting proceeds to retire debt or retain proceeds for future acquisitions or general corporate purposes. Generally, we do not expect to make special distributions at the time of a sale of one of our businesses; instead, we expect that we will seek to gradually increase regular common shareholder distributions over time.

Our Current Businesses

Construction

Our construction business is operated through our subsidiaries Kyle’s Custom Wood Shop, Inc., an Idaho corporation, or Kyle’s, and Sierra Homes, LLC d/b/a Innovative Cabinets & Design, a Nevada limited liability company, or Innovative Cabinets, and prior to September 30, 2024, High Mountain Door & Trim Inc., a Nevada corporation, or High Mountain. Kyle’s was acquired in the third quarter of 2020 and Innovative Cabinets and High Mountain were acquired in the fourth quarter of 2021. This business segment accounted for approximately 57.8% and 64.9% of our total revenues for the years ended December 31, 2023 and 2022, respectively, and for approximately 67.6% and 67.3% of our total revenues for the six months ended June 30, 2024 and 2023, respectively.

Our construction business specializes in designing, building, and installing custom cabinetry and countertops. We primarily service large homebuilders and homeowners of single-family homes and commercial and multi-family developers in the greater Reno-Sparks-Fernley metro area in Nevada and in the Boise, Idaho area.

Automotive Supplies

Our automotive supplies business is operated by Wolo Mfg. Corp., a New York corporation, and Wolo Industrial Horn & Signal, Inc., a New York corporation, which we collectively refer to as Wolo. This business segment accounted for approximately 6.6% and 13.3% of our total revenues for the years ended December 31, 2023 and 2022, respectively, and for approximately 9.5% and 8.7% of our total revenues for the six months ended June 30, 2024 and 2023, respectively.

Our automotive supplies business is headquartered in Deer Park, New York and was founded in 1965. We design and sell horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offer vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles. Focused on the automotive and industrial after-market, we sell our products to big-box national retail chains, through specialty and industrial distributors, as well as on- line/mail order retailers and original equipment manufacturers.

Recent Dispositions

Sale of High Mountain

On September 30, 2024, we entered into an asset purchase agreement with BFS Group LLC and our majority owned subsidiary High Mountain, pursuant to which we sold substantially all of the assets of High Mountain to BFS Group LLC for an aggregate cash only purchase price of $17,000,000, subject to certain pre-closing and post-closing adjustments.

ICU Eyewear Foreclosure Sale

Our company is a limited guarantor of an amended and restated credit and security agreement, or Loan Agreement, that was entered into on September 11, 2023 between AB Lending SPV I LLC d/b/a Mountain Ridge Capital, or the ICU Lender, and our subsidiaries ICU Eyewear, Inc., or ICU Eyewear, ICU Eyewear Holdings, Inc. and 1847 ICU Holdings Inc. Pursuant to the Loan Agreement, the ICU Lender had a security interest in all the assets of ICU Eyewear. ICU Eyewear was in default under the Loan Agreement and consented to a foreclosure by the ICU Lender and private sale of substantially all of its assets in an Article 9 sale process, pursuant to Section 9-610 of the Uniform Commercial Code as in effect in the State of New York and Section 9-610 of the Uniform Commercial Code as in effect in the State of California. On August 5, 2024, ICU Eyecare Solutions Inc., an entity that is not affiliated with our company, was the successful bidder with a cash bid of $4,250,000. Pursuant to an agreement dated August 5, 2024 and in consideration for such purchase price, the ICU Lender having foreclosed on its security interest in all of the assets of ICU Eyewear then conveyed all of its rights, title, and interest in all of such assets to ICU Eyecare Solutions Inc.

Asien’s Assignment for the Benefit of Creditors

On February 26, 2024, Asien’s Appliance, Inc., or Asien’s, a wholly owned subsidiary of our subsidiary 1847 Asien Inc., or 1847 Asien, entered into a general assignment for the benefit of its creditors with SG Service Co., LLC. Pursuant to the general assignment, Asien’s transferred ownership of all or substantially all of its right, title, and interest in, as well as custody and control of, its assets to SG Service Co., LLC.

Our Structure

Our company is a Delaware limited liability company that was formed on January 22, 2013. Your rights as a holder of common shares, and the fiduciary duties of our board of directors and executive officers, and any limitations relating thereto, are set forth in the operating agreement governing our company and differ from those applying to a Delaware corporation. See “Description of Securities” for more information about the operating agreement. However, subject to certain exceptions, the documents governing our company specify that the duties of our directors and officers will be generally consistent with the duties of directors and officers of a Delaware corporation.

Our company is classified as a partnership for U.S. federal income tax purposes. Under the partnership income tax provisions, our company is not expected to incur any U.S. federal income tax liability; rather, each of our shareholders will be required to take into account his or her allocable share of company income, gain, loss, deduction and credit. As a holder of our shares, you may not receive cash distributions sufficient in amount to cover taxes in respect of your allocable share of our net taxable income. We will file a partnership return with the Internal Revenue Service, or IRS, and will issue you with tax information, including a Schedule K-1, setting forth your allocable share of our income, gain, loss, deduction, credit and other items. The U.S. federal income tax rules that apply to partnerships are complex, and complying with the reporting requirements may require significant time and expense. See “Material U.S. Federal Income Tax Considerations” for more information.

We currently have five classes of limited liability company interests - the common shares, the series A senior convertible preferred shares, the series C senior convertible preferred shares, the series D senior convertible preferred shares and the allocation shares. All of our allocation shares have been and will continue to be held by our manager. See “Description of Securities” for more information about our shares.

Our Competitive Advantages

We believe that our manager’s collective investment experience and approach to executing our investment strategy provide us with several competitive advantages. These competitive advantages, certain of which are discussed below, have enabled our management to generate very attractive risk- adjusted returns for investors in their predecessor firms.

Robust Network. Through their activities with their predecessor firms and their comprehensive marketing capabilities, we believe that the management team of our manager has established a “top of mind” position among investment bankers and business brokers targeting small businesses. By employing an institutionalized, multi-platform marketing strategy, we believe our manager has established a robust national network of personal relationships with intermediaries, seasoned operating executives, entrepreneurs and managers, thereby firmly establishing our presence and credibility in the small business market. In contrast to many other buyers of and investors in small businesses, we believe that we can buy businesses at value-oriented multiples and through our asset management activities with a group of professional, experienced and talented operating partners, create appreciable value. We believe our experience, track record and consistent execution of our marketing and investment activities will allow us to maintain a leadership position as the preferred partner for today’s small business market.

Disciplined Deal Sourcing. We employ an institutionalized, multi-platform approach to sourcing new acquisition opportunities. Our deal sourcing efforts include leveraging relationships with more than 3,000 qualified deal sources through regular calling, mail and e-mail campaigns, assignment of regional marketing responsibilities, in-person visits and high-profile sponsorship of important conferences and industry events. We supplement these activities by retaining selected intermediary firms to conduct targeted searches for opportunities in specific categories on an opportunistic basis. As a result of the significant time and effort spent on these activities, we believe we established close relationships and unique “top of mind” awareness with many of the most productive intermediary sources for small business acquisition opportunities in the United States. While reinforcing our market leadership, this capability enables us to generate a large number of attractive acquisition opportunities.

Differentiated Acquisition Capabilities in the Small Business Market. We deploy a differentiated approach to acquiring businesses in the small business market. Our management concentrates their efforts on mature companies with sustainable value propositions, which can be supported by our resources and institutional expertise. Our evaluation of acquisition opportunities typically involves significant input from a seasoned operating partner with relevant experience, which we believe enhances both our diligence and ongoing monitoring capabilities. In addition, we approach every acquisition opportunity with creative structures, which we believe enables us to engineer mutually attractive scenarios for sellers, whereas competing buyers may be limited by their rigid structural requirements. We believe our commitment to conservative capital structures and valuation will enhance each acquired operating subsidiary’s ability to deliver consistent levels of cash available for distribution, while additionally supporting reinvestment for growth.

Value Proposition for Business Owners. We employ a creative, flexible approach by tailoring each acquisition structure to meet the specific liquidity needs and certain qualitative objectives of the target’s owners and management team. In addition to serving as an exit pathway for sellers, we seek to align our interests with the sellers by enabling them to retain and/or earn (through incentive compensation) a substantial economic interest in their businesses following the acquisition and by typically allowing the incumbent management team to retain operating control of the acquired operating subsidiary on a day-to-day basis. We believe that our company is an appealing buyer for small business owners and managers due to our track record of capitalizing portfolio companies conservatively, enhancing our ability to execute on its strategic initiatives and adding equity value. As a result, we believe business owners and managers will find our company to be a dynamic, value-added buyer that brings considerable resources to achieve their strategic, capital and operating needs, resulting in substantial value creation for the operating subsidiary.

Operating Partner. Our manager has consistently worked with a strong network of seasoned operating partners - former entrepreneurs and executives with extensive experience building, managing and optimizing successful small businesses across a range of industries. We believe that our operating partner model will enable us to make a significant improvement in the operating subsidiary, as compared to other buyers, such as traditional private equity firms, which rely principally upon investment professionals to make acquisition/investment and monitoring decisions regarding not only the business, financial and legal due diligence aspects of a business but also the more operational aspects including industry dynamics, management strength and strategic growth initiatives. We typically engage an operating partner soon after identifying a target business for acquisition, enhancing our acquisition judgment and building the acquisition team’s relationship with the subsidiary’s management team. Operating partners usually serve as a member of the board of directors of an operating subsidiary and spend two to four days per month working with the subsidiary’s management team. We leverage the operating partner’s extensive experience to build the management team, improve operations and assist with strategic growth initiatives, resulting in value creation.

Small Business Market Experience. We believe the history and experience of our manager’s partnering with companies in the small business market allows us to identify highly attractive acquisition opportunities and add significant value to our operating subsidiaries. Our manager’s investment experience in the small business market prior to forming our company has further contributed to our institutional expertise in the acquisition, strategic and operational decisions critical to the long-term success of small businesses. Since 2000, the management team of our manager has collectively been presented with several thousand investment opportunities and actively worked with more than 30 small businesses on all facets of their strategy, development and operations, which we have successfully translated into unique, institutionalized capabilities directed towards creating value in small businesses.

Our Risks and Challenges

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

Risks Related to Our Business and Structure

●	Our auditors have issued a going concern opinion on our audited financial statements.

●	We may not be able to effectively integrate the businesses that we acquire.

●	We may experience difficulty as we evaluate, acquire and integrate businesses that we may acquire, which could result in drains on our resources, including the attention of our management, and disruptions of our on-going business.

●	We may not be able to successfully fund acquisitions due to the unavailability of debt or equity financing on acceptable terms, which could impede the implementation of our acquisition strategy.

●	If we are unable to generate sufficient cash flow from the anticipated dividends and interest payments that we expect to receive from our businesses, we may not be able to make distributions to our shareholders.

Risks Related to Our Construction Business

●	The loss of any of our key customers could have a materially adverse effect on our results of operations.

●	Our business primarily relies on U.S. home improvement, repair and remodel and new home construction activity levels, all of which are impacted by risks associated with fluctuations in the housing market.

●	Increases in interest rates and the reduced availability of financing for home improvements may cause our sales and profitability to decrease.

●	The nature of our construction business exposes us to product liability, workmanship warranty, casualty, negligence, construction defect, breach of contract and other claims and legal proceedings.

●	We have historically depended on a limited number of third parties to supply key finished goods and raw materials to us.

Risks Related to Our Automotive Supply Business

●	If we fail to offer a broad selection of products at competitive prices or fail to maintain sufficient inventory to meet customer demands, our revenue could decline.

●	We are highly dependent upon key suppliers and an interruption in such relationships or our ability to obtain products from such suppliers could adversely affect our business and results of operations.

●	We are dependent upon relationships with manufacturers in Taiwan and China, which exposes us to complex regulatory regimes and logistical challenges.

●	If our fulfillment operations are interrupted for any significant period of time or are not sufficient to accommodate increased demand, our sales could decline and our reputation could be harmed.

●	We face exposure to product liability lawsuits.

●	Business interruptions in our facilities may affect the distribution of our products and/or the stability of our computer systems, which may affect our business.

Risks Related to Our Relationship with Our Manager

●	Termination of the management services agreement will not affect our manager’s rights to receive profit allocations and removal of our manager may cause us to incur significant fees.

●	Our manager and the members of our management team may engage in activities that compete with us or our businesses.

●	The management fee and profit allocation to be paid to our manager may significantly reduce the amount of cash available for distributions to shareholders and for operations.

●	Our manager’s influence on conducting our business and operations, including acquisitions, gives it the ability to increase its fees and compensation to our Chief Executive Officer, which may reduce the amount of cash available for distributions to our shareholders.

Risks Related to This Offering and Ownership of Our Common Shares

●	We may not be able to maintain a listing of our common shares on NYSE American.

●	The market price, trading volume and marketability of our common shares may, from time to time, be significantly affected by numerous factors beyond our control, which may materially adversely affect the market price of your common shares, the marketability of your common shares and our ability to raise capital through future equity financings.

●	There is no public market for the series A warrants, series B warrants or pre-funded warrants being offered.

●	Holders of the series A warrants, series B warrants and pre-funded warrants will have no rights as shareholders until such holders exercise such warrants.

●	The best efforts structure of this offering may have an adverse effect on our business plan.

●	You will experience immediate and substantial dilution as a result of this offering.

●	Future sales of our securities may affect the market price of our common shares and result in material dilution.

●	We may issue additional debt and equity securities, which are senior to our common shares as to distributions and in liquidation, which could materially adversely affect the market price of our common shares.

Corporate Information

Our principal executive offices are located at 590 Madison Avenue, 21st Floor, New York, NY 10022 and our telephone number is 212-417-9800. We maintain a website at www.1847holdings.com. Kyle’s maintains a website at www.kylescabinets.com, Innovative Cabinets maintains a website at www.innovativecabinetsanddesign.com and Wolo maintains a website at www.wolo-mfg.com. Information available on our websites is not incorporated by reference in and is not deemed a part of this prospectus.

Reverse Splits

On September 11, 2023, we effected a 1-for-25 reverse split of our outstanding common shares. On January 8, 2024, we effected a 1-for-4 reverse split of our outstanding common shares. On July 8, 2024, we effected a 1-for-13 reverse split of our outstanding common shares. All share and per share data set forth in this prospectus have been retroactively adjusted to reflect these reverse share splits.

The Offering

Securities being offered:

We are up to 4,285,715 common units, based on an assumed public offering price of $2.80 per common unit, which was the closing price of our common shares on NYSE American on October 21, 2024. Each common unit consists of one common share, one series A warrant to purchase one common share each and one series B warrant to purchase one common share.

We are also offering to each purchaser of common units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase pre-funded units consisting of one pre-funded warrant (in lieu of one common share), one series A warrant and one series B warrant. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. The purchase price of each pre-funded unit will be equal to the price per common unit, minus $0.01, and the remaining exercise price of each pre-funded warrant will equal $0.01 per share. The pre-funded warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded unit we sell (without regard to any limitation on exercise set forth therein), the number of common units we are offering will be decreased on a one-for-one basis.

The common shares and pre-funded warrants can each be purchased in this offering only with the accompanying series A warrants and series B warrants that are part of a unit, but the components of the units will be immediately separable and will be issued separately in this offering.

Best efforts offering:	We have agreed to offer and sell the securities offered hereby to the purchasers through a placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best-efforts to solicit offers to purchase the securities offered by and under this prospectus. See “Plan of Distribution” section beginning on page 137 for more information.

Series A Warrants and Series B Warrants:

Each series A warrant will be exercisable immediately upon issuance for one common share at an exercise price equal to up to two times the public offering price of the units and will expire five years from the date of issuance. Each series B warrant will be exercisable immediately upon issuance for one common share at an exercise price equal to two times the public offering price of the units and will expire five years from the date of issuance. Under an alternate cashless exercise option contained in the series A warrants, the holders of the series A warrants will have the right to receive an aggregate number of shares equal to the product of (i) the aggregate number of common shares that would be issuable upon a cash exercise of the series A warrants and (ii) 2.0. In addition, the series A warrants and series B warrants will contain a reset of the exercise price to a price equal to the lesser of (i) the then exercise price and (ii) lowest volume weighted average price for the five trading days immediately preceding and immediately following the date we effect a reverse share split in the future with a proportionate adjustment to the number of shares underlying the series A warrants and series B warrants, subject to a floor price of $0.10. Finally, with certain exceptions, the series B warrants, and in the event that NYSE American determines that this offering does not qualify as a “public offering” under Rule 713 of the NYSE American Company Guide, the series A warrants, will provide for an adjustment to the exercise price and number of shares underlying such warrants upon our issuance of common shares or common share equivalents at a price per share that is less than the exercise price of such warrants, subject to a floor price of $0.10. See “Description of Securities” for more information.

We have inquired of officials at NYSE American whether the price resets set forth in each of the series A and series B warrants would require shareholder approval notwithstanding the fact that this offering is intended to qualify as a “public offering” under Rule 713 of the NYSE American Company Guide. We have been informed by officials at NYSE American that if this transaction is deemed to be a public offering under the rules of NYSE American, then shareholder approval would not be required. However, NYSE American has not made a determination at this time as to whether this is or is not a public offering and may not make such determination prior to the effective date of this offering. Should NYSE American determine that this offering does or did not qualify as a “public offering” under the rules of the exchange, the alternative cashless exercise option in the series A warrants and certain anti-dilution provisions in the series B warrants would at such time and will thereafter not be effective until, and unless, we obtain the approval of our shareholders. Should NYSE American notify us that the exchange has determined that this offering does or did not qualify as a “public offering” under the rules of the exchange, no later than ninety (90) days following such notice, we will use reasonable best efforts to obtain, at a special meeting of our shareholders at which a quorum is present, such approval. In such an event, we will prepare and file with the Securities and Exchange Commission, or the SEC, a proxy statement under Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to be sent to shareholders in connection with such shareholder meeting. If we do not obtain shareholder approval at the first meeting, we shall call a meeting at least every ninety (90) days thereafter to seek shareholder approval until the earlier of the date on which such shareholder approval is obtained or the warrants are no longer outstanding. While we intend to promptly seek shareholder approval in such an instance, there is no guarantee that shareholder approval would ever be obtained. If we are required to and are unable to obtain shareholder approval, the series A warrants and series B warrants will have substantially less value. In addition, in such an event, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain shareholder approval.

Common shares to be outstanding after this offering:(1)	5,106,816 common shares if the maximum number of common units being offered are sold (assuming that no pre-funded units are issued).

Use of proceeds:

We estimate that we will receive net proceeds of approximately $10.6 million if the maximum number of common units being offered are sold, after deducting the placement agent fees and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to repay certain debt and for working capital and general corporate purposes, which could include future acquisitions, capital expenditures and working capital. See “Use of Proceeds” on page 48 for more information.

Risk factors:	Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 20.

Trading market and symbol:	Our common shares are listed on NYSE American under the symbol “EFSH.” We do not intend to apply for the listing of the pre-funded warrants, series A warrants or series B warrants on NYSE American or any other national securities exchange, and we do not expect a market to develop for such warrants.

Transfer agent:	The transfer agent and registrar for our common shares is VStock Transfer, LLC.

(1)	The number of common shares outstanding immediately following this offering is based on 821,101 common shares outstanding as of October 21, 2024 and excludes:

●	9,420 common shares issuable upon the conversion of our outstanding series A senior convertible preferred shares;

●	83,603 common shares issuable upon the conversion of our outstanding series C senior convertible preferred shares;

●	484,081 common shares issuable upon the conversion of our outstanding series D senior convertible preferred shares;

●	18,225 common shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $267.05 per share;

●	common shares issuable upon the conversion of secured convertible promissory notes in the aggregate principal amount of $24,110,000, which are convertible into our common shares at a conversion price of $0.13 (subject to adjustment);

●	common shares issuable upon the conversion of promissory notes in the aggregate principal amount of $610,786, which are convertible into our common shares only upon an event of default at a conversion price equal to 80% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $0.13;

●	common shares issuable upon the conversion of 20% OID subordinated promissory notes in the aggregate principal amount of $3,164,060, which are convertible into our common shares only upon an event of default at a conversion price equal to 90% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $0.13;

●	common shares issuable upon the conversion of a 20% OID subordinated promissory note in the principal amount of $625,000, which is convertible into our common shares only upon an event of default at a conversion price equal to 90% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $0.13;

●	38,462 common shares that are reserved for issuance under our 2023 Equity Incentive Plan; and

●	the common shares issuable upon exercise of the warrants issued in this offering.

Summary Consolidated Financial Information

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our summary consolidated financial data as of December 31, 2023 and 2022 and for the years then ended are derived from our audited consolidated financial statements included elsewhere in this prospectus. We derived our summary consolidated financial data as of June 30, 2024 and for the six months ended June 30, 2024 and 2023 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP. The summary financial information is only a summary and should be read in conjunction with our historical financial statements and related notes. Our financial statements fully represent our financial condition and operations; however, they are not indicative of our future performance.

	Six Months Ended June 30,		Years Ended December 31,
	2024	2023	2023	2022
	(unaudited)	(unaudited)
Statements of Operations Data
Total revenues	$30,414,856	$30,327,696	$68,681,818	$48,929,124
Total operating expenses	36,068,930	30,729,543	88,616,961	54,668,632
Loss from operations	(5,654,074)	(401,847)	(19,935,143)	(5,739,508)
Total other income (expense)	(10,554,567)	(1,104,533)	(11,280,929)	(6,739,405)
Net loss from continuing operations before income taxes	(16,208,641)	(1,506,380)	(31,216,072)	(12,478,913)
Income tax benefit (expense)	145,250	(703,321)	(391,855)	1,677,000)
Net loss from continuing operations	(16,063,391)	(2,209,701)	(31,607,927)	(10,801,913)
Net loss from discontinued operations	(262,577)	(712,854)	-	-
Gain on disposition of Asien’s	1,060,095	-	-	-
Net loss	$(15,265,873)	$(2,922,555)	$(31,607,927)	$(10,801,913)
Net loss attributable to non-controlling interests from continuing operations	49,435	228,715	1,602,779	642,313
Net income (loss) attributable to non-controlling interests from discontinued operations	(59,304)	35,643	-	-
Net loss attributable to company	$(15,275,742)	(2,658,197)	$(30,005,148)	$(10,159,600)
Preferred share dividends	(130,786)	(328,092)	(512,967)	(899,199)
Deemed dividends	(1,000)	(2,369,000)	(2,398,000)	(9,012,730)
Net loss attributable to common shareholders	$(15,407,528)	$(5,355,289)	$(32,916,115)	$(20,071,529)
Loss per share from continuing operations – basic and diluted	$(41.60)	$(1,182.53)	$(328.82)	$(271.79)

	As of June 30, 2024	As of December 31, 2023	As of December 31, 2022
	(unaudited)
Balance Sheet Data
Cash and cash equivalents	$800,989	$766,414	$1,079,355
Total current assets	16,428,816	18,714,632	11,225,701
Total assets	34,421,110	39,368,197	45,484,699
Total current liabilities	38,522,356	28,139,223	14,161,291
Total liabilities	64,945,119	59,408,886	42,594,865
Total shareholders’ equity (deficit)	(30,524,009)	(20,040,689)	2,889,834
Total liabilities and shareholders’ equity (deficit)	$34,421,110	$39,368,197	$45,484,699

Unaudited Pro Forma Consolidated Financial Information

The unaudited pro forma financial information presented below sets forth the financial position and results of operations of our company after giving effect to the dispositions of High Mountain, ICU Eyewear and Asien’s described above. The following unaudited pro forma consolidated financial statements were prepared in accordance with the regulations of the SEC.

The unaudited pro forma consolidated balance sheet as of June 30, 2024 was prepared as if the dispositions had occurred on June 30, 2024, the unaudited pro forma consolidated statement of operations for the six months ended June 30, 2024 was prepared as if the dispositions had occurred on January 1, 2024 and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2023 was prepared as if the dispositions had occurred on January 1, 2023.

The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of our company would have been had the dispositions occurred on the dates assumed, nor are the necessarily indicative of future consolidated results of operations or financial position.

The pro forma financial information has been derived from and should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.

1847 HOLDINGS LLC

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2024

	1847 Holdings LLC	HMDT Pro Forma Adjustments (Note H-1)	ICU Pro Forma Adjustments (Note I-1)	Other Pro Forma Adjustments	Notes	Pro Forma Condensed
ASSETS
Current Assets
Cash and cash equivalents	$800,989	$(15,551)	$(196,794)	$928,263	(G-4)	$1,516,907
Receivables, net	7,629,202	(4,425,836)	(1,248,973)	-		1,954,393
Contract assets	66,003	-	-	-		66,003
Inventories, net	6,730,114	(973,875)	(4,874,332)	-		881,907
Prepaid expenses and other current assets	1,202,508	(4,565)	(39,041)	7,000,000	(G-5)	8,158,902
Total Current Assets	16,428,816	(5,419,827)	(6,359,140)	7,928,263		12,578,112
Property and equipment, net	1,349,771	(356,853)	(145,423)	-		847,495
Operating lease right-of-use assets	3,304,287	(1,056,111)	(1,547,770)	-		700,406
Long-term deposits	153,735	(29,400)	(74,800)	-		49,535
Intangible assets, net	4,133,449	(2,053,614)	-	-		2,079,835
Goodwill	9,051,052	(6,959,898)	-	-		2,091,154
TOTAL ASSETS	$34,421,110	$(15,875,703)	$(8,127,133)	$7,928,263		$18,346,537

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$15,423,374	$(2,866,931)	$(6,552,717)	$(1,635,479)	(G-3)	$4,062,647
				(305,600)	(G-2)
Contract liabilities	2,136,106	(583,362)	-	-		1,552,744
Due to related parties	193,762	-	-	-		193,762
Current portion of operating lease liabilities	1,096,428	(343,050)	(301,685)	-		451,693
Current portion of finance lease liabilities	177,030	-	-	-		177,030
Current portion of notes payable, net	8,880,042	(172,897)	(500,000)	-		8,207,145
Current portion of convertible notes payable, net	3,198,231	(1,236,975)	-	(1,236,975)	(G-2)	724,281
Current portion of related party note payable	578,290	-	-	-		578,290
Revolving line of credit	3,691,558	-	(3,691,558)	-		-
Derivative liabilities	2,882,435	-	-	-		2,882,435
Warrant liabilities	265,100	-	-	-		265,100
Total Current Liabilities	38,522,356	(5,203,215)	(11,045,960)	(3,178,054)		19,095,127
Operating lease liabilities, net of current portion	2,372,922	(776,496)	(1,303,445)	-		292,981
Finance lease liabilities, net of current portion	515,490	-	-	-		515,490
Notes payable, net of current portion	213,663	(199,913)	-	-		13,750
Convertible notes payable, net of current portion	22,646,688	-	-	-		22,646,688
Deferred tax liability, net	674,000	(302,000)	-	-		372,000
Inter-Company	-	(1,582,455)	(1,241,228)	2,823,683	(G-1)	-
TOTAL LIABILITIES	64,945,119	(8,064,079)	(13,590,633)	(354,371)		42,936,036
Shareholders’ Equity
Series A convertible preferred shares	38,177	-	-	-		38,177
Series D convertible preferred shares	214,000	-	-	-		214,000
Allocation shares	1,000	-	-	-		1,000
Common shares	614	-	-	-		614
Distribution receivable	(2,000,000)	-	-	-		(2,000,000)
Additional paid-in capital	62,769,531)	-	-	-		62,769,531)
Accumulated deficit	(90,242,920)	(7,409,551)	5,463,500	8,282,634	(G-6)	(83,906,337)
TOTAL 1847 HOLDINGS SHAREHOLDERS’ EQUITY	(29,219,598)	(7,409,551)	5,463,500	8,282,634		(22,883,015)
NON-CONTROLLING INTERESTS	(1,304,411)	(402,073)	-	-		(1,706,484)
TOTAL SHAREHOLDERS' EQUITY	(30,524,009)	(7,811,624)	5,463,500	8,282,634		(24,589,499)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$34,421,110	$(15,875,703)	$(8,127,133)	$7,928,263		$18,346,537

1847 HOLDINGS LLC

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2024

	1847 Holdings LLC	HMDT Pro Forma Adjustments (Note H-1)	ICU Pro Forma Adjustments (Note I-1)	Other Pro Forma Adjustments	Notes	Pro Forma Condensed
Revenues	$30,414,856	$(15,810,081)	$(6,973,068)	$-		$7,631,707
Operating Expenses
Cost of revenues	18,083,074	(9,110,445)	(4,420,530)	-		4,552,099
Personnel	6,522,258	(2,699,643)	(1,253,954)	-		2,568,661
Depreciation and amortization	845,930	(296,418)	(209,192)	-		340,320
General and administrative	4,528,480	(2,158,914)	(1,210,132)	-		1,159,434
Professional fees	4,872,222	(88,594)	(625,333)	-		4,158,295
Impairment of goodwill and intangible assets	1,216,966	-	(1,216,966)	-		-
Total Operating Expenses	36,068,930	(14,354,014)	(8,936,107)	-		12,778,809
LOSS FROM OPERATIONS	(5,654,074)	(1,456,067)	1,963,039	-		(5,147,102)
Other Income (Expenses)
Other income (expense)	27,837	(275)	(19,953)	-		7,609
Gain (loss) on disposal of property and equipment	(13,815)	13,815	-	-		-
Interest expense	(2,619,489)	244,455	380,187	-		(1,994,847)
Amortization of debt discounts	(6,604,925)	52,242	683,029	-		(5,869,654)
Loss on extinguishment of debt	(1,200,750)	-	-	-		(1,200,750)
Change in fair value of warrant liability	1,759,600	-	-	-		1,759,600)
Change in fair value of derivative liabilities	(1,903,025)	-	-	-		(1,903,025)
Total Other Expenses	(10,554,567)	310,237	1,043,263	-		(9,201,067)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(16,208,641)	(1,145,830)	3,006,302	-		(14,348,169)
INCOME TAX BENEFIT (EXPENSE)	145,250	260,000	(11,250)	-		394,000
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$(16,063,391)	$(885,830)	$2,995,052	$-		$(13,954,169)

NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(262,577)	885,830	(2,995,052)	-		(2,371,799)
Gain on disposition of subsidiary	1,060,095	-	-	9,668,724	(G-6)	10,728,819
NET INCOME (LOSS)	$(15,265,873)	$-	$-	$9,668,724		$(5,597,149)

NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS FROM CONTINUING OPERATIONS	49,435	66,437	-	-		115,872
NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS FROM DISCONTINUED OPERATIONS	(59,304)	-	-	-		(59,304)
NET INCOME (LOSS) ATTRIBUTABLE TO 1847 HOLDINGS	$(15,275,742)	$66,437	$-	$9,668,724		$(5,540,581)

NET LOSS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO 1847 HOLDINGS	(16,013,956)	(819,393)	2,995,052	-		(13,838,297)
NET LOSS FROM DISCONTINUED OPERATIONS ATTRIBUTABLE TO 1847 HOLDINGS	738,214	885,830	(2,995,052)	9,668,724		8,297,716
NET INCOME (LOSS) ATTRIBUTABLE TO 1847 HOLDINGS	$(15,275,742)	$66,437	$-	$9,668,724		$(5,540,581)

PREFERRED SHARE DIVIDENDS	(130,786)	-	-	-		(130,786)
DEEMED DIVIDENDS	(1,000)	-	-	-		(1,000)
NET INCOME (LOSS) ATTRIBUTABLE TO 1847 HOLDINGS COMMON SHAREHOLDERS	$(15,407,528)	$66,437	$-	$9,668,724		$(5,672,367)

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO 1847 HOLDINGS COMMON SHAREHOLDERS
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE FROM CONTINUING OPERATIONS	$(41.60)					$(35.99)
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE FROM DISCONTINUED OPERATIONS	1.90					21.38
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(39.70)					$(14.61)

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	388,136					388,136

1847 HOLDINGS LLC

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2023

	1847 Holdings LLC	Asien’s Pro Forma Adjustments (Note A-1)	HMDT Pro Forma Adjustments (Note H-1)	ICU Pro Forma Adjustments (Note I-1)	Other Pro Forma Adjustments	Notes	Pro Forma Condensed
Revenues	$68,681,818	$(8,961,248)	$(30,076,338)	$(15,454,097)	$-		$14,190,135
Operating Expenses					-
Cost of revenues	45,139,169	(7,083,662)	(18,679,372)	(11,738,639)	-		7,637,496
Personnel	13,593,090	(1,052,118)	(4,757,201)	(2,793,210)	-		4,990,561
Depreciation and amortization	2,240,680	(151,362)	(555,361)	(371,662)	-		1,162,295
General and administrative	9,743,565	(1,538,954)	(3,755,111)	(1,542,980)	-		2,906,520
Professional fees	3,252,409	(185,935)	(164,674)	(157,797)	-		2,744,003
Impairment of goodwill and intangible assets	14,648,048	(1,484,229)	(2,707,732)	-	-		10,456,087
Total Operating Expenses	88,616,961	(11,496,260)	(30,619,451)	(16,604,288)	-		29,896,962
LOSS FROM OPERATIONS	(19,935,143)	2,535,012	543,113	1,150,191	-		(15,706,827)
Other Income (Expenses)					-
Other income (expense)	(213,391)	(4,674)	(35)	230,711	-		12,611
Gain (loss) on disposal of property and equipment	18,026	-	(18,026)	-	-		-
Interest expense	(11,442,802)	312,605	1,200,226	1,069,546	-		(8,860,425)
Change in fair value of warrant liability	(27,900)	-	-	-	-		(27,900)
Change in fair value of derivative liabilities	385,138	-	-	-	-		385,138
Total Other Expenses	(11,280,929)	307,931	1,182,165	1,300,257	-		(8,490,576)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(31,216,072)	2,842,943	1,725,278	2,450,448	-		(24,197,403)
INCOME TAX BENEFIT (EXPENSE)	(391,855)	(37,145)	620,000	18,000	-		209,000
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$(31,607,927)	$2,805,798	$2,345,278	$2,468,448	$-		$(23,988,403)

NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS	-	(2,805,798)	(2,345,278)	(2,468,448)	-		(7,619,524)
Gain on disposition of subsidiary	-	-	-	-	10,557,307	(G-6)	10,557,307
NET INCOME (LOSS)	$(31,607,927)	$-	$-	$-	$10,557,307		$(21,050,620)

NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS FROM CONTINUING OPERATIONS	1,602,779	(140,290)	(175,896)	-	-		1,286,593
NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS FROM DISCONTINUED OPERATIONS	-	140,290	175,896	-	-		316,186
NET INCOME (LOSS) ATTRIBUTABLE TO 1847 HOLDINGS	$(30,005,148)	$-	$-	$-	$10,557,307		$(19,447,841)

NET LOSS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO 1847 HOLDINGS	(30,005,148)	2,665,508	2,169,382	2,468,448	-		(22,701,810)
NET LOSS FROM DISCONTINUED OPERATIONS ATTRIBUTABLE TO 1847 HOLDINGS	-	(2,665,508)	(2,169,382)	(2,468,448)	10,557,307		3,253,969
NET INCOME (LOSS) ATTRIBUTABLE TO 1847 HOLDINGS	$(30,005,148)	$-	$-	$-	$10,557,307		$(19,447,841)

PREFERRED SHARE DIVIDENDS	(512,967)	-	-	-	-		(512,967)
DEEMED DIVIDENDS	(2,398,000)	-	-	-	-		(2,398,000)
NET INCOME (LOSS) ATTRIBUTABLE TO 1847 HOLDINGS COMMON SHAREHOLDERS	$(32,916,115)	$-	$-	$-	$10,557,307		$(22,358,808)

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO 1847 HOLDINGS COMMON SHAREHOLDERS
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE FROM CONTINUING OPERATIONS	$(328.82)						$(255.86)
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE FROM DISCONTINUED OPERATIONS	$-						$32.51
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(328.82)						$(223.35)

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	100,105						100,105

1847 HOLDINGS LLC

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

NOTE 1 – DESCRIPTION OF THE TRANSACTIONS

Sale of High Mountain

On September 30, 2024, 1847 Holdings LLC (the “Company”) entered into an asset purchase agreement (the “Purchase Agreement”) with BFS Group LLC (the “Buyer”), and the Company’s majority owned subsidiary High Mountain Door & Trim Inc. (“HMDT”), pursuant to which the Company agreed to sell substantially all of the assets of HMDT to the Buyer (the “HMDT Disposition”). The closing of the HMDT Disposition was completed on September 30, 2024.

Pursuant to the terms of the Purchase Agreement, the Buyer acquired HMDT for an aggregate cash only purchase price of $17,000,000, subject to certain pre-closing and post-closing adjustments (the “Purchase Price”). At closing, the Purchase Price was subject to a working capital adjustment and was also reduced by the amount of outstanding indebtedness repaid at closing (as more particularly described below) or assumed by the Buyer, as well as certain transaction expenses. Additionally, the Purchase Price was reduced by $1,700,000, which may be used for certain post-closing payments (the “Holdback Amount”).

The Purchase Price is also subject to a post-closing adjustment. Under this provision, HMDT delivered to the Buyer an estimated closing statement forth the estimated closing date payment amount, which included, among other things, HMDT’s estimate of the net working capital of HMDT and its business (the “Net Working Capital”) as of the closing date, calculated in accordance with the Purchase Agreement. Within 90 to 120 days following the closing date, the Buyer must deliver to HMDT a final closing statement setting forth its determination of the actual closing date payment amount, including, among other things, the Buyer’s determination of the Net Working Capital as of the closing date (the “Final Net Working Capital Calculation”). If the actual closing date payment amount exceeds the estimated closing date payment amount, the Buyer must, within ten business days, pay to HMDT an amount of cash that is equal to such excess. If the estimated closing date payment amount exceeds the actual closing date payment amount, HMDT must, within ten business days, pay to the Buyer an amount in cash equal to such excess. If HMDT fails to make such payment, the Buyer will have the right to recover such amount from the Holdback Amount.

Under the Purchase Agreement, the Buyer must use commercially reasonable efforts in the ordinary course of business to collect accounts receivable in a manner no less rigorous than the collection efforts used in Buyer’s own business operations, but is entitled to compensation for any uncollected accounts from the Holdback Amount. In addition, the Purchase Agreement provides that the Buyer must use commercially reasonable efforts in the ordinary course of business to finish and sell any special order or custom inventory that was included in the final net working capital, but is entitled to compensation, on the one-year anniversary of the closing, for any unsold special order or custom inventory from the Holdback Amount.

Original Issue Discount Promissory Note

On June 28, 2024, the Company’s subsidiary, 1847 Cabinet Inc., a Delaware corporation (“1847 Cabinet”), issued an original issue discount promissory note to Breadcrumbs Capital LLC with a principal amount of up to $2,472,000 (the “Breadcrumbs Note”), which is secured by a lien on all the assets of 1847 Cabinet and its subsidiaries, including the assets of HMDT. In connection with the HMDT Disposition and the release of the lien on HMDT’s assets in connection therewith, $1,102,038 of the Purchase Price was used to pay down the Breadcrumbs Note.

Secured Convertible Promissory Notes

On October 8, 2021, the Company issued two secured convertible promissory notes in the principal amount of $16,900,000 and $7,860,000 to SILAC Insurance Company (“SILAC”) and a secured convertible promissory note in the principal amount of $100,000 to Leonite Capital LLC (“Leonite”). Thereafter, (i) on September 1, 2023, SILAC entered into a securities purchase agreement with Altimir Partners LP (“Altimir”), pursuant to which Altimir agreed to purchase the secured convertible promissory note in the principal amount of $16,900,000, $765,306.12 of which was then acquired by Leonite, and (ii) on December 1, 2023, SILAC entered into a securities purchase agreement with Beaman Special Opportunities Partners, LP (“Beaman”), pursuant to which Beaman purchased that the secured convertible promissory note in the principal amount of $7,860,000. All of the foregoing notes were secured by all of the assets of HMDT. In connection with the HMDT Disposition, $5,815,767.91 of the Purchase Price was paid to Altimir and $2,819,710.83 of the Purchase Price was paid to Beaman. These funds are being held by Altimir and Beauman in a reserve account for the Company’s use in connection with a potential acquisition. If such potential acquisition is not completed by November 15, 2024, then these funds will be used to pay down these notes.

6% Subordinated Convertible Promissory Notes

On October 8, 2021, 1847 Cabinet issued 6% subordinated convertible promissory notes in the aggregate principal amount of $5,880,345 to Steven J. Parkey and Jose D. Garcia-Rendon. In connection with the HMDT Disposition, $3,207,057.94 of the Purchase Price was used to repay the remaining principal and interest of the notes in full.

ICU Eyewear Foreclosure Sale

The Company is a limited guarantor of an Amended and Restated Credit and Security Agreement (the “Loan Agreement”) that was entered into on September 11, 2023, between AB Lending SPV I LLC d/b/a Mountain Ridge Capital (the “ICU Lender”), and the Company’s subsidiaries ICU Eyewear, Inc. (“ICU Eyewear”), ICU Eyewear Holdings, Inc., and 1847 ICU Holdings Inc. (the “ICU Parties”). Pursuant to the Loan Agreement, the ICU Lender had a security interest in all the assets of ICU Eyewear. ICU Eyewear was in default under the Loan Agreement and, with the approval of the other ICU Parties, consented to a foreclosure by the ICU Lender and private sale of substantially all of its assets in an Article 9 sale process, pursuant to Section 9-610 of the Uniform Commercial Code as in effect in the State of New York and Section 9-610 of the Uniform Commercial Code as in effect in the State of California (the “ICU Asset Sale”). On August 5, 2024, ICU Eyecare Solutions Inc. (“ICU Solutions”), an entity that is not affiliated with the Company, was the successful bidder of the ICU Asset Sale with a cash bid of $4,250,000. Pursuant to an agreement dated August 5, 2024 and in consideration for such purchase price, the ICU Lender having foreclosed on its security interest in all of the assets of ICU Eyewear then conveyed all of its rights, title, and interest in all of such assets to ICU Solutions.

Asien’s Assignment for the Benefit of Creditors

On February 26, 2024, Asien’s Appliance, Inc. (“Asien’s”), a wholly owned subsidiary of the Company’s subsidiary 1847 Asien Inc. (“1847 Asien”), entered into a general assignment (the “Assignment Agreement”), for the benefit of its creditors, with SG Service Co., LLC (the “Assignee”). Pursuant to the Assignment Agreement, Asien’s transferred ownership of all or substantially all of its right, title, and interest in, as well as custody and control of, its assets to the Assignee in trust (the “Asien’s Assignment,” and together with the HMDT Disposition and the ICU Asset Sale, the “Dispositions”).

NOTE 2 – BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma consolidated balance sheet as of June 30, 2024 was prepared as if the Dispositions had occurred on June 30, 2024, the unaudited pro forma consolidated statement of operations for the six months ended June 30, 2024 was prepared as if the Dispositions had occurred on January 1, 2024 and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2023 was prepared as if the Dispositions had occurred on January 1, 2023.

The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company would have been had the Dispositions occurred on the dates assumed, nor are the necessarily indicative of future consolidated results of operations or financial position.

NOTE 3 – PRO FORMA ADJUSTMENTS

The pro forma adjustments included in the unaudited pro forma consolidated financial statements are as follows:

(A-1)	Reflects the Asien’s Assignment.

(H-1)	Reflects the HMDT Disposition (including HMDT indebtedness repayments from proceeds).

(I-1)	Reflects the ICU Asset Sale.

(G-1)	Reflects the amounts due to the Company from subsidiaries (previously eliminated at consolidation) that were forgiven by the Company upon the Dispositions.

(G-2)	Reflects the amounts due to the former sellers of HMDT paid from closing proceeds.

(G-3)	Reflects the amounts of accrued interest due from the Company under the secured convertible promissory notes described above for accrued interest.

(G-4)	Reflects the net proceeds received in the HMDT Disposition.

(G-5)	Reflects the amounts held in reserves/escrow for working capital holdback.

(G-6)	Reflects the preliminary net gain on the Dispositions.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our securities. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business and Structure

Our auditors have issued a going concern opinion on our audited financial statements.

Although our audited financial statements for the year ended December 31, 2023 were prepared under the assumption that we would continue our operations as a going concern, the report of our independent registered public accounting firm that accompanies our financial statements for the year ended December 31, 2023 contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern, based on the financial statements at that time. We have generated losses since inception and have relied on cash on hand, sales of securities, external bank lines of credit, and issuance of third-party and related party debt to support cashflow from operations. For the year ended December 31, 2023, we incurred a net loss of $31.6 million (before deducting losses attributable to non-controlling interests) and cash flows used in operations of $7.5 million.

Notwithstanding the foregoing, management believes, based on our operating plan, that current working capital and current and expected additional financing is sufficient to fund operations and satisfy our obligations as they come due for at least one year from the financial statement issuance date. However, we do believe additional funds are required to execute our business plan and our strategy of acquiring additional businesses. The funds required to execute our business plan will depend on the size, capital structure and purchase price consideration that the seller of a target business deems acceptable in a given transaction. The amount of funds needed to execute our business plan also depends on what portion of the purchase price of a target business the seller of that business is willing to take in the form of seller notes or our equity or equity in one of our subsidiaries.

Although we do not believe that we will require additional cash to continue our operations over the next twelve months, there are no assurances that we will be able to raise our revenues to a level which supports profitable operations and provides sufficient funds to pay obligations in the future. Our prior losses have had, and will continue to have, an adverse effect on our financial condition. In addition, continued operations and our ability to acquire additional businesses may be dependent on our ability to obtain additional financing in the future, and there are no assurances that such financing will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through our operations, financings or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a going concern, our shareholders would likely lose most or all of their investment in us.

We may not be able to effectively integrate the businesses that we acquire.

Our ability to realize the anticipated benefits of acquisitions will depend on our ability to integrate those businesses with our own. The combination of multiple independent businesses is a complex, costly and time-consuming process and there can be no assurance that we will be able to successfully integrate businesses into our business, or if such integration is successfully accomplished, that such integration will not be costlier or take longer than presently contemplated. Integration of future acquisitions may include various risks and uncertainties, including the factors discussed in the paragraph below. If we cannot successfully integrate and manage the businesses within a reasonable time, we may not be able to realize the potential and anticipated benefits of such acquisitions, which could have a material adverse effect on our share price, business, cash flows, results of operations and financial position.

We will consider other acquisitions that we believe will complement, strengthen and enhance our growth. We evaluate opportunities on a preliminary basis from time to time, but these transactions may not advance beyond the preliminary stages or be completed. Such acquisitions are subject to various risks and uncertainties, including:

●	the inability to integrate effectively the operations, products, technologies and personnel of the acquired companies (some of which are in diverse geographic regions) and achieve expected synergies;

●	the potential disruption of existing business and diversion of management’s attention from day-to-day operations;

●	the inability to maintain uniform standards, controls, procedures and policies;

●	the need or obligation to divest portions of the acquired companies;

●	the potential failure to identify material problems and liabilities during due diligence review of acquisition targets;

●	the potential failure to obtain sufficient indemnification rights to fully offset possible liabilities associated with acquired businesses; and

●	the challenges associated with operating in new geographic regions.

Our future success is dependent on the employees of our manager, our manager’s operating partners and the management team of our business, the loss of any of whom could materially adversely affect our financial condition, business and results of operations.

Our future success depends, to a significant extent, on the continued services of the employees of our manager. The loss of their services may materially adversely affect our ability to manage the operations of our businesses. The employees of our manager may leave our manager and go to companies that compete with us in the future. In addition, we depend on the assistance provided by our manager’s operating partners in evaluating, performing diligence on and managing our businesses. The loss of any employees of our manager or any of our manager’s operating partners may materially adversely affect our ability to implement or maintain our management strategy or our acquisition strategy.

The future success of our existing and future businesses also depends on the respective management teams of those businesses because we intend to operate our businesses on a stand-alone basis, primarily relying on their existing management teams for day-to-day operations. Consequently, their operational success, as well as the success of any organic growth strategy, will be dependent on the continuing efforts of the management teams of our businesses. We will seek to provide these individuals with equity incentives and to have employment agreements with certain persons we have identified as key to their businesses. However, these measures may not prevent these individuals from leaving their employment. The loss of services of one or more of these individuals may materially adversely affect our financial condition, business and results of operations.

We may experience difficulty as we evaluate, acquire and integrate businesses that we may acquire, which could result in drains on our resources, including the attention of our management, and disruptions of our on-going business.

We acquire small businesses in various industries. Generally, because such businesses are privately held, we may experience difficulty in evaluating potential target businesses as much of the information concerning these businesses is not publicly available. Therefore, our estimates and assumptions used to evaluate the operations, management and market risks with respect to potential target businesses may be subject to various risks and uncertainties. Further, the time and costs associated with identifying and evaluating potential target businesses and their industries may cause a substantial drain on our resources and may divert our management team’s attention away from the operations of our businesses for significant periods of time.

In addition, we may have difficulty effectively integrating and managing acquisitions. The management or improvement of businesses we acquire may be hindered by a number of factors, including limitations in the standards, controls, procedures and policies implemented in connection with such acquisitions. Further, the management of an acquired business may involve a substantial reorganization of the business’ operations resulting in the loss of employees and customers or the disruption of our ongoing businesses. We may experience greater than expected costs or difficulties relating to an acquisition, in which case, we might not achieve the anticipated returns from any particular acquisition.

We face competition for businesses that fit our acquisition strategy and, therefore, we may have to acquire targets at sub-optimal prices or, alternatively, forego certain acquisition opportunities.

We have been formed to acquire and manage small businesses. In pursuing such acquisitions, we expect to face strong competition from a wide range of other potential purchasers. Although the pool of potential purchasers for such businesses is typically smaller than for larger businesses, those potential purchasers can be aggressive in their approach to acquiring such businesses. Furthermore, we expect that we may need to use third-party financing in order to fund some or all of these potential acquisitions, thereby increasing our acquisition costs. To the extent that other potential purchasers do not need to obtain third-party financing or are able to obtain such financing on more favorable terms, they may be in a position to be more aggressive with their acquisition proposals. As a result, in order to be competitive, our acquisition proposals may need to be aggressively priced, including at price levels that exceed what we originally determined to be fair or appropriate. Alternatively, we may determine that we cannot pursue on a cost-effective basis what would otherwise be an attractive acquisition opportunity.

We may not be able to successfully fund acquisitions due to the unavailability of debt or equity financing on acceptable terms, which could impede the implementation of our acquisition strategy.

In order to make acquisitions, we intend to raise capital primarily through debt financing, primarily at our operating company level, additional equity offerings, the sale of equity or assets of our businesses, offering equity in our company or our businesses to the sellers of target businesses or by undertaking a combination of any of the above. Because the timing and size of acquisitions cannot be readily predicted, we may need to be able to obtain funding on short notice to benefit fully from attractive acquisition opportunities. Such funding may not be available on acceptable terms. In addition, the level of our indebtedness may impact our ability to borrow at our company level. The sale of additional shares of any class of equity will also be subject to market conditions and investor demand for such shares at prices that may not be in the best interest of our shareholders. These risks may materially adversely affect our ability to pursue our acquisition strategy.

We may change our management and acquisition strategies without the consent of our shareholders, which may result in a determination by us to pursue riskier business activities.

We may change our strategy at any time without the consent of our shareholders, which may result in our acquiring businesses or assets that are different from, and possibly riskier than, the strategy described in this prospectus. A change in our strategy may increase our exposure to interest rate and currency fluctuations, subject us to regulation under the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act, or subject us to other risks and uncertainties that affect our operations and profitability.

If we are unable to generate sufficient cash flow from the anticipated dividends and interest payments that we expect to receive from our businesses, we may not be able to make distributions to our shareholders.

Our primary business is the holding and managing of controlling interests in our operating businesses. Therefore, we will be dependent upon the ability of our businesses to generate cash flows and, in turn, distribute cash to us in the form of interest and principal payments on indebtedness and distributions on equity to enable us, first, to satisfy our financial obligations and, second, to make distributions to our common shareholders. The ability of our businesses to make payments to us may also be subject to limitations under the laws of the jurisdictions in which they are incorporated or organized. If, as a consequence of these various restrictions or otherwise, we are unable to generate sufficient cash flow from our businesses, we may not be able to declare, or may have to delay or cancel payment of, distributions to our common shareholders.

In addition, the put price and profit allocation will be payment obligations and, as a result, will be senior in right to the payment of any distributions to our shareholders. Further, we are required to make a profit allocation to our manager upon satisfaction of applicable conditions to payment. See “The Manager—Our Manager as an Equity Holder” for more information about our manager’s put right and profit allocation.

Our loans with third parties contain certain terms that could materially adversely affect our financial condition.

We and our subsidiaries are parties to certain loans with third parties, which are secured by the assets of our subsidiaries.  The loans agreements contain customary representations, warranties and affirmative and negative financial and other covenants. If an event of default were to occur under any of these loans, the lender thereto may pursue all remedies available to it, including declaring the obligations under its respective loan immediately due and payable, which could materially adversely affect our financial condition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for further discussion regarding our borrowing activities.

In the future, we may seek to enter into other credit facilities to help fund our acquisition capital and working capital needs. These credit facilities may expose us to additional risks associated with leverage and may inhibit our operating flexibility and reduce cash flow available for payment of distributions to our shareholders.

We may seek to enter into other credit facilities with third-party lenders to help fund our acquisitions. Such credit facilities will likely require us to pay a commitment fee on the undrawn amount and will likely contain a number of affirmative and restrictive covenants.

If we violate any such covenants, our lenders could accelerate the maturity of any debt outstanding and we may be prohibited from making any distributions to our shareholders. Such debt may be secured by our assets, including the stock we may own in businesses that we acquire and the rights we have under intercompany loan agreements that we may enter into with our businesses. Our ability to meet our debt service obligations may be affected by events beyond our control and will depend primarily upon cash produced by businesses that we currently manage and may acquire in the future and distributed or paid to us. Any failure to comply with the terms of our indebtedness may have a material adverse effect on our financial condition.

In addition, we expect that such credit facilities will bear interest at floating rates which will generally change as interest rates change. We will bear the risk that the rates that we are charged by our lenders will increase faster than we can grow the cash flow from our businesses or businesses that we may acquire in the future, which could reduce profitability, materially adversely affect our ability to service our debt, cause us to breach covenants contained in our third-party credit facilities and reduce cash flow available for distribution.

We may engage in a business transaction with one or more target businesses that have relationships with our executive officers, our directors, our manager, our manager’s employees or our manager’s operating partners, or any of their respective affiliates, which may create or present conflicts of interest.

We may decide to engage in a business transaction with one or more target businesses with which our executive officers, our directors, our manager, our manager’s employees, our manager’s operating partners, or any of their respective affiliates, have a relationship, which may create or present conflicts of interest. Regardless of whether we obtain a fairness opinion from an independent investment banking firm with respect to such a transaction, conflicts of interest may still exist with respect to a particular acquisition and, as a result, the terms of the acquisition of a target business may not be as advantageous to our shareholders as it would have been absent any conflicts of interest.

The operational objectives and business plans of our businesses may conflict with our operational and business objectives or with the plans and objective of another business we own and operate.

Our businesses operate in different industries and face different risks and opportunities depending on market and economic conditions in their respective industries and regions. A business’ operational objectives and business plans may not be similar to our objectives and plans or the objectives and plans of another business that we own and operate. This could create competing demands for resources, such as management attention and funding needed for operations or acquisitions, in the future.

If, in the future, we cease to control and operate our businesses or other businesses that we acquire in the future or engage in certain other activities, we may be deemed to be an investment company under the Investment Company Act.

We have the ability to make investments in businesses that we will not operate or control. If we make significant investments in businesses that we do not operate or control, or that we cease to operate or control, or if we commence certain investment-related activities, we may be deemed to be an investment company under the Investment Company Act. Our decision to sell a business will be based upon financial, operating and other considerations rather than a plan to complete a sale of a business within any specific time frame. If we were deemed to be an investment company, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC or modify our investments or organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially adversely affect our financial condition, business and results of operations, materially limit our ability to borrow funds or engage in other transactions involving leverage and require us to add directors who are independent of us or our manager and otherwise will subject us to additional regulation that will be costly and time-consuming.

The impact of geopolitical conflicts may adversely affect our business and results of operations.

We acquire inventory in regions outside the United States, including Asia. As a result, our operations are affected by economic, political and other conditions in the foreign countries in which we do business as well as U.S. laws regulating international trade. Specifically, instability in the geopolitical environment in many parts of the world (including as a result of the on-going Russia and Ukraine war, the conflict between Israel and Hamas and increasingly tense China-Taiwan relations) and other disruptions may continue to put pressure on global economic conditions. Notably, approximately 90% of Wolo’s vendor base is located in China and supply chain issues have escalated shipping costs in recent years. In addition, all of ICU Eyewear’s manufacturing is outsourced to contract manufacturers, including many located in China and Taiwan. Our inability to respond to and manage the potential impact of such events effectively could have a material adverse effect on our business, financial condition, and results of operations.

In addition, countries across the globe are instituting sanctions and other penalties against Russia and are becoming more wary of China. While we do not have operations in, and do not obtain products from, Russia or Ukraine, the retaliatory measures that have been taken, and could be taken in the future, by the U.S., NATO, and other countries have created global security concerns that could result in broader European military and political conflicts and otherwise have a substantial impact on regional and global economies, any or all of which could adversely affect our business.

While the broader consequences are uncertain at this time, the continuation and/or escalation of the Russian and Ukraine conflict or the Israel and Hamas conflict, along with any expansion of the conflict to surrounding areas, create a number of risks that could adversely impact our business, including:

●	increased inflation and significant volatility in commodity prices;

●	disruptions to our technology infrastructure, including through cyberattacks, ransom attacks or cyber-intrusion;

●	adverse changes in international trade policies and relations;

●	our ability to maintain or increase our prices, including freight in response to rising fuel costs;

●	disruptions in global supply chains;

●	increased exposure to foreign currency fluctuations; and

●	constraints, volatility or disruption in the credit and capital markets.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results and prevent fraud. As a result, current and potential shareholders could lose confidence in our financial statements, which would harm the trading price of our common shares.

Companies that file reports with the SEC, including us, are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404. SOX 404 requires management to establish and maintain a system of internal control over financial reporting and annual reports on Form 10-K filed under the Exchange Act to contain a report from management assessing the effectiveness of a company’s internal control over financial reporting. Separately, under SOX 404, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, public companies that are large accelerated filers or accelerated filers must include in their annual reports on Form 10-K an attestation report of their regular auditors attesting to and reporting on management’s assessment of internal control over financial reporting. Non-accelerated filers and smaller reporting companies, like us, are not required to include an attestation report of their auditors in annual reports.

A report of our management is included under Item 9A. “Controls and Procedures” included in our Annual Report on Form 10-K for the year ended December 31, 2023. We are a smaller reporting company and, consequently, are not required to include an attestation report of our auditor. However, if and when we become subject to the auditor attestation requirements under SOX 404, we can provide no assurance that we will receive a positive attestation from our independent auditors.

During its evaluation of the effectiveness of internal control over financial reporting as of December 31, 2023, management identified material weaknesses as described under Item 9A. “Controls and Procedures” included in our Annual Report on Form 10-K for the year ended December 31, 2023. We are undertaking remedial measures, which measures will take time to implement and test, to address these material weaknesses. There can be no assurance that such measures will be sufficient to remedy the material weaknesses identified or that additional material weaknesses or other control or significant deficiencies will not be identified in the future. If we continue to experience material weaknesses in our internal controls or fail to maintain or implement required new or improved controls, such circumstances could cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements, or adversely affect the results of periodic management evaluations and, if required, annual auditor attestation reports. Each of the foregoing results could cause investors to lose confidence in our reported financial information and lead to a decline in our share price.

Risks Related to Our Construction Business

The loss of any of our key customers could have a materially adverse effect on our results of operations.

Historically, a few long-term recurring contractor customers have accounted for a majority of our revenues. There can be no assurance that we will maintain or improve the relationships with those customers. Our major customers often change each period based on when a given order is placed. If we cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could have an adverse effect on our business, financial condition and results of operations.

Our business primarily relies on U.S. home improvement, repair and remodel and new home construction activity levels, all of which are impacted by risks associated with fluctuations in the housing market. Downward changes in the general economy, the housing market or other business conditions could adversely affect our results of operations, cash flows and financial condition.

Our business primarily relies on home improvement, repair and remodel and new home construction activity levels in the United States. The housing market is sensitive to changes in economic conditions and other factors, such as the level of employment, access to labor, consumer confidence, consumer income, availability of financing and interest rate levels. Adverse changes in any of these conditions generally, or in any of the markets where we operate, including due to the global pandemic, could decrease demand and could adversely impact our businesses by: causing consumers to delay or decrease homeownership; making consumers more price conscious resulting in a shift in demand to smaller, less expensive homes; making consumers more reluctant to make investments in their existing homes, including large kitchen and bath repair and remodel projects; or making it more difficult to secure loans for major renovations.

Increases in interest rates and the reduced availability of financing for home improvements may cause our sales and profitability to decrease.

In general, demand for home improvement products may be adversely affected by increases in interest rates and the reduced availability of financing. Also, trends in the financial industry which influence the requirements used by lenders to evaluate potential buyers can result in reduced availability of financing. If interest rates or lending requirements increase and consequently, the ability of prospective buyers to finance purchases of home improvement products is adversely affected, our business, financial condition and results of operations may also be adversely impacted and the impact may be material.

Our construction business is subject to seasonal and other periodic fluctuations, and affected by factors beyond our control, which may cause our sales and operating results to fluctuate significantly.

Our construction business is subject to seasonal fluctuations. We believe that we can more effectively control and balance our direct labor resources and costs during seasonal variations in our construction business, depending on the dynamics of the market served. However, extreme winter weather conditions can have an adverse effect on appointments and installations, which typically occur during our fourth and first quarters and can also negatively affect our net sales and operating results. In addition, sales and revenues may decline in the fourth quarter due to the holiday season.

Difficulties in recruiting adequate personnel may have a material adverse effect on our ability to meet our growth expectations.

In order to fulfill our growth expectations, we must recruit, hire, train and retain qualified sales and installation personnel. In particular, during the pandemic, we may experience greater difficulty in fulfilling our personnel needs since our employees are not able to work remotely for installations. When new construction and remodeling are on the rise, recruiting independent contractors to perform our installations becomes more difficult. There can be no assurance that we will have sufficient contractors or employees to fulfill our installation requirements. Our inability to fulfill our personnel needs could have a material adverse effect on our ability to meet our growth expectations.

Increases in the cost of labor, union organizing activity and work stoppages at our facilities or the facilities of our suppliers could materially affect our financial performance.

Our business is labor intensive, and, as a result, our financial performance is affected by the availability of qualified personnel and the cost of labor. Currently, none of our employees are represented by labor unions. Strikes or other types of conflicts with personnel could arise or we may become a target for union organizing activity. Some of our direct and indirect suppliers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these suppliers could result in slowdowns or closures of facilities where components of our products are manufactured. Any interruption in the production of our products could reduce sales of our products and increase our costs.

In the event of a catastrophic loss of our key manufacturing facility, our business would be adversely affected.

While we maintain insurance covering our facility, including business interruption insurance, a catastrophic loss of the use of all or a portion of our manufacturing facility due to accident, labor issues, weather conditions, natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us.

The nature of our constructions business exposes us to product liability, workmanship warranty, casualty, negligence, construction defect, breach of contract and other claims and legal proceedings.

We are subject to product liability, workmanship warranty, casualty, negligence, construction defect, breach of contract and other claims and legal proceedings relating to the products we install or manufacture that, if adversely determined, could adversely affect our financial condition, results of operations and cash flows. We rely on manufacturers and other suppliers to provide us with most of the products we install. Other than for products manufactured by Kyle’s, we generally do not have direct control over the quality of such products manufactured or supplied by such third-party suppliers. As such, we are exposed to risks relating to the quality of such products. In the event that any of our products prove to be defective, we may be required to recall or redesign such products, which would result in significant unexpected costs.

We are also exposed to potential claims arising from the conduct of our employees and contractors, for which we may be contractually liable. We have in the past been, and may in the future be, subject to penalties and other liabilities in connection with injury or damage incurred in conjunction with the installation of our products.

In addition, our contracts, particularly those with large single-family and multi-family homebuilders, contain certain performance and installation schedule requirements. Many factors, some of which our outside of our control, may affect our ability to meet these requirements, including shortages of material or skilled labor, unforeseen engineering problems, work stoppages, weather interference, floods, unanticipated cost increases, and legal or political challenges. If we do not meet these requirements, we may be subject to liquidated damages or other penalties, as well as claims for breach of contract.

Product liability, workmanship warranty, casualty, negligence, construction defect, breach of contract and other claims and legal proceedings can be expensive to defend and can divert the attention of management and other personnel for significant periods of time, regardless of the ultimate outcome. In addition, lawsuits relating to construction defects typically have statutes of limitations that can run as long as ten years. Claims of this nature could also have a negative impact on customer confidence in us and our services. Although we currently maintain what we believe to be suitable and adequate insurance, we may be unable to maintain such insurance on acceptable terms or such insurance may not provide adequate protection against potential liabilities. In addition, some liabilities may not be covered by our insurance. Current or future claims could have a material adverse effect on our reputation, business, financial condition and results of operations.

If we are unable to compete successfully with our competitors, our financial condition and results of operations may be harmed.

We operate in a highly fragmented and very competitive industry. Our competitors include national and local carpentry manufacturers. These can be large, consolidated operations which house their manufacturing facilities in large and efficient plants, as well as relatively small, local cabinetmakers. Although we believe that we have superior name and reputation of direct marketing of custom designed carpentry, we compete with numerous competitors in our primary markets in which we operate, with reputation, price, workmanship and services being the principal competitive factors. Some of our competitors have achieved substantially more market penetration in certain of the markets in which we operate. Some of our competitors have greater resources available and are less highly leveraged, which may provide them with greater financial flexibility. We also compete against retail chains, including Sears, Costco, Builders Square, Sam’s Warehouse Club and other stores, which offer similar products and services through licensees. We compete, to a lesser extent, with small home improvement contractors and with large “home center” retailers such as Home Depot and Lowes. As a result of the implementation of our business strategy to conduct more remodel, condo/multi-family, and commercial projects in the new construction markets, we anticipate that we will compete to a greater degree with large “home center” retailers. To remain competitive, we will need to invest continuously in manufacturing, customer service and support, marketing and our dealer network. We may have to adjust the prices of some of our products to stay competitive, which would reduce our revenues or harm our financial condition and results of operations. We may not have sufficient resources to continue to make such investments or maintain our competitive position within each of the markets we serve.

We have historically depended on a limited number of third parties to supply key finished goods and raw materials to us. Failure to obtain a sufficient supply of these finished goods and raw materials in a timely fashion and at reasonable costs could significantly delay our delivery of products, which would cause us to breach our sales contracts with our customers.

We have historically purchased certain key finished goods and raw materials, such as pre-manufactured doors, cabinets, countertops, lumber and hardware, from a limited number of suppliers. We purchased finished goods and raw materials on the basis of purchase orders. In the absence of firm and long-term contracts, we may not be able to obtain a sufficient supply of these finished goods and raw materials from our existing suppliers or alternates in a timely fashion or at a reasonable cost. If we fail to secure a sufficient supply of key finished goods and raw materials in a timely fashion, it would result in a significant delay in our delivery of products, which may cause us to breach our sales contracts with our customers. Furthermore, failure to obtain a sufficient supply of these finished goods and raw materials at a reasonable cost could also harm our revenue and gross profit margins.

Increased prices for finished goods or raw materials could increase our cost of revenues and decrease demand for our products, which could adversely affect our revenue or profitability.

Our profitability is affected by the prices of the finished goods and raw materials used in the manufacturing and sale of our products. These prices may fluctuate based on a number of factors beyond our control, including, among others, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, currency exchange rates and, in some cases, government regulation. Increased prices could adversely affect our profitability or revenues. We do not have long-term supply contracts for finished goods and raw materials; however, we enter into pricing agreements with certain customers which fix their pricing for specified periods ranging from one to twelve months. Significant increases in the prices of finished goods and raw materials could adversely affect our profit margins, especially if we are not able to recover these costs by increasing the prices we charge our customers for our products.

Interruptions in deliveries of finished goods and raw materials could adversely affect our revenue or profitability.

Our dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. If any of our suppliers were unable to deliver finished goods and raw materials to us for an extended period of time, as the result of financial difficulties, catastrophic events affecting their facilities or other factors beyond our control, or if we were unable to negotiate acceptable terms for the supply of finished goods and raw materials with these or alternative suppliers, our business could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business. Extended unavailability of a necessary finished good or raw material could cause us to cease manufacturing or selling one or more of our products for a period of time.

Environmental requirements applicable to our facilities may impose significant environmental compliance costs and liabilities, which would adversely affect our results of operations.

Our facilities are subject to numerous federal, state and local laws and regulations relating to pollution and the protection of the environment, including those governing emissions to air, discharges to water, storage, treatment and disposal of waste, remediation of contaminated sites and protection of worker health and safety. We believe we are in substantial compliance with all applicable requirements. However, our efforts to comply with environmental requirements do not remove the risk that we may be held liable, or incur fines or penalties, and that the amount of liability, fines or penalties may be material, for, among other things, releases of hazardous substances occurring on or emanating from current or formerly owned or operated properties or any associated offsite disposal location, or for contamination discovered at any of our properties from activities conducted by previous occupants.

Changes in environmental laws and regulations or the discovery of previously unknown contamination or other liabilities relating to our properties and operations could result in significant environmental liabilities. In addition, we might incur significant capital and other costs to comply with increasingly stringent air emission control laws and enforcement policies which would decrease our cash flow.

We may fail to fully realize the anticipated benefits of our growth strategy within the multi-family and commercial properties channels.

Part of our growth strategy depends on expanding our business in the multi-family and commercial properties channels. We may fail to compete successfully against other companies that are already established providers within those channels. Demand for our products within the multi-family and commercial properties channels may not grow, or might even decline. In addition, trends within the industry change often, we may not accurately gauge consumer preferences and successfully develop, manufacture and market our products. Our failure to anticipate, identify or react to changes in these trends could lead to, among other things, rejection of a new product line, reduced demand and price reductions for our products, and could adversely affect our sales. Further, the implementation of our growth strategy may place additional demands on our administrative, operational and financial resources and may divert management’s attention away from our existing business and increase the demands on our financial systems and controls. If our management is unable to effectively manage growth, our business, financial condition or results of operations could be adversely affected. If our growth strategy is not successful then our revenue and earnings may not grow as anticipated or may decline, we may not be profitable, or our reputation and brand may be damaged. In addition, we may change our financial strategy or other components of our overall business strategy if we believe our current strategy is not effective, if our business or markets change, or for other reasons, which may cause fluctuations in our financial results.

Risks Related to Our Automotive Supply Business

If we fail to offer a broad selection of products at competitive prices or fail to maintain sufficient inventory to meet customer demands, our revenue could decline.

In order to expand our business, we must successfully offer, on a continuous basis, a broad selection of products that meet the needs of our customers, including by being the first to market with new products. In addition, to be successful, our product offerings must be broad and deep in scope, competitively priced, well-made, innovative and attractive to a wide range of consumers. We cannot predict with certainty that we will be successful in offering products that meet all of these requirements. Moreover, even if we offer a broad selection of products at competitive prices, we must maintain sufficient in-stock inventory to meet consumer demand. If our product offerings fail to satisfy our customers’ requirements or respond to changes in customer preferences or we otherwise fail to maintain sufficient in-stock inventory, our revenue could decline.

We are highly dependent upon key suppliers and an interruption in such relationships or our ability to obtain products from such suppliers could adversely affect our business and results of operations.

In 2023 and 2022, Wolo purchased a substantial portion of finished goods from four third-party vendors which comprised 81.3% and 92.0% of its purchases, respectively. Our ability to acquire products from our suppliers in amounts and on terms acceptable to us is dependent upon a number of factors that could affect our suppliers and which are beyond our control. For example, financial or operational difficulties that some of our suppliers may face could result in an increase in the cost of the products we purchase from them. If we do not maintain our relationships with our existing suppliers or develop relationships with new suppliers on acceptable commercial terms, we may not be able to continue to offer a broad selection of merchandise at competitive prices and, as a result, we could lose customers and our sales could decline.

We also have limited control over the products that our suppliers purchase or keep in stock. Our suppliers may not accurately forecast the products that will be in high demand or they may allocate popular products to other resellers, resulting in the unavailability of certain products for delivery to our customers. Any inability to offer a broad array of products at competitive prices and any failure to deliver those products to our customers in a timely and accurate manner may damage our reputation and brand and could cause us to lose customers and our sales could decline.

In addition, the increasing consolidation among auto parts suppliers may disrupt or end our relationship with some suppliers, result in product shortages and/or lead to less competition and, consequently, higher prices. Furthermore, as part of our routine business, suppliers extend credit to us in connection with our purchase of their products. In the future, our suppliers may limit the amount of credit they are willing to extend to us in connection with our purchase of their products. If this were to occur, it could impair our ability to acquire the types and quantities of products that we desire from the applicable suppliers on acceptable terms, severely impact our liquidity and capital resources, limit our ability to operate our business and could have a material adverse effect on our financial condition and results of operations.

We are dependent upon relationships with manufacturers in Taiwan and China, which exposes us to complex regulatory regimes and logistical challenges.

Most of our manufacturing is outsourced to contract manufacturers in China and Taiwan, resulting in additional factors could interrupt our relationships or affect our ability to acquire the necessary products on acceptable terms, including:

●	political, social and economic instability and the risk of war or other international incidents in Asia or abroad;

●	fluctuations in foreign currency exchange rates that may increase our cost of products;

●	imposition of duties, taxes, tariffs or other charges on imports;

●	difficulties in complying with import and export laws, regulatory requirements and restrictions;

●	natural disasters and public health emergencies, such as the recent COVID-19 pandemic;

●	import shipping delays resulting from foreign or domestic labor shortages, slow-downs, or stoppage; and

●	the failure of local laws to provide a sufficient degree of protection against infringement of our intellectual property;

●	imposition of new legislation relating to import quotas or other restrictions that may limit the quantity of our products that may be imported into the U.S. from countries or regions where we do business;

●	financial or political instability in any of the countries in which our products are manufactured;

●	potential recalls or cancellations of orders for any products that do not meet our quality standards;

●	disruption of imports by labor disputes or strikes and local business practices;

●	political or military conflict involving the U.S. or any country in which our suppliers are located, which could cause a delay in the transportation of our products, an increase in transportation costs and additional risk to products being damaged and delivered on time;

●	heightened terrorism security concerns, which could subject imported goods to additional, more frequent or more thorough inspections, leading to delays in deliveries or impoundment of goods for extended periods;

●	inability of our non-U.S. suppliers to obtain adequate credit or access liquidity to finance their operations; and

●	our ability to enforce any agreements with our foreign suppliers.

If we were unable to import products from China and Taiwan or were unable to import products from China and Taiwan in a cost-effective manner, we could suffer irreparable harm to our business and be required to significantly curtail our operations, file for bankruptcy or cease operations.

From time to time, we may also have to resort to administrative and court proceedings to enforce our legal rights with foreign suppliers. However, it may be more difficult to evaluate the level of legal protection we enjoy in Taiwan and China and the corresponding outcome of any administrative or court proceedings than in comparison to our suppliers in the United States.

We depend on third-party delivery services, for both inbound and outbound shipping, to deliver our products to our distribution centers and subsequently to our customers on a timely and consistent basis, and any deterioration in our relationship with any one of these third parties or increases in the fees that they charge could harm our reputation and adversely affect our business and financial condition.

We rely on third parties for the shipment of our products, both inbound and outbound shipping logistics, and we cannot be sure that these relationships will continue on terms favorable to us, or at all. Shipping costs have increased from time to time, and may continue to increase, and we may not be able to pass these costs directly to our customers. Any increased shipping costs could harm our business, prospects, financial condition and results of operations by increasing our costs of doing business and reducing gross margins which could negatively affect our operating results. In addition, we utilize a variety of shipping methods for both inbound and outbound logistics. For inbound logistics, we rely on trucking and ocean carriers and any increases in fees that they charge could adversely affect our business and financial condition. For outbound logistics, we rely on “Less-than-Truckload” and parcel freight based upon the product and quantities being shipped and customer delivery requirements. These outbound freight costs have increased on a year-over-year basis and may continue to increase in the future. We also ship a number of oversized auto parts which may trigger additional shipping costs by third-party delivery services. Any increases in fees or any increased use of “Less-than-Truckload” shipping would increase our shipping costs which could negatively affect our operating results.

In addition, if our relationships with these third parties are terminated or impaired, or if these third parties are unable to deliver products for us, whether due to labor shortage, slow down or stoppage, deteriorating financial or business condition, responses to terrorist attacks or for any other reason, we would be required to use alternative carriers for the shipment of products to our customers. Changing carriers could have a negative effect on our business and operating results due to reduced visibility of order status and package tracking and delays in order processing and product delivery, and we may be unable to engage alternative carriers on a timely basis, upon terms favorable to us, or at all.

If commodity prices such as fuel, plastic and steel increase, our margins may be negatively impacted.

Our third-party delivery services have increased fuel surcharges from time to time, and such increases negatively impact our margins, as we are generally unable to pass all of these costs directly on to consumers. Increasing prices in the component materials for the parts we sell may impact the availability, the quality and the price of our products, as suppliers search for alternatives to existing materials and increase the prices they charge. We cannot ensure that we can recover all the increased costs through price increases, and our suppliers may not continue to provide the consistent quality of product as they may substitute lower cost materials to maintain pricing levels, all of which may have a negative impact on our business and results of operations.

If we are unable to manage the challenges associated with our international operations, the growth of our business could be limited and our business could suffer.

In addition to our relationships with foreign suppliers, we have contracts with sales representatives from thirteen regional sales companies in North America, Mexico, Puerto Rico, the U.K., Europe, the Middle East and the industrial aftermarket. We are subject to a number of risks and challenges that specifically relate to our international operations. Our international operations may not be successful if we are unable to meet and overcome these challenges, which could limit the growth of our business and may have an adverse effect on our business and operating results. These risks and challenges include:

●	difficulties and costs of staffing and managing foreign operations;

●	restrictions imposed by local labor practices and laws on our business and operations;

●	exposure to different business practices and legal standards;

●	unexpected changes in regulatory requirements;

●	the imposition of government controls and restrictions;

●	political, social and economic instability and the risk of war, terrorist activities or other international incidents;

●	the failure of telecommunications and connectivity infrastructure;

●	natural disasters and public health emergencies;

●	potentially adverse tax consequences; and

●	fluctuations in foreign currency exchange rates and relative weakness in the U.S. dollar.

If our fulfillment operations are interrupted for any significant period of time or are not sufficient to accommodate increased demand, our sales could decline and our reputation could be harmed.

Our success depends on our ability to successfully receive and fulfill orders and to promptly deliver our products to our customers. Most of the orders for our products are filled from our inventory in our distribution centers, where all our inventory management, packaging, labeling and product return processes are performed. Increased demand and other considerations may require us to expand our distribution centers or transfer our fulfillment operations to larger or other facilities in the future. If we do not successfully expand our fulfillment capabilities in response to increases in demand, our sales could decline.

In addition, our distribution centers are susceptible to damage or interruption from human error, pandemics, fire, flood, power loss, telecommunications failures, terrorist attacks, acts of war, break-ins, earthquakes and similar events. We do not currently maintain back-up power systems at our fulfillment centers. We do not presently have a formal disaster recovery plan and our business interruption insurance may be insufficient to compensate us for losses that may occur in the event operations at our fulfillment center are interrupted. In addition, alternative arrangements may not be available, or if they are available, may increase the cost of fulfillment. Any interruptions in our fulfillment operations for any significant period of time, including interruptions resulting from the expansion of our existing facilities or the transfer of operations to a new facility, could damage our reputation and brand and substantially harm our business and results of operations.

We face intense competition and operate in an industry with limited barriers to entry, and some of our competitors may have greater resources than us and may be better positioned to capitalize on the growing auto parts market.

The aftermarket auto parts industry is competitive and highly fragmented, with products distributed through multi-tiered and overlapping channels. We compete with both online and offline retailers who offer original equipment manufacturers, or OEMs, and aftermarket auto parts. Current or potential competitors include FIAMM, Grote, Peterson Manufacturing Company, ECCO, Vixen Horns, Grover, HornBlasters, and Kleinn.

Many of our current and potential competitors have longer operating histories, large customer bases, superior brand recognition and significantly greater financial, marketing, technical, management and other resources than we do. In addition, some of our competitors have used and may continue to use aggressive pricing tactics and devote substantially more financial resources to website and system development than we do. We expect that competition will further intensify in the future as Internet use and online commerce continue to grow worldwide. Increased competition may result in reduced sales, lower operating margins, reduced profitability, loss of market share and diminished brand recognition.

We rely on key personnel and may need additional personnel for the success and growth of our business.

Our business is largely dependent on the personal efforts and abilities of highly skilled executive, technical, managerial, merchandising and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. The loss of any key employee or our inability to attract or retain other qualified employees could harm our business and results of operations.

If our product catalog database is stolen, misappropriated or damaged, or if a competitor is able to create a substantially similar catalog without infringing our rights, then we may lose an important competitive advantage.

We have invested significant resources and time to build and maintain our product catalog, which is maintained in the form of an electronic database. We believe that our product catalog provides us with an important competitive advantage. We cannot assure you that we will be able to protect our product catalog from unauthorized copying or theft or that our product catalog will continue to operate adequately, without any technological challenges. In addition, it is possible that a competitor could develop a catalog or database that is similar to or more comprehensive than ours, without infringing our rights. In the event our product catalog is damaged or is stolen, copied or otherwise replicated to compete with us, whether lawfully or not, we may lose an important competitive advantage and our business could be harmed.

Economic conditions have had, and may continue to have, an adverse effect on the demand for aftermarket auto parts and could adversely affect our sales and operating results.

Demand for our products has been and may continue to be adversely affected by general economic conditions. In declining economies, consumers often defer regular vehicle maintenance and may forego purchases of nonessential performance and accessories products, which can result in a decrease in demand for auto parts in general. Consumers also defer purchases of new vehicles, which immediately impacts performance parts and accessories, which are generally purchased in the first six months of a vehicle’s lifespan. In addition, during economic downturns, some competitors may become more aggressive in their pricing practices, which would adversely impact our gross margin. Certain suppliers may exit the industry, which may impact our ability to procure parts and may adversely impact gross margin as the remaining suppliers increase prices to take advantage of limited competition.

Vehicle miles driven, vehicle accident rates and insurance companies’ willingness to accept a variety of types of parts in the repair process have fluctuated and may decrease, which could result in a decline of our revenues and negatively affect our results of operations.

We and our industry depend on the number of vehicle miles driven, vehicle accident rates and insurance companies’ willingness to accept a variety of types of parts in the repair process. Decreased miles driven reduce the number of accidents and corresponding demand for parts, and reduce the wear and tear on vehicles with a corresponding reduction in demand for vehicle repairs and parts. If consumers were to drive less in the future and/or accident rates were to decline, as a result of higher gas prices, increased use of ride-shares, the advancement of driver assistance technologies, or otherwise, our sales may decline and our business and financial results may suffer.

We will be required to collect and pay more sales taxes, and could become liable for other fees and penalties, which could have an adverse effect on our business.

We have historically collected sales or other similar taxes only on the shipment of goods to customers in the state of New York. However, following the U.S. Supreme Court decision in South Dakota v. Wayfair, we are now required to collect sales tax in any state which passes legislation requiring out-of-state retailers to collect sales tax even where they have no physical nexus. We have historically enjoyed a competitive advantage to the extent our competitors are already subject to those tax obligations. By collecting sales tax in additional states, we will lose this competitive advantage as total costs to our customers will increase, which could adversely affect our sales.

Moreover, if we fail to collect and remit or pay required sales or other taxes in a jurisdiction or qualify or register to do business in a jurisdiction that requires us to do so or if we have failed to do so in the past, we could face material liabilities for taxes, fees, interest and penalties. If various jurisdictions impose new tax obligations on our business activities, our sales and net income in those jurisdictions could decrease significantly, which could harm our business.

Higher wage and benefit costs could adversely affect our business.

Changes in federal and state minimum wage laws and other laws relating to employee benefits could cause us to incur additional wage and benefit costs. Increased labor costs brought about by changes in minimum wage laws, other regulations or prevailing market conditions could increase our expenses and have an adverse impact on our profitability.

We face exposure to product liability lawsuits.

The automotive industry in general has been subject to a large number of product liability claims due to the nature of personal injuries that result from car accidents or malfunctions. As a distributor of auto parts, including parts obtained overseas, we could be held liable for the injury or damage caused if the products we sell are defective or malfunction regardless of whether the product manufacturer is the party at fault. While we carry insurance against product liability claims, if the damages in any given action were high or we were subject to multiple lawsuits, the damages and costs could exceed the limits of our insurance coverage or prevent us from obtaining coverage in the future. If we were required to pay substantial damages as a result of these lawsuits, it may seriously harm our business and financial condition. Even defending against unsuccessful claims could cause us to incur significant expenses and result in a diversion of management’s attention. In addition, even if the money damages themselves did not cause substantial harm to our business, the damage to our reputation and the brands offered on our websites could adversely affect our future reputation and our brand and could result in a decline in our net sales and profitability.

Business interruptions in our facilities may affect the distribution of our products and/or the stability of our computer systems, which may affect our business.

Weather, terrorist activities, war or other disasters, or the threat of them, may result in the closure of one or more of our facilities, or may adversely affect our ability to timely provide products to our customers, resulting in lost sales or a potential loss of customer loyalty.  Most of our products are imported from other countries and these goods could become difficult or impossible to bring into the United States, and we may not be able to obtain such products from other sources at similar prices.  Such a disruption in revenue could potentially have a negative impact on our results of operations, financial condition and cash flows.

We rely extensively on our computer systems to manage inventory, process transactions and timely provide products to our customers.  Our systems are subject to damage or interruption from power outages, telecommunications failures, computer viruses, security breaches or other catastrophic events.  If our systems are damaged or fail to function properly, we may experience loss of critical data and interruptions or delays in our ability to manage inventories or process customer transactions.  Such a disruption of our systems could negatively impact revenue and potentially have a negative impact on our results of operations, financial condition and cash flows.

Security threats, such as ransomware attacks, to our IT infrastructure could expose us to liability, and damage our reputation and business.

It is essential to our business strategy that our technology and network infrastructure remain secure and is perceived by our customers to be secure. Despite security measures, however, any network infrastructure may be vulnerable to cyber-attacks. Information security risks have significantly increased in recent years in part due to the proliferation of new technologies and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, including foreign private parties and state actors. We may face cyber-attacks that attempt to penetrate our network security, including our data centers, to sabotage or otherwise disable our network of websites and online marketplaces, misappropriate our or our customers’ proprietary information, which may include personally identifiable information, or cause interruptions of our internal systems and services. If successful, any of these attacks could negatively affect our reputation, damage our network infrastructure and our ability to sell our products, harm our relationship with customers that are affected and expose us to financial liability.

We maintain a comprehensive system of preventive and detective controls through our security programs; however, given the rapidly evolving nature and proliferation of cyber threats, our controls may not prevent or identify all such attacks in a timely manner or otherwise prevent unauthorized access to, damage to, or interruption of our systems and operations, and we cannot eliminate the risk of human error or employee or vendor malfeasance.

In addition, any failure by us to comply with applicable privacy and information security laws and regulations could cause us to incur significant costs to protect any customers whose personal data was compromised and to restore customer confidence in us and to make changes to our information systems and administrative processes to address security issues and compliance with applicable laws and regulations. In addition, our customers could lose confidence in our ability to protect their personal information, which could cause them to stop shopping on our sites altogether. Such events could lead to lost sales and adversely affect our results of operations. We also could be exposed to government enforcement actions and private litigation.

Failure to comply with privacy laws and regulations and failure to adequately protect customer data could harm our business, damage our reputation and result in a loss of customers.

Federal and state regulations may govern the collection, use, sharing and security of data that we receive from our customers. In addition, we have and post on our websites our own privacy policies and practices concerning the collection, use and disclosure of customer data. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, U.S. Federal Trade Commission requirements or other federal, state or international privacy-related laws and regulations could result in proceedings or actions against us by governmental entities or others, which could potentially harm our business. Further, failure or perceived failure to comply with our policies or applicable requirements related to the collection, use or security of personal information or other privacy-related matters could damage our reputation and result in a loss of customers. The regulatory framework for privacy issues is currently evolving and is likely to remain uncertain for the foreseeable future.

Challenges by OEMs to the validity of the aftermarket auto parts industry and claims of intellectual property infringement could adversely affect our business and the viability of the aftermarket auto parts industry.

OEMs have attempted to use claims of intellectual property infringement against manufacturers and distributors of aftermarket products to restrict or eliminate the sale of aftermarket products that are the subject of the claims. The OEMs have brought such claims in federal court and with the United States International Trade Commission. We have received in the past, and we anticipate we may in the future receive, communications alleging that certain products we sell infringe the patents, copyrights, trademarks and trade names or other intellectual property rights of OEMs or other third parties.

The United States Patent and Trademark Office records indicate that OEMs are seeking and obtaining more design patents and trademarks than they have in the past. In some cases, we have entered into license agreements that allow us to sell aftermarket parts that replicate OEM patented parts in exchange for a royalty. In the event that our license agreements, or other similar license arrangements are terminated, or we are unable to agree upon renewal terms, we may be subject to restrictions on our ability to sell aftermarket parts that replicate parts covered by design patents or trademarks, which could have an adverse effect on our business.

Litigation or regulatory enforcement could also result in interpretations of the law that require us to change our business practices or otherwise increase our costs and harm our business. We may not maintain sufficient, or any, insurance coverage to cover the types of claims that could be asserted. If a successful claim were brought against us, it could expose us to significant liability.

If we are unable to protect our intellectual property rights, our reputation and brand could be impaired and we could lose customers.

We regard our patents, trademarks, trade secrets and similar intellectual property as important to our success. We rely on patent, trademark and copyright law, and trade secret protection, and confidentiality and/or license agreements with employees, customers, partners and others to protect our proprietary rights. We cannot be certain that we have taken adequate steps to protect our proprietary rights, especially in countries where the laws may not protect our rights as fully as in the United States. In addition, our proprietary rights may be infringed or misappropriated, and we could be required to incur significant expenses to preserve them. In the past we have filed litigation to protect our intellectual property rights. The outcome of such litigation can be uncertain, and the cost of prosecuting such litigation may have an adverse impact on our earnings. We have patent and trademark registrations for several patents and marks. However, any registrations may not adequately cover our intellectual property or protect us against infringement by others. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services may be made available online. We also currently own or control a number of Internet domain names and have invested time and money in the purchase of domain names and other intellectual property, which may be impaired if we cannot protect such intellectual property. We may be unable to protect these domain names or acquire or maintain relevant domain names in the United States and in other countries. If we are not able to protect our patents, trademarks, domain names or other intellectual property, we may experience difficulties in achieving and maintaining brand recognition and customer loyalty.

Because we are involved in litigation from time to time and are subject to numerous laws and governmental regulations, we could incur substantial judgments, fines, legal fees and other costs as well as reputational harm.

We are sometimes the subject of complaints or litigation from customers, employees or other third parties for various reasons. The damages sought against us in some of these litigation proceedings could be substantial. Although we maintain liability insurance for some litigation claims, if one or more of the claims were to greatly exceed our insurance coverage limits or if our insurance policies do not cover a claim, this could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Existing or future government regulation could expose us to liabilities and costly changes in our business operations and could reduce customer demand for our products and services.

We are subject to federal and state consumer protection laws and regulations, including laws protecting the privacy of customer non-public information and regulations prohibiting unfair and deceptive trade practices, as well as laws and regulations governing businesses in general and the Internet and e-commerce and certain environmental laws. Additional laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, spyware and the tracking of consumer activities, marketing e-mails and communications, other advertising and promotional practices, money transfers, pricing, content and quality of products and services, taxation, electronic contracts and other communications, intellectual property rights, and information security. Furthermore, it is not clear how existing laws such as those governing issues such as property ownership, sales and other taxes, trespass, data mining and collection, and personal privacy apply to the Internet and e-commerce. To the extent we expand into international markets, we will be faced with complying with local laws and regulations, some of which may be materially different than U.S. laws and regulations. Any such foreign law or regulation, any new U.S. law or regulation, or the interpretation or application of existing laws and regulations to our business may have a material adverse effect on our business, prospects, financial condition and results of operations by, among other things, subjecting us to fines, penalties, damages or other liabilities, requiring costly changes in our business operations and practices, and reducing customer demand for our products and services. We may not maintain sufficient, or any, insurance coverage to cover the types of claims or liabilities that could arise as a result of such regulation.

We may be affected by global climate change or by legal, regulatory, or market responses to such change.

The growing political and scientific sentiment is that global weather patterns are being influenced by increased levels of greenhouse gases in the earth’s atmosphere. This growing sentiment and the concern over climate change have led to legislative and regulatory initiatives aimed at reducing greenhouse gas emissions which warm the earth’s atmosphere. These warmer weather conditions could result in a decrease in demand for auto parts in general. Moreover, proposals that would impose mandatory requirements on greenhouse gas emissions continue to be considered by policy makers in the United States. Laws enacted that directly or indirectly affect our suppliers (through an increase in the cost of production or their ability to produce satisfactory products) or our business (through an impact on our inventory availability, cost of revenues, operations or demand for the products we sell) could adversely affect our business, financial condition, results of operations and cash flows. Significant increases in fuel economy requirements or new federal or state restrictions on emissions of carbon dioxide that may be imposed on vehicles and automobile fuels could adversely affect demand for vehicles, annual miles driven or the products we sell or lead to changes in automotive technology. Compliance with any new or more stringent laws or regulations, or stricter interpretations of existing laws, could require additional expenditures by us or our suppliers. Our inability to respond to such changes could adversely impact the demand for our products and our business, financial condition, results of operations or cash flows.

Possible new tariffs that might be imposed by the United States government could have a material adverse effect on our results of operations.

Changes in U.S. and foreign governments’ trade policies have resulted in, and may continue to result in, tariffs on imports into and exports from the U.S., among other restrictions. Throughout 2018 and 2019, the U.S. imposed tariffs on imports from several countries, including China. If further tariffs are imposed on imports of our products, or retaliatory trade measures are taken by China or other countries in response to existing or future tariffs, we could be forced to raise prices on all of our imported products or make changes to our operations, any of which could materially harm our revenue or operating results. Any additional future tariffs or quotas imposed on our products or related materials may impact our sales, gross margin and profitability if we are unable to pass increased prices on to our customers.

Risks Related to Our Relationship with Our Manager

Termination of the management services agreement will not affect our manager’s rights to receive profit allocations and removal of our manager may cause us to incur significant fees.

Our manager owns all of our allocation shares, which generally will entitle our manager to receive a profit allocation as a form of preferred distribution. In general, this profit allocation is designed to pay our manager 20% of the excess of the gains upon dispositions of our subsidiaries, plus an amount equal to the net income of such subsidiaries since their acquisition by us, over an annualized hurdle rate. If our manager resigns or is removed, for any reason, it will remain the owner of our allocation shares. It will therefore remain entitled to all profit allocations while it holds our allocation shares regardless of whether it is terminated as our manager. If we terminate our manager, it may therefore be difficult or impossible for us to find a replacement to serve the function of our manager, because we would not be able to force our manager to transfer its allocation shares to a replacement manager so that the replacement manager could be entitled to a profit allocation. Therefore, as a practical matter, it may be difficult for us to replace our manager without its cooperation. If it becomes necessary to replace our manager and we are unable to replace our manager without its cooperation, we may be unable to continue to manage our operations effectively and our business may fail.

If we terminate the management services agreement with our manager, any fees, costs and expenses already earned or otherwise payable to our manager upon termination would become immediately due. Moreover, if our manager were to be removed and our management services agreement terminated by a vote of our board of directors and a majority of our common shares other than common shares beneficially owned by our manager, we would also owe a termination fee to our manager on top of the other fees, costs and expenses. In addition, the management services agreement is silent as to whether termination of our manager “for cause” would result in a termination fee; there is therefore a risk that the agreement may be interpreted to entitle our manager to a termination fee even if terminated “for cause”. The termination fee would equal twice the sum of the amount of the quarterly management fees calculated with respect to the four fiscal quarters immediately preceding the termination date of the management services agreement. As a result, we could incur significant management fees as a result of the termination of our manager, which may increase the risk that our business may be unable to meet its financial obligations or otherwise fail.

Mr. Ellery W. Roberts, our Chairman and Chief Executive Officer, controls our manager. If some event were to occur to cause Mr. Roberts (or his designated successor, heirs, beneficiaries or permitted assigns) not to control our manager without the prior written consent of our board of directors, our manager would be considered terminated under our agreement.

Our manager and the members of our management team may engage in activities that compete with us or our businesses.

Although our Chief Executive Officer intends to devote substantially all of his time to the affairs of our company and our manager must present all opportunities that meet our acquisition and disposition criteria to our board of directors, neither our manager nor our Chief Executive Officer is expressly prohibited from investing in or managing other entities. In this regard, the management services agreement and the obligation to provide management services will not create a mutually exclusive relationship between our manager and its affiliates, on the one hand, and our company, on the other.

Our manager need not present an acquisition opportunity to us if our manager determines on its own that such acquisition opportunity does not meet our acquisition criteria.

Our manager will review any acquisition opportunity to determine if it satisfies our acquisition criteria, as established by our board of directors from time to time. If our manager determines, in its sole discretion, that an opportunity fits our criteria, our manager will refer the opportunity to our board of directors for its authorization and approval prior to signing a letter of intent, indication of interest or similar document or agreement. Opportunities that our manager determines do not fit our criteria do not need to be presented to our board of directors for consideration. In addition, upon a determination by our board of directors not to promptly pursue an opportunity presented to it by our manager, in whole or in part, our manager will be unrestricted in its ability to pursue such opportunity, or any part that we do not promptly pursue, on its own or refer such opportunity to other entities, including its affiliates. If such an opportunity is ultimately profitable, we will not have participated in such opportunity. See “The Manager—Acquisition and Disposition Opportunities” for more information about our current acquisition criteria.

Our Chief Executive Officer, Mr. Ellery W. Roberts, controls our manager and, as a result, we may have difficulty severing ties with Mr. Roberts.

Under the terms of the management services agreement, our board of directors may, after due consultation with our manager, at any time request that our manager replace any individual seconded to us, and our manager will, as promptly as practicable, replace any such individual. However, because Mr. Roberts controls our manager, we may have difficulty completely severing ties with Mr. Roberts absent terminating the management services agreement and our relationship with our manager. Further, termination of the management services agreement could give rise to a significant financial obligation, which may have a material adverse effect on our business and financial condition. See “The Manager” for more information about our relationship with our manager.

If the management services agreement is terminated, our manager, as holder of the allocation shares, has the right to cause us to purchase its allocation shares, which may have a material adverse effect on our financial condition.

If: (i) the management services agreement is terminated at any time other than as a result of our manager’s resignation, subject to (ii); or (ii) our manager resigns, our manager will have the right, but not the obligation, for one year from the date of termination or resignation, as the case may be, to cause us to purchase the allocation shares for the put price. The put price shall be equal to, as of any exercise date: (i) if we terminate the management services agreement, the sum of two separate, independently made calculations of the aggregate amount of the “base put price amount” as of such exercise date; or (ii) if our manager resigns, the average of two separate, independently made calculations of the aggregate amount of the “base put price amount” as of such exercise date. If our manager elects to cause us to purchase its allocation shares, we are obligated to do so and, until we have done so, our ability to conduct our business, including our ability to incur debt, to sell or otherwise dispose of our property or assets, to engage in certain mergers or consolidations, to acquire or purchase the property, assets or stock of, or beneficial interests in, another business, or to declare and pay distributions, would be restricted. These financial and operational obligations may have a material adverse effect on our financial condition, business and results of operations. See “The Manager—Our Manager as an Equity Holder—Supplemental Put Provision” for more information about our manager’s put right and our obligations relating thereto, as well as the definition and calculation of the base put price amount.

If the management services agreement is terminated, we will need to change our name and cease our use of the term “1847”, which in turn could have a material adverse impact upon our business and results of operations as we would be required to expend funds to create and market a new name.

Our manager controls our rights to the term “1847” as it is used in the name of our company. We and any businesses that we acquire must cease using the term “1847,” including any trademark based on the name of our company that may be licensed to them by our manager under the license provisions of our management services agreement, entirely in their businesses and operations within 180 days of our termination of the management services agreement. The sublicense provisions of the management services agreement would require our company and its businesses to change their names to remove any reference to the term “1847” or any reference to trademarks licensed to them by our manager. This also would require us to create and market a new name and expend funds to protect that name, which may have a material adverse effect on our business and results of operations.

We have agreed to indemnify our manager under the management services agreement that may result in an indemnity payment that could have a material adverse impact upon our business and results of operations.

The management services agreement provides that we will indemnify, reimburse, defend and hold harmless our manager, together with its employees, officers, members, managers, directors and agents, from and against all losses (including lost profits), costs, damages, injuries, taxes, penalties, interests, expenses, obligations, claims and liabilities of any kind arising out of the breach of any term or condition in the management services agreement or the performance of any services under such agreement except by reason of acts or omissions constituting fraud, willful misconduct or gross negligence. If our manager is forced to defend itself in any claims or actions arising out of the management services agreement for which we are obligated to provide indemnification, our payment of such indemnity could have a material adverse impact upon our business and results of operations.

Our manager can resign on 120 days’ notice, and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could materially adversely affect our financial condition, business and results of operations, as well as the market price of our shares.

Our manager has the right, under the management services agreement, to resign at any time on 120 days written notice, whether we have found a replacement or not. If our manager resigns, we may not be able to contract with a new manager or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 120 days, or at all, in which case our operations are likely to experience a disruption, our financial condition, business and results of operations, as well as our ability to pay distributions are likely to be materially adversely affected and the market price of our shares may decline. In addition, the coordination of our internal management, acquisition activities and supervision of our business is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the experience and expertise possessed by our manager and its affiliates. Even if we are able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with our businesses may result in additional costs and time delays that could materially adversely affect our financial condition, business and results of operations as well as the market price of our shares.

The amount recorded for the allocation shares may be subject to substantial period-to-period changes, thereby significantly adversely impacting our results of operations.

We will record the allocation shares at the redemption value at each balance sheet date by recording any change in fair value through our income statement as a dividend between net income and net income available to common shareholders. The redemption value of the allocation shares is largely related to the value of the profit allocation that our manager, as holder of the allocation shares, will receive. The redemption value of the allocation shares may fluctuate on a period-to-period basis based on the distributions we pay to our common shareholders, the earnings of our businesses and the price of our common shares, which fluctuation may be significant, and could cause a material adverse effect on our results of operations. See “The Manager—Our Manager as an Equity Holder” for more information about the terms and calculation of the profit allocation and any payments under the supplemental put provisions of our operating agreement.

We cannot determine the amount of the management fee that will be paid to our manager over time with certainty, which management fee may be a significant cash obligation and may reduce the cash available for operations and distributions to our shareholders.

Our manager’s management fee will be calculated by reference to our adjusted net assets, which will be impacted by the following factors:

●	the acquisition or disposition of businesses;

●	organic growth, add-on acquisitions and dispositions by our businesses; and

●	the performance of our businesses.

We cannot predict these factors, which may cause significant fluctuations in our adjusted net assets and, in turn, impact the management fee we pay to our manager. Accordingly, we cannot determine the amount of management fee that will be paid to our manager over time with any certainty, which management fee may represent a significant cash obligation and may reduce the cash available for our operations and distributions to our shareholders.

We must pay our manager the management fee regardless of our performance. Therefore, our manager may be induced to increase the amount of our assets rather than the performance of our businesses.

Our manager is entitled to receive a management fee that is based on our adjusted net assets, as defined in the management services agreement, regardless of the performance of our businesses. In this respect, the calculation of the management fee is unrelated to our net income. As a result, the management fee may encourage our manager to increase the amount of our assets by, for example, recommending to our board of directors the acquisition of additional assets, rather than increase the performance of our businesses. In addition, payment of the management fee may reduce or eliminate the cash we have available for distributions to our shareholders.

The management fee is based solely upon our adjusted net assets; therefore, if in a given year our performance declines, but our adjusted net assets remain the same or increase, the management fee we pay to our manager for such year will increase as a percentage of our net income and may reduce the cash available for distributions to our shareholders.

The management fee we pay to our manager will be calculated solely by reference to our adjusted net assets. If in a given year our performance declines, but our adjusted net assets remain the same or increase, the management fee we pay to our manager for such year will increase as a percentage of our net income and may reduce the cash available for distributions to our shareholders. See “The Manager—Our Manager as a Service Provider—Management Fee” for more information about the terms and calculation of the management fee.

The amount of profit allocation to be paid to our manager could be substantial. However, we cannot determine the amount of profit allocation that will be paid over time or the put price with any certainty.

We cannot determine the amount of profit allocation that will be paid over time or the put price with any certainty. Such determination would be dependent on, among other things, the number, type and size of the acquisitions and dispositions that we make in the future, the distributions we pay to our shareholders, the earnings of our businesses and the market value of common shares from time to time, factors that cannot be predicted with any certainty at this time. Such factors will have a significant impact on the amount of any profit allocation to be paid to our manager, especially if our share price significantly increases. See “The Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation” for more information about the calculation and payment of profit allocation. Any amounts paid in respect of the profit allocation are unrelated to the management fee earned for performance of services under the management services agreement.

The management fee and profit allocation to be paid to our manager may significantly reduce the amount of cash available for distributions to shareholders and for operations.

Under the management services agreement, we will be obligated to pay a management fee to and, subject to certain conditions, reimburse the costs and out-of-pocket expenses of our manager incurred on our behalf in connection with the provision of services to us. Similarly, our businesses will be obligated to pay fees to and reimburse the costs and expenses of our manager pursuant to any offsetting management services agreements entered into between our manager and our businesses, or any transaction services agreements to which such businesses are a party. In addition, our manager, as holder of the allocation shares, will be entitled to receive a profit allocation upon satisfaction of applicable conditions to payment and may be entitled to receive the put price upon the occurrence of certain events. While we cannot quantify with any certainty the actual amount of any such payments in the future, we do expect that such amounts could be substantial. The management fee, put price and profit allocation are payment obligations and, as a result, will be senior in right to the payment of any distributions to our shareholders. Likewise, the profit allocation may also significantly reduce the cash available for operations.

Our manager’s influence on conducting our business and operations, including acquisitions, gives it the ability to increase its fees and compensation to our Chief Executive Officer, which may reduce the amount of cash available for distributions to our shareholders.

Under the terms of the management services agreement, our manager is paid a management fee calculated as a percentage of our adjusted net assets for certain items and is unrelated to net income or any other performance base or measure. See “The Manager—Our Manager as a Service Provider—Management Fee” for more information about the calculation of the management fee. Our manager, which Ellery W. Roberts, our Chief Executive Officer, controls, may advise us to consummate transactions, incur third-party debt or conduct our operations in a manner that may increase the amount of fees paid to our manager which, in turn, may result in higher compensation to Mr. Roberts because his compensation is paid by our manager from the management fee it receives from us.

Fees paid by our company and our businesses pursuant to transaction services agreements do not offset fees payable under the management services agreement and will be in addition to the management fee payable by our company under the management services agreement.

The management services agreement provides that businesses that we may acquire in the future may enter into transaction services agreements with our manager pursuant to which our businesses will pay fees to our manager. See “The Manager—Our Manager as a Service Provider” for more information about these agreements. Unlike fees paid under the offsetting management services agreements, fees that are paid pursuant to such transaction services agreements will not reduce the management fee payable by us. Therefore, such fees will be in addition to the management fee payable by us or offsetting management fees paid by businesses that we may acquire in the future.

The fees to be paid to our manager pursuant to these transaction service agreements will be paid prior to any principal, interest or dividend payments to be paid to us by our businesses, which will reduce the amount of cash available for distributions to our shareholders.

Our manager’s profit allocation may induce it to make decisions and recommend actions to our board of directors that are not optimal for our business and operations.

Our manager, as holder of all of the allocation shares, will receive a profit allocation based on the extent to which gains from any sales of our subsidiaries plus their net income since the time they were acquired exceed a certain annualized hurdle rate. As a result, our manager may be encouraged to make decisions or to make recommendations to our board of directors regarding our business and operations, the business and operations of our businesses, acquisitions or dispositions by us or our businesses and distributions to our shareholders, any of which factors could affect the calculation and payment of profit allocation, but which may otherwise be detrimental to our long-term financial condition and performance.

The obligations to pay the management fee and profit allocation, including the put price, may cause us to liquidate assets or incur debt.

If we do not have sufficient liquid assets to pay the management fee and profit allocation, including the put price, when such payments are due and payable, we may be required to liquidate assets or incur debt in order to make such payments. This circumstance could materially adversely affect our liquidity and ability to make distributions to our shareholders.

Risks Related to Taxation

Our shareholders will be subject to taxation on their share of our taxable income, whether or not they receive cash distributions from us.

Our company is a limited liability company and is classified as a partnership for U.S. federal income tax purposes. Consequently, our shareholders are subject to U.S. federal income taxation and, possibly, state, local and foreign income taxation on their share of our taxable income, whether or not they receive cash distributions from us. There is, accordingly, a risk that our shareholders may not receive cash distributions equal to their allocated portion of our taxable income or even in an amount sufficient to satisfy the tax liability that results from that income. This risk is attributable to a number of variables, such as results of operations, unknown liabilities, government regulations, financial covenants relating to our debt, the need for funds for future acquisitions and/or to satisfy short- and long-term working capital needs of our businesses, and the discretion and authority of our board of directors to make distributions or modify our distribution policy.

As a partnership, our company itself will not be subject to U.S. federal income tax (except as may be imposed under certain recently enacted partnership audit rules), although it will file an annual partnership information return with the IRS. The information return will report the results of our activities and will contain a Schedule K-1 for each company shareholder reflecting allocations of profits or losses (and items thereof) to our members, that is, to the shareholders. Each partner of a partnership is required to report on his or her income tax return his or her share of items of income, gain, loss, deduction, credit, and other items of the partnership (in each case, as reflected on such Schedule K-1) without regard to whether cash distributions are received. Each holder will be required to report on his or her tax return his or her allocable share of company income, gain, loss, deduction, credit and other items for our taxable year that ends with or within the holder’s taxable year. Thus, holders of common shares will be required to report taxable income (and thus be subject to significant income tax liability) without a corresponding current receipt of cash if we were to recognize taxable income and not make cash distributions to the shareholders.

Generally, the determination of a holder’s distributive share of any item of income, gain, loss, deduction, or credit of a partnership is governed by the operating agreement, but it is also subject to income tax laws governing the allocation of the partnership’s income, gains, losses, deductions and credits. These laws are complex, and there can be no assurance that the IRS would not successfully challenge any allocation set forth in any Schedule K-1 issued by us. Whether an allocation set forth in any particular K-1 issued to a shareholder will be accepted by the IRS also depends on a facts and circumstances analysis of the underlying economic arrangement of our shareholders. If the IRS were to prevail in challenging the allocations provided by the operating agreement, the amount of income or loss allocated to holders for U.S. federal income tax purposes could be increased or reduced or the character of allocated income or loss could be modified. See “Material U.S. Federal Income Tax Considerations” for more information.

All of our income could be subject to an entity-level tax in the United States, which could result in a material reduction in cash flow available for distribution to shareholders and thus could result in a substantial reduction in the value our shares.

Given the number of shareholders that we have, and because our shares are listed for trading on the over-the-counter market, we believe that our company will be regarded as a publicly traded partnership. Under the federal tax laws, a publicly traded partnership generally will be treated as a corporation for U.S. federal income tax purposes. A publicly traded partnership will be treated as a partnership, however, and not as a corporation for U.S. federal tax purposes so long as 90% or more of its gross income for each taxable year in which it is publicly traded constitutes “qualifying income,” within the meaning of section 7704(d) of the Internal Revenue Code of 1986, as amended, or the Code, and we are not required to register under the Investment Company Act. Qualifying income generally includes dividends, interest (other than interest derived in the conduct of a lending or insurance business or interest the determination of which depends in whole or in part on the income or profits of any person), certain real property rents, certain gain from the sale or other disposition of real property, gains from the sale of stock or debt instruments which are held as capital assets, and certain other forms of “passive-type” income. We expect to realize sufficient qualifying income to satisfy the qualifying income exception. We also expect that we will not be required to register under the Investment Company Act.

In certain cases, income that would otherwise qualify for the qualifying income exception may not so qualify if it is considered to be derived from an active conduct of a business. For example, the IRS may assert that interest received by us from our subsidiaries is not qualifying income because it is derived in the conduct of a lending business. If we fail to satisfy the qualifying income exception or is required to register under the Investment Company Act, we will be classified as a corporation for U.S. federal (and certain state and local) income tax purposes, and shareholders would be treated as shareholders in a domestic corporation. We would be required to pay federal income tax at regular corporate rates on its income. In addition, we would likely be liable for state and local income and/or franchise taxes on our income. Distributions to the shareholders would constitute ordinary dividend income (taxable at then existing ordinary income rates) or, in certain cases, qualified dividend income (which is generally subject to tax at reduced tax rates) to such holders to the extent of our earnings and profits, and the payment of these dividends would not be deductible to us. Shareholders would receive an IRS Form 1099-DIV in respect of such dividend income and would not receive a Schedule K-1. Taxation of our company as a corporation could result in a material reduction in distributions to our shareholders and after-tax return and would likely result in a substantial reduction in the value of, or materially adversely affect the market price of, our shares.

The present U.S. federal income tax treatment of an investment in our shares may be modified by administrative, legislative, or judicial interpretation at any time, and any such action may affect investments previously made. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible to meet the qualifying income exception for our company to be classified as a partnership, and not as a corporation, for U.S. federal income tax purposes, necessitate that our company restructure its investments, or otherwise adversely affect an investment in our shares.

In addition, we may become subject to an entity level tax in one or more states. Several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise, or other forms of taxation. If any state were to impose a tax upon our company as an entity, our distributions to you would be reduced.

Complying with certain tax-related requirements may cause us to forego otherwise attractive business or investment opportunities or enter into acquisitions, borrowings, financings, or arrangements we may not have otherwise entered into.

In order for our company to be treated as a partnership for U.S. federal income tax purposes and not as a publicly traded partnership taxable as a corporation, we must meet the qualifying income exception discussed above on a continuing basis and must not be required to register as an investment company under the Investment Company Act. In order to effect such treatment, we may be required to invest through foreign or domestic corporations, forego attractive business or investment opportunities or enter into borrowings or financings we (or any of our subsidiaries, as the case may be) may not have otherwise entered into. This may adversely affect our ability to operate solely to maximize our cash flow. In addition, we may not be able to participate in certain corporate reorganization transactions that would be tax free to our shareholders if we were a corporation for U.S. federal income tax purposes.

Non-corporate investors who are U.S. taxpayers will not be able to deduct certain fees, costs or other expenses for U.S. federal income tax purposes.

We will pay a management fee (and possibly certain transaction fees) to our manager. We will also pay certain costs and expenses incurred in connection with the activities of our manager. We intend to deduct such fees and expenses to the extent that they are reasonable in amount and are not capital in nature or otherwise nondeductible. It is expected that such fees and other expenses will generally constitute miscellaneous itemized deductions for non-corporate U.S. taxpayers who hold our shares. Under current law in effect for taxable years beginning after December 31, 2017 and before January 1, 2026, non-corporate U.S. taxpayers may not deduct any such miscellaneous itemized deductions for U.S. federal income tax purposes. A non-corporate U.S. taxpayer’s inability to deduct such items could result in such holder reporting as his or her share of company taxable income an amount that exceeds any cash actually distributed to such U.S. taxpayer for the year. U.S. holders of our shares that are corporations generally will be able to deduct these fees, costs and expenses in accordance with applicable U.S. federal income tax law.

A portion of the income arising from an investment in our shares may be treated as unrelated business taxable income and taxable to certain tax-exempt holders despite such holders’ tax-exempt status.

We expect to incur debt with respect to certain of our investments that will be treated as “acquisition indebtedness” under section 514 of the Code. To the extent we recognize income from any investment with respect to which there is “acquisition indebtedness” during a taxable year, or to the extent we recognize gain from the disposition of any investment with respect to which there is “acquisition indebtedness,” a portion of that income will be treated as unrelated business taxable income and taxable to tax-exempt investors. In addition, if the IRS successfully asserts that we are engaged in a trade or business for U.S. federal income tax purposes (for example, if it determines we are engaged in a lending business), tax-exempt holders, and in certain cases non-U.S. holders, would be subject to U.S. income tax on any income generated by such business. The foregoing would apply only if the amount of such business income does not cause us to fail to meet the qualifying income test (which would happen if such income exceeded 10% of our gross income, and in which case such failure would cause us to be taxable as a corporation).

A portion of the income arising from an investment in our shares may be treated as income that is effectively connected with our conduct of a U.S. trade or business, which income would be taxable to holders who are not U.S. taxpayers.

If the IRS successfully asserts that we are engaged in a trade or business in the United States for U.S. federal income tax purposes (for example, if it determines we are engaged in a lending business), then in certain cases non-U.S. holders would be subject to U.S. income tax on any income that is effectively connected with such business. It could also cause the non-U.S. holder to be subject to U.S. federal income tax on a sale of his or her interest in our company. The foregoing would apply only if the amount of such business income does not cause us to fail to meet the qualifying income test (which would happen if such income exceeded 10% of our gross income, and in which case such failure would cause us to be taxable as a corporation).

Risks related to recently enacted legislation.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when or in what form the U.S. federal income tax laws applicable to us and our shareholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares.

We cannot predict whether, when or to what extent new U.S. federal tax laws, regulations, interpretations or rulings will be issued, nor is the long-term impact of recently enacted tax legislation clear. Prospective investors are urged to consult their tax advisors regarding the effect of potential changes to the U.S. federal income tax laws on an investment in our shares.

Risks Related to This Offering and Ownership of Our Common Shares

We may not be able to maintain a listing of our common shares on NYSE American.

Our common shares are listed on NYSE American, and we must meet certain financial and liquidity criteria to maintain the listing of our common shares on NYSE American. If we fail to meet any listing standards or if we violate any listing requirements, our common shares may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common shares from NYSE American may materially impair our shareholders’ ability to buy and sell our common shares and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common shares. The delisting of our common shares could significantly impair our ability to raise capital and the value of your investment.

We have agreed that within twenty (20) days of that date which is the earlier of that date on which (i) we receive notification from NYSE American that our common shares are no longer suitable for listing pursuant to Section 1003(f)(v) of the NYSE American Company Guide due to the low selling price of our common shares or (ii) the trailing 30-trading day average of our common shares as quoted on NYSE American is less than $0.50 per share, we shall implement a reverse share split in such a ratio that, in the reasonable opinion of our counsel, is sufficient to maintain the listing of our common shares on NYSE American.

The market price, trading volume and marketability of our common shares may, from time to time, be significantly affected by numerous factors beyond our control, which may materially adversely affect the market price of your common shares, the marketability of your common shares and our ability to raise capital through future equity financings.

The market price and trading volume of our common shares may fluctuate significantly. Many factors that are beyond our control may materially adversely affect the market price of your common shares, the marketability of your common shares and our ability to raise capital through equity financings. These factors include the following:

●	actual or anticipated variations in our periodic operating results;

●	increases in market interest rates that lead investors of our common shares to demand a higher investment return;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by shareholders;

●	speculation in the media, online forums, or investment community; and

●	our intentions and ability to maintain the listing our common shares on NYSE American.

An active, liquid trading market for our common shares may not be sustained, which may make it difficult for you to sell the common shares you purchase.

We cannot predict the extent to which investor interest in us will sustain a trading market or how active and liquid that market may remain. If an active and liquid trading market is not sustained, you may have difficulty selling any of our common shares that you purchase at a price above the price you purchase them or at all. The failure of an active and liquid trading market to continue would likely have a material adverse effect on the value of our common shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling securities and may impair our ability to acquire other companies or technologies by using our securities as consideration.

There is no public market for the series A warrants, series B warrants or pre-funded warrants being offered.

We do not intend to apply to list the series A warrants, series B warrants or pre-funded warrants on NYSE American or any other national securities exchange. Accordingly, there is no established public trading market for these warrants being offered pursuant to this offering, nor do we expect such a market to develop. Without an active market, the liquidity of such warrants will be limited.

Holders of the series A warrants, series B warrants and pre-funded warrants will have no rights as shareholders until such holders exercise such warrants.

Holders of the series A warrants, series B warrants and pre-funded warrants purchased in this offering only acquire our common shares upon exercise thereof, meaning holders will have no rights with respect to our common shares underlying such warrants. Upon the exercise of the warrants purchased, such holders will be entitled to exercise the rights of shareholders only as to matters for which the record date occurs after the exercise date.

Provisions of the series A warrants and series B warrants offered pursuant to this prospectus could discourage an acquisition of us by a third-party.

Certain provisions of the series A warrants and series B warrants offered pursuant to this prospectus could make it more difficult or expensive for a third-party to acquire us. The series A warrants and series B warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the series A warrants and series B warrants. These and other provisions of the series A warrants and series B warrants could prevent or deter a third-party from acquiring us even where the acquisition could be beneficial to you.

The series A warrants and series B warrants may have an adverse effect on the market price of our common shares and make it more difficult to effect a business combination.

To the extent we issue common shares to effect a future business combination, the potential for the issuance of a substantial number of additional shares upon exercise of the series A warrants and series B warrants could make us a less attractive acquisition vehicle in the eyes of a target business. Such series A warrants and series B warrants, when exercised, will increase the number of issued and outstanding common shares and reduce the value of the shares issued to complete the business combination. Accordingly, the series A warrants and series B warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring a target business.

Additionally, the sale, or even the possibility of a sale, of the common shares underlying the series A warrants and series B warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent the series A warrants and series B warrants are exercised, you may experience dilution to your holdings. In addition, subject to certain exemptions, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common shares at an effective price per share less than the exercise price of the warrants then in effect, the exercise price of the series B warrants, and in the event that NYSE American determines that this offering does not qualify as a “public offering” under Rule 713 of the NYSE American Company Guide, the series A warrants, will be reduced to such price, and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate exercise price will remain unchanged. In the event of such a dilutive issuance, the market price of our securities may be materially adversely affected.

We may not receive any additional funds upon the exercise of the series A warrants.

The series A warrants may be exercised by way of an alternative cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of common shares determined according to the formula set forth in the series A warrants. Accordingly, we may not receive any additional funds upon the exercise of the series A warrants.

We may need to obtain shareholder approval in order to fully implement certain provisions contained in the series A warrants and series B warrants.

We have inquired of officials at NYSE American whether the price resets set forth in each of the series A and series B warrants would require shareholder approval notwithstanding the fact that this offering is intended to qualify as a “public offering” under Rule 713 of the NYSE American Company Guide. We have been informed by officials at NYSE American that if this transaction is deemed to be a public offering under the rules of NYSE American, then shareholder approval would not be required. However, NYSE American has not made a determination at this time as to whether this is or is not a public offering and may not make such determination prior to the effective date of this offering. Should NYSE American determine that this offering does or did not qualify as a “public offering” under the rules of the exchange, the alternative cashless exercise option in the series A warrants and certain anti-dilution provisions in the series B warrants would at such time and will thereafter not be effective until, and unless, we obtain the approval of our shareholders. Should NYSE American notify us that the exchange has determined that this offering does or did not qualify as a “public offering” under the rules of the exchange, no later than ninety (90) days following such notice, we will use reasonable best efforts to obtain, at a special meeting of our shareholders at which a quorum is present, such approval. In such an event, we will prepare and file with the SEC a proxy statement under Section 14 of the Exchange Act to be sent to shareholders in connection with such shareholder meeting. If we do not obtain shareholder approval at the first meeting, we shall call a meeting at least every ninety (90) days thereafter to seek shareholder approval until the earlier of the date on which such shareholder approval is obtained or the warrants are no longer outstanding. While we intend to promptly seek shareholder approval in such an instance, there is no guarantee that shareholder approval would ever be obtained. If we are required to and are unable to obtain shareholder approval, the series A warrants and series B warrants will have substantially less value. In addition, in such an event, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain shareholder approval.

Our management has broad discretion as to the use of the net proceeds from this offering.

Our management will have broad discretion in the application of the net proceeds of this offering. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our common shares may not desire or that may not yield a significant return or any return at all. Our management not applying these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value. Please see “Use of Proceeds” below for more information.

The best efforts structure of this offering may have an adverse effect on our business plan.

The placement agent is offering the securities in this offering on a best efforts basis. The placement agent is not required to purchase any securities, but will use their reasonable best efforts to sell the securities offered. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or will result in any proceeds being made available to us. The success of this offering will impact our ability to use the proceeds to execute our business plan.

You will experience immediate and substantial dilution as a result of this offering.

As of June 30, 2024, our pro forma net tangible book value (deficit) was approximately $(28,632,529), or approximately $(34.87) per share. Since the price per unit being offered in this offering is substantially higher than the pro forma net tangible book value per common share, you will suffer substantial dilution with respect to the net tangible book value of the units you purchase in this offering. Based on the assumed public offering price of $2.80 per unit being sold in this offering, the closing price of our common shares on October 21, 2024, and our pro forma net tangible book value per share as of June 30, 2024, if you purchase units in this offering, you will suffer immediate and substantial dilution with respect to the net tangible book value of the common shares underlying the units of $6.33 per share if the maximum number of units being offered are sold. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase units in this offering.

Future sales of our securities may affect the market price of our common shares and result in material dilution.

We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sale, will have on the market price of our common shares. Notably, we are obligated to issue 9,420 common shares upon the conversion of our outstanding series A senior convertible preferred shares, 83,603 common shares upon the conversion of our outstanding series C senior convertible preferred shares, 484,081 common shares upon the conversion of our outstanding series D senior convertible preferred shares and 18,225 common shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $267.05 per share. We are also obliged to issue common shares upon the conversion of secured convertible promissory notes in the aggregate principal amount of $24,110,000, which are convertible into our common shares at a conversion price of $0.13 (subject to adjustment), upon the conversion of promissory notes in the aggregate principal amount of $610,786, which are convertible into our common shares only upon an event of default at a conversion price equal to 80% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $0.13, upon the conversion of 20% OID subordinated promissory notes in the aggregate principal amount of $3,064,060, which are convertible into our common shares only upon an event of default at a conversion price equal to 90% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $0.13, and upon the conversion of a 20% OID subordinated promissory note in the principal amount of $868,750, which is convertible into our common shares only upon an event of default at a conversion price equal to 90% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $0.13. We have also reserved 38,462 common shares for issuance under our 2023 Equity Incentive Plan.

Sales of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could materially adversely affect the market price of our common shares and may make it more difficult for you to sell your common shares at a time and price which you deem appropriate.

Rule 144 sales in the future may have a depressive effect on our share price.

All of the outstanding common shares held by the present officers, directors, and affiliate shareholders are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who is an affiliate or officer or director who has held restricted securities for six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company’s outstanding common shares. There is no limitation on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months if our company is a current reporting company under the Exchange Act. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registration of common shares of present shareholders, may have a depressive effect upon the price of the common shares in any market that may develop.

Our series A senior convertible preferred shares, series C senior convertible preferred shares and series D senior convertible preferred shares are senior to our common shares as to distributions and in liquidation, which could limit our ability to make distributions to our common shareholders.

Holders of our series A senior convertible preferred shares are entitled to quarterly dividends, payable in cash or in common shares, at a rate per annum of 24.0% of the stated value ($2.20 per share), holders of our series C senior convertible preferred shares are entitled to accruing dividends, payable upon conversion or liquidation, at a rate per annum of 6.0% of the stated value ($10.00 per share) and holders of our series D senior convertible preferred shares are entitled to accruing dividends, payable upon conversion or liquidation, at a rate per annum of 10.0% of the stated value ($0.339 per share). In addition, upon any liquidation of our company or its subsidiaries, each holder of outstanding series A senior convertible preferred shares will be entitled to receive an amount of cash equal to 115% of the stated value, plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared), and each holder of outstanding series C senior convertible preferred shares and series D senior convertible preferred shares will be entitled to receive an amount of cash equal to 100% of the stated value, plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared), all before any payment shall be made to or set apart for the holders of our common shares. This could limit our ability to make regular distributions to our common shareholders or distributions upon liquidation.

We may issue additional debt and equity securities, which are senior to our common shares as to distributions and in liquidation, which could materially adversely affect the market price of our common shares.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our shareholders.

Any additional preferred securities, if issued by our company, may have a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our common shareholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your common shares and diluting your interest in us. In addition, we can change our leverage strategy from time to time without approval of holders of our common shares, which could materially adversely affect the market share price of our common shares.

Our potential future earnings and cash distributions to our shareholders may affect the market price of our common shares.

Generally, the market price of our common shares may be based, in part, on the market’s perception of our growth potential and our current and potential future cash distributions, whether from operations, sales, acquisitions or refinancings, and on the value of our businesses. For that reason, our common shares may trade at prices that are higher or lower than our net asset value per share. Should we retain operating cash flow for investment purposes or working capital reserves instead of distributing the cash flows to our shareholders, the retained funds, while increasing the value of our underlying assets, may materially adversely affect the market price of our common shares. Our failure to meet market expectations with respect to earnings and cash distributions and our failure to make such distributions, for any reason whatsoever, could materially adversely affect the market price of our common shares.

Were our common shares to be considered penny stock, and therefore become subject to the penny stock rules, U.S. broker-dealers may be discouraged from effecting transactions in our common shares.

Our common shares may be subject to the penny stock rules under the Exchange Act. These rules regulate broker-dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 per share. The penny stock rules require broker-dealers that derive more than 5% of their customer transaction revenues from transactions in penny stocks to deliver a standardized risk disclosure document that provides information about penny stocks, and the nature and level of risks in the penny stock market, to any non-institutional customer to whom the broker-dealer recommends a penny stock transaction. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our common shares. These additional penny stock disclosure requirements are burdensome and may reduce all the trading activity in the market for our common shares. As long as our common shares are subject to the penny stock rules, holders of our common shares may find it more difficult to sell their shares.

Holders of our common shares may not be entitled to a jury trial with respect to claims arising under our operating agreement, which could result in less favorable outcomes to the plaintiffs in any such action.

Our operating agreement governing our common shares provides that, to the fullest extent permitted by law, holders of our common shares waive the right to a jury trial of any claim they may have against us arising out of or relating to our operating agreement, including any claim under the U.S. federal securities laws.

If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which govern our operating agreement, by a federal or state court in the State of Delaware, which has non-exclusive jurisdiction over matters arising under the operating agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to our operating agreement. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the operating agreement.

If you or any other holders or beneficial owners of our common shares bring a claim against us in connection with matters arising under our operating agreement, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us. If a lawsuit is brought against us under our operating agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including results that could be less favorable to the plaintiffs in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the operating agreement with a jury trial. No condition, stipulation or provision of the operating agreement serves as a waiver by any holder or beneficial owner of our common shares or by us of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Forward-looking statements include, but are not limited to, statements about:

●	our ability to effectively integrate and operate the businesses that we acquire;

●	our ability to successfully identify and acquire additional businesses;

●	our organizational structure, which may limit our ability to meet our dividend and distribution policy;

●	our ability to service and comply with the terms of indebtedness;

●	our cash flow available for distribution and our ability to make distributions to our common shareholders;

●	our ability to pay the management fee, profit allocation and put price to our manager when due;

●	labor disputes, strikes or other employee disputes or grievances;

●	the regulatory environment in which our businesses operate under;

●	trends in the industries in which our businesses operate;

●	the competitive environment in which our businesses operate;

●	changes in general economic or business conditions or economic or demographic trends in the United States including changes in interest rates and inflation;

●	our and our manager’s ability to retain or replace qualified employees of our businesses and our manager;

●	casualties, condemnation or catastrophic failures with respect to any of our business’ facilities;

●	costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

●	extraordinary or force majeure events affecting the business or operations of our businesses;

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $10.6 million if the maximum number of common units being offered are sold, after deducting the placement agent fees and estimated offering expenses payable by us.

We intend to use the proceeds of this offering to repay certain debt and for working capital and general corporate purposes, which could include future acquisitions, capital expenditures and working capital. Pending these uses, we may invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

We intend to use the proceeds from this offering to repay the following debt in full:

●	On February 9, 2023, we issued a promissory note in the principal amount of $1,390,909 to Mast Hill Fund, L.P. and on February 22, 2023, we issued a promissory note in the principal amount of $878,000 to Mast Hill Fund, L.P. An aggregate principal amount of $610,786 remains outstanding under these notes. The notes bear interest at a rate of 12% per annum and matured on August 31, 2024.

●	On August 11, 2023, we issued 20% OID subordinated promissory notes to certain investors which have an outstanding balance of $3,164,060. These notes are due and payable on October 10, 2024 and we may voluntarily prepay the notes in full at any time.

●	On May 8, 2024, we issued a 20% OID subordinated note to an investor which has an outstanding balance of $868,750. The note is due and payable on November 30, 2024 and we may voluntarily prepay the note in full at any time (we are in the process of extending the maturity date of this note).

In addition, we intend to use the proceeds from this offering to reduce the balance of the following note by $1,434,375:

●	On March 4, 2024, we issued a 20% OID subordinated note to an investor which has an outstanding balance of $4,250,000. This note is due and payable on November 30, 2024 and we may voluntarily prepay the note in full at any time.

Our management will retain broad discretion over the allocation of the net proceeds from this offering. See “Risk Factors—Risks Related to this Offering and the Ownership of Our Common Shares—Our management has broad discretion as to the use of the net proceeds from this offering.”

DIVIDEND AND DISTRIBUTION POLICY

Holders of our series A senior convertible preferred shares are entitled to dividends at a rate per annum of 24.0% of the stated value of $2.42 per share (subject to adjustment). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date in cash or common shares at our discretion. Dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the volume weighted average price for the common shares on our principal trading market during the five (5) trading days immediately prior to the applicable dividend payment date; provided that if our common shares are not registered, any dividends payable in common shares shall be calculated based upon the fixed price of $1.57; and provided further that we may only elect to pay dividends in common shares based upon such fixed price if the volume weighted average price for the common shares on our principal trading market during the five (5) trading days immediately prior to the applicable dividend payment date is $1.57 or higher.

Holders of our series C senior convertible preferred shares are entitled to dividends at a rate per annum of 6.0% of the stated value of $10.00 per share. Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable only upon conversion or upon liquidation of our company.

Holders of our series D senior convertible preferred shares are entitled to dividends at a rate per annum of 10.0% of the stated value of $0.339 per share. Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable only upon conversion or upon liquidation of our company.

We plan to make regular distributions on our outstanding common shares, subject to our operating subsidiaries generating sufficient cash flow to support such regular cash distributions. Our distribution policy will be based on the liquidity and capital of our businesses and on our intention to pay out as distributions to our shareholders most of the cash resulting from the ordinary operation of the businesses, and not to retain significant cash balances in excess of what is prudent for our company or our businesses, or as may be prudent for the consummation of attractive acquisition opportunities. If our strategy is successful, we expect to maintain and increase the level of regular distributions to common shareholders in the future.

The declaration and payment of any distribution to our common shareholders will be subject to the approval of our board of directors. Our board of directors will take into account such matters as general business conditions, our financial condition, results of operations, capital requirements and any contractual, legal and regulatory restrictions on the payment of distributions by us to our shareholders or by our subsidiaries to us, and any other factors that the board of directors deems relevant. However, even if our board of directors were to decide to declare and pay distributions, our ability to pay such distributions may be adversely impacted due to unknown liabilities, government regulations, financial covenants of our debt, funds needed for acquisitions and to satisfy short- and long-term working capital needs of our businesses, or if our operating subsidiaries do not generate sufficient earnings and cash flow to support the payment of such distributions. In particular, we may incur debt in the future to acquire new businesses, which debt will have substantial debt commitments, which must be satisfied before we can make distributions. These factors could affect our ability to continue to make distributions to our common shareholders.

We may use cash flow from our operating subsidiaries, capital resources, including borrowings under any third-party credit facilities that we establish, or reduction in equity to pay a distribution. See “Material U.S. Federal Income Tax Considerations” for more information about the tax treatment of distributions to our shareholders.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2024:

●	on an actual basis;

●	on a pro forma basis to reflect (i) the dispositions of ICU Eyewear and High Mountain and the transactions related thereto described elsewhere in this prospectus, (ii) the issuance of 69,972 common shares upon the conversion of pre-funded warrants, (iii) the issuance of 5,137 series A senior convertible preferred shares in settlement of accrued dividends, (iv) the issuance of 136,688 common shares upon the conversion of promissory notes in the principal amount of $113,495 and related interest and fees, (v) the settlement of debt and issuance of 83,603 series C senior convertible preferred shares in connection therewith as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Settlement and Issuance of Series C Preferred Shares” below and (vi) the issuance of an original issue discount promissory note and 6,293,022 series D senior convertible preferred shares as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Private Placements of OID Promissory Note and Series D Preferred Shares” below; and

●	on an as adjusted basis to give effect to the sale of the maximum of 4,285,715 common units in this offering, after deducting the placement agent fees and other estimated offering expenses payable by us, and after giving effect to the use of proceeds described herein.

The as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the public offering price and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	June 30, 2024
	Actual	Pro Forma	As Adjusted
Cash and cash equivalents	$800,989	$2,616,907	$7,128,936
Long-term debt:
Notes payable	9,093,705	8,220,895	2,753,710
Convertible notes payable	25,844,919	23,370,969	22,760,183
Total long-term debt	34,938,624	31,591,864	25,513,893
Total shareholders’ equity:
Series A senior convertible preferred shares, 4,450,460 shares designated; 45,455 shares issued and outstanding, actual; 50,592 shares issued and outstanding, pro forma and as adjusted	38,177	39,919	39,919
Series C senior convertible preferred shares, 83,603 shares designated; no shares issued and outstanding, actual; 83,603 shares issued and outstanding, pro forma and as adjusted	-	214,860	214,860
Series D senior convertible preferred shares, 7,292,036 shares designated; 1,966,570 shares issued and outstanding, actual; 6,293,022 shares issued and outstanding, pro forma and as adjusted	214,000	620,600	620,600
Allocation shares, 1,000 shares issued and outstanding, actual, pro forma and as adjusted	1,000	1,000	1,000
Common shares, 500,000,000 shares authorized, 614,441 shares issued and outstanding, actual; 821,101 shares issued and outstanding, pro forma; and 5,106,816 shares issued and outstanding, as adjusted	614	821	5,107
Distribution receivable	(2,000,000)	(2,000,000)	(2,000,000)
Additional paid-in capital	62,769,531	63,486,378	75,482,092
Accumulated deficit	(90,242,920)	(85,118,634)	(85,118,634)
Total 1847 Holdings shareholders’ deficit	(29,219,598)	(22,755,056)	(10,755,056)
Non-controlling interests	(1,304,411)	(1,706,484)	(1,706,484)
Total shareholders’ deficit	(30,524,009)	(24,461,540)	(12,461,540)
Total capitalization	$4,414,615	$7,130,324	$13,052,353

The table and discussion above exclude:

●	9,420 common shares issuable upon the conversion of our outstanding series A senior convertible preferred shares;

●	83,603 common shares issuable upon the conversion of our outstanding series C senior convertible preferred shares;

●	484,081 common shares issuable upon the conversion of our outstanding series D senior convertible preferred shares;

●	18,225 common shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $267.05 per share;

●	common shares issuable upon the conversion of secured convertible promissory notes in the aggregate principal amount of $24,110,000, which are convertible into our common shares at a conversion price of $0.13 (subject to adjustment);

●	common shares issuable upon the conversion of promissory notes in the aggregate principal amount of $610,786, which are convertible into our common shares only upon an event of default at a conversion price equal to 80% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $0.13;

●	common shares issuable upon the conversion of 20% OID subordinated promissory notes in the aggregate principal amount of $3,164,060, which are convertible into our common shares only upon an event of default at a conversion price equal to 90% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $0.13;

●	common shares issuable upon the conversion of a 20% OID subordinated promissory note in the principal amount of $868,750, which is convertible into our common shares only upon an event of default at a conversion price equal to 90% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $0.13;

●	38,462 common shares that are reserved for issuance under our 2023 Equity Incentive Plan; and

●	the common shares issuable upon exercise of the warrants issued in this offering.

DILUTION

If you invest in our securities in this offering, your ownership will be diluted immediately to the extent of the difference between the public offering price per common unit and the as adjusted net tangible book value per common share immediately after this offering. Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the common units sold in this offering exceeds the pro forma as adjusted net tangible book value per common share after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of common shares deemed to be outstanding at that date.

As of June 30, 2024, our net tangible book value (deficit) was approximately $(43,708,510), or approximately $(71.14) per share. After giving effect to (i) the dispositions of ICU Eyewear and High Mountain and the transactions related thereto described elsewhere in this prospectus, (ii) the issuance of 69,972 common shares upon the conversion of pre-funded warrants, (iii) the issuance of 5,137 series A senior convertible preferred shares in settlement of accrued dividends, (iv) the issuance of 136,688 common shares upon the conversion of promissory notes in the principal amount of $113,495 and related interest and fees, (v) the settlement of debt and issuance of 83,603 series C senior convertible preferred shares in connection therewith as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Settlement and Issuance of Series C Preferred Shares” below and (vi) the issuance of an original issue discount promissory note and 6,293,022 series D senior convertible preferred shares as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Private Placements of OID Promissory Note and Series D Preferred Shares” below, the pro forma net tangible book value (deficit) of our common shares as of June 30, 2024 is approximately $(28,632,529), or approximately $(34.87) per share.

After giving effect to the sale of the maximum of 4,285,715 common units in this offering, and after deducting the placement agent fees and other estimated offering expenses payable by us, our pro forma as adjusted net tangible book value (deficit) as of June 30, 2024 would have been approximately $(18,042,529), or approximately $(3.53) per share. This amount represents an immediate increase in net tangible book value of $31.34 per share to existing shareholders and an immediate dilution in net tangible book value of $6.33 per share to purchasers of our common units in this offering, as illustrated in the following table.

Assumed public offering price per common unit		$2.80
Historical net tangible book value (deficit) per share as of June 30, 2024	$(71.14)
Increase per share attributable to the pro forma adjustments described above	36.27
Pro forma net tangible book value (deficit) per share as of Juen 30, 2024	(34.87)
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing common units in this offering	31.34
Pro forma as adjusted net tangible book value (deficit) per share after this offering		(3.53)
Dilution per share to new investors purchasing common units in this offering		$6.33

The table and discussion above exclude:

●	9,420 common shares issuable upon the conversion of our outstanding series A senior convertible preferred shares;

●	83,603 common shares issuable upon the conversion of our outstanding series C senior convertible preferred shares;

●	484,081 common shares issuable upon the conversion of our outstanding series D senior convertible preferred shares;

●	18,225 common shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $267.05 per share;

●	common shares issuable upon the conversion of secured convertible promissory notes in the aggregate principal amount of $24,110,000, which are convertible into our common shares at a conversion price of $0.13 (subject to adjustment);

●	common shares issuable upon the conversion of promissory notes in the aggregate principal amount of $610,786, which are convertible into our common shares only upon an event of default at a conversion price equal to 80% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $0.13;

●	common shares issuable upon the conversion of 20% OID subordinated promissory notes in the aggregate principal amount of $3,164,060, which are convertible into our common shares only upon an event of default at a conversion price equal to 90% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $0.13;

●	common shares issuable upon the conversion of a 20% OID subordinated promissory note in the principal amount of $868,750, which is convertible into our common shares only upon an event of default at a conversion price equal to 90% of the lowest volume weighted average price of our common shares on any trading day during the 5 trading days prior to the conversion date, subject to a floor price of $0.13;

●	38,462 common shares that are reserved for issuance under our 2023 Equity Incentive Plan; and

●	the common shares issuable upon exercise of the warrants issued in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows as of and for the periods presented below. The following discussion and analysis should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are an acquisition holding company focused on acquiring and managing a group of small businesses, which we characterize as those that have an enterprise value of less than $50 million, in a variety of different industries headquartered in North America.

Through our structure, we offer investors an opportunity to participate in the ownership and growth of a portfolio of businesses that traditionally have been owned and managed by private equity firms, private individuals or families, financial institutions or large conglomerates. We believe that our management and acquisition strategies will allow us to achieve our goals to make and grow regular distributions to our common shareholders and increase common shareholder value over time.

We seek to acquire controlling interests in small businesses that we believe operate in industries with long-term macroeconomic growth opportunities, and that have positive and stable earnings and cash flows, face minimal threats of technological or competitive obsolescence and have strong management teams largely in place. We believe that private company operators and corporate parents looking to sell their businesses will consider us to be an attractive purchaser of their businesses. We make these businesses our majority-owned subsidiaries and actively manage and grow such businesses. We expect to improve our businesses over the long term through organic growth opportunities, add-on acquisitions and operational improvements.

Recent Developments

Sale of High Mountain

On September 30, 2024, we entered into an asset purchase agreement with BFS Group LLC, or the Buyer, and High Mountain, pursuant to which we sold substantially all of the assets of High Mountain to the Buyer.

Pursuant to the terms of the asset purchase agreement, the Buyer acquired High Mountain for an aggregate cash only purchase price of $17,000,000, subject to certain pre-closing and post-closing adjustments. At closing, the purchase price was subject to a working capital adjustment and was also reduced by the amount of outstanding indebtedness repaid at closing (as more particularly described below) or assumed by the Buyer, as well as certain transaction expenses. Additionally, the purchase price was reduced by $1,700,000, which may be used for certain post-closing payments, or the Holdback Amount.

The purchase price is also subject to a post-closing adjustment. Under this provision, High Mountain delivered to the Buyer an estimated closing statement forth the estimated closing date payment amount, which included, among other things, High Mountain’s estimate of the net working capital of High Mountain and its business as of the closing date, calculated in accordance with the asset purchase agreement. Within 90 to 120 days following the closing date, the Buyer must deliver to High Mountain a final closing statement setting forth its determination of the actual closing date payment amount, including, among other things, the Buyer’s determination of the net working capital as of the closing date. If the actual closing date payment amount exceeds the estimated closing date payment amount, the Buyer must, within ten business days, pay to High Mountain an amount of cash that is equal to such excess. If the estimated closing date payment amount exceeds the actual closing date payment amount, High Mountain must, within ten business days, pay to the Buyer an amount in cash equal to such excess. If High Mountain fails to make such payment, the Buyer will have the right to recover such amount from the Holdback Amount.

Under the asset purchase agreement, the Buyer must use commercially reasonable efforts in the ordinary course of business to collect accounts receivable in a manner no less rigorous than the collection efforts used in Buyer’s own business operations, but is entitled to compensation for any uncollected accounts from the Holdback Amount. In addition, the asset purchase agreement provides that the Buyer must use commercially reasonable efforts in the ordinary course of business to finish and sell any special order or custom inventory that was included in the final net working capital, but is entitled to compensation, on the one-year anniversary of the closing, for any unsold special order or custom inventory from the Holdback Amount.

The asset purchase agreement contains customary representations, warranties and covenants, including customary restrictive covenants.

Original Issue Discount Promissory Note

On June 28, 2024, our subsidiary 1847 Cabinet Inc., or 1847 Cabinet, issued an original issue discount promissory note to Breadcrumbs Capital LLC with a principal amount of up to $2,472,000, which is secured by a lien on all the assets of 1847 Cabinet and its subsidiaries, including the assets of High Mountain. In connection with the sale of High Mountain and the release of the lien on High Mountain’s assets in connection therewith, $1,102,038 of the purchase price was used to pay down this note.

6% Subordinated Convertible Promissory Notes

On October 8, 2021, 1847 Cabinet issued 6% subordinated convertible promissory notes in the aggregate principal amount of $5,880,345 to Steven J. Parkey and Jose D. Garcia-Rendon. In connection with the sale of High Mountain, $3,207,057.94 of the purchase price was used to repay the remaining principal and interest of the notes in full.

Secured Convertible Promissory Notes

On October 8, 2021, we issued two secured convertible promissory notes in the principal amount of $16,900,000 and $7,860,000 to SILAC Insurance Company, or SILAC, and a secured convertible promissory note in the principal amount of $100,000 to Leonite Capital LLC, or Leonite. Thereafter, (i) on September 1, 2023, SILAC entered into a securities purchase agreement with Altimir Partners LP, or Altimir, pursuant to which Altimir agreed to purchase the secured convertible promissory note in the principal amount of $16,900,000, $765,306.12 of which was then acquired by Leonite, and (ii) on December 1, 2023, SILAC entered into a securities purchase agreement with Beaman Special Opportunities Partners, LP, or Beaman, pursuant to which Beaman purchased the secured convertible promissory note in the principal amount of $7,860,000. All of the foregoing notes were secured by all of the assets of High Mountain. In connection with the sale of High Mountain, $5,815,767.91 of the purchase price was paid to Altimir and $2,819,710.83 of the purchase price was paid to Beaman. These funds are being held by Altimir and Beauman in a reserve account for our use in connection with a potential acquisition. If such potential acquisition is not completed by November 15, 2024, then these funds will be used to pay down these notes.

ICU Eyewear Foreclosure Sale

Our company is a limited guarantor of the Loan Agreement that was entered into on September 11, 2023 between the ICU Lender and our subsidiaries 1847 ICU Holdings Inc., or 1847 ICU, and ICU Eyewear Holdings, Inc. and its subsidiary ICU Eyewear. Pursuant to the Loan Agreement, the ICU Lender had a security interest in all the assets of ICU Eyewear. ICU Eyewear was in default under the Loan Agreement and consented to a foreclosure by the Lender and private sale of substantially all of its assets in an Article 9 sale process, pursuant to Section 9-610 of the Uniform Commercial Code as in effect in the State of New York and Section 9-610 of the Uniform Commercial Code as in effect in the State of California (which we refer to as the Asset Sale). On August 5, 2024, ICU Eyecare Solutions Inc., an entity that is not affiliated with our company, was the successful bidder of the Asset Sale with a cash bid of $4,250,000. Pursuant to an agreement, dated August 5, 2024, and in consideration for such purchase price, the ICU Lender having foreclosed on its security interest in all of the assets of ICU Eyewear then conveyed all of its rights, title, and interest in all of such assets to ICU Eyecare Solutions Inc.

In connection with the Asset Sale, we entered into a non-competition agreement pursuant to which we agreed that, from and after August 5, 2024 and ending on August 5, 2029, we will not own, manage, control, participate in, or in any manner engage in the sale at wholesale or retail of (i) eyewear products, including eyeglasses, sunglasses, reading glasses, frames for eyeglasses, sunglasses, and reading glasses, and (ii) eyewear accessories, including cases, chains, cords and lanyards.

OID Note Extensions

On July 10, 2024, we and the holders of the 20% OID subordinated promissory notes originally issued on August 11, 2023 entered into amendments to the notes, pursuant to which the parties agreed to extend the maturity date of these notes to October 10, 2024. As additional consideration for the amendments, we agreed to increase the outstanding principal by 25% of the outstanding principal amounts of the notes as an amendment fee.

On August 20, 2024, we and the holder of the 20% OID subordinated note originally issued on March 4, 2024 entered into a note extension agreement, pursuant to which the parties agreed to extend the maturity date of this note to November 30, 2024. As additional consideration, we agreed to increase the outstanding principal to $4,250,000 as an amendment fee.

On September 26, 2024, we and the holder of the 20% OID subordinated note originally issued on May 8, 2024 entered in an amendment to (i) increase the original issue discount to $218,750, (ii) increase the principal amount to $868,750, (iii) increase the default amount (as defined in the note) to 140% and (iv) extend the maturity date to November 30, 2024.

Private Placements of OID Promissory Note and Series D Preferred Shares

On June 28, 2024, our subsidiaries 1847 Cabinet, High Mountain, Innovative Cabinets and Kyle’s issued an original issue discount promissory note in the principal amount of up to $2,472,000, to be advanced in one or more tranches, to Breadcrumbs Capital LLC, or Breadcrumbs. In connection with the issuance of the note, we entered into a memorandum of understanding with Breadcrumbs, pursuant to which we agreed to issue to Breadcrumbs upon the closing of each tranche under the note series D senior convertible preferred shares with a stated value equal to the principal amount of each such tranche.

On June 28, 2024, the parties executed tranche No. 1 in the principal amount of $666,667 for total cash proceeds of $475,000. In connection with such tranche, we issued 1,966,570 series D senior convertible preferred shares to Breadcrumbs.

On July 3, 2024, the parties executed tranche No. 2 in the principal amount of $466,667 for total cash proceeds of $350,000. In connection with such tranche, we issued 1,376,599 series D senior convertible preferred shares to Breadcrumbs.

On July 16, 2024, the parties executed tranche No. 3 in the principal amount of $233,333 for total cash proceeds of $175,000. In connection with such tranche, we issued 688,298 series D senior convertible preferred shares to Breadcrumbs.

On August 12, 2024, the parties executed tranche No. 4 in the principal amount of $466,667 for total cash proceeds of $350,000. In connection with such tranche, we issued 1,376,599 series D senior convertible preferred shares to Breadcrumbs.

On August 22, 2024, the parties executed tranche No. 5 in the principal amount of $300,000 for total cash proceeds of $225,000. In connection with such tranche, we issued 884,956 series D senior convertible preferred shares to Breadcrumbs.

Settlement and Issuance of Series C Preferred Shares

On August 19, 2024, we and our subsidiary 1847 Asien entered into a settlement and release agreement with Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as Trustees of the Wilhelmsen Family Trust, U/D/T dated May 1, 1992, or the Trust, pursuant to which the Trust surrendered that certain 6% amortizing promissory note issued to it by 1847 Asien on July 29, 2020 and forgave the entire outstanding balance of the note in the amount of $831,027 in exchange for which we issued 83,603 series C senior convertible preferred shares to the Trust. The settlement agreement also includes a customary release of claims and covenant not to sue by the Trust.

Management Fees

On April 15, 2013, we and our manager entered into a management services agreement, pursuant to which we are required to pay our manager a quarterly management fee equal to 0.5% of our adjusted net assets for services performed (which we refer to as the parent management fee). The amount of the parent management fee with respect to any fiscal quarter is (i) reduced by the aggregate amount of any management fees received by our manager under any offsetting management services agreements with respect to such fiscal quarter, (ii) reduced (or increased) by the amount of any over-paid (or under-paid) parent management fees received by (or owed to) our manager as of the end of such fiscal quarter, and (iii) increased by the amount of any outstanding accrued and unpaid parent management fees. We did not expense any parent management fees for the six months ended June 30, 2024 and 2023 or the years ended December 31, 2023 and 2022.

Following the assignment of Asien’s assets as described under “—Discontinued Operations” below, our manager ceased to provide services to 1847 Asien for quarterly management fees. 1847 Asien expensed management fees of $50,000 and $150,000 for the six months ended June 30, 2024 and 2023, respectively, and $300,000 for the years ended December 31, 2023 and 2022, which are included in discontinued operations.

On August 21, 2020, 1847 Cabinet entered into an offsetting management services agreement with our manager, which was amended on October 8, 2021. Pursuant to the amended management services agreement, our manager will provide certain services to 1847 Cabinet in exchange for a quarterly management fee. This fee will be the greater of $125,000 or 2% of adjusted net assets (as defined within the amended management services agreement). 1847 Cabinet expensed management fees of $250,000 for the six months ended June 30, 2024 and 2023 and $500,000 for the years ended December 31, 2023 and 2022.

On March 30, 2021, our subsidiary 1847 Wolo Inc., or 1847 Wolo, entered into an offsetting management services agreement with our manager. Pursuant to the management services agreement, our manager will provide certain services to 1847 Wolo in exchange for a quarterly management fee. This fee will be the greater of $75,000 or 2% of adjusted net assets (as defined within the management services agreement). 1847 Wolo expensed management fees of $150,000 for the six months ended June 30, 2024 and 2023 and $300,000 for the years ended December 31, 2023 and 2022.

On February 9, 2023, 1847 ICU entered into an offsetting management services agreement with our manager. Pursuant to the management services agreement, our manager will provide certain services to 1847 ICU in exchange for a quarterly management fee. This fee will be the greater of $75,000 or 2% of adjusted net assets (as defined within the management services agreement). 1847 ICU expensed management fees of 150,000 and $75,000 for the six months ended June 30, 2024 and 2023, respectively, and $225,000 for the year ended December 31, 2023.

In addition, if the aggregate amount of management fees paid or to be paid to our manager under the offsetting management services agreements, exceeds, or is expected to exceed, 9.5% of our gross income in any fiscal year or the parent management fee in any fiscal quarter, then the management fee to be paid by such entities shall be reduced, on a pro rata basis determined by reference to the other management fees to be paid to our manager under other offsetting management services agreements.

On a consolidated basis, our company expensed total management fees from continued operations of $550,000 and $475,000 for the six months ended June 30, 2024 and 2023, respectively, and $1,325,000 and $1,100,000 for the years ended December 31, 2023 and 2022, respectively.

Segments

Following the divesture of the 1847 Asien retail and appliances segment, we had three reportable segments as of June 30, 2024:

●	The retail and eyewear segment provides a wide variety of eyewear products (non-prescription reading glasses, sunglasses, blue light blocking eyewear, sun readers, outdoor specialty sunglasses and other eyewear-related products) as well as personal protective equipment (face masks and select health and personal care items).

●	The construction segment provides finished carpentry products and services (door frames, base boards, crown molding, cabinetry, bathroom sinks and cabinets, bookcases, built-in closets, fireplace mantles, windows, and custom design and build of cabinetry and countertops).

●	The automotive supplies segment provides horn and safety products (electric, air, truck, marine, motorcycle, and industrial equipment) and vehicle emergency and safety warning lights (cars, trucks, industrial equipment, and emergency vehicles).

We report all other business activities that are not reportable in the corporate services segment. We provide general corporate services to our segments; however, these services are not considered when making operating decisions and assessing segment performance. The corporate services segment includes costs associated with executive management, financing activities and other public company-related costs.

Discontinued Operations

On February 26, 2024, our subsidiary Asien’s Appliance, Inc., or Asien’s, entered into a general assignment for the benefit of its creditors with SG Service Co., LLC, or the Assignee. Pursuant to the assignment, Asien’s transferred ownership of all or substantially all of its right, title, and interest in, as well as custody and control of, its assets to the Assignee in trust. Following the assignment, we retained no financial interest in Asien’s. Accordingly, the results of operations of Asien’s are reported as discontinued operations for the three and six months ended June 30, 2024 and 2023.

Results of Operations

Comparison of the Six Months Ended June 30, 2024 and 2023

The following table sets forth key components of our results of continued operations during the six months ended June 30, 2024 and 2023, both in dollars and as a percentage of our revenues.

	Six Months Ended June 30,
	2024		2023
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$30,414,856	100.0%	$30,327,696	100.0%
Operating expenses
Cost of revenues	18,083,074	59.5%	19,488,597	64.3%
Personnel	6,522,258	21.4%	5,416,230	17.9%
Depreciation and amortization	845,930	2.8%	1,099,200	3.6%
General and administrative	4,528,480	14.9%	3,851,794	12.7%
Professional fees	4,872,222	16.0%	873,722	2.9%
Impairment of goodwill and intangible assets	1,216,966	4.0	-	-
Total operating expenses	36,068,930	118.6%	30,729,543	101.3%
Loss from operations	(5,654,074)	(18.6)%	(401,847)	(1.3)%
Other income (expenses)
Other income	27,837	0.1%	51,594	0.2%
Loss on disposal of property and equipment	(13,815)	(0.0)%	-	-
Interest expense	(2,619,489)	(8.6)%	(2,610,777)	(8.6)%
Amortization of debt discounts	(6,604,925)	(21.7)%	(1,185,211)	(3.9)%
Loss on extinguishment of debt	(1,200,750)	(3.9)%	-	-
Gain on change in fair value of warrant liabilities	1,759,600)	5.8)%	-	-
Loss on change in fair value of derivative liabilities	(1,903,025)	(6.3)%	-	-
Preliminary gain on bargain purchase	-	-	2,639,861	8.7%
Total other expense	(10,554,567)	(34.7)%	(1,104,533)	(3.6)%
Net loss before income taxes	(16,208,641)	(53.3)%	(1,506,380)	(5.0)%
Income tax benefit (expense)	145,250	0.5%	(703,321)	(2.3)%
Net loss from continued operations	$(16,063,391)	(52.8)%	$(2,209,701)	(7.3)%

Revenues. Our total revenues were $30,414,856 for the six months ended June 30, 2024, as compared to $30,327,696 for the six months ended June 30, 2023.

The retail and eyewear segment generates revenue through sales of eyewear products, including non-prescription reading glasses, sunglasses, blue light blocking eyewear, sun readers and outdoor specialty sunglasses. Revenues from the retail and eyewear segment were $6,973,068 for the six months ended June 30, 2024 and $7,286,773 for the period from February 9, 2023 (date of acquisition) to June 30, 2023.

The construction segment generates revenue through the sale of finished carpentry products and services, including doors, door frames, base boards, crown molding, cabinetry, bathroom sinks and cabinets, bookcases, built-in closets, and fireplace mantles, among others, as well as kitchen countertops. Revenues from the construction segment increased by $143,720, or 0.7%, to $20,560,340 for the six months ended June 30, 2024 from $20,416,620 for the six months ended June 30, 2023. The increase in revenues was primarily attributed to an increase in new multi-family projects and an increase in the average customer contract value.

The automotive supplies segment generates revenue through the design and sale of horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), including vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles. Revenues from the automotive supplies segment increased by $257,145, or 9.8%, to $2,881,448 for the six months ended June 30, 2024 from $2,624,303 for the six months ended June 30, 2023. The increase in revenues was primarily attributed to an improved supply chain with manufacturers, although inventory challenges within the supply chain to meet customer demands persist.

Cost of revenues. Our total cost of revenues was $18,083,074 for the six months ended June 30, 2024, as compared to $19,488,597 for the six months ended June 30, 2023.

Cost of revenues for the retail and eyewear segment consists of the costs of purchased finished goods plus freight and tariff costs. Cost of revenues for the retail and eyewear segment were $4,420,530, or 63.4% of retail and eyewear revenues, for the six months ended June 30, 2024 and $5,377,551, or 73.8% of retail and eyewear revenues, for the period from February 9, 2023 (date of acquisition) to June 30, 2023.

Cost of revenues for the construction segment consists of finished goods, lumber, hardware and materials and plus direct labor and related costs, net of any material discounts from vendors. Cost of revenues for the construction segment decreased by $805,987, or 6.4%, to $11,769,691 for the six months ended June 30, 2024 from $12,575,678 for the six months ended June 30, 2023. Such decrease was primarily attributed improved supply chain negotiations leading to better pricing and more efficient procurement, offset an increase in revenues. As a percentage of construction revenues, cost of revenues for the construction segment was 57.2% and 61.6% for the six months ended June 30, 2024 and 2023, respectively.

Cost of revenues for the automotive supplies segment consists of the costs of purchased finished goods plus freight and tariff costs. Cost of revenues for the automotive supplies segment increased by $357,485, or 23.3%, to $1,892,853 for the six months ended June 30, 2024 from $1,535,368 for the six months ended June 30, 2023. Such increase was primarily attributed to the corresponding increase in revenues, offset by increased product costs. As a percentage of automotive supplies revenues, cost of revenues for the automotive supplies segment was 65.7% and 58.5% for the six months ended June 30, 2024 and 2023, respectively.

Personnel costs. Personnel costs include employee salaries and bonuses plus related payroll taxes. It also includes health insurance premiums, 401(k) contributions, and training costs. Our total personnel costs were $6,522,258 for the six months ended June 30, 2024, as compared to $5,416,230 for the six months ended June 30, 2023.

Personnel costs for the retail and eyewear segment were $1,253,954, or 18.0% of retail and eyewear revenues, for the six months ended June 30, 2024 and $1,319,511, or 18.1% of retail and eyewear revenues, for the period from February 9, 2023 (date of acquisition) to June 30, 2023.

Personnel costs for the construction segment increased by $728,448, or 22.0%, to $4,045,499 for the six months ended June 30, 2024 from $3,317,051 for the six months ended June 30, 2023. Such increase was primarily attributed to increased employee headcount as a result of increased revenues and corporate wage allocations. As a percentage of construction revenue, personnel costs for the construction segment were 19.7% and 16.2% for the six months ended June 30, 2024 and 2023, respectively.

Personnel costs for the automotive supplies segment decreased by $10,016, or 2.0%, to $482,113 for the six months ended June 30, 2024 from $492,129 for the six months ended June 30, 2023. Personnel costs remained consistent period over period. As a percentage of automotive supplies revenue, personnel costs for the automotive supplies segment were 16.7% and 18.8% for the six months ended June 30, 2024 and 2023, respectively.

Personnel costs for our holding company increased by $453,153, or 157.6%, to $740,692 for the six months ended June 30, 2024 from $287,539 for the six months ended June 30, 2023. Such increase was primarily attributed to accrued management bonuses and wages.

Depreciation and amortization. Our total depreciation and amortization expense decreased by $253,270, or 23.0%, to $845,930 for the six months ended June 30, 2024 from $1,099,200 for the six months ended June 30, 2023. Such decrease was primarily as a result of the impairment of intangible assets during the current and prior periods.

General and administrative expenses. Our general and administrative expenses consist primarily of insurance expense, rent expense, management fees, advertising, bank fees, bad debt allowances, and other general expenses incurred in connection with general operations. Our total general and administrative expenses were $4,528,480 for the six months ended June 30, 2024, as compared to $3,851,794 for the six months ended June 30, 2023.

General and administrative expenses for the retail and eyewear segment were $992,971, or 14.2% of retail and eyewear revenues, for the six months ended June 30, 2024 and $681,087, or 9.3% of retail and eyewear revenues, for the period from February 9, 2023 (date of acquisition) to June 30, 2023.

General and administrative expenses for the construction segment increased by $207,631, or 9.0%, to $2,526,030 for the six months ended June 30, 2024 from $2,318,399 for the six months ended June 30, 2023. Such increase was primarily attributed to increased revenues, along with increases in rent and office expenditures. As a percentage of construction revenue, general and administrative expenses for the construction segment were 12.3% and 11.4% for the six months ended June 30, 2024 and 2023, respectively.

General and administrative expenses for the automotive supplies segment increased by $3,453, or 0.8%, to $463,512 for the six months ended June 30, 2024 from $460,059 for the six months ended June 30, 2023. General and administrative costs remained consistent period over period. As a percentage of automotive supplies revenue, general and administrative expenses for the automotive supplies segment were 16.1% and 17.5% for the six months ended June 30, 2024 and 2023, respectively.

General and administrative expenses for our holding company increased by $153,718, or 39.2%, to $545,967 for the six months ended June 30, 2024 from $392,249 for the six months ended June 30, 2023. Such increase was primarily attributed to increased insurance expenses and board fees.

Professional fees. Our total professional fees were $4,872,222 for the six months ended June 30, 2024, as compared to $873,722 for the six months ended June 30, 2023.

Professional fees for the retail and eyewear segment were $625,333, or 9.0% of retail and eyewear revenues, for the six months ended June 30, 2024 and $194,348, or 2.7% of retail and eyewear revenues, for the period from February 9, 2023 (date of acquisition) to June 30, 2023.

Professional fees for the construction segment increased by $21,196, or 17.8%, to $140,021 for the six months ended June 30, 2024 from $118,825 for the six months ended June 30, 2023. Such increase was primarily attributed to increased consulting fees. As a percentage of construction revenue, professional fees for the construction segment were 0.7% and 0.6% for the six months ended June 30, 2024 and 2023, respectively.

Professional fees for the automotive supplies segment increased by $74,136, or 68.6%, to $182,134 for the six months ended June 30, 2024 from $107,998 for the six months ended June 30, 2023. Such increase was primarily attributed to increased consulting fees. As a percentage of automotive supplies revenue, professional fees for the automotive supplies segment were 6.3% and 4.1% for the six months ended June 30, 2024 and 2023, respectively.

Professional fees for our holding company increased by $3,472,183, or 767.2%, to $3,924,734 for the six months ended June 30, 2024 from $452,551 for the six months ended June 30, 2023. Such increase was primarily attributed to increased consulting fees, investor relations, and other public company related fees. Additionally, during the period, we prepaid $2.5 million in non-recurring consulting and investor relations fees using the proceeds from the public offering described below. Of this amount, $2.4 million was expensed to professional fees for the six months ended June 30, 2024.

Impairment of goodwill and intangible assets. For the six months ended June 30, 2024, we recorded goodwill impairments of $757,283 and intangible asset impairments of $459,683, as compared to no impairments for the six months ended June 30, 2023.

Total other income (expense). We had total other expense, net of $10,554,567 for the six months ended June 30, 2024, as compared to $1,104,533 for the six months ended June 30, 2023. Other expense, net, for the six months ended June 30, 2024 consisted of interest expense of $2,619,489, amortization of debt discounts of $6,604,925, loss on extinguishment of debt of $1,200,750, loss on change in fair value of derivative liabilities of $1,903,025, and a loss on disposal of property of equipment of $13,815, offset by a gain on change in fair value of warrant liabilities of $1,759,600 and other income of $27,837. Other expense, net, for the six months ended June 30, 2023, consisted of interest expense of $2,610,777 and amortization of debt discounts of $1,185,211, offset by a preliminary gain on bargain purchase of $2,639,861 related to the acquisition of ICU Eyewear and other income of $51,594.

Income tax benefit (expense). We had an income tax benefit of $145,250 and an income tax expense of $703,321 for the six months ended June 30, 2024 and 2023, respectively.

Net loss from continuing operations. As a result of the cumulative effect of the factors described above, we had a net loss of $16,063,391 for the six months ended June 30, 2024, as compared to $2,209,701 for the six months ended June 30, 2023.

Comparison of the Years Ended December 31, 2023 and 2022

The following table sets forth key components of our results of operations during the years ended December 31, 2023 and 2022, both in dollars and as a percentage of our revenues.

	Years Ended December 31,
	2023		2022
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$68,681,818	100.0%	$48,929,124	100.0%
Operating expenses
Cost of revenues	45,139,169	65.7%	33,227,730	67.9%
Personnel	13,593,090	19.8%	9,531,101	19.5%
Depreciation and amortization	2,240,680	3.3%	2,037,112	4.2%
General and administrative	12,995,974	18.9%	9,872,689	20.2%
Impairment of goodwill and intangible assets	14,648,048	21.3%	-	-
Total operating expenses	88,616,961	129.0%	54,668,632	111.7%
Loss from operations	(19,935,143)	(29.0)%	(5,739,508)	(11.7)%
Other income (expense)
Other income (expense)	(213,391)	(0.3)%	(11,450)	(0.0)%
Interest expense	(11,442,802)	(16.7)%	(4,594,740)	(9.4)%
Gain on disposal of property and equipment	18,026	0.0%	65,417	0.1%
Loss on extinguishment of debt	-	-	(2,039,815)	(4.2)%
Loss on change in fair value of warrant liability	(27,900)	(0.0)%	-	-
Gain on change in fair value of derivative liabilities	385,138	0.6%	-	-
Loss on write-down of contingent note payable	-	-	(158,817)	(0.3)%
Total other expense	(11,280,929)	(16.4)%	(6,739,405)	(13.8)%
Net loss before income taxes	(31,216,072)	(45.5)%	(12,478,913)	(25.5)%
Income tax benefit (expense)	(391,855)	(0.6)%	1,677,000	3.4%
Net loss	$(31,607,927)	(46.0)%	$(10,801,913)	(22.1)%

Total revenues. Our total revenues were $68,681,818 for the year ended December 31, 2023, as compared to $48,929,124 for the year ended December 31, 2022.

Revenues from the retail and appliances segment decreased by $1,709,881, or 16.0%, to $8,961,248 for the year ended December 31, 2023 from $10,671,129 for the year ended December 31, 2022. The decline in revenues was primarily attributed to ongoing supply chain delays and decreased customer demand.

Revenues for the retail and eyewear segment were $15,454,097 for the period from February 9, 2023 (date of acquisition) to December 31, 2023.

Revenues from the construction segment increased by $7,946,980, or 25.0%, to $39,715,887 for the year ended December 31, 2023 from $31,768,907 for the year ended December 31, 2022. The increase in revenues was primarily attributed to an increase in new multi-family projects and an increase in the average customer contract value.

Revenues from the automotive supplies segment decreased by $1,938,502, or 29.9%, to $4,550,586 for the year ended December 31, 2023 from $6,489,088 for the year ended December 31, 2022. The decline in revenues was primarily attributed to ongoing supply chain delays with manufacturers and decreased customer demand.

Cost of revenues. Our total cost of revenues was $45,139,169 for the year ended December 31, 2023, as compared to $33,227,730 for the year ended December 31, 2022.

Cost of revenues for the retail and appliances segment decreased by $1,119,739, or 13.6%, to $7,083,662 for the year ended December 31, 2023 from $8,203,401 for the year ended December 31, 2022. Such decrease was primarily attributed to the corresponding decrease in revenues, offset by increased product costs. As a percentage of retail and appliances revenues, cost of revenues for the retail and appliances segment was 79.0% and 76.9% for the years ended December 31, 2023 and 2022, respectively.

Cost of revenues for the retail and eyewear segment was $11,738,639, or 76.0% of retail and eyewear revenues, for the period from February 9, 2023 (date of acquisition) to December 31, 2023.

Cost of revenues for the construction segment increased by $2,182,048, or 10.4%, to $23,162,151 for the year ended December 31, 2023 from $20,980,103 for the year ended December 31, 2022. Such increase was primarily attributed to the corresponding increase in revenues, offset by improved supply chain negotiations leading to better pricing and more efficient procurement processes. As a percentage of construction revenues, cost of revenues for the construction segment was 58.3% and 66.0% for the years ended December 31, 2023 and 2022, respectively.

Cost of revenues for the automotive supplies segment decreased by $889,509, or 22.0%, to $3,154,717 for the year ended December 31, 2023 from $4,044,226 for the year ended December 31, 2022. Such decrease was primarily attributed to the corresponding decrease in revenues, offset by increased product costs. As a percentage of automotive supplies revenues, cost of revenues for the automotive supplies segment was 69.3% and 62.3% for the years ended December 31, 2023 and 2022, respectively.

Personnel costs. Our total personnel costs were $13,593,090 for the year ended December 31, 2022, as compared to $9,531,101 for the year ended December 31, 2022.

Personnel costs for the retail and appliances segment decreased by $79,821, or 9.7%, to $742,718 for the year ended December 31, 2023 from $822,539 for the year ended December 31, 2022. Such decrease was primarily attributed to decreased employee headcount as a result of decreased revenues. As a percentage of retail and appliances revenue, personnel costs for the retail and appliances segment were 8.3% and 7.7% for the years ended December 31, 2023 and 2022, respectively.

Personnel costs for the retail and eyewear segment was $2,793,210, or 18.1% of retail and eyewear revenues, for the period from February 9, 2023 (date of acquisition) to December 31, 2023.

Personnel costs for the construction segment increased by $1,400,389, or 23.0%, to $7,500,763 for the year ended December 31, 2023 from $6,100,374 for the year ended December 31, 2022. Such increase was primarily attributed to increased employee headcount as a result of increased revenues, offset the implementation of revised compensation policies aimed at enhancing cost efficiency. As a percentage of construction revenue, personnel costs for the construction segment were 18.9% and 19.2% for the years ended December 31, 2023 and 2022, respectively.

Personnel costs for the automotive supplies segment decreased by $176,973, or 16.2%, to $917,388 for the year ended December 31, 2023 from $1,094,361 for the year ended December 31, 2022. Such decrease was primarily attributed to decreased employee headcount as a result of decreased revenues. As a percentage of automotive supplies revenues, personnel costs for the automotive supplies segment were 20.2% and 16.9% for the years ended December 31, 2023 and 2022, respectively.

Personnel costs for the corporate services segment increased by $125,184, or 8.3%, to $1,639,011 for the year ended December 31, 2023 from $1,513,827 for the year ended December 31, 2022. Such increase was primarily attributed to accrued management bonuses and wages.

Depreciation and amortization. Our total depreciation and amortization expense increased by $203,568, or 10.0%, to $2,240,680 for the year ended December 31, 2023 from $2,037,112 for the year ended December 31, 2022. Such increase was primarily as a result of increased amortization of intangible assets acquired in the acquisition of ICU Eyewear.

General and administrative expenses. Our total general and administrative expenses were $12,995,974 for the year ended December 31, 2023, as compared to $9,872,689 for the year ended December 31, 2022.

General and administrative expenses for the retail and appliances segment decreased by $99,270, or 6.0%, to $1,550,432 for the year ended December 31, 2023 from $1,649,702 for the year ended December 31, 2022. Such decrease was primarily attributed to the decrease in revenues, offset by increased rent and office expenditures. As a percentage of retail and appliances revenue, general and administrative expenses for the retail and appliances segment were 17.3% and 15.5% for the years ended December 31, 2023 and 2022, respectively.

General and administrative expenses for the retail and eyewear segment was $1,649,240, or 10.7% of retail and eyewear revenues, for the period from February 9, 2023 (date of acquisition) to December 31, 2023.

General and administrative expenses for the construction segment increased by $84,140, or 1.7%, to $5,145,345 for the year ended December 31, 2023 from $5,156,425 for the year ended December 31, 2022. Such increase was primarily attributed to increased revenues, along with increases in rent and office expenditures, offset by decreased professional fees. As a percentage of construction revenue, general and administrative expenses for the construction segment were 13.0% and 16.2% for the years ended December 31, 2023 and 2022, respectively.

General and administrative expenses for the automotive supplies segment decreased by $130,805, or 10.3%, to $1,144,564 for the year ended December 31, 2023 from $1,275,369 for the year ended December 31, 2022. Such decrease was primarily attributed to the decrease in revenues, offset by increased office expenditures. As a percentage of automotive supplies revenue, general and administrative expenses for the automotive supplies segment were 25.2% and 19.7% for the years ended December 31, 2023 and 2022, respectively.

General and administrative expenses for the corporate services segment increased by $1,619,980, or 85.9%, to $3,506,393 for the year ended December 31, 2023 from $1,886,413 for the year ended December 31, 2022. Such increase was primarily attributed to increased professional fees, insurance expenses, and board fees.

Impairment of goodwill and intangible assets. For the year ended December 31, 2023, we recorded goodwill impairments of $10,401,218 and intangible asset impairments of $4,246,830, as compared to no impairments for the year ended December 31, 2022.

Total other income (expense). We had $11,280,929 in total other expense, net, for the year ended December 31, 2023, as compared to other expense, net, of $6,739,405 for the year ended December 31, 2022. Other expense, net, for the year ended December 31, 2023 consisted of interest expense of $11,442,802, other expense of $213,391 and a loss on change in fair value of warrant liability of $27,900, offset by a gain on disposal of property and equipment of $18,026 and a gain on change in fair value of derivative liabilities of $385,138, while other expense, net, for the year ended December 31, 2022 consisted of interest expense of $4,594,740, a loss on extinguishment of debt of $2,039,815, a loss on write-down of contingent note payable of $158,817 and other expense of $11,450, offset by a gain on disposal of property and equipment of $65,417. As noted above, our total interest expense increased by $6,848,062, or 149.0%, primarily due to a new revolving loan and promissory notes issued in 2023, as described in more detail below.

Income tax benefit (expense).  We had an income tax expense of $391,855 and an income tax benefit of $1,677,000 for the years ended December 31, 2023 and 2022, respectively.

Net loss. As a result of the cumulative effect of the factors described above, our net loss was $31,607,927 for the year ended December 31, 2023, as compared to $10,801,913 for the year ended December 31, 2022, an increase of $20,806,014, or 192.6%.

Liquidity and Capital Resources

As of June 30, 2024, we had cash and cash equivalents of $800,989. To date, we have financed our operations primarily through revenue generated from operations, cash proceeds from financing activities, borrowings, and equity contributions by our shareholders.

Management plans to address the above as needed by, securing additional bank lines of credit, and obtaining additional financing through debt or equity transactions. Management has implemented tight cost controls to conserve cash.

The ability of our company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and to eventually attain profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if our company is unable to continue as a going concern. If our company is unable to obtain adequate capital, it could be forced to cease operations.

We believe additional funds are required to execute our business plan and our strategy of acquiring additional businesses. The funds required to execute our business plan will depend on the size, capital structure and purchase price consideration that the seller of a target business deems acceptable in a given transaction. The amount of funds needed to execute our business plan also depends on what portion of the purchase price of a target business the seller of that business is willing to take in the form of seller notes or our equity or equity in one of our subsidiaries. We will seek growth as funds become available from cash flow, borrowings, additional capital raised privately or publicly, or seller retained financing.

Our primary use of funds will be for future acquisitions, public company expenses including regular distributions to our shareholders, investments in future acquisitions, payments to our manager pursuant to the management services agreement, potential payment of profit allocation to our manager and potential put price to our manager in respect of the allocation shares it owns. The management fee, expenses, potential profit allocation and potential put price are paid before distributions to shareholders and may be significant and exceed the funds we hold, which may require us to dispose of assets or incur debt to fund such expenditures. See “The Manager” for more information concerning the management fee, the profit allocation and put price.

The amount of management fee paid to our manager by us is reduced by the aggregate amount of any offsetting management fees, if any, received by our manager from any of our businesses. As a result, the management fee paid to our manager may fluctuate from quarter to quarter. The amount of management fee paid to our manager may represent a significant cash obligation. In this respect, the payment of the management fee will reduce the amount of cash available for distribution to shareholders.

Our manager, as holder of 100% of our allocation shares, is entitled to receive a twenty percent (20%) profit allocation as a form of preferred equity distribution, subject to an annual hurdle rate of eight percent (8%), as follows. Upon the sale of a subsidiary, our manager will be paid a profit allocation if the sum of (i) the excess of the gain on the sale of such subsidiary over a high-water mark plus (ii) the subsidiary’s net income since its acquisition by us exceeds the 8% hurdle rate. The 8% hurdle rate is the product of (i) a 2% rate per quarter, multiplied by (ii) the number of quarters such subsidiary was held by us, multiplied by (iii) the subsidiary’s average share (determined based on gross assets, generally) of our consolidated net equity (determined according to GAAP, with certain adjustments). In certain circumstances, after a subsidiary has been held for at least 5 years, our manager may also trigger a profit allocation with respect to such subsidiary (determined based solely on the subsidiary’s net income since its acquisition). The amount of profit allocation may represent a significant cash payment and is senior in right to payments of distributions to our shareholders. Therefore, the amount of profit allocation paid, when paid, will reduce the amount of cash available to us for our operating and investing activities, including future acquisitions. See “The Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation” for more information on the calculation of the profit allocation.

The last occurrence of profit allocation distribution to our manager was during the fourth quarter of 2020, concurrent with the spin-off of a former subsidiary. Following the profit allocation distribution to our manager, the board of directors identified a need to adjust the distribution to our manager, which resulted in the recognition of a $2 million distribution receivable from our manager within shareholders’ equity, with repayment anticipated upon the occurrence of the next qualified profit allocation distribution event, which we refer to as the Distribution Receivable.

On April 23, 2024, we entered into a letter agreement with our manager regarding the timing of payment of the Distribution Receivable, pursuant to which the parties agreed to treat the Distribution Receivable as a $2,000,000, plus interest accrued thereon at a non-compounding rate equal to the applicable federal rate, unqualified obligation of our manager to be repaid as a credit against all future profit allocations resulting from both a sale event and a holding event payable to our manager, all until the Distribution Receivable is fully paid, provided that, if the Distribution Receivable is not fully paid by the application of such credit or otherwise by the first to occur of (i) December 31, 2024 and (ii) the date of the sale of all or substantially all the assets (in a transaction of any form) or the liquidation, dissolution or winding up, voluntary or involuntary, of either party, then upon such date the unpaid balance shall be immediately due, payable and paid by our manager.

Our operating agreement also contains a supplemental put provision, which gives our manager the right, subject to certain conditions, to cause us to purchase the allocation shares then owned by our manager upon termination of the management services agreement. The amount of put price under the supplemental put provision is determined by assuming all of our subsidiaries are sold at that time for their fair market value and then calculating the amount of profit allocation would be payable in such a case. If the management services agreement is terminated for any reason other than our manager’s resignation, the payment to our manager could be as much as twice the amount of such hypothetical profit allocation. As is the case with profit allocation, the calculation of the put price is complex and based on many factors that cannot be predicted with any certainty at this time. See “The Manager—Our Manager as an Equity Holder—Supplemental Put Provision” for more information on the calculation of the put price. The put price obligation, if our manager exercises its put right, will represent a significant cash payment and is senior in right to payments of distributions to our shareholders. Therefore, the amount of put price will reduce the amount of cash available to us for our operating and investing activities, including future acquisitions.

Summary of Cash Flow

The following table provides detailed information about our net cash flows from continuing operations for the periods indicated:

	Six Months Ended June 30,		Years Ended December 31,
	2024	2023	2023	2022
Net cash used in operating activities from continued operations	$(3,897,532)	$(2,428,145)	$(7,540,293)	$(4,131,477)
Net cash used in investing activities	-	(3,895,670)	(3,893,908)	(160,418)
Net cash provided by financing activities from continued operations	3,966,577	5,938,520	11,121,260	3,987,717
Net change in cash and cash equivalents	69,045	(385,295)	(312,941)	(304,178)
Cash and cash equivalents at the beginning of period	731,944	868,944	1,079,355	1,383,533
Cash and cash equivalents at the end of period	$800,989	$483,649	$766,414	$1,079,355

Net cash used in operating activities was $3,897,532 for the six months ended June 30, 2024, as compared to $2,428,145 for the six months ended June 30, 2023. Significant factors affecting the increase in net cash used in operating activities were primarily a result of the net loss during the six months ended June 30, 2024, decreased contract liabilities, inventories and prepaid expenses, partially offset by decreased receivables and prepaid expenses, and increased account payable and accrued expenses.

Net cash used in operating activities was $7,540,293 for the year ended December 31, 2023, as compared to $4,131,477 for the year ended December 31, 2022. Significant factors affecting the increase in net cash used in operating activities were primarily a result of the net loss during the year ended December 31, 2023, decreased accounts payable and accrued expenses, customer deposits and increased inventories and prepaid expenses, partially offset by decreased receivables and increased contract liabilities.

Net cash used in investing activities was $0 for the six months ended June 30, 2024, as compared to $3,895,670 for the six months ended June 30, 2023. The decrease in the net cash used in investing activities was primarily a result of the cash paid for the acquisition of ICU Eyewear during the six months ended June 30, 2023.

Net cash used in investing activities was $3,893,908 for the year ended December 31, 2023, as compared to $160,418 for the year ended December 31, 2022. The increase in the net cash used in investing activities was primarily a result of the cash paid for the acquisition of ICU Eyewear.

Net cash provided by financing activities was $3,966,577 for the six months ended June 30, 2024, as compared to $5,938,520 for the six months ended June 30, 2023. The decrease in the net cash provided by financing activities was primarily a result of decreased proceeds in private placements and revolving loans, increased debt repayments, offset by increased proceeds from public offerings.

Net cash provided by financing activities was $11,121,260 for the year ended December 31, 2023, as compared to $3,987,717 for the year ended December 31, 2022. The increase in the net cash provided by investing activities was primarily a result of the proceeds from the private placements and revolving loan described below, offset by decreased proceeds from public offerings.

Public Offering

On February 9, 2024, we entered into a securities purchase agreement with certain purchasers and a placement agency agreement with Spartan Capital Securities, LLC, or Spartan, pursuant to which we agreed to issue and sell to such purchasers an aggregate of 140,457 common shares and prefunded warrants for the purchase of 244,161 common shares at an offering price of $13.00 per common share and $12.87 per prefunded warrant, pursuant to our effective registration statement on Form S-1 (File No. 333-276670). On February 14, 2024, the closing of this offering was completed. At the closing, the purchasers prepaid the exercise price of the prefunded warrants in full. Therefore, we received total gross proceeds of $5,000,000. Pursuant to the placement agency agreement, Spartan received a cash transaction fee equal to 8% of the aggregate gross proceeds and reimbursement of certain out-of-pocket expenses. After deducting these and other offering expenses, we received net proceeds of approximately $4,335,000. During the six months ended June 30, 2024, we issued an aggregate of 174,126 common shares upon the exercise of prefunded warrants.

Debt

The following table shows aggregate figures for our total debt that is coming due in the short and long term as of June 30, 2024. For a complete description of the terms of our outstanding debt, please see Note 10 to our unaudited condensed consolidated financial statements for the three and six months ended June 30, 2024 and 2023 included elsewhere in this prospectus and Notes 10, 12, 13 and 14 to our consolidated financial statements for the years ended December 31, 2023 and 2022 included elsewhere in this prospectus.

	Short-Term	Long-Term	Total Debt
Notes Payable
Vehicle loans	$85,972	$213,663	$299,635
6% Amortizing promissory note	562,411	-	562,411
6% Subordinated promissory note	500,000	-	500,000
Purchase and sale of future revenues loan	786,000	-	786,000
12% subordinated promissory note for services	500,000	-	500,000
20% OID subordinated promissory notes	6,906,250	-	6,906,250
25% OID subordinated promissory note	666,667	-	666,667
Total notes payable	10,007,300	213,663	10,220,963
Less: debt discounts	(1,127,258)	-	(1,127,258)
Total notes payable, net	8,880,042	213,663	9,093,705

Related Party Notes Payable
Related party promissory note	578,290	-	578,290

Convertible Notes Payable
Secured convertible promissory notes	-	24,110,000	24,110,000
6% subordinated convertible promissory notes	2,520,346	-	2,520,346
Promissory notes issued in private placements	724,281	-	724,281
Total convertible notes payable	3,244,627	24,110,000	27,354,627
Less: debt discounts	(46,396)	(1,463,312)	(1,509,708)
Total convertible notes payable, net	3,198,231	22,646,688	25,844,919

Revolving Line of Credit
Revolving loan	3,691,558	-	3,691,558
Less: debt discounts	-	-	-
Total revolving line of credit, net	3,691,558	-	3,691,558

Finance Leases
Financing leases	177,030	515,490	692,520

Combined total debt	$17,698,805	$24,839,153	$42,537,958
Less: combined debt discounts	(1,173,654)	(1,463,312)	(2,636,966)
Combined total debt, net	$16,525,151	$23,375,841	$39,900,992

Contractual Obligations

Our principal commitments consist mostly of obligations under the loans described above, the operating leases described under “Business” and other contractual commitments described below.

We have engaged our manager to manage our day-to-day operations and affairs. Our relationship with our manager will be governed principally by the following agreements:

●	the management services agreement and offsetting management services agreements relating to the management services our manager will perform for us and the businesses we own and the management fee to be paid to our manager in respect thereof; and

●	our operating agreement setting forth our manager’s rights with respect to the allocation shares it owns, including the right to receive profit allocations from us, and the supplemental put provision relating to our manager’s right to cause us to purchase the allocation shares it owns.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

The following discussion relates to critical accounting policies for our consolidated company. The preparation of financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Business Combinations

We account for business combinations under the acquisition method of accounting in accordance with ASC 805, “Business Combinations.” We allocate the purchase price of an acquisition to the tangible and intangible assets acquired, liabilities assumed, and any non-controlling interest based on their estimated fair values at the acquisition date. We recognize the amount by which the purchase price of an acquired entity exceeds the net of the fair values assigned to the assets acquired and liabilities assumed as goodwill. In determining the fair values of assets acquired and liabilities assumed, we use various recognized valuation methods including the income, cost and market approaches in accordance with ASC 820, “Fair Value Measurement.” Further, we make assumptions within certain valuation techniques, including discount rates, royalty rates, and the amount and timing of future cash flows. We initially perform these valuations based upon preliminary estimates and assumptions by management or independent valuation specialists under our supervision, where appropriate, and make revisions as estimates and assumptions are finalized, which may be up to one year from the acquisition date. Acquisition-related expenses are recognized separately from business combinations and are expensed as incurred.

Long-Lived Assets

We review the carrying value of long-lived assets such as property and equipment, right-of-use assets, and definite-lived intangible assets for impairment in accordance with ASC 360, “Property, Plant, and Equipment,” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. These events and circumstances may include significant decreases in the market price of an asset or asset group, significant changes in the extent or manner in which an asset or asset group is being used by us or in its physical condition, a significant change in legal factors or in the business climate, a history or forecast of future operating or cash flow losses, significant disposal activity, a significant decline in revenue or adverse changes in the economic environment.

If such facts indicate a potential impairment, we assess the recoverability of an asset group by determining if the carrying value of the asset group exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the assets over the remaining economic life of the primary asset in the asset group. If the recoverability test indicates that the carrying value of the asset group is not recoverable, we estimate the fair value of the asset group using appropriate valuation methodologies, which would typically include an estimate of discounted cash flows. Any impairment would be measured as the difference between the asset group’s carrying amount and its estimated fair value.

Goodwill

In accordance with ASC 350, “Intangibles — Goodwill and Other,” we test goodwill for impairment annually on October 1, or more frequently when events or circumstances indicate an impairment may have occurred. When assessing the recoverability of goodwill, the Company may first assess qualitative factors in determining whether it is more likely than not (that is, a likelihood of more than 50%) that the fair value of a reporting unit, is less than its carrying amount. The qualitative assessment is based on several factors, including the current operating environment, industry and market conditions, and overall financial performance. If we bypass the qualitative assessment, or if we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then we perform a quantitative assessment by comparing the estimated fair value of a reporting unit with its carrying amount.

We estimate the fair value of our reporting units based on the present value of estimated future cash flows. Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes, and to estimate the future cash flows used to measure fair value. Our estimates of future cash flows consider past performance, current and anticipated market conditions, and internal projections and operating plans, including forecasted growth rates and estimated discount rates. If the fair value of a reporting unit is less than its carrying amount, a reporting unit is considered impaired, and an impairment charge is recognized for the difference.

Embedded Derivative Liabilities

We evaluate the embedded features of its financial instruments, including our preferred shares, convertible notes payable and warrants in accordance with ASC 480 and ASC 815 “Derivatives and Hedging.” Certain conversion options and redemption features are required to be bifurcated from their host instrument and accounted for as free-standing derivative financial instruments should certain criteria be met. We apply significant judgment to identify and evaluate complex terms and conditions for our financial instruments to determine whether such instruments are derivatives or contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract and the features of the derivatives. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the consolidated statement of operations each period.

We have a sequencing policy, whereby in the event that reclassification of contracts from equity to assets or liabilities is necessary in accordance with ASC 815 due to our inability to demonstrate we have sufficient authorized shares as a result of certain securities with a potentially indeterminable number of shares, shares will be allocated on the basis of the earliest maturity date of potentially dilutive instruments first, with the earliest maturity date of grants receiving the first allocation of shares. Pursuant to ASC 815, issuances of securities to our employees and directors, or to compensate grantees in a share-based payment arrangement, are not subject to the sequencing policy.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with ASC 740, “Income Taxes.” Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and establish a valuation allowance if, based on the weight of available evidence, we believe it is more likely than not that all or a portion of the deferred tax assets will not be realized.

We recognize the tax benefit of an uncertain tax position only if it is more likely than not the position will be sustainable upon examination by the taxing authority, including resolution of any related appeals or litigation processes. This evaluation is based on all available evidence and assumes that the tax authorities have full knowledge of all relevant information concerning the tax position. The tax benefit recognized is measured as the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. We recognize interest accrued and penalties related to unrecognized tax benefits in income tax expense.

CORPORATE HISTORY AND STRUCTURE

Our company is a Delaware limited liability company that was formed on January 22, 2013. Your rights as a holder of common shares, and the fiduciary duties of our board of directors and executive officers, and any limitations relating thereto, are set forth in the operating agreement governing our company and differ from those applying to a Delaware corporation. However, subject to certain exceptions, the documents governing our company specify that the duties of our directors and officers will be generally consistent with the duties of directors and officers of a Delaware corporation.

Our company is classified as a partnership for U.S. federal income tax purposes. Under the partnership income tax provisions, our company is not expected to incur any U.S. federal income tax liability; rather, each of our shareholders will be required to take into account his or her allocable share of company income, gain, loss, deduction and credit. As a holder of our shares, you may not receive cash distributions sufficient in amount to cover taxes in respect of your allocable share of our net taxable income. We will file a partnership return with the IRS and will issue you with tax information, including a Schedule K-1, setting forth your allocable share of our income, gain, loss, deduction, credit and other items. The U.S. federal income tax rules that apply to partnerships are complex, and complying with the reporting requirements may require significant time and expense. See “Material U.S. Federal Income Tax Considerations” for more information.

We currently have five classes of limited liability company interests - the common shares, the series A senior convertible preferred shares, the series C senior convertible preferred shares, the series D senior convertible preferred shares and the allocation shares. All of our allocation shares have been and will continue to be held by our manager. See “Description of Securities” for more information about our shares.

On September 30, 2020, our newly formed wholly-owned subsidiary 1847 Cabinet acquired all of the issued and outstanding capital stock of Kyle’s for an aggregate purchase price of up to $6,839,792, consisting of (i) $4,389,792 in cash, (ii) an 8% contingent subordinated note in the aggregate principal amount of up to $1,260,000, and (iii) 135 common shares of our company, having a mutually agreed upon value of $1,400,000 and a fair value of $3,675,000. As a result of this transaction, we own 92.5% of 1847 Cabinet, with the remaining 7.5% held by a third party, and 1847 Cabinet owns 100% of Kyle’s. 1847 Cabinet was formed in the State of Delaware on August 21, 2020 and Kyle’s was formed in the State of Idaho on May 7, 1991.

On March 30, 2021, our newly formed wholly-owned subsidiary 1847 Wolo acquired all of the issued and outstanding capital stock of Wolo for an aggregate purchase price of $8,344,055, consisting of (i) $6,550,000 in cash, (ii) a 6% secured promissory note in the aggregate principal amount of $850,000 and (iii) cash paid to seller, net of working capital adjustment, of $944,056. As a result of this transaction, we own 92.4% of 1847 Wolo, with the remaining 7.6% held third parties, and 1847 Wolo owns 100% of Wolo Mfg. Corp and Wolo Industrial Horn & Signal, Inc. 1847 Wolo was formed in the State of Delaware on December 3, 2020. Wolo Mfg. Corp. was formed in the State of New York on August 6, 1965 and Wolo Industrial Horn & Signal, Inc. was formed in the State of New York on January 28, 1999.

On October 8, 2021, 1847 Cabinet acquired all of the issued and outstanding capital stock or other equity securities of High Mountain and Innovative Cabinets for an aggregate purchase price of $15,441,173 (subject to adjustment), consisting of (i) $10,687,500 in cash and (ii) the issuance by 1847 Cabinet of 6% subordinated convertible promissory notes in the amount of $4,753,673, consisting of an aggregate principal amount of $5,880,345, net of debt discount of $1,126,672. As a result of this transaction, 1847 Cabinet acquired 92.5% of High Mountain and Innovative Cabinets, with the remaining 7.5% held by a third party. High Mountain was formed in the State of Nevada on April 4, 2014 and Innovative Cabinets was formed in the State of Nevada on June 17, 2008. As described above, on September 30, 2024, we sold all of the assets of High Mountain.

On May 14, 2021, we formed 1847 HQ Inc. as a wholly-owned subsidiary in the State of Delaware to manage our benefit plans.

The following chart depicts our current organizational structure:

See “The Manager” for more details regarding the ownership of our manager.

THE MANAGER

Overview of Our Manager

Our manager, 1847 Partners LLC, is a Delaware limited liability company. It has two classes of limited liability interests known as Class A interests and Class B interests. The Class A interests, which give the holder the right to the profit allocation received by our manager as a result of holding our allocation shares, are owned in their entirety by 1847 Partners Class A Member LLC; and the Class B interests, which give the holder the right to all other profits or losses of our manager, including the management fee payable to our manager by us, are owned in their entirety by 1847 Partners Class B Member LLC. 1847 Partners Class A Member LLC is owned 52% by Ellery W. Roberts, our Chief Executive Officer, 38% by 1847 Founders Capital LLC, which is owned by Edward J. Tobin, and approximately 9% by Louis A. Bevilacqua, the managing member of Bevilacqua PLLC, our outside counsel, with the balance being owned by a former contractor to such law firm. 1847 Partners Class B Member LLC is owned 54% by Ellery W. Roberts, 36% by 1847 Founders Capital LLC and 10% by Louis A. Bevilacqua. Mr. Roberts is also the sole manager of both entities. In the future, Mr. Roberts may cause 1847 Partners Class A Member LLC or 1847 Partners Class B Member LLC to issue units to employees of our manager to incentivize those employees by providing them with the ability to participate in our manager’s incentive allocation and management fee.

Key Personnel of Our Manager

The key personnel of our manager are Ellery W. Roberts, our Chief Executive Officer, and Edward J. Tobin. Each of these individuals will be compensated entirely by our manager from the management fees it receives. As employees of our manager, these individuals devote a substantial majority of their time to the affairs of our company.

Collectively, the management team of our manager has more than 60 years of combined experience in acquiring and managing small businesses and has overseen the acquisitions and financing of over 50 businesses.

Acquisition and Disposition Opportunities

Our manager has exclusive responsibility for reviewing and making recommendations to our board of directors with respect to acquisition and disposition opportunities. If our manager does not originate an opportunity, our board of directors will seek a recommendation from our manager prior to making a decision concerning such opportunity. In the case of any acquisition or disposition opportunity that involves an affiliate of our manager or us, our nominating and corporate governance committee, or, if we do not have such a committee, the independent members of our board of directors, will be required to authorize and approve such transaction.

Our manager will review each acquisition or disposition opportunity presented to our manager to determine if such opportunity satisfies the acquisition and disposition criteria established by our board of directors. The acquisition and disposition criteria provide that our manager will review each acquisition opportunity presented to it to determine if such opportunity satisfies our acquisition and disposition criteria, and if it is determined, in our manager’s sole discretion, that an opportunity satisfies the criteria, our manager will refer the opportunity to our board of directors for its authorization and approval prior to the consummation of any such opportunity.

Our investment criteria include the following:

●	Revenue of at least $5.0 million

●	Current year EBITDA/Pre-tax Income of at least $1.5 million with a history of positive cash flow

●	Clearly identifiable “blueprint” for growth with the potential for break-out returns

●	Well-positioned companies within our core industry categories (consumer-driven, business-to-business, light manufacturing and specialty finance) with strong returns on capital

●	Opportunities wherein building management team, infrastructure and access to capital are the primary drivers of creating value

●	Headquartered in North America

We believe we will be able to acquire small businesses for multiples ranging from three to six times EBITDA. With respect to investment opportunities that do not fall within the criteria set forth above, our manager must first present such opportunities to our board of directors. Our board of directors and our manager will review these criteria from time to time and our board of directors may make changes and modifications to such criteria as we make additional acquisitions and dispositions.

If an acquisition opportunity is referred to our board of directors by our manager and our board of directors determines not to timely pursue such opportunity in whole or in part, any part of such opportunity that we do not promptly pursue may be pursued by our manager or may be referred by our manager to any person, including affiliates of our manager. In this case, our manager is likely to devote a portion of its time to the oversight of this opportunity, including the management of a business that we do not own.

If there is a disposition, our manager must use its commercially reasonable efforts to manage a process through which the value of such disposition can be maximized, taking into consideration non-financial factors such as those relating to competition, strategic partnerships, potential favorable or adverse effects on us, our businesses, or our investments or any similar factors that may reasonably perceived as having a short- or long-term impact on our business, results of operations and financial condition.

Management Services Agreement

The management services agreement sets forth the services performed by our manager. Our manager performs such services subject to the oversight and supervision of our board of directors.

In general, our manager performs those services for us that would be typically performed by the executive officers of a company. Specifically, our manager performs the following services, which we refer to as the management services, pursuant to the management services agreement:

●	manage our day-to-day business and operations, including our liquidity and capital resources and compliance with applicable law;

●	identify, evaluate, manage, perform due diligence on, negotiate and oversee acquisitions of target businesses and any other investments;

●	evaluate and oversee the financial and operational performance of our businesses, including monitoring the business and operations of such businesses, and the financial performance of any other investments that we make;

●	provide, on our behalf, managerial assistance to our businesses;

●	evaluate, manage, negotiate and oversee dispositions of all or any part of any of our property, assets or investments, including disposition of all or any part of our businesses;

●	provide or second, as necessary, employees of our manager to serve as our executive officers or other employees or as members of our board of directors; and

●	perform any other services that would be customarily performed by executive officers and employees of a publicly listed or quoted company.

We and our manager have the right at any time during the term of the management services agreement to change the services provided by our manager. In performing management services, our manager has all necessary power and authority to perform, or cause to be performed, such services on our behalf, and, in this respect, our manager is the only provider of management services to us. Nonetheless, our manager is required to obtain authorization and approval of our board of directors in all circumstances where executive officers of a corporation typically would be required to obtain authorization and approval of a corporation’s board of directors, including, for example, with respect to the consummation of an acquisition of a target business, the issuance of securities or the entry into credit arrangements.

While our Chief Executive Officer, Mr. Ellery W. Roberts, intends to devote substantially all of his time to the affairs of our company, neither Mr. Roberts, nor our manager, is expressly prohibited from investing in or managing other entities. In this regard, the management services agreement does not require our manager and its affiliates to provide management services to us exclusively.

Secondment of Our Executive Officers

In accordance with the terms of the management services agreement, our manager may second to us our executive officers, which means that these individuals will be assigned by our manager to work for us during the term of the management services agreement. Our board of directors has appointed Mr. Roberts as an executive officer of our company. Although Mr. Roberts is an employee of our manager, he will report directly, and be subject, to our board of directors. In this respect, our board of directors may, after due consultation with our manager, at any time request that our manager replace any individual seconded to us and our manager will, as promptly as practicable, replace any such individual; however, our Chief Executive Officer, Mr. Roberts, controls our manager, which may make it difficult for our board of directors to completely sever ties with Mr. Roberts. Our manager and our board of directors may agree from time to time that our manager will second to us one or more additional individuals to serve on our behalf, upon such terms as our manager and our board of directors may mutually agree.

Indemnification by our Company

We have agreed to indemnify and hold harmless our manager and its employees and representatives, including any individuals seconded to us, from and against all losses, claims and liabilities incurred by our manager in connection with, relating to or arising out of the performance of any management services. However, we will not be obligated to indemnify or hold harmless our manager for any losses, claims and liabilities incurred by our manager in connection with, relating to or arising out of (i) a breach by our manager or its employees or its representatives of the management services agreement, (ii) the gross negligence, willful misconduct, bad faith or reckless disregard of our manager or its employees or representatives in the performance of any of its obligations under the management services agreement, or (iii) fraudulent or dishonest acts of our manager or its employees or representatives with respect to our company or any of its businesses.

Termination of Management Services Agreement

Our board of directors may terminate the management services agreement and our manager’s appointment if, at any time:

●	a majority of our board of directors vote to terminate the management services agreement, and the holders of at least a majority of the outstanding shares (other than shares beneficially owned by our manager) then entitled to vote also vote to terminate the management services agreement;

●	neither Mr. Roberts nor his designated successor controls our manager, which change of control occurs without the prior written consent of our board of directors;

●	there is a finding by a court of competent jurisdiction in a final, non-appealable order that (i) our manager materially breached the terms of the management services agreement and such breach continued unremedied for 60 days after our manager receives written notice from us setting forth the terms of such breach, or (ii) our manager (x) acted with gross negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under the management services agreement, or (y) engaged in fraudulent or dishonest acts in connection with our business or operations;

●	our manager has been convicted of a felony under federal or state law, our board of directors finds that our manager is demonstrably and materially incapable of performing its duties and obligations under the management services agreement, and the holders of at least 66 2/3% of the then outstanding shares, other than shares beneficially owned by our manager, vote to terminate the management services agreement; or

●	there is a finding by a court of competent jurisdiction that our manager has (i) engaged in fraudulent or dishonest acts in connection with our business or operations or (ii) acted with gross negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under the management services agreement, and the holders of at least 66 2/3% of the then outstanding shares (other than shares beneficially owned by our manager) vote to terminate the management services agreement.

In addition, our manager may resign and terminate the management services agreement at any time upon 120 days prior written notice to us, and this right is not contingent upon the finding of a replacement manager. However, if our manager resigns, until the date on which the resignation becomes effective, it will, upon request of our board of directors, use reasonable efforts to assist our board of directors to find a replacement manager at no cost and expense to us.

Upon the termination of the management services agreement, seconded officers, employees, representatives and delegates of our manager and its affiliates who are performing the services that are the subject of the management services agreement will resign their respective position with us and cease to work at the date of such termination or at any other time as determined by our manager. Any director appointed by our manager may continue serving on our board of directors, subject to the terms of the operating agreement.

If we terminate the management services agreement, we have agreed to cease using the term “1847”, including any trademarks based on the name of our company that may be licensed to them by our manager, under the licensing provisions of the management services agreement, entirely in our business and operations within 180 days of such termination. Such licensing provisions of the management services agreement would require our company and its businesses to change their names to remove any reference to the term “1847” or any reference to trademarks licensed to them by our manager. In this respect, our right to use the term “1847” and related intellectual property is subject to licensing provisions between our manager, on the one hand, and our company, on the other hand.

Except with respect to the termination fee payable to our manager due to a termination of the management services agreement based solely on a vote of our board of directors and our shareholders, no other termination fee is payable upon termination of the management services agreement for any other reason. See “—Our Manager as a Service Provider—Termination Fee” for more information about the termination fee payable upon termination of the management services agreement.

While termination of the management services agreement will not affect any terms and conditions, including those relating to any payment obligations, that exist under any offsetting management services agreements or transaction services agreements, such agreements will be terminable by our businesses upon 60 days prior written notice and there will be no termination or other similar fees due upon such termination. Notwithstanding termination of the management services agreement, our manager will maintain its rights with respect to the allocation shares it then owns, including its rights under the supplemental put provision of our operating agreement. See “—Our Manager as an Equity Holder—Supplemental Put Provision” for more information on our manager’s put right with respect to the allocation shares.

Our Relationship with Our Manager, Manager Fees and Manager Profit Allocation

Our relationship with our manager is based on our manager having two distinct roles: first, as a service provider to us and, second, as an equity holder of the allocation shares.

As a service provider, our manager performs a variety of services for us, which entitles it to receive a management fee. As holder of our allocation shares, our manager has the right to a preferred distribution in the form of a profit allocation upon the occurrence of certain events. Our manager paid $1,000 for the allocation shares. In addition, our manager will have the right to cause us to purchase the allocation shares then owned by our manager upon termination of the management services agreement.

These relationships with our manager are governed principally by the following agreements:

●	the management services agreements relating to the services our manager performs for us and our businesses; and

●	our operating agreement relating to our manager’s rights with respect to the allocation shares it owns and which contains the supplemental put provision relating to our manager’s right to cause us to purchase the allocation shares it owns.

We also expect that our manager will enter into offsetting management services agreements and transaction services agreements with our businesses directly. These agreements, and some of the material terms relating thereto, are discussed in more detail below. The management fee, profit allocation and put price under the supplemental put provision will be our payment obligations and, as a result, will be paid, along with other company obligations, prior to the payment of distributions to common shareholders.

The following table provides a simplified description of the fees and profit allocation rights held by our manager. Further detail is provided in the following subsections.

Description	Fee Calculation	Payment Term
Management Fees

Determined by management services agreement	0.5% of adjusted net assets (2.0% annually)	Quarterly

Determined by offsetting management services agreement	Payment of fees by our subsidiary businesses that result in a dollar for dollar reduction of manager fees paid by us to our manager such that our manager cannot receive duplicate fees from both us and our subsidiary	Quarterly

Termination fee – determined by management services agreement	Accumulated management fee paid in the preceding 4 fiscal quarters multiplied by 2. Paid only upon termination by our board and a majority in interest of our shareholders

Determined by management services agreement	Reimbursement of manager’s costs and expenses in providing services to us, but not including: (1) costs of overhead; (2) due diligence and other costs for potential acquisitions our board of directors does not approve pursuing or that are required by acquisition target to be reimbursed under a transaction services agreement; and (3) certain seconded officers and employees	Ongoing

Transaction Services Fees

Acquisition services of target businesses or disposition of subsidiaries – fees determined by transaction services agreements	2.0% of aggregate purchase price up to $50 million; plus 1.5% of aggregate purchase price in excess of $50 million and up to and equal to $100 million; plus 1.0% of aggregate purchase price in excess of $100 million	Per transaction

Manager profit allocation determined by our operating agreement

20% of certain profits and gains on a sale of subsidiary after clearance of the 8% annual hurdle rate 8% hurdle rate determined for any subsidiary by multiplying the subsidiary’s average quarterly share of our assets by an 8% annualized rate

Sale of a material amount of capital stock or assets of one of our businesses or subsidiaries.

Holding event: at the option of our manager, for the 30 day period following the 5th anniversary of an acquired business (but only based on historical profits of the business)

Our Manager as a Service Provider

Management Fee

We will pay our manager a quarterly management fee equal to 0.5% (2.0% annualized) of its adjusted net assets, as discussed in more detail below (which we refer to as the parent management fee).

Subject to any adjustments discussed below, for performing management services under the management services agreement during any fiscal quarter, we will pay our manager a management fee with respect to such fiscal quarter. The management fee to be paid with respect to any fiscal quarter will be calculated as of the last day of such fiscal quarter, which we refer to as the calculation date. The management fee will be calculated by an administrator, which will be our manager so long as the management services agreement is in effect. The amount of any management fee payable by us as of any calculation date with respect to any fiscal quarter will be (i) reduced by the aggregate amount of any offsetting management fees, if any, received by our manager from any of our businesses with respect to such fiscal quarter, (ii) reduced (or increased) by the amount of any over-paid (or under-paid) management fees received by (or owed to) our manager as of such calculation date, and (iii) increased by the amount of any outstanding accrued and unpaid management fees.

The management fee will be paid prior to the payment of distributions to our common shareholders. If we do not have sufficient liquid assets to pay the management fee when due, we may be required to liquidate assets or incur debt in order to pay the management fee.

Offsetting Management Services Agreements

Pursuant to the management services agreement, we have agreed that our manager may, at any time, enter into offsetting management services agreements with our businesses pursuant to which our manager may perform services that may or may not be similar to management services. Any fees to be paid by one of our businesses pursuant to such agreements are referred to as offsetting management fees and will offset, on a dollar-for-dollar basis, the management fee otherwise due and payable by us under the management services agreement with respect to a fiscal quarter. The management services agreement provides that the aggregate amount of offsetting management fees to be paid to our manager with respect to any fiscal quarter shall not exceed the management fee to be paid to our manager with respect to such fiscal quarter.

Our manager entered into offsetting management services agreements with 1847 Cabinet, 1847 Wolo and 1847 ICU. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management Fees” for a description of these agreements. Our manager may also enter into offsetting management services agreements with our future subsidiaries, which agreements would be in the form prescribed by our management services agreement. The offsetting management fee paid to our manager for providing management services to a future subsidiary will vary.

The services that our manager provides under the offsetting management services agreements include: conducting general and administrative supervision and oversight of the subsidiary’s day-to-day business and operations, including, but not limited to, recruiting and hiring of personnel, administration of personnel and personnel benefits, development of administrative policies and procedures, establishment and management of banking services, managing and arranging for the maintaining of liability insurance, arranging for equipment rental, maintenance of all necessary permits and licenses, acquisition of any additional licenses and permits that become necessary, participation in risk management policies and procedures; and overseeing and consulting with respect to our business and operational strategies, the implementation of such strategies and the evaluation of such strategies, including, but not limited to, strategies with respect to capital expenditure and expansion programs, acquisitions or dispositions and product or service lines. If our manager and the subsidiary do not enter into an offsetting management services agreement, our manager will provide these services for our subsidiaries under our management services agreement.

Example of Calculation of Management Fee with Adjustment for Offsetting Management Fees

In order to better understand how the management fee is calculated, we are providing the following example:

Quarterly management fee:		(in thousands)
1	Consolidated total assets	$100,000
2	Consolidated accumulation amortization of intangibles	5,000
3	Total cash and cash equivalents	5,000
4	Adjusted total liabilities	(10,000)
5	Adjusted net assets (Line 1 + Line 2 – Line 3 – Line 4)	90,000
6	Multiplied by quarterly rate	0.5%
7	Quarterly management fee	$450

Offsetting management fees:
8	Acquired company A offsetting management fees	$(100)
9	Acquired company B offsetting management fees	(100)
10	Acquired company C offsetting management fees	(100)
11	Acquired company D offsetting management fees	(100)
12	Total offsetting management fees (Line 8 + Line 9 – Line 10 – Line 11)	(400)
13	Quarterly management fee payable by Company (Line 7 + Line 12)	$50

The foregoing example provides hypothetical information only and does not intend to reflect actual or expected management fee amounts.

For purposes of the calculation of the management fee:

●	“Adjusted net assets” will be equal to, as of any calculation date, the sum of (i) our consolidated total assets (as determined in accordance with GAAP) as of such calculation date, plus (ii) the absolute amount of our consolidated accumulated amortization of intangibles (as determined in accordance with GAAP) as of such calculation date, minus (iii) total cash and cash equivalents, minus (iv) the absolute amount of our adjusted total liabilities as of such calculation date.

●	“Adjusted total liabilities” will be equal to, as of any calculation date, our consolidated total liabilities (as determined in accordance with GAAP) as of such calculation date after excluding the effect of any outstanding third-party indebtedness.

●	“Quarterly management fee” will be equal to, as of any calculation date, the product of (i) 0.5%, multiplied by (ii) our adjusted net assets as of such calculation date; provided, however, that with respect to any fiscal quarter in which the management services agreement is terminated, we will pay our manager a management fee with respect to such fiscal quarter equal to the product of (i)(x) 0.5%, multiplied by (y) our adjusted net assets as of such calculation date, multiplied by (ii) a fraction, the numerator of which is the number of days from and including the first day of such fiscal quarter to but excluding the date upon which the management services agreement is terminated and the denominator of which is the number of days in such fiscal quarter.

●	“Total offsetting management fees” will be equal to, as of any calculation date, fees paid to our manager by the businesses that we acquire in the future under separate offsetting management services agreements.

Transaction Services Agreements

Pursuant to the management services agreement, we have agreed that our manager may, at any time, enter into transaction services agreements with any of our businesses relating to the performance by our manager of certain transaction-related services in connection with the acquisitions of target businesses by us or dispositions of our property or assets. These services may include those customarily performed by a third-party investment banking firm or similar financial advisor, which may or may not be similar to management services, in connection with the acquisition of target businesses by us or our subsidiaries or disposition of subsidiaries or any of our property or assets or those of our subsidiaries. In connection with providing transaction services, our manager will generally receive a fee equal to the sum of (i) 2.0% of the aggregate purchase price of the target business up to and equal to $50 million, plus (ii) 1.5% of the aggregate purchase price of the target business in excess of $50 million and up to and equal to $100 million, plus (iii) 1.0% of the aggregate purchase price over $100 million, subject to annual review by our board of directors. The purchase price of a target business shall be defined as the aggregate amount of consideration, including cash and the value of any shares issued by us on the date of acquisition, paid for the equity interests of such target business plus the aggregate principal amount of any debt assumed by us of the target business on the date of acquisition or any similar formulation. The other terms and conditions relating to the performance of transaction services will be established in accordance with market practice.

Our manager may enter into transaction services agreements with our subsidiaries and future subsidiaries, which agreements would be in the form prescribed by our management services agreement.

The services that our manager will provide to our subsidiaries and future subsidiaries under the transaction services agreements will include the following services that would be provided in connection with a specific transaction identified at the time that the transaction services agreement is entered into: reviewing, evaluating and otherwise familiarizing itself and its affiliates with the business, operations, properties, financial condition and prospects of the future subsidiary and its target acquisition and preparing documentation describing the future subsidiary’s operations, management, historical financial results, projected financial results and any other relevant matters and presenting such documentation and making recommendations with respect thereto to certain of our manager’s affiliates.

Any fees received by our manager pursuant to such a transaction services agreement will be in addition to the management fee payable by us pursuant to the management services agreement and will not offset the payment of such management fee. A transaction services agreement with any of our businesses may provide for the reimbursement of costs and expenses incurred by our manager in connection with the acquisition of such businesses.

Transaction services agreements will be reviewed, authorized and approved by our board of directors on an annual basis.

Reimbursement of Expenses

We are responsible for paying costs and expenses relating to its business and operations. We agreed to reimburse our manager during the term of the management services agreement for all costs and expenses that are incurred by our manager or its affiliates on our behalf of, including any out-of-pocket costs and expenses incurred in connection with the performance of services under the management services agreement, and all costs and expenses the reimbursement of which are specifically approved by our board of directors.

We will not be obligated or responsible for reimbursing or otherwise paying for any costs or expenses relating to our manager’s overhead or any other costs and expenses relating to our manager’s conduct of its business and operations. Also, we will not be obligated or responsible for reimbursing our manager for costs and expenses incurred by our manager in the identification, evaluation, management, performance of due diligence on, negotiation and oversight of potential acquisitions of new businesses for which we (or our manager on our behalf) fail to submit an indication of interest or letter of intent to pursue such acquisition, including costs and expenses relating to travel, marketing and attendance of industry events and retention of outside service providers relating thereto. In addition, we will not be obligated or responsible for reimbursing our manager for costs and expenses incurred by our manager in connection with the identification, evaluation, management, performance of due diligence on, negotiating and oversight of an acquisition by us if such acquisition is actually consummated and the business so acquired entered into a transaction services agreement with our manager providing for the reimbursement of such costs and expenses by such business. In this respect, the costs and expenses associated with the pursuit of add-on acquisitions may be reimbursed by any businesses so acquired pursuant to a transaction services agreement.

All reimbursements will be reviewed and, in certain circumstances, approved by our board of directors on an annual basis in connection with the preparation of year-end financial statements.

Termination Fee

We will pay our manager a termination fee upon termination of the management services agreement if such termination is based solely on a vote of our board of directors and our shareholders; no other termination fee will be payable to our manager in connection with the termination of the management services agreement for any other reason. The termination fee that is payable to our manager will be equal to the product of (i) two (2) multiplied by (ii) the sum of the amount of the quarterly management fees calculated with respect to the four fiscal quarters immediately preceding the termination date of the management services agreement. The termination fee will be payable in eight equal quarterly installments, with the first such installment being paid on or within five (5) business days of the last day of the fiscal quarter in which the management services agreement was terminated and each subsequent installment being paid on or within five (5) business days of the last day of each subsequent fiscal quarter, until such time as the termination fee is paid in full to our manager.

Our Manager as an Equity Holder

Manager’s Profit Allocation

Our manager owns 100% of our allocation shares, which generally will entitle our manager to receive a 20% profit allocation as a form of preferred distribution. Upon the sale of a subsidiary, our manager will be paid a profit allocation if the sum of (i) the excess of the gain on the sale of such subsidiary over a high-water mark plus (ii) the subsidiary’s net income since its acquisition by us exceeds the 8% hurdle rate. The 8% hurdle rate is the product of (i) a 2% rate per quarter, multiplied by (ii) the number of quarters such subsidiary was held by us, multiplied by (iii) the subsidiary’s average share (determined based on gross assets, generally) of our consolidated net equity (determined according to GAAP with certain adjustments). In certain circumstances, after a subsidiary has been held for at least 5 years, our manager may also trigger a profit allocation with respect to such subsidiary (determined based solely on the subsidiary’s net income since its acquisition). The calculation of the profit allocation and the rights of our manager, as the holder of the allocation shares, are governed by the operating agreement.

Our board will have the opportunity to review and approve the calculation of manager’s profit allocation when it becomes due and payable. Our manager will not receive a profit allocation on an annual basis. Instead, our manager will be paid a profit allocation only upon the occurrence of one of the following events, which we refer to collectively as the trigger events:

●	the sale of a material amount, as determined by our manager and reasonably consented to by a majority of our board of directors, of the capital stock or assets of one of our subsidiaries or a subsidiary of one of our subsidiaries, including a distribution of our ownership of a subsidiary to our shareholders in a spin-off or similar transaction, which event we refer to as a sale event; or

●	at the option of our manager, for the 30-day period following the fifth anniversary of the date upon which we acquired a controlling interest in a business, which event we refer to as a holding event. If our manager elects to forego declaring a holding event with respect to such business during such period, then our manager may only declare a holding event with respect to such business during the 30-day period following each anniversary of such fifth anniversary date with respect to such business. Once declared, our manager may only declare another holding event with respect to a business following the fifth anniversary of the calculation date with respect to a previously declared holding event.

We believe this payment timing, rather than a method that provides for annual allocation payments, more accurately reflects the long-term performance of each of our businesses and is consistent with our intent to hold, manage and grow our businesses over the long term. We refer generally to the obligation to make this payment to our manager as the “profit allocation” and, specifically, to the amount of any particular profit allocation as the “manager’s profit allocation.”

Definitions used in, and an example of the calculation of profit allocation, are set forth in more detail below.

The amount of our manager’s profit allocation will be based on the extent to which the “total profit allocation amount” (as defined below) with respect to any business, as of the last day of any fiscal quarter in which a trigger event occurs, which date we refer to as the “calculation date”, exceeds the relevant hurdle amounts (as described below) with respect to such business, as of such calculation date. Our manager’s profit allocation will be calculated by an administrator, which will be our manager so long as the management services agreement is in effect, and such calculation will be subject to a review and approval process by our board of directors. For this purpose, “total profit allocation amount” will be equal to, with respect to any business as of any calculation date, the sum of:

●	the contribution-based profit (as described below) of such business as of such calculation date, which will be calculated upon the occurrence of any trigger event with respect to such business; plus

●	the excess of our cumulative gains and losses (as described below) over the high-water mark (as described below) as of such calculation date, which will only be calculated upon the occurrence of a sale event with respect to such business, and not on a holding event (we generally expect this component to be the most significant component in calculating total profit allocation amount).

Specifically, manager’s profit allocation will be calculated and paid as follows:

●	manager’s profit allocation will not be paid with respect to a trigger event relating to any business if the total profit allocation amount, as of any calculation date, with respect to such business does not exceed such business’ level 1 hurdle amount (based on an 8% annualized hurdle rate, as described below), as of such calculation date; and

●	manager’s profit allocation will be paid with respect to a trigger event relating to any business if the total profit allocation amount, as of any calculation date, with respect to such business exceeds such business’ level 1 hurdle amount, as of such calculation date. Our manager’s profit allocation to be paid with respect to such calculation date will be equal to the sum of the following:

o	100% of such business’ total profit allocation amount, as of such calculation date, with respect to that portion of the total profit allocation amount that exceeds such business’ level 1 hurdle amount (but is less than or equal to such business’ level 2 hurdle amount (which is based on a 10% annualized hurdle rate, as described below), in each case, as of such calculation date. We refer to this portion of the total profit allocation amount as the “catch-up.” The “catch-up” is intended to provide our manager with an overall profit allocation of 20% of the business’ total profit allocation amount until such business’ level 2 hurdle amount has been reached; plus

o	20% of the total profit allocation amount, as of such calculation date, that exceeds such business’ level 2 hurdle amount as of such calculation date; minus

o	the high-water mark allocation, if any, as of such calculation date. The effect of deducting the high-water mark allocation is to take into account profit allocations our manager has already received in respect of past gains attributable to previous sale events.

The administrator will calculate our manager’s profit allocation on or promptly following the relevant calculation date, subject to a “true-up” calculation upon availability of audited or unaudited consolidated financial statements, as the case may be, to the extent not available on such calculation date. Any adjustment necessitated by the true-up calculation will be made in connection with the next calculation of manager’s profit allocation. Because of the length of time that may pass between trigger events, there may be a significant delay in our ability to realize the benefit, if any, of a true-up of our manager’s profit allocation.

Once calculated, the administrator will submit the calculation of our manager’s profit allocation, as adjusted pursuant to any true-up, to our board of directors for its review and approval. The board of directors will have ten business days to review and approve the calculation, which approval shall be automatic absent disapproval by the board of directors. Our manager’s profit allocation will be paid ten business days after such approval.

If the board of directors disapproves of the administrator’s calculation of manager’s profit allocation, the calculation and payment of manager’s profit allocation will be subject to a dispute resolution process, which may result in our manager’s profit allocation being determined, at our cost and expense, by two independent accounting firms. Any determination by such independent accounting firms will be conclusive and binding on us and our manager.

We will also pay a tax distribution to our manager if our manager is allocated taxable income by us but does not realize distributions from us at least equal to the taxes payable by our manager resulting from allocations of taxable income. Any such tax distributions will be paid in a similar manner as profit allocations are paid.

For any fiscal quarter in which a trigger event occurs with respect to more than one business, the calculation of our manager’s profit allocation, including the components thereof, will be made with respect to each business in the order in which controlling interests in such businesses were acquired or obtained by us and the resulting amounts shall be aggregated to determine the total amount of manager’s profit allocation. If controlling interests in two or more businesses were acquired at the same time and such businesses give rise to a calculation of manager’s profit allocation during the same fiscal quarter, then manager’s profit allocation will be further calculated separately for each such business in the order in which such businesses were sold.

The profit allocations and tax distributions will be paid prior to the payment of distributions to our shareholders. If we do not have sufficient liquid assets to pay the profit allocations or tax distributions when due, we may be required to liquidate assets or incur debt in order to pay such profit allocation. Our manager will have the right to elect to defer the payment of our manager’s profit allocation due on any payment date. Once deferred, our manager may demand payment thereof upon 20 business days’ prior written notice.

Termination of the management services agreement, by any means, will not affect our manager’s rights with respect to the allocation shares that it owns, including its right to receive profit allocations, unless our manager exercises its put right to sell such allocation shares to us.

Example of Calculation of Manager’s Profit Allocation

Our manager will receive a profit allocation at the end of the fiscal quarter in which a trigger event occurs, as follows (all dollar amounts are in millions):

Assumptions

Year 1:

Acquisition of Company A

Acquisition of Company B

Year 4

Company A (or assets thereof) sold for $25 capital gain (as defined below) over its net book value of assets at time of sale, which is a qualifying trigger event

Company A’s average allocated share of our consolidated net equity over its ownership is $50

Company A’s holding period in quarters is 12 (assuming that Company A is acquired on the first day of the year)

Company A’s contribution-based profit since acquisition is $5

Year 6:

Company B’s contribution-based profit since acquisition is $7

Company B’s average allocated share of our consolidated net equity over its ownership is $25

Company B’s holding period in quarters is 20

Company B’s cumulative gains and losses are $20

Manager elects to have holding period measured for purposes of profit allocation for Company B

Profit Allocation Calculation:		Year 4 A, due to sale	Year 6 B, due to 5 year hold
1	Contribution-based profit since acquisition for respective subsidiary	$5	$7
2	Gain/ Loss on sale of company	25	0
3	Cumulative gains and losses	25	20
4	High-water mark prior to transaction	0	20
5	Total Profit Allocation Amount (Line 1 + Line 3)	30	27
6	Business’ holding period in quarters since ownership or last measurement due to holding event	12	20
7	Business’ average allocated share of consolidated net equity	50	25
8	Business’ level 1 hurdle amount (2.00% * Line 6 * Line 7)	12	10
9	Business’ excess over level 1 hurdle amount (Line 5 – Line 8)	18	17
10	Business’ level 2 hurdle amount (125% * Line 8)	15	12.5
11	Allocated to manager as “catch-up” (Line 10 – Line 8)	3	2.5
12	Excess over level 2 hurdle amount (Line 9 – Line 11)	15	14.5
13	Allocated to manager from excess over level 2 hurdle amount (20% * Line 12)	3	2.9
14	Cumulative allocation to manager (Line 11 + Line 13)	6	5.4
15	High-water mark allocation (20% * Line 4)	0	4
16	Manager’s Profit Allocation for Current Period (Line 14 – Line 15,> 0)	$6	$1.4

For purposes of calculating profit allocation:

●	An entity’s “adjusted net assets” will be equal to, as of any date, the sum of (i) such entity’s consolidated total assets (as determined in accordance with GAAP) as of such date, plus (ii) the absolute amount of such entity’s consolidated accumulated amortization of intangibles (as determined in accordance with GAAP) as of such date, minus (iii) the absolute amount of such entity’s adjusted total liabilities as of such date.

●	An entity’s “adjusted total liabilities” will be equal to, as of any date, such entity’s consolidated total liabilities (as determined in accordance with GAAP) as of such date after excluding the effect of any outstanding third-party indebtedness of such entity.

●	A business’ “allocated share of our overhead” will be equal to, with respect to any measurement period as of any calculation date, the aggregate amount of such business’ quarterly share of our overhead for each fiscal quarter ending during such measurement period.

●	A business’ “average allocated share of our consolidated equity” will be equal to, with respect to any measurement period as of any calculation date, the average (i.e., arithmetic mean) of a business’ quarterly allocated share of our consolidated equity for each fiscal quarter ending during such measurement period.

●	“Capital gains” (i) means, with respect to any entity, capital gains (as determined in accordance with GAAP) that are calculated with respect to the sale of capital stock or assets of such entity and which sale gave rise to a sale event and the calculation of profit allocation and (ii) will be equal to the amount, adjusted for minority interests, by which (x) the net sales price of such capital stock or assets, as the case may be, exceeded (y) the net book value (as determined in accordance with GAAP) of such capital stock or assets, as the case may be, at the time of such sale, as reflected on our consolidated balance sheet prepared in accordance with GAAP; provided, that such amount shall not be less than zero.

●	“Capital losses” (i) means, with respect to any entity, capital losses (as determined in accordance with GAAP) that are calculated with respect to the sale of capital stock or assets of such entity and which sale gave rise to a sale event and the calculation of profit allocation and (ii) will be equal to the amount, adjusted for minority interests, by which (x) the net book value (as determined in accordance with GAAP) of such capital stock or assets, as the case may be, at the time of such sale, as reflected on our consolidated balance sheet prepared in accordance with GAAP, exceeded (y) the net sales price of such capital stock or assets, as the case may be; provided, that such absolute amount thereof shall not be less than zero.

●	Our “consolidated net equity” will be equal to, as of any date, the sum of (i) our consolidated total assets (as determined in accordance with GAAP) as of such date, plus (ii) the aggregate amount of asset impairments (as determined in accordance with GAAP) that were taken relating to any businesses owned by us as of such date, plus (iii) our consolidated accumulated amortization of intangibles (as determined in accordance with GAAP), as of such date minus (iv) our consolidated total liabilities (as determined in accordance with GAAP) as of such date.

●	A business’ “contribution-based profits” will be equal to, for any measurement period as of any calculation date, the sum of (i) the aggregate amount of such business’ net income (as determined in accordance with GAAP and as adjusted for minority interests) with respect to such measurement period (without giving effect to (x) any capital gains or capital losses realized by such business that arise with respect to the sale of capital stock or assets held by such business and which sale gave rise to a sale event and the calculation of profit allocation or (y) any expense attributable to the accrual or payment of any amount of profit allocation or any amount arising under the supplemental put agreement, in each case, to the extent included in the calculation of such business’ net income), plus (ii) the absolute aggregate amount of such business’ loan expense with respect to such measurement period, minus (iii) the absolute aggregate amount of such business’ allocated share of our overhead with respect to such measurement period.

●	Our “cumulative capital gains” will be equal to, as of any calculation date, the aggregate amount of capital gains realized by us as of such calculation date, after giving effect to any capital gains realized by us on such calculation date, since its inception.

●	Our “cumulative capital losses” will be equal to, as of any calculation date, the aggregate amount of capital losses realized by us as of such calculation date, after giving effect to any capital losses realized by us on such calculation date, since its inception.

●	Our “cumulative gains and losses” will be equal to, as of any calculation date, the sum of (i) the amount of cumulative capital gains as of such calculation date, minus (ii) the absolute amount of cumulative capital losses as of such calculation date.

●	The “high-water mark” will be equal to, as of any calculation date, the highest positive amount of capital gains and losses as of such calculation date that were calculated in connection with a qualifying trigger event that occurred prior to such calculation date.

●	The “high-water mark allocation” will be equal to, as of any calculation date, the product of (i) the amount of the high-water mark as of such calculation date, multiplied by (ii) 20%.

●	A business’ “level 1 hurdle amount” will be equal to, as of any calculation date, the product of (i) (x) the quarterly hurdle rate of 2.00% (8% annualized), multiplied by (y) the number of fiscal quarters ending during such business’ measurement period as of such calculation date, multiplied by (ii) a business’ average allocated share of our consolidated equity for each fiscal quarter ending during such measurement period.

●	A business’ “level 2 hurdle amount” will be equal to, as of any calculation date, the product of (i) (x) the quarterly hurdle rate of 2.5% (10% annualized, which is 125% of the 8% annualized hurdle rate), multiplied by (y) the number of fiscal quarters ending during such business’ measurement period as of such calculation date, multiplied by (ii) a business’ average allocated share of our consolidated equity for each fiscal quarter ending during such measurement period.

●	A business’ “loan expense” will be equal to, with respect to any measurement period as of any calculation date, the aggregate amount of all interest or other expenses paid by such business with respect to indebtedness of such business to either our company or other company businesses with respect to such measurement period.

●	The “measurement period” will mean, with respect to any business as of any calculation date, the period from and including the later of (i) the date upon which we acquired a controlling interest in such business and (ii) the immediately preceding calculation date as of which contribution-based profits were calculated with respect to such business and with respect to which profit allocation were paid (or, at the election of the allocation member, deferred) by us up to and including such calculation date.

●	Our “overhead” will be equal to, with respect to any fiscal quarter, the sum of (i) that portion of our operating expenses (as determined in accordance with GAAP) (without giving effect to any expense attributable to the accrual or payment of any amount of profit allocation or any amount arising under the supplemental put agreement to the extent included in the calculation of our operating expenses), including any management fees actually paid by us to our manager, with respect to such fiscal quarter that are not attributable to any of the businesses owned by us (i.e., operating expenses that do not correspond to operating expenses of such businesses with respect to such fiscal quarter), plus (ii) our accrued interest expense (as determined in accordance with GAAP) on any outstanding third-party indebtedness with respect to such fiscal quarter, minus (iii) revenue, interest income and other income reflected in our unconsolidated financial statements as prepared in accordance with GAAP.

●	A “qualifying trigger event” will mean, with respect to any business, a trigger event that gave rise to a calculation of total profit allocation with respect to such business as of any calculation date and (ii) where the amount of total profit allocation so calculated as of such calculation date exceeded such business’ level 2 hurdle amount as of such calculation date.

●	A business’ “quarterly allocated share of our consolidated equity” will be equal to, with respect to any fiscal quarter, the product of (i) our consolidated net equity as of the last day of such fiscal quarter, multiplied by (ii) a fraction, the numerator of which is such business’ adjusted net assets as of the last day of such fiscal quarter and the denominator of which is the sum of (x) our adjusted net assets as of the last day of such fiscal quarter, minus (y) the aggregate amount of any cash and cash equivalents as such amount is reflected on our consolidated balance sheet as prepared in accordance with GAAP that is not taken into account in the calculation of any business’ adjusted net assets as of the last day of such fiscal quarter.

●	A business’ “quarterly share of our overhead” will be equal to, with respect to any fiscal quarter, the product of (i) the absolute amount of our overhead with respect to such fiscal quarter, multiplied by (ii) a fraction, the numerator of which is such business’ adjusted net assets as of the last day of such fiscal quarter and the denominator of which is our adjusted net assets as of the last day of such fiscal quarter.

●	An entity’s “third-party indebtedness” means any indebtedness of such entity owed to any third-party lenders that are not affiliated with such entity.

Supplemental Put Provision

In addition to the provisions discussed above, in consideration of our manager’s acquisition of the allocation shares, our operating agreement contains a supplemental put provision pursuant to which our manager will have the right to cause us to purchase the allocation shares then owned by our manager upon termination of the management services agreement.

If the management services agreement is terminated at any time or our manager resigns, then our manager will have the right, but not the obligation, for one year from the date of such termination or resignation, as the case may be, to elect to cause us to purchase all of the allocation shares then owned by our manager for the put price as of the put exercise date.

For purposes of this provision, the “put price” is equal to, as of any exercise date, (i) if we terminate the management services agreement, the sum of two separate, independently made calculations of the aggregate amount of manager’s profit allocation as of such exercise date or (ii) if our manager resigns, the average of two separate, independently made calculations of the aggregate amount of manager’s profit allocation as of such exercise date, in each case, calculated assuming that (x) all of the businesses are sold in an orderly fashion for fair market value as of such exercise date in the order in which the controlling interest in each business was acquired or otherwise obtained by us, (y) the last day of the fiscal quarter ending immediately prior to such exercise date is the relevant calculation date for purposes of calculating manager’s profit allocation as of such exercise date. Each of the two separate, independently made calculations of our manager’s profit allocation for purposes of calculating the put price will be performed by a different investment bank that is engaged by us at our cost and expense. The put price will be adjusted to account for a final “true-up” of our manager’s profit allocation.

We and our manager can mutually agree to permit us to issue a note in lieu of payment of the put price when due; provided, that if our manager resigns and terminates the management services agreement, then we will have the right, in our sole discretion, to issue a note in lieu of payment of the put price when due. In either case the note would have an aggregate principal amount equal to the put price, would bear interest at a rate of LIBOR plus 4.0% per annum, would mature on the first anniversary of the date upon which the put price was initially due, and would be secured by the then-highest priority lien available to be placed on our equity interests in each of our businesses.

Our obligations under the put provision of our operating agreement are absolute and unconditional. In addition, we will be subject to certain obligations and restrictions upon exercise of our manager’s put right until such time as our obligations under the put provision of our operating agreement, including any related note, have been satisfied in full, including:

●	subject to our right to issue a note in the circumstances described above, we must use commercially reasonable efforts to raise sufficient debt or equity financing to permit us to pay the put price or note when due and obtain approvals, waivers and consents or otherwise remove any restrictions imposed under contractual obligations or applicable law or regulations that have the effect of limiting or prohibiting us from satisfying our obligations under the supplemental put agreement or note;

●	our manager will have the right to have a representative observe meetings of our board of directors and have the right to receive copies of all documents and other information furnished to the board of directors;

●	our company and its businesses will be restricted in their ability to sell or otherwise dispose of their property or assets or any businesses they own and in their ability to incur indebtedness (other than in the ordinary course of business) without granting a lien on the proceeds therefrom to our manager, which lien will secure our obligations under the put provision of our operating agreement or note; and

●	we will be restricted in our ability to (i) engage in certain mergers or consolidations, (ii) sell, transfer or otherwise dispose of all or a substantial part of our business, property or assets or all or a substantial portion of the stock or beneficial ownership of our businesses or a portion thereof, (iii) liquidate, wind-up or dissolve, (iv) acquire or purchase the property, assets, stock or beneficial ownership or another person, or (v) declare and pay distributions to our common shareholders.

We have also agreed to indemnify our manager for any losses or liabilities it incurs or suffers in connection with, arising out of or relating to its exercise of its put right or any enforcement of terms and conditions of the supplemental put provision of our operating agreement.

The put price will be paid prior to the payment of distributions to our shareholders. If we do not have sufficient liquid assets to pay the put price when due, we may be required to liquidate assets or incur debt in order to pay the put price.

Termination of the management services agreement, by any means, will not affect our manager’s rights with respect to the allocation shares that it owns. In this regard, our manager will retain its put right and its allocation shares after ceasing to serve as our manager. As a result, if we terminate our manager, regardless of the reason for such termination, it would retain the right to exercise the put right and demand payment of the put price.

BUSINESS

Overview

We are an acquisition holding company focused on acquiring and managing a group of small businesses, which we characterize as those that have an enterprise value of less than $50 million, in a variety of different industries headquartered in North America.

Through our structure, we offer investors an opportunity to participate in the ownership and growth of a portfolio of businesses that traditionally have been owned and managed by private equity firms, private individuals or families, financial institutions or large conglomerates. We believe that our management and acquisition strategies will allow us to achieve our goals to make and grow regular distributions to our common shareholders and increase common shareholder value over time.

We seek to acquire controlling interests in small businesses that we believe operate in industries with long-term macroeconomic growth opportunities, and that have positive and stable earnings and cash flows, face minimal threats of technological or competitive obsolescence and have strong management teams largely in place. We believe that private company operators and corporate parents looking to sell their businesses will consider us to be an attractive purchaser of their businesses. We make these businesses our majority-owned subsidiaries and actively manage and grow such businesses. We expect to improve our businesses over the long term through organic growth opportunities, add-on acquisitions and operational improvements.

Our Market Opportunity

We acquire and manage small businesses, which we characterize as those that have an enterprise value of less than $50 million. We believe that the merger and acquisition market for small businesses is highly fragmented and provides significant opportunities to purchase businesses at attractive prices. For example, according to GF Data, in 2023 platform acquisitions with enterprise values greater than $50.0 million commanded valuation premiums over 30% higher than platform acquisitions with enterprise values less than $50.0 million (8.0x to 9.9x trailing twelve month adjusted EBITDA versus 6.0x to 7.1x trailing twelve month adjusted EBITDA, respectively).

We believe that the following factors contribute to lower acquisition multiples for small businesses:

●	there are typically fewer potential acquirers for these businesses;

●	third-party financing generally is less available for these acquisitions;

●	sellers of these businesses may consider non-economic factors, such as continuing board membership or the effect of the sale on their employees; and

●	these businesses are generally less frequently sold pursuant to an auction process.

We believe that our management team’s strong relationships with business brokers, investment and commercial bankers, accountants, attorneys and other potential sources of acquisition opportunities offers us substantial opportunities to purchase small businesses.

We also believe that significant opportunities exist to improve the performance of the businesses upon their acquisition. In the past, our manager has acquired businesses that are often formerly owned by seasoned entrepreneurs or large corporate parents. In these cases, our manager has frequently found that there have been opportunities to further build upon the management teams of acquired businesses. In addition, our manager has frequently found that financial reporting and management information systems of acquired businesses may be improved, both of which can lead to substantial improvements in earnings and cash flow. Finally, because these businesses tend to be too small to have their own corporate development efforts, we believe opportunities exist to assist these businesses in meaningful ways as they pursue organic or external growth strategies that were often not pursued by their previous owners.

Our Strategy

Our long-term goals are to make and grow regular distributions to our common shareholders and to increase common shareholder value over the long-term. We plan to continue focusing on acquiring businesses. Therefore, we intend to continue to identify, perform due diligence on, negotiate and consummate platform acquisitions of small businesses in attractive industry sectors.

We plan to limit the use of third-party (i.e., external) acquisition leverage so that our debt will not exceed the market value of the assets we acquire and so that our debt to EBITDA ratio will not exceed 1.25x to 1 for our operating subsidiaries. We believe that limiting leverage in this manner will avoid the imposition on stringent lender controls on our operations that would otherwise potentially hamper the growth of our operating subsidiaries and otherwise harm our business even during times when we have positive operating cash flows. Additionally, in our experience, leverage rarely leads to “break-out” returns and often creates negative return outcomes that are not correlated with the profitability of the business.

Management Strategy

Our management strategy involves the identification, performance of due diligence, negotiation and consummation of acquisitions. After acquiring businesses, we attempt to grow the businesses both organically and through add-on or bolt-on acquisitions. Add-on or bolt-on acquisitions are acquisitions by a company of other companies in the same industry. Following the acquisition of companies, we seek to grow the earnings and cash flow of acquired companies and, in turn, grow regular distributions to our common shareholders and to increase common shareholder value over time. We believe we can increase the cash flows of our businesses by applying our intellectual capital to improve and grow our businesses.

We seek to acquire and manage small businesses. We believe that the merger and acquisition market for small businesses is highly fragmented and provides opportunities to purchase businesses at attractive prices. We believe we will be able to acquire small businesses for multiples ranging from three to six times EBITDA. We also believe, and our manager has historically found, that significant opportunities exist to improve the performance of these businesses upon their acquisition.

In general, our manager oversees and supports the management team of our businesses by, among other things:

●	recruiting and retaining managers to operate our businesses by using structured incentive compensation programs, including minority equity ownership, tailored to each business;

●	regularly monitoring financial and operational performance, instilling consistent financial discipline, and supporting management in the development and implementation of information systems;

●	assisting the management teams of our businesses in their analysis and pursuit of prudent organic growth strategies;

●	identifying and working with business management teams to execute on attractive external growth and acquisition opportunities;

●	identifying and executing operational improvements and integration opportunities that will lead to lower operating costs and operational optimization;

●	providing the management teams of our businesses the opportunity to leverage our experience and expertise to develop and implement business and operational strategies; and

●	forming strong subsidiary level boards of directors to supplement management teams in their development and implementation of strategic goals and objectives.

We also believe that our long-term perspective provides us with certain additional advantages, including the ability to:

●	recruit and develop management teams for our businesses that are familiar with the industries in which our businesses operate;

●	focus on developing and implementing business and operational strategies to build and sustain shareholder value over the long term;

●	create sector-specific businesses enabling us to take advantage of vertical and horizontal acquisition opportunities within a given sector;

●	achieve exposure in certain industries in order to create opportunities for future acquisitions; and

●	develop and maintain long-term collaborative relationships with customers and suppliers.

We intend to continually increase our intellectual capital as we operate our businesses and acquire new businesses and as our manager identifies and recruits qualified operating partners and managers for our businesses.

Acquisition Strategy

Our acquisition strategies involve the acquisition of small businesses in various industries that we expect will produce positive and stable earnings and cash flow, as well as achieve attractive returns on our invested capital. In this respect, we expect to make acquisitions in industries wherein we believe an acquisition presents an attractive opportunity from the perspective of both (i) return on assets or equity and (ii) an easily identifiable path for growing the acquired businesses. We believe that attractive opportunities will increasingly present themselves as private sector owners seek to monetize their interests in longstanding and privately held businesses and large corporate parents seek to dispose of their “non-core” operations.

We believe that the greatest opportunities for generating consistently positive annual returns and, ultimately, residual returns on capital invested in acquisitions will result from targeting capital light businesses operating in niche geographical markets with a clearly identifiable competitive advantage within the following industries: business services, consumer services, consumer products, consumable industrial products, industrial services, niche light manufacturing, distribution, alternative/specialty finance and in select cases, specialty retail. While we believe that the professional experience of our management team within the industries identified above will offer the greatest number of acquisition opportunities, we will not eschew opportunities if a business enjoys an inarguable moat around its products and services in an industry which our management team may have less familiarity.

From a financial perspective, we expect to make acquisitions of small businesses that are stable, have minimal bad debt, and strong accounts receivable. In addition, we expect to acquire companies that have been able to generate positive pro forma cash available for distribution for a minimum of three years prior to acquisition. Our previous acquisitions met these acquisition criteria.

We benefit from our manager’s ability to identify diverse acquisition opportunities in a variety of industries. In addition, we rely upon our management teams’ experience and expertise in researching and valuing prospective target businesses, as well as negotiating the ultimate acquisition of such target businesses. In particular, because there may be a lack of information available about these target businesses, which may make it more difficult to understand or appropriately value such target businesses, our manager will:

●	engage in a substantial level of internal and third-party due diligence;

●	critically evaluate the management team;

●	identify and assess any financial and operational strengths and weaknesses of any target business;

●	analyze comparable businesses to assess financial and operational performances relative to industry competitors;

●	actively research and evaluate information on the relevant industry; and

●	thoroughly negotiate appropriate terms and conditions of any acquisition.

The process of acquiring new businesses is time-consuming and complex. Our manager has historically taken from 2 to 24 months to perform due diligence on, negotiate and close acquisitions. Although we expect our manager to be at various stages of evaluating several transactions at any given time, there may be significant periods of time during which it does not recommend any new acquisitions to us.

Upon an acquisition of a new business, we rely on our manager’s experience and expertise to work efficiently and effectively with the management of the new business to jointly develop and execute a business plan.

While primarily seek to acquire controlling interests in a business, we may also acquire non-control or minority equity positions in businesses where we believe it is consistent with our long-term strategy.

As discussed in more detail below, we intend to raise capital for additional acquisitions primarily through debt financing, primarily at our operating company level, additional equity offerings by our company, the sale of all or a part of our businesses or by undertaking a combination of any of the above.

Our primary corporate purpose is to own, operate and grow our operating businesses.  However, in addition to acquiring businesses, we expect to sell businesses that we own from time to time. Our decision to sell a business will be based upon financial, operating and other considerations rather than a plan to complete a sale of a business within any specific time frame.  We may also decide to own and operate some or all of our businesses in perpetuity if our board believes that it makes sense to do so. Upon the sale of a business, we may use the resulting proceeds to retire debt or retain proceeds for future acquisitions or general corporate purposes. Generally, we do not expect to make special distributions at the time of a sale of one of our businesses; instead, we expect that we will seek to gradually increase regular common shareholder distributions over time.

There are several risks associated with our acquisition strategy, including the following risks, which are described more fully in “Risk Factors”—Risks Related to Our Business and Structure”:

●	we may not be able to successfully fund future acquisitions of new businesses due to the unavailability of debt or equity financing on acceptable terms, which could impede the implementation of our acquisition strategy;

●	we may experience difficulty as we evaluate, acquire and integrate businesses that we may acquire, which could result in drains on our resources, including the attention of our management, and disruptions of our on-going business;

●	we face competition for businesses that fit our acquisition strategy and, therefore, we may have to acquire targets at sub-optimal prices or, alternatively, forego certain acquisition opportunities; and

●	we may change our management and acquisition strategies without the consent of our shareholders, which may result in a determination by us to pursue riskier business activities.

Strategic Advantages

Based on the experience of our manager and its ability to identify and negotiate acquisitions, we believe that we are strongly positioned to acquire additional businesses. Our manager has strong relationships with business brokers, investment and commercial bankers, accountants, attorneys and other potential sources of acquisition opportunities. In negotiating these acquisitions, we believe our manager will be able to successfully navigate complex situations surrounding acquisitions, including corporate spin-offs, transitions of family-owned businesses, management buy-outs and reorganizations.

We believe that the flexibility, creativity, experience and expertise of our manager in structuring transactions provides us with strategic advantages by allowing us to consider non-traditional and complex transactions tailored to fit a specific acquisition target.

Our manager also has a large network of deal intermediaries who expose us to potential acquisitions. Through this network, we have a substantial pipeline of potential acquisition targets. Our manager also has a well-established network of contacts, including professional managers, attorneys, accountants and other third-party consultants and advisors, who may be available to assist us in the performance of due diligence and the negotiation of acquisitions, as well as the management and operation of our businesses once acquired.

Valuation and Due Diligence

When evaluating businesses or assets for acquisition, we perform a rigorous due diligence and financial evaluation process. In doing so, we seek to evaluate the operations of the target business as well as the outlook for the industry in which the target business operates. While valuation of a business is, by definition, a subjective process, we define valuations under a variety of analyses, including:

●	discounted cash flow analyses;

●	evaluation of trading values of comparable companies;

●	expected value matrices;

●	assessment of competitor, supplier and customer environments; and

●	examination of recent/precedent transactions.

One outcome of this process is an effort to project the expected cash flows from the target business as accurately as possible. A further outcome is an understanding of the types and levels of risk associated with those projections. While future performance and projections are always uncertain, we believe that our detailed due diligence review process allows us to more accurately estimate future cash flows and more effectively evaluate the prospects for operating the business in the future. To assist us in identifying material risks and validating key assumptions in our financial and operational analysis, in addition to our own analysis, we engage third-party experts to review key risk areas, including legal, tax, regulatory, accounting, insurance and environmental. We may also engage technical, operational or industry consultants, as necessary.

A further critical component of the evaluation of potential target businesses is the assessment of the capability of the existing management team, including recent performance, expertise, experience, culture and incentives to perform. Where necessary, and consistent with our management strategy, we actively seek to augment, supplement or replace existing members of management who we believe are not likely to execute the business plan for the target business. Similarly, we analyze and evaluate the financial and operational information systems of target businesses and, where necessary, we actively seek to enhance and improve those existing systems that are deemed to be inadequate or insufficient to support our business plan for the target business.

Financing

We finance acquisitions primarily through additional equity and debt financings. We believe that having the ability to finance most, if not all, acquisitions with the general capital resources raised by our company, rather than financing relating to the acquisition of individual businesses, provides us with an advantage in acquiring attractive businesses by minimizing delay and closing conditions that are often related to acquisition-specific financings. In this respect, we believe that, at some point in the future, we may need to pursue additional debt or equity financings, or offer equity in our company or target businesses to the sellers of such target businesses, in order to fund acquisitions.

Our Competitive Advantages

We believe that our manager’s collective investment experience and approach to executing our investment strategy provide us with several competitive advantages. These competitive advantages, certain of which are discussed below, have enabled our management to generate very attractive risk- adjusted returns for investors in their predecessor firms.

Robust Network. Through their activities with their predecessor firms and their comprehensive marketing capabilities, we believe that the management team of our manager has established a “top of mind” position among investment bankers and business brokers targeting small businesses. By employing an institutionalized, multi-platform marketing strategy, we believe our manager has established a robust national network of personal relationships with intermediaries, seasoned operating executives, entrepreneurs and managers, thereby firmly establishing our presence and credibility in the small business market. In contrast to many other buyers of and investors in small businesses, we believe that we can buy businesses at value-oriented multiples and through our asset management activities with a group of professional, experienced and talented operating partners, create appreciable value. We believe our experience, track record and consistent execution of our marketing and investment activities will allow us to maintain a leadership position as the preferred partner for today’s small business market.

Disciplined Deal Sourcing. We employ an institutionalized, multi-platform approach to sourcing new acquisition opportunities. Our deal sourcing efforts include leveraging relationships with more than 3,000 qualified deal sources through regular calling, mail and e-mail campaigns, assignment of regional marketing responsibilities, in-person visits and high-profile sponsorship of important conferences and industry events. We supplement these activities by retaining selected intermediary firms to conduct targeted searches for opportunities in specific categories on an opportunistic basis. As a result of the significant time and effort spent on these activities, we believe we established close relationships and unique “top of mind” awareness with many of the most productive intermediary sources for small business acquisition opportunities in the United States. While reinforcing our market leadership, this capability enables us to generate a large number of attractive acquisition opportunities.

Differentiated Acquisition Capabilities in the Small Business Market. We deploy a differentiated approach to acquiring businesses in the small business market. Our management concentrates their efforts on mature companies with sustainable value propositions, which can be supported by our resources and institutional expertise. Our evaluation of acquisition opportunities typically involves significant input from a seasoned operating partner with relevant experience, which we believe enhances both our diligence and ongoing monitoring capabilities. In addition, we approach every acquisition opportunity with creative structures, which we believe enables us to engineer mutually attractive scenarios for sellers, whereas competing buyers may be limited by their rigid structural requirements. We believe our commitment to conservative capital structures and valuation will enhance each acquired operating subsidiary’s ability to deliver consistent levels of cash available for distribution, while additionally supporting reinvestment for growth.

Value Proposition for Business Owners. We employ a creative, flexible approach by tailoring each acquisition structure to meet the specific liquidity needs and certain qualitative objectives of the target’s owners and management team. In addition to serving as an exit pathway for sellers, we seek to align our interests with the sellers by enabling them to retain and/or earn (through incentive compensation) a substantial economic interest in their businesses following the acquisition and by typically allowing the incumbent management team to retain operating control of the acquired operating subsidiary on a day-to-day basis. We believe that our company is an appealing buyer for small business owners and managers due to our track record of capitalizing portfolio companies conservatively, enhancing our ability to execute on its strategic initiatives and adding equity value. As a result, we believe business owners and managers will find our company to be a dynamic, value-added buyer that brings considerable resources to achieve their strategic, capital and operating needs, resulting in substantial value creation for the operating subsidiary.

Operating Partner. Our manager has consistently worked with a strong network of seasoned operating partners - former entrepreneurs and executives with extensive experience building, managing and optimizing successful small businesses across a range of industries. We believe that our operating partner model will enable us to make a significant improvement in the operating subsidiary, as compared to other buyers, such as traditional private equity firms, which rely principally upon investment professionals to make acquisition/investment and monitoring decisions regarding not only the business, financial and legal due diligence aspects of a business but also the more operational aspects including industry dynamics, management strength and strategic growth initiatives. We typically engage an operating partner soon after identifying a target business for acquisition, enhancing our acquisition judgment and building the acquisition team’s relationship with the subsidiary’s management team. Operating partners usually serve as a member of the board of directors of an operating subsidiary and spend two to four days per month working with the subsidiary’s management team. We leverage the operating partner’s extensive experience to build the management team, improve operations and assist with strategic growth initiatives, resulting in value creation.

Small Business Market Experience. We believe the history and experience of our manager’s partnering with companies in the small business market allows us to identify highly attractive acquisition opportunities and add significant value to our operating subsidiaries. Our manager’s investment experience in the small business market prior to forming our company has further contributed to our institutional expertise in the acquisition, strategic and operational decisions critical to the long-term success of small businesses. Since 2000, the management team of our manager has collectively been presented with several thousand investment opportunities and actively worked with more than 30 small businesses on all facets of their strategy, development and operations, which we have successfully translated into unique, institutionalized capabilities directed towards creating value in small businesses.

Intellectual Property

Our manager owns certain intellectual property relating to the term “1847.” Our manager has granted our company a license to use the term “1847” in its business.

Facilities

Our principal office is located at 590 Madison Avenue, 21st Floor, New York, NY 10022. We entered into an office service agreement with Regus Management Group, LLC for use of office space at this location effective January 22, 2013. Under the agreement, in exchange for our right to use the office space at this location, we are required to pay a monthly fee of $479 (excluding taxes).

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Employees

As of June 30, 2024, our company had five employees (excluding our operating subsidiaries described below).

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not currently aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Construction Business

Our construction business is operated through our subsidiaries Kyle’s and Innovative Cabinets, and prior to September 30, 2024, High Mountain. This business segment accounted for approximately 57.8% and 64.9% of our total revenues for the years ended December 31, 2023 and 2022, respectively, and for approximately 67.6% and 67.3% of our total revenues for the six months ended June 30, 2024 and 2023, respectively.

Overview

Our construction business specializes in designing, building, and installing custom cabinetry and countertops. We primarily service large homebuilders and homeowners of single-family homes and commercial and multi-family developers in the greater Reno-Sparks-Fernley metro area in Nevada and in the Boise, Idaho area.

Products and Services

We provide a wide variety of finished cabinetry products and services to single-family homeowners and builders, builders of multi-family homes, as well as commercial clients in the greater Reno-Sparks-Fernley metro area in Nevada, which is one of the fastest growing economic regions in the Western U.S. This includes selling and installing kitchen and bathroom cabinets and countertops.

We also build cabinets for every area of a home - kitchen and bath cabinets, fireplace mantels and surrounds, entertainment systems and wall units, bookcases and office cabinets - in Boise, Idaho and the surrounding area, for builders, designers and homeowners when they are building a new home or conduct remodeling. In this market, most of the focus has been on supplying custom or semi-custom builders of residential properties.

Manufacturing

Most of our services consist of design, assembly, and installation services. As a result, we do not manufacture most of our products.

In the Boise, Idaho market, Kyle’s operates a cabinet shop that is equipped with state-of-the-art tools operated by skilled cabinet makers. It manufactures its cabinets using its computer numerical control machinery in order to maximize efficiency. The details of each custom cabinet it makes are created by its own employees, from hand sanding to staining and painting to adding a wide array of specialty finishes, coatings, distressing and glazing.

Pricing

Our strategy has been to deliver quality and performance at a value-based price target. Our pricing model generally offers better features or efficiencies than general market competitors in each product category to our builder markets.

Supplier Relationships

We source products and raw materials from multiple regional, national and foreign suppliers. Certain of our products and materials come from Asian-based suppliers. Products and materials from Asian-based suppliers may be subjected to import tariffs, depending on various foreign policies of the US government. As such, we continue to explore partnership or supplier opportunities to optimize our costs.

The primary raw materials used in the manufacture of Kyle’s products are melamine and veneered sheet goods, lumber, doors and hardware. The cost of these raw materials is a key factor in pricing its products.

We have historically purchased certain key products and raw materials from a limited number of suppliers. We purchase products and raw materials on the basis of purchase orders. While we believe that there is an ample supply of most of the products and raw materials that we need, in the absence of firm and long-term contracts, we may not be able to obtain a sufficient supply of these products and raw materials from our existing suppliers or alternates in a timely fashion or at a reasonable cost. If we fail to secure a sufficient supply of key products and raw materials in a timely fashion, it would result in a significant delay in delivering our products and services, which may cause us to breach our sales contracts with our customers. Furthermore, failure to obtain sufficient supply of these products and raw materials at a reasonable cost could also harm our revenue and gross profit margins. Please see “Risk Factors—Risks Related to Our Construction Business” for a description of the risks related to our supplier relationships.

Sales and Marketing

In the Reno-Sparks-Fernley, Nevada market, we primarily work with large homebuilders of single-family homes, single-family homeowners and commercial and multi-family developers with revenue that is well diversified across multiple large homebuilding companies such as Mountain West, MSL, DR Horton, Tanamera, Allco Construction and Artisan Communities, to name several of the more prominent commercial relationships we maintain.

In the Boise, Idaho market, we primarily work with custom or semi-custom home builders, but due to strong housing demands in the area, we are also tapping into the residential multi-family, new construction segment of the market.

We have high customer retention levels and have generated a considerable number of broader revenue opportunities through direct and specific interaction with our customer base. We have negotiated pricing with several long-term recurring contractor customers, which have accounted for a majority of our revenues. There can be no assurance that we will maintain or improve the relationships with those customers. If we cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could have an adverse effect on our business, financial condition and results of operations. Please also see “Risk Factors—Risks Related to Our Construction Business—The loss of any of our key customers could have a materially adverse effect on our results of operations.”

We primarily rely on direct consumer marketing and our extensive relationships with local builders to market our products. We also maintain websites at www.kylescabinets.com and www.innovativecabinetsanddesign.com and conduct social media marketing through Facebook pages.

Competition

The finished carpentry industry consists of contractors that provide specialist finish carpentry services, such as on-site construction and the installation of doors, windows, stairs, shelving, cupboards, cabinets and decks. Carpenters experience steep competition from do-it-yourself (DIY) homeowners in the housing alterations and additions market and from other skilled tradespeople in the new building construction market, such as general building contractors’ in-house staff.

We compete with numerous competitors in our primary markets, with reputation, price, workmanship and services being the principal competitive factors. We primarily compete with other specialty builders in our markets, such as Franklin’s, Western Idaho, and to a lesser extent against national retail chains such as Home Depot and Lowes. Barriers to entry exist from other similar companies coming into the regions given the pool of available labor working in finished carpentry in the regions, and the close working relationships that exist between industry players in the regions. These barriers to entry are also experienced by larger competitors from outside the regions, providing them with substantial challenges in establishing a foothold. As a result of the implementation of our business strategy, which is delivering high value, quality products and customized solutions and installations, we anticipate that we will continue to effectively compete against the aforementioned competition.

Competitive Strengths

Based on management’s belief and experience in the industry, we believe that the following competitive strengths enable us to compete effectively.

●	Superior name and reputation. We are well established in our markets (including for over 40 years in the Boise market), and have built strong reputations for best-in-class processes, product quality, and timeliness. We have strong visibility both online and among industry professionals. Over our many years in business, we have established a stellar reputation for integrity, superior service, and genuine concern for our clients and their businesses.

●	Established blue-chip clients. We have customer lists that include many regional contractors in the areas that we service, many of whom have used us as their go-to vendors for many years.

●	Streamlined operations. We believe that our processes and operational systems have led to higher than average efficiencies, accuracy and profitability.

●	Diversified capabilities. We have diversified capabilities to support large homebuilders of single-family homes and commercial and multi-family developers, providing flexibility toward trending markets and growth opportunities.

●	Outstanding growth opportunities. Our portfolio, brand and reputation, and streamlined operational platform can be leveraged for expansion, both in existing regions, and other high-value surrounding areas.

●	Strong regional presence. We operate in the in the greater Reno-Sparks-Fernley metro area, which is one of the fastest growing economic regions in the Western U.S. due to its day drive distance to many of the largest commercial centers and port facilities in the United States and favorable tax and business regulation environment. There are multiple national homebuilders and multi-family developers active in the region. We are among the largest custom carpentry companies in this region.

Growth Strategies

We will strive to grow our business by pursuing the following growth strategies.

●	Geographic expansion. With more service requests in the surrounding area, there is immediate opportunities for expansion to homeowners and contractors located near Twin Falls, McCall, and Sun Valley areas of Idaho, as well as Northern and Southern Nevada, Utah, and Arizona. We believe that we are well positioned to expand into these surrounding areas.

●	Expansion to commercial projects. There are opportunities for us to exploit additional opportunities in the commercial real estate sector. That could be office buildings and hotel and resort properties. In the Boise market, we primarily focus on the residential single family, new construction segment of the construction market. Evidence of market demand is ongoing for multi-family projects, both within our current customer markets and within other potential customers. Given appropriate infrastructure to support the market’s volume, immediate market penetration for multi-family projects could be achieved.

●	Capacity and infrastructure expansion. In the Boise market, we plan to purchase more machinery and build a separate finishing facility with automated spray finishing for stains, clear lacquers and pigmented lacquers. In the Nevada market, we are in the process of expanding our warehouse space and operations.

Facilities

Kyle’s is located at 10849 W. Emerald St. Boise, ID 83713. It operates from a 6,600 square foot facility, which includes corporate offices, administration, production floor, warehouse, and employee areas. On September 1, 2020, Kyle’s entered into an industrial lease agreement with Stephen Mallatt, Jr. and Rita Mallatt, the sellers of Kyle’s. The lease is for a term of five years, with an option for a renewal term of five years, and provides for a base rent of $7,000 per month for the first 12 months, which will increase to $7,210 for months 13-16 and to $7,426 for months 37-60. In addition, Kyle’s is responsible for all taxes, insurance and certain operating costs during the lease term. The lease agreement contains customary events of default, representations, warranties and covenants.

On June 9, 2021, Kyle’s entered into a lease agreement for an additional facility located at 11193 W. Emerald St. Boise, ID 83713. The facility consists of 9,530 square feet of office and warehouse space. The lease commenced on January 1, 2022 and is for a term of 62 months, with an option for a renewal term of five years, and provides for a base rent of $3,336 for months 3-4 (with no payments for the first two months), with gradual increases to $7,508 for final year. In addition, Kyle’s is responsible for its proportionate share of all taxes, insurance and certain operating costs during the lease term. The lease agreement contains customary events of default, representations, warranties and covenants.

Innovative Cabinets is headquartered at 875 East Patriot Boulevard, Suite 280, Reno, NV 89511, where it leases a 24,000 square foot facility, consisting of warehouse and production space. The term of the lease commenced on January 1, 2021 and is for a period of 61 months. The base rent is $15,600 for 2021, with gradual increases to $18,085 for 2026. In addition, Innovative Cabinets is responsible for its proportionate share of all taxes, insurance and certain operating costs during the lease term. The lease agreement contains customary events of default, representations, warranties and covenants.

We believe that all of these properties have been adequately maintained, are generally in good condition, and are suitable and adequate for its business.

Employees

As of June 30, 2024, our construction companies employed 55 full-time employees. None of the employees are represented by labor unions, and we believe that our construction companies have excellent relationships with their employees.

Regulation

The facility in Boise, Idaho is subject to Idaho Department of Environmental Quality in connection with air quality and regulations relating to pollution and the protection of the environment, including those governing emissions to air, discharges to water, storage, treatment and disposal of waste, remediation of contaminated sites and protection of worker health and safety.

We believe that we are in substantial compliance with all applicable requirements. However, our efforts to comply with environmental requirements do not remove the risk that we may be held liable, or incur fines or penalties, and that the amount of liability, fines or penalties may be material, for, among other things, releases of hazardous substances occurring on or emanating from current or formerly owned or operated properties or any associated offsite disposal location, or for contamination discovered at any of our properties from activities conducted by previous occupants.

Permits are required for certain of our operations, and these permits are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations may result in the payment of fines or the entry of injunctions, or both.

Changes in environmental laws and regulations or the discovery of previously unknown contamination or other liabilities relating to our properties and operations could result in significant environmental liabilities. In addition, we might incur significant capital and other costs to comply with increasingly stringent air emission control laws and enforcement policies which would decrease our cash flow.

Automotive Supplies Business

Our automotive supplies business is operated by Wolo. This business segment accounted for approximately 6.6% and 13.3% of our total revenues for the years ended December 31, 2023 and 2022, respectively, and for approximately 9.5% and 8.7% of our total revenues for the six months ended June 30, 2024 and 2023, respectively.

Overview

Our automotive supplies business is headquartered in Deer Park, New York and was founded in 1965. We design and sell horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offer vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles. Focused on the automotive and industrial after-market, we sell our products to big-box national retail chains, through specialty and industrial distributors, as well as on- line/mail order retailers and OEMs.

Products

We design and sell a broad range of branded vehicle horns, warning lights, sirens, back-up alarms and accessories.

Horns

We design and sell an innovative and extensive selection of electromechanical, air and electronic-speaker horns. The horns are used in many industries such as: heavy duty truck, motorcycle, marine, industrial and the automotive aftermarket. We also sell hand-held gas horns which can be used for sporting events, as well as marine, construction sites and outdoor activities.

Our top-selling product is the Bad Boy horn, which has a one-piece design that requires no hoses. It installs in minutes by simply transferring the vehicle’s factory horn wires to the compressor, and mounts with one bolt included in kit. The Bad Boy produces a powerful dual tone air horn sound that is two times louder than the factory horn. It is compact in size to fit any car, truck, motorcycle and any 12-volt vehicle that wants a loud air horn sound. A heavy-duty maintenance free compressor provides years of dependable service.

In the past three years, we have brought a number of new and innovative horn products to the markets to which we sell. Some highlights include:

●	Midnight Express. A high-pressure truck train horn that is three trumpets, all metal and painted semi-gloss black. Train horns are purchased by the vehicle owner that wants the ultra-powerful sound of a train.

●	Quadraphonic Express. Four metal trumpets that are triple chrome plated, produce an ultra-powerful train horn sound that will be heard and will dress-up the appearance of any vehicle.

●	Nexgen Express Train Horn. A totally new design by us, a state-of-the-art fully electronic train horn, compact in size and produces more than 150-watts output. Engineered to fit into the engine compartment of cars, SUVs and even compact vehicles with a simple two wire hook-up, Nexgen offers two distinctive train horn sounds controlled by a wireless key fab.

●	Mighty Mo. An industrial equipment horn designed to withstand off-road and construction site conditions, while being able to penetrate noisy environments and still be heard.

Compressor and Tank Systems

We also sell air compressor systems, consisting of air storage tanks, compressors and everything needed to hookup a high-pressure air horn. Two years ago, we started offering complete kits of train horns and choice of high-pressure air systems. Additionally, we offer replacement parts for all products.

Electric Sirens and Speakers

We have an array of emergency electronic sirens with built-in public address systems used by emergency responders.

Back-Up Alarms

We offer a variety of back-up alarm systems from basic beep-style horn sold in all aftermarket retailers, to hi-tech intelligent alarms that adjust audio output to be louder than surrounding ambient noise. Our Model BA-697 has three super bright 1-watt LEDs that flash while the vehicle is in reverse and the auditable warning sound is turned on. In addition, we have a selection of white noise “Psss Psss” sound alarms required in the state of California.

Warning Lights

We offer a large selection of warning lights for road assistance as well as emergency vehicles, construction, road safety and snow plowing vehicles. Warning lights come in a variety of types, sizes and shapes such as rotating, strobe and state-of-the-art LED models ranging in sizes from 8 inches to fifty-seven 57 inches. A recent addition to warning lights that has become an everyday bestseller for us is the new WATCHMAN®, which is a 24-inch magnet light bar that can be converted to permanent mounting in minutes with no special tools. Because of the products’ popularity, we designed a larger 48” version of the Watchman, which has seen very good acceptance in the market.

Another recent addition is Luminous, a high-performance, low profile linear light bar designed with the latest state-of-the-art electronic circuitry that has low power consumption and will provide years of reliable service. Luminous produces an intense beam of light which can be seen 360 degrees even in bright daylight. Available in three lengths in color amber, blue, red, green and any combination of colors. Luminous is certified SAE J845 Class 1 and California Title 13.

Manufacturing

Most of our manufacturing is outsourced to contract manufacturers in China and Taiwan. In-house manufacturing consists of changes to fully assembled products, as per custom orders. For example, converting the voltage of a horn for truck use, or the standard color of a particular warning light.

We have implemented a strict quality control program which is run by our warehouse/production manager. We believe that our high-quality standards assure customers that they are getting the best and most reliable products in the market. Our manufacturing operations are designed to allow low-cost production of a wide variety of products while maintaining a high level of customer service and quality.

We believe that our manufacturing facilities generally have sufficient capacity to meet our current business requirements and our currently anticipated sales.

Vendor/Supplier Relationships

We have developed long term relationships with contact manufacturers based in China and Taiwan. All materials are sourced by the contract manufacturers. The following table sets forth the vendors and suppliers that accounted for more than 10% of our purchases for the years ended December 31, 2023 and 2022:

Supplier	Product	Total Purchases 2023	Percent of Purchases 2023	Total Purchases 2022	Percent of Purchases 2022
Yonglong Car Accessories	Warning Lights	$448,028	22.6%	$107,421	7.3%
Changzhou Wushi Electrical	Warning Lights	317,064	16.0%	271,611	18.5%
Ruian Jiani Auto Parts	Horns	312,550	15.7%	246,799	16.8%
Zhejiang Jiejia Automobile	Horns	287,733	14.5%	304,228	20.8%
E-own Corporation	Warning Lights & Horns	248,171	12.5%	418,780	28.6%

We have established relationships with our vendors, with many of these relationships spanning more than 15 years. We implement vendor agreements with all our major accounts and some mid-size accounts. The typical length of a vendor agreement is 2-3 years, and in most cases automatically renew.

We have also established volume discounts with our suppliers which help to offset increased material, tariffs and increased labor costs domestically and overseas. With the unstable world market, we have carefully started to engage secondary suppliers to make sure we have no interruptions in the supply chain and to be sure we maintain a competitive price.

We believe that our strong relationships with suppliers yield high quality, competitive pricing and overall good service to our customers. Although we cannot be sure that our sources of supply will be adequate in all circumstances, we believe that we can develop alternate sources in a timely and cost-effective manner if our current sources become inadequate. Due to availability of numerous alternative suppliers, we do not believe that the loss of any single supplier would have a material adverse effect on our consolidated financial condition or results of operations. See “Risk Factors—Risks Related to Our Automotive Supply Business” for a description of the risks related to our supplier relationships.

Sales and Marketing

Our sales team consists of a vice president of sales who coordinates with contracted sales representatives from thirteen regional sales companies in North America, Mexico, Puerto Rico, the U.K., Europe, the Middle East and the industrial aftermarket. The sales representative’s agreement with us is limited to automotive, internet-based companies and occasionally motorcycle aftermarket distributors.

Sales representatives are responsible for the solicitation and development of new accounts, as well as working with existing customers to develop promotions and incentives for our products. We have had relationships with these regional sales companies for 13 to 15 years on-average. All major customers are serviced frequently by their sales representatives.

Our innovative retail product packaging design is also a highly effective marketing tool in direct-to-consumer selling. Featuring quick response (QR) barcode technology, customers are able to scan product packaging using their smart phone or mobile device to instantly see product information, watch demonstration videos, or even hear horn demos. There is no need for special in-store displays or additional shelf space as all information is accessible directly by scanning the product packaging. It is like having a virtual sales associate in-store. Packaging also features scan-back’s, an instant rebate that is applied at the register upon checkout.

Additional marketing programs include in-store promotional programs for customers, e-commerce via our website, as well as email blasts and customer print catalogs. We mail print and/or electronic CD catalogs to established accounts every 18 months with new product information inserted via supplemental sell-sheets. New product launches and updates are also sent to customers via email blast periodically.

We exhibit at key industry and customer tradeshows and belongs to the National Marine Manufacturers Association and American Boat and Yacht Council.

Customers

We sell products to the automobile aftermarket, national retailers, direct-to-consumer, mail order, web-based retailers, public safety equipment wholesalers, industrial wholesalers, as well as the motorcycle and marine aftermarkets.

We have a diverse customer base, including Amazon, AutoZone, Advanced Auto Parts, CarQuest, Aries, das, Grainger, FleetFarm and J&P Cycles. Internationally, we sell products in Canada, Mexico, Europe, and Amsterdam. Most of our online customers such as Amazon ship direct internationally. A majority of our sales are made to repeat customers, with many of our customer relationships spanning more than 10 years. We believe that our customers appreciate the ease of doing business with all orders placed electronically via electronic data interchange, or EDI.

In recent years, we have entered into the motorcycle and industrial (fleet maintenance) aftermarkets, as well a product line of horns for the marine parts aftermarket.

Order Fulfillment

Our efficient fulfillment process uses an intergraded EDI system for receiving orders, advanced shipping notices and invoicing. The custom software is integral in reducing manual order entry, as well as the prevention of errors.

Implementing an EDI system has allowed us to improve our fulfillment threshold rate, as well as avoid fines from customers for order fulfillment errors and fill rate. The following diagram illustrates our order fulfillment process.

Research and Development

For the development of new products, we have implemented a streamlined R&D process. The average R&D process from initial design to sending a product sample for tooling is approximately 6-12 months.

●	Step 1: Identify and confirm a problem and/or need for a product

●	Step 2: Draw up many possible solutions and discuss with sales manager and warehouse manager, whose focus in on the market demand

●	Step 3: Narrow down to the three best options and create handmade prototype to test which solution works best.

●	Step 4: Send sample prototype to patent attorney to determine ability to patent and send hand sample to a draftsman for 3D drawing

●	Step 5: The 3D drawing is approved, and a 3D print is made. The 3D print sample is tested, and any necessary modifications are made

●	Step 6: The 3D drawing and printed sample are sent to one of our suppliers to start the tooling process

Competition

The sale of automotive aftermarket items is highly competitive in many areas, including customer service, product availability, store location, brand recognition and price.  We believe that we have established our brand as an industry-leader in developing innovative products for the automobile aftermarket industry, especially in horn design and technology (electric, air, truck, marine, motorcycle and industrial equipment). Current competitors in related industries are FIAMM, Grote, Peterson Manufacturing Company, ECCO, Vixen Horns, HornBlasters and Klienn.

Competitive Advantages

Based on management’s belief and experience in the industry, we believe that the following competitive strengths enable us to compete effectively.

●	Established name and reputation. We believe that we have maintained our excellent reputation in the industry for over 55 years through bringing exclusive products and designs to market to meet current and future needs.

●	Patents and trademarks. We have been granted 51 patents from the U.S., China, Taiwan and the EU. About half of our patents are utility patents, which protect a products’ methods of functionality. Utility patents are a difficult barrier for competitors to overcome, therefore these products have a higher profit margin. The other half of our patents are design patents.

●	Long-term supplier and customer relationships. We have established relationships with our vendors, with many of these relationships spanning more than 15 years, and a majority of our sales are made to repeat customers, with many of our customer relationships spanning more than 10 years.

●	International licensing agreements. We have a licensing agreement with a large wholesale supplier of auto parts in the U.K. for our patented Bad Boy Horn. The U.K. supplier also has retail chain stores and this agreement has been generating year-over-year sales growth for us.

Growth Strategies

Management sees the below as the key initiatives for our continued growth strategy:

●	Increase sales through new products and online marketing. We are aggressively pursuing our current market share and building sales by adding new products to existing accounts. Additionally, we will continue to expand our online sales platforms which include Wolo-mfg.com, Wolo-USA.com, Autozone.com, Amazon.com, BestAutoAccessories.com and Autoaccessoriesgarage.com, among others. There also exists significant growth potential in the purchasing of available key URL’s and implementing enhanced search engine optimization strategies.

●	Expand into traditional market and original equipment replacement horns. The automotive aftermarket has multiple channels of distribution, and one in which we have limited distribution is the traditional channel. This channel distributes products through wholesale warehouse distributors such as Federated Auto Parts, Pronto Auto Parts, Bumper-To-Bumper and Auto Value. Traditional distribution primarily services the DIFM (Do-It-For-Me) or professional installers. Most of the products sold are direct original equipment replacement parts which are researched based on year/make/model of the vehicle needing parts. We have limited distribution into the traditional channel, primarily due to the fact that there are no original equipment replacement horns in our product offerings. We believe that with minor product enhancements, we can offer products to serve this channel and improve market share into the traditional channel.

●	Expand into growing international markets. Currently, we sell our products in the US, Canada, Mexico, Europe and the Middle East. We believe that there is great growth opportunity in Mexico. Additionally, we have identified Canada and the Netherlands as expansion markets specifically for our Motorcycle Air Horn.

●	Additional focus on the municipal and public safety markets. We have identified a significant demand for certified warning lights within the municipal and public safety markets. The certification of existing products is immediately possible and very cost effective.

●	Grow presence within the marine marketplace. We see immediate growth opportunities existing within the marine market with certified horns that meet US Coast Guard regulations and other regulatory standards.

Intellectual Property

We have been granted 51 patents from the United States, China, Taiwan and the EU. About half of our patents are utility patents, which protect a product’s methods of functionality. Utility patents are a difficult barrier for competitors to overcome, therefore these products have a higher profit margin. The other half of our patents are design patents.

We have trademarks registered in the United States and various countries for some of our core properties, including Taiwan, amongst others.

Our intellectual property, including patents, trademarks, service marks, domain names, copyrights and trade secrets, is an important part of our business. To protect our intellectual property, we rely on a combination of laws and regulations, in addition to intellectual property rights in the United States and other jurisdictions, including patents, trademarks, copyrights, and trade secret laws, together with contractual provisions and technical measures that we have implemented. To protect our trade secrets, we maintain strict control access to our proprietary systems and technology. We also enter into confidentiality and invention assignment agreements with employees and consultants, as well as confidentiality and non-disclosure agreements with third parties that provide products and services to us.

Facilities

Wolo is located at 1 Saxwood St., Deer Park, NY 11729. This 10,000 square foot facility houses our offices, production space and stored inventory. The term of the lease for this space commenced in 1978 and has been extended numerous times. Pursuant to the latest amendment entered into in April 2022, the lease expires on July 31, 2025 and provides for a monthly rent of $7,518 for the first year, with scheduled annual increases. The lease agreement contains customary events of default, representations, warranties, and covenants.

We believe that all of our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for its business.

Employees

As of June 30, 2024, we employed 17 employees. None of our employees are represented by labor unions, and we believe that we have an excellent relationship with our employees.

Regulation

We are subject to various federal, state, and local laws and governmental regulations relating to the operation of our business, including those related to labor and employment, discrimination, anti-bribery/anti-corruption, product quality and safety standards, data privacy and taxes. Compliance with any such laws and regulations has not had a material adverse effect on our operations to date.

MANAGEMENT

Directors and Executive Officers

The following sets forth information about our directors and executive officers:

Name	Age	Position
Ellery W. Roberts	54	Chairman, Chief Executive Officer and President
Vernice L. Howard	54	Chief Financial Officer
Eric Vandam	54	Chief Operating Officer
Glyn C. Milburn	53	Vice President of Operations
Robert D. Barry	80	Director
Michele A. Chow-Tai	61	Director
Clark R. Crosnoe	56	Director
Paul A. Froning	54	Director
Tracy S. Harris	61	Director
Lawrence X. Taylor	60	Director

Ellery W. Roberts.  Mr. Roberts has been our Chairman, Chief Executive Officer and President since our inception in January 2013. Mr. Roberts brings over 20 years of private equity investing experience to our company. In July 2011, Mr. Roberts formed The 1847 Companies LLC, a company that is no longer active, where he began investing his own personal capital and capital of high net worth individuals in select transactions. Prior to forming The 1847 Companies LLC, Mr. Roberts was the co-founder and was co-managing principal of RW Capital Partners LLC from October 2009 to June 2011. Mr. Roberts was a founding member of Parallel Investment Partners, LP (formerly SKM Growth Investors, LP), a Dallas-based private equity fund focused on re-capitalizations, buyouts and growth capital investments in lower middle market companies throughout the United States. Previously, Mr. Roberts served as principal with Lazard Group LLC, a senior financial analyst at Colony Capital, Inc., and a financial analyst with the Corporate Finance Division of Smith Barney Inc. (now known as Morgan Stanley Smith Barney LLC).  Mr. Roberts has also served as the chairman of the board of Polished.com Inc. since April 2019 and has also been a director of Western Capital Resources, Inc. since May 2010. Mr. Roberts received his B.A. degree in English from Stanford University. We believe Mr. Roberts is qualified to serve on our board due to his extensive senior management experience in the industry in which we operate, having served as founder or executive of various other management, investment and corporate advisory companies.

Vernice L. Howard. Ms. Howard has served as our Chief Financial Officer since September 2021. Ms. Howard has over 30 years of experience in the fields of finance and accounting. Prior to joining us, she worked for Independent Electrical Contractors, Inc. and its affiliates for over eleven years as chief financial officer, where she was responsible for providing leadership to the organization in the areas of finance, human resources and general facilities administration, in addition to setting policies, procedures, strategies, practices and overseeing the organization’s assets. The foundation of Ms. Howard’s accounting and finance experience began with public accounting for several years gaining experience in tax and auditing in the entertainment and nonprofit sectors as chief financial officer for The Cronkite Ward Company, a television production company, and director of finance for Community Action Group (CAG), a nonprofit organization. Before her work with Independent Electrical Contractors, Inc., Ms. Howard’s professional background established an emphasis in forensic accounting. Ms. Howard is a founding member of Chief, which is a DC based vetted network of C-level or rising VP’s supporting and connecting exceptional women. Ms. Howard holds a Master of Business Administration in Finance from Trinity Washington University Graduate School of Business Management and Bachelor of Science in Accounting from Duquesne University.

Eric Vandam.  Mr. Vandam has served as our Chief Operating Officer since August 2024. He previously served as our Chief Operating Officer from January 2022 to February 2023, after which time he served as an advisor. Mr. Vandam brings 30 years of experience leading operations from a diverse range of positions. He worked for over 20 years at companies holding a direct coaching relationship with Toyota implementing the Toyota Production System within the furniture, automotive, and agriculture industries. In August 2018, he began his own consulting practice, VanDam Consulting, LLC. He also served as Vice President of Operations at Crenlo, LLC, a leading manufacturer within the commercial cab and enclosure industries, from December 2018 to November 2019. Prior to that, he worked at Heritage Home Group, LLC, a leader in designing, manufacturing, sourcing and retailing home furnishings, from May 2016 to July 2018, holding the positions of Vice President of Business Improvement and Vice President of Contract Furniture Division. He also held multiple positions, including, among others, General Manager of Holland Campus Operations, Executive Account Manager and Director of Operations of Greenhouse Seating Operations, at Herman Miller, Inc., a leading global company that designs, manufactures and distributes interior furnishings, from 2000 to 2016. Mr. VanDam has a B.S. degree in Business Management from the University of Phoenix

Glyn C. Milburn.  Mr. Milburn has served as our Vice President of Operations since February 2023 and previously served on our board of directors from August 2022 to March 2023. Since February 2016, Mr. Milburn has served as a partner at Jimmy Blackman & Associates, a full-service Government and Public Affairs firm, where he is responsible for business strategy, client management, communications and campaign management for a client portfolio comprised of large public safety labor unions, banking/finance companies, and hotel operators across the State of California. From April 2013 to January 2016, Mr. Milburn served as a special assistant in the City of Los Angeles where he held two positions in the City of Los Angeles, one in the Office of Los Angeles Mayor Eric Garcetti’s Office of Economic Development and another in the Office of Los Angeles Councilman Dennis Zine. From August 2012 to March 2013, Mr. Milburn co-Founded Provident Investment Advisors LLC, a special investment vehicle for energy, technology and healthcare ventures, where he served as managing member.  Mr. Milburn holds a B.A. degree in Public Policy from Stanford University.

Robert D. Barry. Mr. Barry has been a member of our board of directors since January 2014. He served as the chief accounting officer of our former subsidiary Polished.com Inc. from July 2021 to March 2024 and previously served as its chief financial officer from January 2019 to July 2021. He also served as the controller of our former subsidiary Neese, Inc. from July 2017 until our sale of Neese, Inc. in April 2021. From April 2013 until August 2016, Mr. Barry was chief executive officer and chief financial officer of Pawn Plus Inc. Prior to that, Mr. Barry served as executive vice president and chief financial officer of Regional Management Corp., a consumer loan company, from March 2007 to January 2013. Prior to joining Regional Management Corp., Mr. Barry was the managing member of AccessOne Mortgage Company, LLC from 1997 to 2007. Prior to his time at AccessOne, Mr. Barry was executive vice president and chief financial officer for Regional Acceptance Corporation, a consumer finance company, and prior to that he was a financial institutions partner at KPMG LLP. Mr. Barry is a Certified Public Accountant licensed in North Carolina and Georgia. We believe Mr. Barry is qualified to serve on our board of directors due to his years of relevant financial and business expertise.

Michele A. Chow-Tai. Ms. Chow-Tai has been a member of our board of directors since August 2023. Ms. Chow-Tai is an experienced professional in global banking and financial services with more than 32 years of industry expertise. For nearly seven years, she has been leading business development initiatives, fundraising, and acquisition strategies at Fairview Capital Partners, a private equity and venture capital firm, where she has been responsible for delivering a significant increase in the firm’s assets under management and has forged strong relationships with major institutional investors in the US and abroad. Prior to her work in private equity, Ms. Chow-Tai spent over two decades at leading global banks and financial services organizations, where she led multiple business initiatives, managed risk, and helped clients navigate the complexities of global markets. Ms. Chow-Tai served as Board Chair for the City University of New York - York College Foundation for 10 years. She is currently a Board Member of the National Association of Securities Professionals – New York Chapter, Board Member of the NASP-NY Foundation, and the Greater New Haven Chambers of Commerce. Ms. Chow-Tai also serves on the Advisory Board of LeaderXXchange, a purpose-driven organization that advises and promotes diversity and sustainability in governance, leadership, and investments. Ms. Chow-Tai holds a B.S. degree from the City University of New York – York College, holds credentials in business administration and finance and is currently pursuing a Juris Doctor degree from Mitchell Hamline School of Law. We believe Ms. Chow-Tai is qualified to serve on our board of directors due to her extensive experience in the global banking and financial services industry.

Clark R. Crosnoe. Mr. Crosnoe has been member of our board of directors since August 2022. In 2009, Mr. Crosnoe founded CRC Capital LLC, a registered investment advisor and manager of the CRC Investment Fund LP, a private investment partnership focused on publicly-traded equity securities. As managing member of CRC Capital LLC, Mr. Crosnoe is responsible for strategy, oversight and the day-to-day investment decisions of the fund. The portfolio typically includes investments in the consumer, financial, healthcare, industrial and energy sectors. In 1999, Mr. Crosnoe was a founding employee of Parallel Investment Partners where he was named partner in 2003. As a partner, he was responsible for sourcing, evaluating, structuring, executing and monitoring private equity investments, and also dedicated a substantial portion of his time to marketing activities for the firm. Mr. Crosnoe began his career in investment banking at Wasserstein Perella & Co. and also gained valuable experience at multi-billion dollar hedge fund HBK Investments. Mr. Crosnoe holds undergraduate degrees from the University of Texas at Austin and earned an MBA from Harvard Business School in 1996. We believe Mr. Crosnoe is qualified to serve on our board of directors due to his many years of private and public investment and advisory experience.

Paul A. Froning. Mr. Froning has been a member of our board of directors since April 2013. In 2009, Mr. Froning co-founded Focus Healthcare Partners LLC, a Chicago-based private equity investment, advisory and asset management firm targeting the senior housing and healthcare sectors. Prior to that, Mr. Froning was a managing director in the private equity department of Fortress Investment Group LLC, a publicly-traded New York-based private investment firm, from February 2008 to October 2009. Prior to that, Mr. Froning was the chief investment officer and executive vice president of Brookdale Senior Living Inc., a publicly-traded affiliate of Fortress Investment Group LLC, from 2005 to 2008. Previously, Mr. Froning held senior investment positions at the private equity investment arms of Lazard Group LLC and Security Capital Group, prior to its acquisition by GE Capital Corp., in addition to investment banking experience at Salomon Brothers, prior to its acquisition by Travelers Group, and the securities subsidiary of Principal Financial Group. Mr. Froning has a B.A. degree from the University of Notre Dame. We believe Mr. Froning is qualified to serve on our board of directors due to his more than twenty years of private equity, investment and advisory experience.

Tracy S. Harris. Ms. Harris has been member of our board of directors since August 2022. Ms. Harris is an accomplished executive, board member, and advisor with over 20 years of broad operational and finance experience. Since July 2021, Ms. Harris has served as executive vice president, chief financial officer and treasurer of MIB Group, LLC, a membership corporation owned by insurance companies in the US and Canada. Prior to that, she was the chief financial officer for UMGC\Ventures, the venture fund that invests in education technology companies for the University of Maryland Global Campus, from December 2019 to May 2021, and the chief financial officer and chief business officer of Bullis LLC, an independent college preparatory K-12 day school, from July 2015 to November 2019. She previously worked on the financial turnarounds of Philadelphia and the District of Columbia as a municipal finance expert. She also worked in the heavily regulated financial services industries for over ten years in banking and insurance. Since April 2019, she has served as chair of the audit and compliance committee and on the investment and benefits committees of the District of Columbia Retirement Board, where she evaluates private equity, real estate, alternative assets and international investments for the pension fund and monitors state and regulatory compliance, as well as portfolio performance and asset allocation. Since October 2020, she has served as a board member of CareFirst Blue Cross Blue Shield, and its subsidiary companies, where serves on the finance, audit and governance committees. She also currently serves on the boards of Bally’s Corporation and the Council of Institutional Investors. Ms. Harris has been a Governance Fellow with the National Association of Corporate Directors since 2015 and was the first recipient of the Washington Business Journal’s Financial Excellence Award in 2007. After earning an MPA from the University of Pennsylvania, Ms. Harris completed the General Management Program at Harvard Business School. She received an MBA from St. Louis University and a BS in Marketing from Fontbonne University. We believe that Ms. Harris is qualified to serve on our board of directors due to her extensive finance and governance experience.

Lawrence X. Taylor. Mr. Taylor has been member of our board of directors since August 2022. As a C-level executive, advisor, and board member with more than 30 years of business experience, he has guided organizations through complex restructurings, acquisitions, corporate development activities and capital transactions totaling over $20 billion. His experience spans start-ups to private companies to publicly traded companies and includes diverse companies across multiple industries including casino gaming, hospitality, manufacturing, aviation, real estate, retail, and healthcare. Since 2004, Mr. Taylor has served as president of Taylor Strategy Group, a business consulting practice he owns and operates. From 2004 to 2013, Mr. Taylor was a partner and managing director with Odyssey Capital Group, a Phoenix based business. Since 2021, he has served on the board of Item 9 Labs, a public company, where he serves as the lead independent director and on the audit committee (as chair), compensation committee (as chair) and nominating and governance committee. Since September 2022, he has served on the board of Kabbage, Inc. Mr. Taylor has served on the board of Barrie House Coffee Roasters since 2018, where he chairs the M&A committee and serves on the strategic planning committee. Mr. Taylor is a Board Leadership Fellow with the National Association of Corporate Directors and is Directorship Certified. Additionally, he was recognized as a “Director to Watch 2020” by the Private Company Director Magazine. Mr. Taylor holds a Bachelor of Science degree in Finance from Louisiana Tech University. We believe that Mr. Taylor is qualified to serve on our board of directors due to his deep financial expertise, strategy, and governance experience.

Our directors currently have terms which will end at our next annual meeting of the shareholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the board of directors.

Pursuant to our operating agreement, as holder of the allocation shares, our manager has the right to appoint one director to our board of directors for every four members constituting the entire board of directors. Any such director will not be required to stand for election by the shareholders. Ellery W. Roberts is the designated director of our manager. Otherwise, there is no arrangement or understanding between any director or executive officer and any other person pursuant to which he was or is to be selected as a director, nominee or officer.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as described below, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Governance Structure

Currently, our Chief Executive Officer is also our Chairman. Our board believes that, at this time, having a combined Chief Executive Officer and Chairman is the appropriate leadership structure for our company. In making this determination, the board considered, among other matters, Mr. Robert’s experience and tenure of having founded our company in 2013, and believed that Mr. Roberts is highly qualified to act as both Chairman and Chief Executive Officer due to his experience, knowledge, and personality. Among the benefits of a combined Chief Executive Officer/Chairman considered by the board is that such structure promotes clearer leadership and direction for our company and allows for a single, focused chain of command to execute our strategic initiatives and business plans.

The Board’s Role in Risk Oversight

The board of directors oversees that the assets of our company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board’s oversight of the various risks facing our company. In this regard, our board seeks to understand and oversee critical business risks. Our board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives.

While the board oversees risk management, company management is charged with managing risk. Management communicates routinely with the board and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Our board administers its risk oversight function as a whole by making risk oversight a matter of collective consideration; however, much of the work is delegated to committees, which will meet regularly and report back to the full board. The audit committee oversees risks related to our financial statements, the financial reporting process, accounting and legal matters, the compensation committee evaluates the risks and rewards associated with our compensation philosophy and programs, and the nominating and corporate governance committee evaluates risk associated with management decisions and strategic direction.

Independent Directors

NYSE American’s rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors has determined that all of our directors, other than Mr. Roberts, qualify as “independent” directors in accordance with the rules and regulations of NYSE American. In making its independence determinations, the board considered, among other things, relevant transactions between us and entities associated with the independent directors, as described under the heading “Certain Relationships and Related Party Transactions,” and determined that none have any relationship with us or other relationships that would impair the directors’ independence.

Committees of the Board of Directors

Our board has established an audit committee, a compensation and nominating and corporate governance committee, each with its own charter, copies of which are available on our website at www.1847holdings.com. In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

Michele A. Chow-Tai, Clark R. Crosnoe, Paul A. Froning and Tracy S. Harris, each of whom satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and NYSE American’s rules, serve on our audit committee, with Mr. Froning serving as the chairman. Our board has determined that Mr. Froning is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable NYSE American rules and regulations. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company.

The audit committee is responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing hedging transactions; (viii) reviewing and approving the calculation of profit allocation due to the holders our allocation shares when due and payable; (ix) reviewing conflicts of interests that may arise between our company and our manager; (x) reviewing and approving related party transactions; (xi) evaluating enterprise risk issues, including those related to cybersecurity, and (xii) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

Clark R. Crosnoe, Paul A. Froning and Lawrence X. Taylor, each of whom satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and NYSE American’s rules, serve on our compensation committee, with Mr. Crosnoe serving as the chairman. The members of the compensation committee are also “non-employee directors” within the meaning of Section 16 of the Exchange Act. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation relating to our directors and executive officers.

The compensation committee is responsible for, among other things: (i) reviewing and approving the compensation paid to our manager; (ii) reviewing and approving the remuneration of our executive officers; (iii) determining the compensation of our independent directors; (iv) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (v) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

Michele A. Chow-Tai, Tracy S. Harris and Lawrence X. Taylor, each of whom satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and NYSE American’s rules, serve on our nominating and corporate governance committee, with Mr. Taylor serving as the chairman. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The nominating and corporate governance committee is responsible for, among other things: (i) recommending the number of directors to comprise our board; (ii) identifying and evaluating individuals qualified to become members of the board and soliciting recommendations for director nominees from the chairman and chief executive officer of our company; (iii) recommending to the board the director nominees for each annual stockholders’ meeting; (iv) recommending to the board the candidates for filling vacancies that may occur between annual stockholders’ meetings; (v) reviewing independent director compensation and board processes, self-evaluations and policies; (vi) overseeing compliance with our code of ethics; and (vii) monitoring developments in the law and practice of corporate governance.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors (other than those proposed by our shareholders, as discussed below) will include the solicitation of ideas for possible candidates from a number of sources - members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

Our operating agreement provides that holders of common shares seeking to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders must provide notice thereof in writing to our company not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of shareholders or as otherwise required by requirements of the Exchange Act. In addition, the holders of common shares furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of shareholders entitled to vote at such meeting. The operating agreement specifies certain requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before shareholders at an annual meeting or from making nominations for directors at an annual or special meeting.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

Insider Trading Policy

We have adopted an insider trading policy which prohibits our directors, officers and employees from engaging in transactions in our common shares while in the possession of material non-public information; engaging in transactions in the stock of other companies while in possession of material non-public information that they become aware of in performing their duties; and disclosing material non-public information to unauthorized persons outside our company.

Our insider trading policy restricts trading by directors, officers and certain key employees during blackout periods, which generally begin 15 calendar days before the end of each fiscal quarter and end two business days after the issuance of our earnings release for the quarter. Additional blackout periods may be imposed with or without notice, as the circumstances require.

Our insider trading policy also prohibits our directors, officers and employees from purchasing financial instruments (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of our common shares they hold, directly or indirectly. In addition, directors, officers and employees are expressly prohibited from pledging our common shares to secure personal loans or other obligations, including by holding their shares in a margin account, unless such arrangement is specifically approved in advance by the administrator of our insider trading policy, or making short-sale transactions in our common shares.

EXECUTIVE COMPENSATION

Summary Compensation Table - Years Ended December 31, 2023 and 2022

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Ellery W. Roberts,	2023	-	-	342,643	342,643
Chief Executive Officer(1)	2022	-	-	594,000	594,000
Vernice L. Howard,	2023	300,000	-	-	300,000
Chief Financial Officer	2022	300,000	-	-	300,000
Glyn C. Milburn,	2023	194,753	-	5,833	200,586
Vice President of Operations(2)	2022	-	-	11,667	11,667

(1)	Ellery W. Roberts, our Chief Executive Officer, is employed by our manager and is seconded to our company. Our manager, and not our company, pays any compensation to Mr. Roberts. We do not reimburse our manager for any compensation paid to Mr. Roberts in his capacity as our Chief Executive Officer. We pay our manager a quarterly management fee, and our manager may use the proceeds from the management fee, in part, to pay compensation to Mr. Roberts. For the years ended December 31, 2023 and 2022, the management fee expense for the Manager amounted to $1,325,000 and $1,100,000, respectively. Mr. Roberts did not receive any compensation as an employee of our manager for the years ended December 31, 2023 and 2022. However, Mr. Roberts, as a holder of limited liability company interests in our manger, received $342,643 and $594,000 for the years ended December 31, 2023 and 2022, respectively, as a result of distributions from our manger to its interest holders, which is included in “Other Compensation” in the table above.

(2)	Mr. Milburn served on our board of directors from August 2022 to March 2023 and was appointed as our Vice President of Operations in February 2023. “Other compensation” above represents director fees paid to Mr. Milburn.

Employment Agreements

As noted above, Mr. Roberts is not an employee of our company.

On September 7, 2021, we entered into an employment agreement with Vernice L. Howard, our Chief Financial Officer, setting forth the terms of Ms. Howard’s employment. Pursuant to the terms of the employment agreement, we agreed to pay Ms. Howard an annual base salary of $300,000. She is also eligible for an annual incentive bonus of up to 50% of base salary based on earnings targets to be determined by our board. Ms. Howard is also eligible to participate in all employee benefit plans, including health insurance, commensurate with her position. Ms. Howard’s employment is at-will and can be terminated by us at any time or by Ms. Howard upon 90 days’ notice. Pursuant to the employment agreement, if we terminate Ms. Howard’s employment without cause, she is entitled to six months of base compensation. The employment agreement contains customary confidentiality provisions and restrictive covenants prohibiting Ms. Howard from (i) owning or operating a business that competes with us during the term of her employment and for a period of one year following the termination of her employment or (ii) soliciting our employees for a period of two years following the termination of her employment.

On March 1, 2023, we entered into an employment agreement with Glynn C. Milburn, our Vice President of Operations, setting forth the terms of his employment. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Milburn an annual base salary of $230,000. He is also eligible for an annual incentive bonus of up to 50% of base salary based on earnings targets to be determined by our board. Mr. Milburn is also eligible to participate in all employee benefit plans, including health insurance, commensurate with his position. Mr. Milburn’s employment is at-will and can be terminated by us at any time or by Mr. Milburn upon 30 days’ notice. Pursuant to the employment agreement, if we terminate Mr. Milburn’s employment without cause, he is entitled to six months of base compensation. The employment agreement contains customary confidentiality provisions and restrictive covenants prohibiting Mr. Milburn from (i) owning or operating a business that competes with us during the term of his employment and for a period of one year following the termination of his employment or (ii) soliciting our employees for a period of two years following the termination of his employment.

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan, nonqualified deferred compensation plan or other retirement benefits.

Potential Payments Upon Termination or Change in Control

As described under “—Employment Agreements” above, Ms. Howard and Mr. Milburn are entitled severance in the event that they are terminated without cause.

Outstanding Equity Awards at Fiscal Year-End

No executive officer named above had any unexercised options, stock that has not vested or equity incentive plan awards outstanding as of December 31, 2023.

Director Compensation

The table below sets forth the compensation paid to our non-executive directors during the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Robert D. Barry	2,917	2,917
Michele A. Chow-Tai	11,667	11,667
Clark R. Crosnoe	35,000	35,000
Paul A. Froning	35,000	35,000
Tracy S. Harris	35,000	35,000
Lawrence X. Taylor	35,000	35,000

Our independent directors receive an annual fee of $35,000, payable monthly. We have also agreed to grant our independent directors $35,000 of restricted shares, restricted share units and/or share options, subject to compensation committee approval. Each independent director may be reimbursed for pre-approved reasonable business-related expenses incurred in good faith in connection with his or her duties to our company.

Equity Incentive Plan

On March 28, 2023, our board of directors adopted the 1847 Holdings LLC 2023 Equity Incentive Plan, or the Plan, which was approved by our shareholders on May 9, 2023 and became effective on such date. The following is a summary of certain significant features of the Plan. The information which follows is subject to, and qualified in its entirety by reference to, the Plan document itself, which is filed as an exhibit to the offering statement of which this prospectus forms a part.

Purposes: The purpose of the Plan is to provide a means whereby employees, directors and consultants of our company, its subsidiaries and affiliates develop a sense of proprietorship and personal involvement in the development and financial success of our company, and to encourage them to devote their best efforts to the business of our company, thereby advancing the interests of our company and its shareholders. A further purpose of the Plan is to provide a means through which we may attract able individuals to provide services to or for the benefit of our company and to provide a means for such individuals to acquire and maintain share ownership in our company, thereby strengthening their concern for the welfare of our company.

Types of Awards: Awards that may be granted include incentive share options, non-qualified share options, share appreciation rights and restricted awards. These awards offer our officers, employees, consultants and directors the possibility of future value, depending on the long-term price appreciation of our common shares and the award holder’s continuing service with our company.

Eligible Recipients: Persons eligible to receive awards under the Plan will be those officers, employees, directors and consultants of our company and its subsidiaries who are selected by the administrator.

Administration: The Plan is administered by our compensation committee. Among other things, the administrator has the authority to select persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The administrator has authority to establish, amend and rescind rules and regulations relating to the Plan.

Shares Available: The maximum number of common shares that may be delivered to participants under the Plan is 38,462, subject to adjustment for certain corporate changes affecting the shares, such as share splits. In addition, the number of shares available for issuance under the Plan will also automatically increase on January 1 of each calendar year during the term of the Plan by an amount equal to five percent (5%) of the total number of common shares issued and outstanding on December 31 of the immediately preceding calendar year. Shares subject to an award under the Plan for which the award is canceled, forfeited or expires again become available for grants under the Plan. Shares subject to an award that is settled in cash will not again be made available for grants under the Plan. Notwithstanding the foregoing, the maximum aggregate number of shares that may be issued as incentive share options is equal to the maximum number of shares available for issuance under the Plan without taking into account any automatic increases in the share reserve.

Share Options:

General. Share options give the option holder the right to acquire from us a designated number of common shares at a purchase price that is fixed upon the grant of the option. Share options granted may be either tax-qualified share options (so-called “incentive share options”) or non-qualified share options. Subject to the provisions of the Plan, the administrator has the authority to determine all grants of share options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price. The exercise price for share options will be determined at the time of grant. Normally, the exercise price will not be less than the fair market value on the date of grant. As a matter of tax law, the exercise price for any incentive share option awarded may not be less than the fair market value of the shares on the date of grant. However, incentive share option grants to any person owning more than 10% of our voting power must have an exercise price of not less than 110% of the fair market value on the grant date.

Exercise of Options. An option may be exercised only in accordance with the terms and conditions for the option agreement as established by the administrator at the time of the grant. The option must be exercised by notice to us, accompanied by payment of the exercise price. Payments may be made either: (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired shares having an aggregate fair market value at the time of exercise equal to the exercise price; (iii) a cashless exercise (broker-assisted exercise) through a “same day sale” commitment; (iv) by a combination of (i), (ii), and (iii); or (v) any other method approved or accepted by the administrator in its sole discretion.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our voting power, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with our company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the administrator and reflected in the grant evidencing the award.

Incentive and Non-Qualified Options. As described elsewhere in this summary, an incentive share option is an option that is intended to qualify under certain provisions of the Code for more favorable tax treatment than applies to non-qualified share options. Any option that does not qualify as an incentive share option will be a non-qualified share option. Under the Code, certain restrictions apply to incentive share options. For example, the exercise price for incentive share options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years. In addition, an incentive share option may not be transferred, other than by will or the laws of descent and distribution, and is exercisable during the holder’s lifetime only by the holder. In addition, no incentive share options may be granted to a holder that is first exercisable in a single year if that option, together with all incentive share options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate fair market value in excess of $100,000, measured at the grant date.

Share Appreciation Rights:  Share appreciation rights, or SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When an SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the Plan, holders of SARs may receive this payment - the appreciation value - either in cash or shares valued at the fair market value on the date of exercise. The form of payment will be determined by us.

Restricted Awards: Restricted awards are shares awarded to participants at no cost. Restricted awards can take the form of awards of restricted share, which represent issued and outstanding shares subject to vesting criteria, or restricted share units, which represent the right to receive shares subject to satisfaction of the vesting criteria. Restricted share awards are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded. These awards will be subject to such conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Performance Criteria: Under the Plan, one or more performance criteria will be used by the administrator in establishing performance goals. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of our company, as the administrator may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the administrator deems appropriate.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as share splits, share dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our board of directors also has the authority, at any time, to discontinue the granting of awards. The board of directors also has the authority to alter or amend the Plan or any outstanding award or may terminate the Plan as to further grants, provided that no amendment will, without the approval of our shareholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the Plan, change the persons eligible for awards under the Plan, extend the time within which awards may be made, or amend the provisions of the Plan related to amendments. No amendment that would adversely affect any outstanding award made under the Plan can be made without the consent of the holder of such award.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since the beginning of our 2022 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Transactions with Our Manager

Our Chief Executive Officer, Ellery W. Roberts, controls our manager. Our relationship with our manager is governed principally by the following two agreements: (1) the management services agreement and offsetting management services agreements relating to the management services our manager will perform for us and the businesses we own and the management fee to be paid to our manager in respect thereof; and (2) our operating agreement setting forth our manager’s rights with respect to the allocation shares it owns, including the right to receive payments of profit allocation from us and our manager’s right to cause us to purchase the allocation shares it owns. Our manager has also entered into an offsetting management services agreement with 1847 Cabinet, 1847 Wolo and 1847 ICU and we expect that our manager will enter into offsetting management services agreements and transaction services agreements with our future businesses directly. The management fee expense for our manager amounted to $1,325,000 and $1,100,000 for the years ended December 31, 2023 and 2022, respectively, and $550,000 and $475,000 for the six months ended June 30, 2024 and 2023, respectively.

As of June 30, 2024 and December 31, 2023, our manager has funded $74,928 in related party advances to our company. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

Our manager owns certain intellectual property relating to the term “1847.” Pursuant to the management services agreement, our manager has granted us a non-exclusive, royalty free right to use the following intellectual property in connection with our business and operations or as may be required to comply with applicable law: (i) 1847 Holdings LLC; (ii) 1847 Partners LLC; (iii) www.1847holdings.com; and (iv) www.1847partners.com. We are permitted to sublicense the use of this intellectual property to any of our subsidiaries to use in connection with their business or as may be required by law. Our company and any businesses that we acquire must cease using the intellectual property described above entirely in their businesses and operations within 180 days of our termination of the management services agreement. The sublicense provisions of the management services agreement would require our company and its businesses to change their names to remove any reference to the term “1847” or any reference to the intellectual property licensed to them by our manager. This also would require us to create and market a new name and expend funds to protect that name.

Transactions with Officers of Subsidiary

On September 1, 2020, Kyle’s entered into an industrial lease agreement with Stephen Mallatt, Jr. and Rita Mallatt, who are officers of Kyle’s. The lease is for a term of five years, with an option for a renewal term of five years, and provides for a base rent of $7,000 per month for the first 12 months, which will increase to $7,210 for months 13-16 and to $7,426 for months 37-60. In addition, Kyle’s is responsible for all taxes, insurance and certain operating costs during the lease term. The lease agreement contains customary events of default, representations, warranties and covenants.

A portion of the purchase price for the acquisition of Kyle’s on September 30, 2020 was paid by the issuance of a vesting promissory note by 1847 Cabinet to Stephen Mallatt, Jr. and Rita Mallatt in the principal amount of $1,260,000. Payment of the principal and accrued interest on the note was subject to vesting. On July 26, 2022, we and 1847 Cabinet entered into a conversion agreement with Stephen Mallatt, Jr. and Rita Mallatt, pursuant to which they agreed to convert $797,221 of the vesting note into 147 common shares at a conversion price of $5,460 per share. The note was subsequently amended on multiple occasions. Pursuant to the latest amendment, the parties agreed to extend the maturity date of the note to July 30, 2023. As additional consideration for entering into the amendment, 1847 Cabinet agreed to pay an amendment fee of $76,784 on the maturity date. As of June 30, 2024, the outstanding principal balance is $578,290. This note is currently in default.

Other Transactions

From time to time, we have received advances from Mr. Roberts to meet short-term working capital needs. As of June 30, 2024 and December 31, 2023, a total of $118,834 in advances are outstanding. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common shares as of October 21, 2024 for (i) each of our named executive officers and directors; (ii) all of our named executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding common shares, assuming that we sell the maximum number of units being offered.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or any member of such group has the right to acquire within sixty (60) days. For purposes of computing the percentage of outstanding shares of our common shares held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of October 21, 2024 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person. The share ownership numbers after the offering for the beneficial owners indicated below exclude any potential purchases that may be made by such persons in this offering.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, 590 Madison Avenue, 21st Floor, New York, NY 10022.

	Common Shares Beneficially Owned Prior to this Offering(1)		Common Shares Beneficially Owned After this Offering(2)
Name of Beneficial Owner	Shares	%	Shares	%
Ellery W. Roberts, Chairman and CEO	16,328	1.99%	16,328	*
Vernice L. Howard, Chief Financial Officer	1	*	1	*
Eric Vandam, Chief Operating Officer	-	-	-	-
Glyn C. Milburn, VP of Operations	-	-	-	-
Robert D. Barry, Director	4	*	4	*
Michele A. Chow-Tai, Director	-	-	-	-
Clark R. Crosnoe, Director	-	-	-	-
Paul A. Froning, Director	29	*	29	*
Tracy S. Harris, Director	-	-	-	-
Lawrence X. Taylor, Director	-	-	-	-
All executive officers and directors (10 persons above)	16,362	1.99%	16,362	*

*	Less than 1%

(1)	Based on 821,101 common shares issued and outstanding as of October 21, 2024.

(2)	Based on 5,106,816 common shares issued and outstanding after this offering assuming that we sell the maximum number of units being offered and assuming that no pre-funded warrants are issued.

We do not currently have any arrangements which if consummated may result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

The following is a summary of the material terms of our shares. The operating agreement provides for the issuance of our shares, the terms relating to distributions with respect to our shares and the voting rights of holders of our shares. In addition, the terms of the series A senior convertible preferred shares are governed by an amended and restated share designation, dated March 26, 2021, as amended, the terms of our series B senior convertible preferred shares are governed by a share designation, dated August 19, 2024, and the terms of our series C senior convertible preferred shares are governed by a share designation, dated June 28, 2024.

The following description is subject to the provisions of the Delaware Limited Liability Company Act. Certain provisions of the operating agreement are intended to be consistent with the General Corporation Law of the State of Delaware, and the powers of our company, the governance processes and the rights of the holders of our shares are generally intended to be similar in many respects to those that would exist if our company was a Delaware corporation under the General Corporation Law of the State of Delaware, with certain exceptions.

The statements that follow are subject to and are qualified in their entirety by reference to all of the provisions of the operating agreement and the share designations, copies of which have been filed as exhibits to the offering statement of which this prospectus forms a part.

We are authorized to issue up to 500,000,000 common shares, 4,450,460 series A senior convertible preferred shares and 1,000 allocation shares. As of October 21, 2024, we had 821,101 common shares issued and outstanding held by approximately 55 holders of record, 50,592 series A senior convertible preferred shares issued and outstanding held by 2 holders of record, 83,603 series C senior convertible preferred shares issued and outstanding held by 1 holder of record and 6,293,022 series D senior convertible preferred shares issued and outstanding held by 1 holder of record. In connection with the formation of our company, our manager acquired 100% of the allocation shares for a capital contribution of $1,000 by our manager. Other than the allocation shares held by our manager, our company will not be authorized to issue any other allocation shares.

Common Shares

Distribution Rights. Holders of common shares are entitled to receive ratably those distributions, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. Upon our liquidation, dissolution or winding up in accordance with the terms of the operating agreement, the then holders of common shares will be entitled to share in the assets of our company legally available for distribution, following payment to creditors and our series A senior convertible preferred shares, in accordance with the positive balance in such holders’ tax-based capital accounts required by the operating agreement, after giving effect to all contributions, distributions and allocations for all periods.

Voting Rights. The holders of common shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Under the operating agreement, any action to be taken by vote of shareholders other than for election of directors shall be authorized by the affirmative vote of the majority of shares present or represented by proxy and entitled to vote. Directors are elected by a plurality of votes cast.

Other Rights. Holders of common shares have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common shares.

Pre-Funded Warrants to be Issued in this Offering

We are offering to each purchaser of common units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase pre-funded units that include one pre-funded warrant in lieu of one common share. The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of, the pre-funded warrant. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration. The pre-funded warrants offered hereby will entitle the holders thereof to purchase our common shares at a nominal exercise price of $0.01 per share, commencing immediately on the date of issuance. There is no expiration date for the pre-funded warrants.

Exercise Limitation. A holder will not have the right to exercise any portion of the pre-funded warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. However, any holder may increase or decrease such percentage (up to 9.99%), provided that any increase will not be effective until the 61st day after such election. It is the responsibility of the holder to determine whether any exercise would exceed the exercise limitation.

Exercise Price. The pre-funded warrants will have an exercise price of $0.01 per share. The exercise price is subject to appropriate adjustment in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability. Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

Absence of Trading Market. There is no established trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Fundamental Transactions. In the event of a fundamental transaction, generally including any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation, merger, amalgamation or arrangement with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holder will have the right to receive, for each common share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor or acquiring corporation or of us if we are the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares for which the pre-funded warrant was exercisable immediately prior to such fundamental transaction. The holders of the pre-funded warrants may also require us to purchase the pre-funded warrants from the holders by paying to each holder an amount equal to the Black Scholes value of the remaining unexercised portion of the pre-funded warrants on the date of the fundamental transaction.

No Rights as a Shareholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of our common shares, the holder of pre-funded warrants does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the pre-funded warrant.

Series A Warrants and Series B Warrants to be Issued in this Offering

The following summary of certain terms and provisions of the series A warrants and series B warrants included in the units and offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the forms of series A warrant and series B warrant, which are filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the forms of series A warrant and series B warrant.

Exercisability. The series A warrants and series B warrants will be exercisable immediately upon issuance and at any time up to the date that is five years after their original issuance. The series A warrants and series B warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the series A warrants and series B warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the series A warrants or series B warrants under the Securities Act is not effective, the holder may elect to exercise the series A warrants or series B warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the warrant. Furthermore, a holder may also effect an “alternative cashless exercise” at any time while the series A warrants are outstanding. In such event, the aggregate number of shares issuable in such alternative cashless exercise will be equal to the number of series A warrants being exercised multiplied by two (2). No fractional common shares will be issued in connection with the exercise of series A warrants or series B warrants. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the series A warrants or series B warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the series A warrants and series B warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole common share purchasable upon exercise of the series A warrants will be equal to up to two times the public offering price of the units. The exercise price per whole common share purchasable upon exercise of the series B warrants will be equal to two times the public offering price of the units. The exercise price will be subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

●	Reverse Share Splits. If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our common shares and the lowest daily volume weighted average price during the period commencing five (5) consecutive trading days immediately preceding and the five (5) consecutive trading days immediately following such event is less than the exercise price of the series A warrants or series B warrants then in effect, then the exercise price of the series A warrants and series B warrants will be reduced to the lowest daily volume weighted average price during such period, subject to a floor price of $0.10, and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged.

●	Subsequent Financing. In addition, subject to certain exemptions, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common shares or common share equivalents at an effective price per share less than the exercise price of the warrants then in effect, the exercise price of the series B warrants, and in the event that NYSE American determines that this offering does not qualify as a “public offering” under Rule 713 of the NYSE American Company Guide, the series A warrants, will be reduced to such price, subject to a floor price of $0.10, and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

Transferability. Subject to applicable laws, the series A warrants and series B warrants may be offered for sale, sold, transferred or assigned without our consent.

Fundamental Transactions. In the event of a fundamental transaction, as described in the series A warrants and series B warrants and generally including any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the series A warrants and series B warrants will be entitled to receive upon exercise of the series A warrants and series B warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the series A warrants and series B warrants immediately prior to such fundamental transaction. The holders of the series A warrants and series B warrants may also require us to purchase the series A warrants and series B warrants from the holders by paying to each holder an amount equal to the Black Scholes value of the remaining unexercised portion of the series A warrants and series B warrants on the date of the fundamental transaction.

No Rights as a Shareholder. Except as otherwise provided in the series A warrants or series B warrants or by virtue of such holder’s ownership of our common shares, the holder of a series A warrants or series B warrants does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the series A warrants or series B warrants.

Governing Law. The series A warrants and the series B warrants are governed by New York law.

Potential Need for Shareholder Approval. We have inquired of officials at NYSE American whether the price resets set forth in each of the series A and series B warrants would require shareholder approval notwithstanding the fact that this offering is intended to qualify as a “public offering” under Rule 713 of the NYSE American Company Guide. We have been informed by officials at NYSE American that if this transaction is deemed to be a public offering under the rules of NYSE American, then shareholder approval would not be required. However, NYSE American has not made a determination at this time as to whether this is or is not a public offering and may not make such determination prior to the effective date of this offering. Should NYSE American determine that this offering does or did not qualify as a “public offering” under the rules of the exchange, the alternative cashless exercise option in the series A warrants and certain anti-dilution provisions in the series B warrants would at such time and will thereafter not be effective until, and unless, we obtain the approval of our shareholders. Should NYSE American notify us that the exchange has determined that this offering does or did not qualify as a “public offering” under the rules of the exchange, no later than ninety (90) days following such notice, we will use reasonable best efforts to obtain, at a special meeting of our shareholders at which a quorum is present, such approval. In such an event, we will prepare and file with the SEC a proxy statement under Section 14 of the Exchange Act to be sent to shareholders in connection with such shareholder meeting. If we do not obtain shareholder approval at the first meeting, we shall call a meeting at least every ninety (90) days thereafter to seek shareholder approval until the earlier of the date on which such shareholder approval is obtained or the warrants are no longer outstanding. While we intend to promptly seek shareholder approval in such an instance, there is no guarantee that shareholder approval would ever be obtained. If we are required to and are unable to obtain shareholder approval, the series A warrants and series B warrants will have substantially less value. In addition, in such an event, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain shareholder approval.

Series A Senior Convertible Preferred Shares

Ranking. The series A senior convertible preferred shares rank, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common shares, allocation shares, and each other class or series that is not expressly made senior to or on parity with the series A senior convertible preferred shares; (ii) on parity with each other class or series that is not expressly subordinated or made senior to the series A senior convertible preferred shares; and (iii) junior to all indebtedness and other liabilities with respect to assets available to satisfy claims against our company and each other class or series that is expressly made senior to the series A senior convertible preferred shares.

Dividend Rights. Holders of series A senior convertible preferred shares are entitled to dividends at the current rate per annum of 29.0% of the stated value (currently $2.42 per share, subject to adjustment). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date in cash or common shares at our discretion. Dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the VWAP during the five (5) trading days immediately prior to the applicable dividend payment date; provided, however, that if the common shares are not registered, and rulemaking referred to below is effective on the payment date, the dividends payable in common shares shall be calculated based upon the fixed price of $1.57; provided further, that we may only elect to pay dividends in common shares based upon such fixed price if the VWAP for the five (5) trading days immediately prior to the applicable dividend payment date is $1.57 or higher.

Liquidation Rights. Subject to the rights of our creditors and the holders of any senior securities or parity securities (in each case, as defined in the share designation), upon any liquidation of our company or its subsidiaries, before any payment or distribution of the assets of our company (whether capital or surplus) shall be made to or set apart for the holders of securities that are junior to the series A senior convertible preferred shares as to the distribution of assets on any liquidation of our company, including our common shares and allocation shares, each holder of outstanding series A senior convertible preferred shares shall be entitled to receive an amount of cash equal to 115% of the stated value plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders. If, upon any liquidation, the assets, or proceeds thereof, distributable among the holders of the series A senior convertible preferred shares shall be insufficient to pay in full the preferential amount payable to the holders of the series A senior convertible preferred shares and liquidating payments on any other shares of any class or series of parity securities as to the distribution of assets on any liquidation, then such assets, or the proceeds thereof, shall be distributed among the holders of series A senior convertible preferred shares and any such other parity securities ratably in accordance with the respective amounts that would be payable on such series A senior convertible preferred shares and any such other parity securities if all amounts payable thereon were paid in full.

Voting Rights. The series A senior convertible preferred shares do not have any voting rights; provided that, so long as any series A senior convertible preferred shares are outstanding, the affirmative vote of holders of a majority of series A senior convertible preferred shares, voting as a separate class (which we refer to herein as the Requisite Holders), shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the share designation. In addition, so long as any series A senior convertible preferred shares are outstanding, the affirmative vote of such holders shall be required prior to our company’s (or Kyle’s or Wolo’s) creation or issuance of (i) any parity securities; (ii) any senior securities; and (iii) any new indebtedness other than (A) intercompany indebtedness by Kyle’s or Wolo in favor of our company, (B) indebtedness incurred in favor of the sellers of Kyle’s or Wolo in connection with the acquisition of Kyle’s or Wolo, or (C) indebtedness (or the refinancing of such indebtedness) the proceeds of which are used to complete the acquisition of Kyle’s or Wolo related expenses or working capital to operate the business of Kyle’s or Wolo. Notwithstanding the foregoing, this shall not apply to any financing transaction the use of proceeds of which we will use to redeem the series A senior convertible preferred shares and the warrants issued in connection therewith.

Conversion Rights. Each series A senior convertible preferred share, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable common shares determined by dividing the stated value (currently $2.42 per share), plus the value of the accrued, but unpaid, dividends thereon, by the conversion price (currently $13.00 per share); provided that in no event shall the holder of any series A senior convertible preferred shares be entitled to convert any number of series A senior convertible preferred shares that upon conversion the sum of (i) the number of common shares beneficially owned by the holder and its affiliates and (ii) the number of common shares issuable upon the conversion of the series A senior convertible preferred shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common shares. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us.

Redemption Rights. We may redeem in whole, or upon the written consent of the Requisite Holders and in the manner provided for in such written consent, in part, the series A senior convertible preferred shares by paying in cash therefore a sum equal to 115% of the stated value plus the amount of accrued and unpaid plus any other amounts due pursuant to the terms of the series A senior convertible preferred shares.

Most Favored Nations. The securities purchase agreement relating to the issuance of the series A senior convertible preferred shares contains a standard most favored nations provision which provides that, unless otherwise agreed to by the holders of a majority of the then outstanding series A senior convertible preferred shares, upon any issuance of (or announcement of intent to effect an issuance of) any security, or amendment to (or announcement of intent to effect an amendment to) any security, by us with any term that any holder of series A senior convertible preferred shares reasonably believes is more favorable to the holder of such security than to the holder of the series A senior convertible preferred shares then (i) we shall notify the holder of series A senior convertible preferred shares of such additional or more favorable term within five (5) business days of the new issuance and/or amendment of the respective security, which notice may include the filing of a current report on Form 8-K that discloses the issuance of such new security, and (ii) such term, the holder’s option, shall become a part of the transaction documents with the holder of the series A senior convertible preferred shares. The types of terms contained in another security that may be more favorable to the purchaser of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage. The holders of the series A senior convertible preferred shares have used this provision to reduce the conversion price on multiple occasions.

Other Rights. Holders of series A senior convertible preferred shares have no preemptive or subscription rights for additional securities of our company.

Series C Senior Convertible Preferred Shares

Ranking. The series C senior convertible preferred shares rank, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common shares, allocation shares, and each other class or series that is not expressly made senior to or on parity with the series C senior convertible preferred shares; (ii) on parity with our series D senior convertible preferred shares and each other class or series that is not expressly subordinated or made senior to the series C senior convertible preferred shares; and (iii) junior to our series A senior convertible preferred shares, all indebtedness and other liabilities with respect to assets available to satisfy claims against our company and each other class or series that is expressly made senior to the series C senior convertible preferred shares.

Dividend Rights. Holders of series C senior convertible preferred shares are entitled to dividends at a rate per annum of 6.0% of the stated value ($10.0 per share). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable only upon the liquidation of our company or upon conversion.

Liquidation Rights. Subject to the rights of creditors and the holders of any senior securities or parity securities (in each case, as defined in the share designation), upon any liquidation of our company or its subsidiaries, before any payment or distribution of the assets of our company (whether capital or surplus) shall be made to or set apart for the holders of securities that are junior to the series C senior convertible preferred shares as to the distribution of assets on any liquidation of our company, including the common shares and allocation shares, each holder of outstanding series C senior convertible preferred shares shall be entitled to receive an amount of cash equal to 100% of the stated value plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders. If, upon any liquidation, the assets, or proceeds thereof, distributable among the holders of the series C senior convertible preferred shares shall be insufficient to pay in full the preferential amount payable to the holders of the series C senior convertible preferred shares and liquidating payments on any other shares of any class or series of parity securities as to the distribution of assets on any liquidation, then such assets, or the proceeds thereof, shall be distributed among the holders of series C senior convertible preferred shares and any such other parity securities ratably in accordance with the respective amounts that would be payable on such series C senior convertible preferred shares and any such other parity securities if all amounts payable thereon were paid in full.

Voting Rights. The series C senior convertible preferred shares do not have any voting rights; provided that, so long as any series C senior convertible preferred shares are outstanding, the affirmative vote of holders of a majority of series C senior convertible preferred shares, voting as a separate class, shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the share designation.

Conversion Rights. Each series C senior convertible preferred share, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable common shares determined by dividing the stated value ($10.0 per share), plus the value of the accrued, but unpaid, dividends thereon, by the conversion price of $10.0 per share (subject to standard adjustments in the event of any share splits, share combinations, share reclassifications, dividends paid in common shares, sales of substantially all of our assets, mergers, consolidations or similar transactions); provided that in no event shall the holder of any series C senior convertible preferred shares be entitled to convert any number of series C senior convertible preferred shares that upon conversion the sum of (i) the number of common shares beneficially owned by the holder and its affiliates and (ii) the number of common shares issuable upon the conversion of the series C senior convertible preferred shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common shares. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us.

Other Rights. Holders of series C senior convertible preferred shares have no redemption, preemptive or subscription rights for additional securities of our company.

Series D Senior Convertible Preferred Shares

Ranking. The series D senior convertible preferred shares rank, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common shares, allocation shares, and each other class or series that is not expressly made senior to or on parity with the series D senior convertible preferred shares; (ii) on parity with our series C senior convertible preferred shares and each other class or series that is not expressly subordinated or made senior to the series D senior convertible preferred shares; and (iii) junior to our series A senior convertible preferred shares, all indebtedness and other liabilities with respect to assets available to satisfy claims against our company and each other class or series that is expressly made senior to the series D senior convertible preferred shares.

Dividend Rights. Holders of series D senior convertible preferred shares are entitled to dividends at a rate per annum of 10.0% of the stated value ($0.339 per share). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable only upon the liquidation of our company or upon conversion.

Liquidation Rights. Subject to the rights of creditors and the holders of any senior securities or parity securities (in each case, as defined in the share designation), upon any liquidation of our company or its subsidiaries, before any payment or distribution of the assets of our company (whether capital or surplus) shall be made to or set apart for the holders of securities that are junior to the series D senior convertible preferred shares as to the distribution of assets on any liquidation of our company, including the common shares and allocation shares, each holder of outstanding series D senior convertible preferred shares shall be entitled to receive an amount of cash equal to 100% of the stated value plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders. If, upon any liquidation, the assets, or proceeds thereof, distributable among the holders of the series D senior convertible preferred shares shall be insufficient to pay in full the preferential amount payable to the holders of the series D senior convertible preferred shares and liquidating payments on any other shares of any class or series of parity securities as to the distribution of assets on any liquidation, then such assets, or the proceeds thereof, shall be distributed among the holders of series D senior convertible preferred shares and any such other parity securities ratably in accordance with the respective amounts that would be payable on such series D senior convertible preferred shares and any such other parity securities if all amounts payable thereon were paid in full.

Voting Rights. The series D senior convertible preferred shares do not have any voting rights; provided that, so long as any series D senior convertible preferred shares are outstanding, the affirmative vote of holders of a majority of series D senior convertible preferred shares, voting as a separate class, shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the share designation.

Conversion Rights. Each series D senior convertible preferred share, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable common shares determined by dividing the stated value ($0.339 per share), plus the value of the accrued, but unpaid, dividends thereon, by the conversion price of $4.407 per share (subject to standard adjustments in the event of any share splits, share combinations, share reclassifications, dividends paid in common shares, sales of substantially all of our assets, mergers, consolidations or similar transactions); provided that in no event shall the holder of any series D senior convertible preferred shares be entitled to convert any number of series D senior convertible preferred shares that upon conversion the sum of (i) the number of common shares beneficially owned by the holder and its affiliates and (ii) the number of common shares issuable upon the conversion of the series D senior convertible preferred shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common shares. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us.

Other Rights. Holders of series D senior convertible preferred shares have no redemption, preemptive or subscription rights for additional securities of our company.

Allocation Shares

Distribution Rights. Under the terms of the operating agreement, we will pay a profit allocation to our manager, as holder of the allocation shares.

Liquidation Rights. Upon a liquidation of our company, any accrued, but unpaid profit allocation due to our manager as a result of our manager’s ownership of the allocation shares would be paid to our manager before any payment is made of any amounts due upon a liquidation to the holders of our common shares but after payment is made to the holders of our series A senior convertible preferred shares and series B senior convertible preferred shares.

Voting Rights. The operating agreement provides that the holder of allocation shares will not be entitled to any voting rights, except that the holder of the allocation shares will have:

●	voting rights in connection with the merger or consolidation of our company, the sale, lease or exchange of all or substantially all of our assets and certain other business combinations or transactions;

●	a veto right with respect to the dissolution of our company in certain circumstances;

●	a veto right with respect to the amendment of the provisions providing for distributions to the holders of allocation shares;

●	a veto right to any amendment to the provisions entitling the holders of allocation shares to appoint and remove directors who will serve on our board of directors;

●	a veto right to any amendment to the provision regarding the quorum and voting requirements for board meetings;

●	a veto right to any amendment to the provisions regarding the indemnification and liability of directors;

●	a veto right with respect to any amendment of the provision of the operating agreement governing amendments thereof; and

●	a veto right with respect to any amendment that would adversely affect the holder of allocation shares.

In addition, the holder of the allocation shares has the right to appoint one (1) director to our board of directors for every four (4) members constituting the entire board of directors. Any director appointed to our board of directors by the holder of the allocation shares will not be required to stand for election by the holders of our common shares and will not have any special voting rights.

Other Rights. Holders of allocation shares have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the allocation shares.

Warrants

On October 8, 2021, we issued to Leonite Capital LLC a five-year warrant for the purchase of 229 common shares with a current exercise price of $13.00 per share, which was amended on May 10, 2023. The exercise price is subject to standard adjustments, including a price based antidilution adjustment, and the warrants may be exercised on a cashless basis if there is no effective registration registering, or no current prospectus available for, the resale of the common shares underlying the warrants. This warrant also contains an ownership limitation, which provides that we shall not effect any exercise of the warrant, and Leonite Capital LLC shall not have the right to exercise any portion of the warrant, to the extent that after giving effect to issuance of common shares upon exercise such warrant, Leonite Capital LLC, together with its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon exercise of the warrant; provided that upon no fewer than 61 days’ prior notice to us, Leonite Capital LLC may increase or decrease such beneficial ownership limitation provisions (up to a maximum of 9.99%). Due to the price based antidilution adjustment contained in this warrant, if the public offering price is less than $13.00 per share, the exercise price will be reduced to such public offering price.

On July 8, 2022, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 3 common shares at a current exercise price of $13.00 per share. On February 3, 2023, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 1 common share at a current exercise price of $13.00 per share. On February 9, 2023, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 10 common shares at a current exercise price of $13.00 per share. On February 22, 2023, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 6 common shares at a current exercise price of $13.00 per share. The exercises prices of these warrants are subject to standard adjustments, including a price based antidilution adjustment, and the warrants may be exercised on a cashless basis if the market price of our common shares is greater than the exercise price. These warrants also contain an ownership limitation, which provides that we shall not effect any exercise of any warrant, and the holder shall not have the right to exercise any portion of such warrant, to the extent that after giving effect to issuance of common shares upon exercise such warrant, such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon exercise of such warrant. Due to the price based antidilution adjustment contained in these warrants, if the public offering price is less than $13.00 per share, the exercise price will be reduced to such public offering price.

On August 5, 2022, we issued a common share purchase warrant to each of Craft Capital Management LLC and R.F. Lafferty & Co. Inc. for the purchase of 28 common shares at an exercise price of $6,825. The warrants are exercisable at any time and from time to time during the period commencing on February 5, 2023 and ending on August 2, 2027 and may be exercised on a cashless basis if there is no effective registration registering, or no current prospectus available for, the resale of the common shares underlying the warrants. The exercise price is subject to standard adjustments for share dividends, splits, recapitalizations, mergers, reorganizations and similar events.

On August 11, 2023, in connection with the issuance of the 20% OID subordinated promissory notes described below, we issued warrants for the purchase of an aggregate of 3,159 common shares. The terms of the warrants are set forth in a warrant agency agreement, dated August 11, 2023, between our company and VStock Transfer, LLC, our transfer agent. The warrants are exercisable for a period five (5) years at an exercise price of $237.90 (subject to standard adjustments for share splits, share combinations, share dividends, reclassifications, mergers, consolidations, reorganizations and similar transactions) and may be exercised on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of common shares upon exercise thereof. These warrants also contain an ownership limitation, which provides that we shall not effect any exercise of any warrant, and the holder shall not have the right to exercise any portion of such warrant, to the extent that after giving effect to issuance of common shares upon exercise such warrant, such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon exercise of such warrant; provided that upon no fewer than 61 days’ prior notice to us, a holder may increase or decrease such beneficial ownership limitation provisions (up to a maximum of 9.99%).

On August 11, 2023, we also issued to Spartan, the placement agent for this offering, a common share purchase warrant for the purchase of a number of common shares equal to eight percent (8%) of the number common shares issuable upon conversion of the 20% OID subordinated promissory notes and exercise of the warrants issued in connection therewith, or approximately 6.663 common shares, at an exercise price of $261.69 per share, subject to standard adjustments for share dividends, splits, recapitalizations, mergers, reorganizations and similar events. This warrant is exercisable at any time on or after the date that is the six months after the date of issuance and until the fifth anniversary thereof.

On February 14, 2024, we issued prefunded warrants for the purchase of 244,161 common shares in connection with our public offering, of which warrants for the purchase of 63 common shares remain outstanding. The prefunded warrants may be exercised at any time, with the exercise price being fully pre-funded on the date of issuance.

On May 8, 2024, in connection with the issuance of the 20% OID subordinated promissory note described below, we issued a warrant for the purchase of 7,149 common shares. The warrant is exercisable at any time on or after the date that is the six months after the date of issuance and until the fifth anniversary thereof at an exercise price of $34.97 (subject to standard adjustments for share splits, share combinations, share dividends, reclassifications, mergers, consolidations, reorganizations and similar transactions) and may be exercised on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of common shares upon exercise thereof. This warrant also contains an ownership limitation, which provides that we shall not effect any exercise, and the holder shall not have the right to exercise any portion of such warrant, to the extent that after giving effect to issuance of common shares upon exercise such warrant, such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon exercise of such warrant; provided that upon no fewer than 61 days’ prior notice to us, the holder may increase or decrease such beneficial ownership limitation provisions (up to a maximum of 9.99%).

On May 8, 2024, we also issued to Spartan, the placement agent for this offering, a common share purchase warrant for the purchase of a number of common shares equal to eight percent (8%) of the number common shares issuable upon conversion of the 20% OID subordinated promissory note and exercise of the warrant issued in connection therewith, or approximately 572 common shares, at an exercise price of $38.467 per share, subject to standard adjustments for share dividends, splits, recapitalizations, mergers, reorganizations and similar events. This warrant is exercisable at any time on or after the date that is the six months after the date of issuance and until the fifth anniversary thereof.

Convertible Promissory Notes

On October 8, 2021, we issued to two institutional investors secured convertible promissory notes in the aggregate principal amount of $24,860,000, of which $24,110,000 in principal remains outstanding. The notes bear interest at a rate per annum equal to the greater of (i) 4.75% plus the U.S. prime rate that appears in The Wall Street Journal from time to time or (ii) 8%; provided that, upon an event of default (as defined in the notes), such rate shall increase to 24% or the maximum legal rate. The holders of the notes may, in their sole discretion, elect to convert any outstanding and unpaid principal portion of the notes, and any accrued but unpaid interest on such portion, into our common shares at a current conversion price equal to $0.13 (subject to standard adjustments, including a price based antidilution adjustment). These notes contain a beneficial ownership limitation, which provides that we shall not effect any conversion to the extent that after giving effect to the conversion, the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares upon such conversion; provided that upon no fewer than 61 days’ prior notice to us, a holder may increase or decrease such beneficial ownership limitation (up to a maximum of 9.99%).

On February 9, 2023, we issued a promissory note in the principal amount of $1,390,909 to Mast Hill Fund, L.P. and on February 22, 2023, we issued a promissory note in the principal amount of $878,000 to Mast Hill Fund, L.P. An aggregate principal amount of $610,786 remains outstanding under these notes. The notes bear interest at a rate of 12% per annum and originally matured on the first anniversary of the date of issuance; provided that any principal amount or interest which is not paid when due shall bear interest at a rate of the lesser of 16% per annum or the maximum amount permitted by law from the due date thereof until the same is paid. On August 31, 2023, the parties entered into amendments to the notes, pursuant to which the parties agreed to extend the maturity date of the notes to August 31, 2024 and we agreed to make monthly payments commencing on September 30, 2023. The notes are convertible into common shares at the option of the holders at any time on or following the date that an event of default (as defined in the notes) occurs under the notes at a conversion price equal to 80% of the lowest VWAP of our common shares on any trading day during the five (5) trading days prior to the conversion date; provided that such conversion price shall not be less than $0.13. These notes also contain a beneficial ownership limitation, which provides that we shall not effect any conversion, and the holders shall not have the right to convert, any portion of the notes to the extent that after giving effect to the issuance of common shares upon conversion, such holder, together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares upon conversion.

On August 11, 2023, we issued 20% OID subordinated promissory notes in the aggregate principal amount of $3,125,000 to certain investors, which were originally due and payable on February 11, 2024. We repaid some of these notes with the proceeds of our public offering completed on February 14, 2024 and subsequently entered into multiple amendments to extend the maturity date to October 10, 2024. As additional consideration for each of the amendments, we agreed to increase the outstanding principal by 20% of the outstanding principal amounts of the remaining notes as an amendment fee. As a result, the principal balance on these notes is $3,164,060. Subject to shareholder approval, the notes are convertible into common shares at the option of the holders at any time on or following the date that an event of default (as defined in the notes) occurs at a conversion price equal to 90% of the lowest VWAP of our common shares on any trading day during the five (5) trading days prior to the conversion date; provided that such conversion price shall not be less than $0.13. These notes also contain a beneficial ownership limitation, which provides that we shall not effect any conversion to the extent that after giving effect to the conversion, the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares upon such conversion; provided that upon no fewer than 61 days’ prior notice to us, a holder may increase or decrease such beneficial ownership limitation (up to a maximum of 9.99%).

On May 8, 2024, we issued a 20% OID subordinated promissory note in the principal amount of $625,000, which was originally due and payable on August 8, 2024. On September 26, 2024, we entered into an amendment to increase the principal amount to $868,750 and extend the maturity date to November 30, 2024. Subject to shareholder approval, the note is convertible into common shares at the option of the holder at any time on or following the date that an event of default (as defined in the note) occurs at a conversion price equal to 90% of the lowest volume weighted average price of our common shares on any trading day during the five (5) trading days prior to the conversion date; provided that such conversion price shall not be less than $0.13. The conversion price of the note is subject to standard adjustments, including a price-based adjustment in the event that we issue any common shares or other securities convertible into or exercisable for common shares at an effective price per share that is lower than the conversion price, subject to certain exceptions. In addition, the note contains an ownership limitation, such that we shall not effect any conversion, and the holder shall not have the right to convert any portion of the note to the extent that after giving effect to the issuance of common shares upon conversion, such holder, together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares upon conversion, which such percentage may be increased or decreased by the holder, but not in excess of 9.99%, upon at least 61 days’ prior notice to us.

Agreement to be Bound by our Operating Agreement; Power of Attorney

By purchasing our shares, you will be admitted as a member of our company and will be deemed to have agreed to be bound by the terms of the operating agreement. Pursuant to the operating agreement, each shareholder and each person who acquires a share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our operating agreement.

Ratification of Agreements

The operating agreement provides that each holder, by acquiring shares, ratifies and confirms the various agreements entered into by our company, including but not limited to, the management services agreement, the supplemental put provision of the operating agreement, and that the execution of any of these agreements does not constitute a breach of any duty existing under the operating agreement or otherwise existing at law, in equity or otherwise by any persons, including our manager, approving, negotiating or executing such agreements on behalf our company.

Waiver of Jury Trial

Our operating agreement provides that, to the extent permitted by law, holders of common shares waive the right to a jury trial of any claim they may have against us arising out of or relating to our operating agreement, including any claim under the U.S. federal securities laws. If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable case law. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Shares—Holders of our common shares may not be entitled to a jury trial with respect to claims arising under our operating agreement, which could result in less favorable outcomes to the plaintiffs in any such action.”

Election by Our Company

The operating agreement provides that our board of directors may, without the vote of holders of our shares, cause our company to elect to be treated as a corporation for United States federal income tax purposes if the board receives an opinion from a nationally recognized financial advisor to the effect that our market valuation is expected to be significantly lower as a result of our company continuing to be treated as a partnership for United States federal income tax purposes than if our company instead elected to be treated as a corporation for United States federal income tax purposes.

Amendment of the Operating Agreement

The operating agreement may be amended by a majority vote of our board of directors, except that amending the following provisions requires an affirmative vote of at least a majority of the then outstanding common shares:

●	the purpose or powers of our company;

●	an increase in the number of common shares authorized for issuance;

●	the distribution rights of the common shares;

●	the voting rights relating to the common shares;

●	the hiring of a replacement manager following the termination of the management services agreement;

●	the merger or consolidation of our company, the sale, lease or exchange of all or substantially all of our assets and certain other business combinations or transactions;

●	the right of our shareholders to vote on the dissolution, winding up and liquidation of our company; and

●	the provision of the operating agreement governing amendments thereof.

Anti-Takeover Provisions

Certain provisions of the management services agreement and the operating agreement may make it more difficult for third parties to acquire control of our company by various means. These provisions could deprive our shareholders of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of our shares. These provisions are intended to:

●	protect our manager and its economic interests in our company;

●	protect the position of our manager and its rights to manage the business and affairs of our company under the management services agreement;

●	enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors;

●	discourage certain types of transactions which may involve an actual or threatened change in control of our company;

●	discourage certain tactics that may be used in proxy fights;

●	encourage persons seeking to acquire control of our company to consult first with our board of directors to negotiate the terms of any proposed business combination or offer; and

●	reduce the vulnerability of our company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding shares or that is otherwise unfair to our shareholders.

Anti-Takeover Effects of the Management Services Agreement

The limited circumstances in which our manager may be terminated means that it will be very difficult for a potential acquirer of our company to take over the management and operation of our business. Under the terms of the management services agreement, our manager may only be terminated by us in certain limited circumstances. Furthermore, our manager has the right to resign and terminate the management services agreement upon 120 days’ notice.

Upon the termination of the management service agreement, seconded officers, employees, representatives and delegates of our manager and its affiliates who are performing the services that are the subject of the management services agreement, will resign their respective position with us and cease to work at the date of our manager’s termination or at any other time as determined by our manager. Any director on our board of directors appointed by the holder of the allocation shares may continue serving on our board of directors subject to our manager’s continued ownership of the allocation shares and subject to such director’s removal by the holder of the allocation shares.

If we terminate the management services agreement, our company and its businesses must cease using the term “1847,” including any trademarks based on the name of our company that may be licensed to them by our manager under a license grant in the management services agreement, entirely in their businesses and operations within 180 days of our termination of the management services agreement. The license grant requires our company and its businesses to change their names to remove any reference to the term “1847” or any reference to trademarks licensed to them by our manager upon termination of the license which would occur upon termination of the management services agreement.

Anti-Takeover Provisions in the Operating Agreement

A number of provisions of the operating agreement also could have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from acquiring, control of our company. The operating agreement prohibits the merger or consolidation of our company with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or the sale, lease or exchange of all or substantially all of our property or assets unless, in each case, our board of directors adopts a resolution by a majority vote approving such action and unless such action is approved by the affirmative vote of the holders of a majority of each of the outstanding common shares and allocation shares entitled to vote thereon.

In addition, the operating agreement contains provisions based generally on Section 203 of the General Corporation Law of the State of Delaware which prohibits us from engaging in a business combination with an interested holder of our common shares unless such business combination is approved by the affirmative vote of the holders of 66 2/3% of each of the outstanding common shares and allocation shares, excluding shares held by the interested holder or any affiliate or associate of the interested holder of interests.

Subject to the right of our manager to appoint directors and any successor in the event of a vacancy, the operating agreement authorizes our board of directors to increase the size of the board of directors and to fill vacancies on our board of directors. This provision could prevent a holder of common shares from effectively obtaining an indirect majority representation on our board of directors by permitting the existing board of directors to increase the number of directors and to fill the vacancies with its own nominees. The operating agreement also provides that directors may be removed, with or without cause, only by the affirmative vote of holders of two-thirds of the then outstanding common shares. A director appointed by our manager may only be removed by our manager, as holder of the allocation shares.

The operating agreement provides that special meetings may only be called by the chairman of our board of directors or by resolution adopted by our board of directors.

The operating agreement also provides that holders of common shares seeking to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders must provide notice thereof in writing to us not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of shareholders or as otherwise required by requirements of the Exchange Act. In addition, the holders of common shares furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of shareholders entitled to vote at such meeting. The operating agreement specifies certain requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before shareholders at an annual meeting or from making nominations for directors at an annual or special meeting.

Authorized but unissued shares are available for future issuance, without further approval of our shareholders. These additional shares may be utilized for a variety of purposes, including future public offerings to raise additional capital or to fund acquisitions, as well as option plans for our employees. The existence of authorized but unissued shares could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

In addition, our board of directors has broad authority to amend the operating agreement, as discussed above. Our board of directors could, in the future, choose to amend the operating agreement to include other provisions which have the intention or effect of discouraging takeover attempts.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is VStock Transfer, LLC. The address for VStock Transfer, LLC is 18 Lafayette Pl, Woodmere, NY 11598, and the telephone number is (212) 828-8436.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common shares, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common shares to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have 5,106,816 common shares outstanding if the maximum number of common units being offered are sold (assuming no issuance of pre-funded units). The common shares and common shares underlying the series A warrants and series B warrants sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued common shares that were not offered and sold in this offering, as well as shares issuable upon the exercise of previously issued warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of common shares then outstanding; or

●	1% of the average weekly trading volume of our common shares during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least ninety (90) days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding ninety (90) days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We have agreed that we will not, for a period of 90 days after the closing of this offering, other than certain exempt issuances, (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any common shares or any securities convertible into or exercisable or exchangeable for common shares or (ii) file any registration statement or amendment or supplement thereto, other than the filing a registration statement on Form S-8 in connection with any employee benefit plan or the filing of a registration statement for a public offering that names the placement agent as underwriter or placement agent for the offering covered thereby.

In addition, each of our executive officers, directors and holders of 5% or more of our outstanding common shares have agreement that, without the prior written consent of the placement agent, they will not, for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part, other than certain exempt issuances, directly or indirectly (i) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, encumber, assign, borrow or otherwise dispose of any common shares or any securities convertible into or exercisable or exchangeable for common shares or otherwise publicly disclose the intention to do so, or (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act and the rules and regulations thereunder) with respect to any common shares or any securities convertible into or exercisable or exchangeable for common shares or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of common shares or any securities convertible into or exercisable or exchangeable for common shares, whether or not such transaction is to be settled by the delivery of common shares, other securities, cash or other consideration, or otherwise publicly disclose the intention to do so.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain material U.S. federal income tax considerations that may be associated with the purchase, ownership, and disposition of our common shares, the series A warrants, the series B warrants and the pre-funded warrants (which we refer to collectively as our securities) and the exercise or lapse of such warrants by U.S. holders (as defined below) and non-U.S. holders (as defined below). This summary is not intended to be a complete summary of the U.S. federal income tax consequences to purchasers of our securities, and does not discuss any state, local or other tax consequences, of an investment in our company. Moreover, this summary deals only with securities that are held as capital assets by holders who acquire our securities in this offering or by exercising a warrant that was acquired in this offering. The discussion does not discuss all of the U.S. federal income tax consequences that may be relevant to a potential investor in our company in light of such investor’s particular circumstances or to investors subject to special rules, such as brokers and dealers in securities, certain financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our securities as part of a hedging, integrated, or conversion transaction or a straddle, or as part of any other risk reduction transaction, traders in securities that elect to use a mark-to-market method of accounting for their holdings, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, persons who hold directly or constructively at least 5% of our shares, or persons liable for the alternative minimum tax or the net investment income tax. This summary does not address any tax law other than the U.S. federal income tax law, including any estate tax law or any foreign, state or local income tax law.

Each potential investor is urged and expected to consult his, her or its own tax advisors prior to acquiring any of our securities to discuss his, her or its own tax and financial situation, including the application and effect of U.S. federal, state, local, and other tax laws and any possible changes in the tax laws that may occur after the date of this prospectus. This section is not to be construed as tax advice or as a substitute for careful tax planning.

The discussion herein is based on existing law as contained in the Code, currently applicable Treasury Regulations thereunder, or the Regulations, administrative rulings and court decisions as of the date of this prospectus, all of which are subject to change by legislative, judicial and administrative action, which change may in any given instance have a retroactive effect. No rulings have been or will be requested from the IRS or any other taxing authority concerning any of the tax matters discussed herein. Furthermore, no statutory, administrative, or judicial authority directly addresses many of the U.S. federal income tax issues pertaining to the treatment of our securities or instruments similar to our securities. As a result, we cannot assure you that the IRS or the courts will agree with the tax consequences described in this summary. The IRS or a court may disagree with the following discussion or with any of the positions taken by us for U.S. federal income tax reporting purposes, including the positions taken with respect to, for example, the classification of our company as a partnership. A different treatment of our securities or our company from that described below could adversely affect the amount, timing, character, and manner for reporting of income, gain, or loss in respect of an investment in our securities.

As used herein, the term “U.S. holder” means a beneficial owner of our securities that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation that is created or organized in the United States or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is includible in its gross income for U.S. federal income tax purposes, regardless of its source, (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) a U.S. state, a local government or any instrumentality thereof.

As used herein, the term “non-U.S. holder” means any beneficial owner of our securities (other than a partnership or other entity treated as a partnership) that is not a U.S. holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds securities of our company, the U.S. tax treatment of any partner in such partnership (or other entity) will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (or similarly treated entity) that acquires, holds, or sells our securities, we urge you to consult your own tax adviser, as to the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of securities, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Status of our Company

Pursuant to current law, and subject to the discussion of “publicly traded partnerships” herein, our company expects to be classified as a partnership for U.S. federal income tax purposes, and, accordingly, expects that no U.S. federal income tax will be payable by it as an entity. Instead, each holder of our shares will be required to take into account his, her or its distributive share of the items of income, gain, loss, deduction, credit and tax preferences of our company.

If our company were not classified as a partnership and, instead, were to be classified as an association taxable as a corporation for U.S. federal income tax purposes, our company would be subject to federal income tax on its taxable income at the regular corporate tax rate (currently 21%), which would reduce the amount of cash available for distribution to the shareholders. In that event, the holders of our shares would not be entitled to take into account their distributive shares of our company’s losses or deductions in computing their taxable income. Nor would they be subject to tax on their respective shares of our company’s income or gains. Distributions to a holder would be treated as (i) dividends to the extent of our company’s current or accumulated earnings and profits, (ii) a return of capital to the extent of each holder’s adjusted basis in his, her or its shares, and (iii) gain from the sale or exchange of property to the extent that any remaining distribution exceeds the holder’s adjusted basis in his, her or its shares. Overall, treatment of our company as an association taxable as a corporation may substantially reduce the anticipated benefits of an investment in our company.

Given the number of shareholders we have, and because our shares are listed on NYSE American, we believe that our company will be regarded as a publicly traded partnership. Under U.S. federal income tax law, a publicly traded partnership generally will be treated as a corporation for U.S. federal income tax purposes. A publicly traded partnership will be treated as a partnership, however, and not as a corporation, for U.S. federal income tax purposes, so long as 90% or more of its gross income for each taxable year in which it is publicly traded constitutes “qualifying income,” within the meaning of section 7704(d) of the Code, and it is not required to register under the Investment Company Act. Qualifying income generally includes dividends, interest (other than interest derived in the conduct of a lending or insurance business or interest the determination of which depends in whole or in part on the income or profits of any person), certain real property rents, certain gain from the sale or other disposition of real property, gains from the sale of shares or debt instruments which are held as capital assets, and certain other forms of “passive-type” income. Our company expects to realize sufficient qualifying income to satisfy the qualifying income exception. Our company also expects that we will not be required to register under the Investment Company Act.

There can be no assurance that the IRS would not prevail in asserting that our company should be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. No ruling has been or will be sought from the IRS, and the IRS has made no determination as to the status of our company for U.S. federal income tax purposes or whether our company will have sufficient qualifying income under Section 7704(d) of the Code. Whether our company will continue to meet the qualifying income exception is dependent on our company’s continuing activities and the nature of the income generated by those activities. We intend to take the position that any loans we make to any of our subsidiaries are not being made as part of a lending business we conduct. There can be no assurance the IRS will not successfully challenge any such position. We also intend to take the position that we will not otherwise be directly engaged in any trade or business for U.S. federal income tax purposes, but again there can be no assurance that this position will not be challenged by the IRS. This discussion assumes we are not, and will not be, engaged in any trade or business (including a lending business) for U.S. federal income tax purposes. In addition, whether offsetting management services agreements (if any) between our manager and the operating businesses may give rise to management fee income to our company is not clear. In any event, our company’s board of directors intends to cause our company to conduct its activities in such manner as is necessary for our company to continue to meet the qualifying income exception.

If at the end of any year in which we would be considered to be a publicly traded partnership, our company fails to meet the qualifying income exception, our company may still qualify as a partnership for federal income tax purposes if our company is entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) our company and each of the holders of our shares (during the failure period) agree to make such adjustments or to pay such amounts as are required by the IRS. The remainder of this discussion of the material U.S. federal income tax considerations assumes we would not be classified as a publicly traded partnership treated as a corporation.

If in any year in which we would be considered to be a publicly traded partnership, our company fails to satisfy the qualifying income exception in a particular taxable year (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure) or is required to register under the Investment Company Act, our company will be treated as if it had (i) transferred all of its assets, subject to its liabilities, to a newly-formed corporation on the first day of that year in which it fails to satisfy the exception, in return for stock in that corporation, and (ii) then distributed that stock to the holders in liquidation of their shares in our company. This contribution and liquidation should be tax-free to holders and our company so long as our company, at that time, does not have liabilities in excess of its tax basis in its assets. Thereafter, our company would be classified as a corporation for U.S. federal income tax purposes.

The balance of this discussion assumes that our company is not engaged in a trade or business, and that it will be treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to Both U.S. Holders and Non-U.S. Holders

Tax Characterization of the Warrants

Although the matter is not entirely free from doubt, a warrant should be treated as a common share for U.S. federal income tax purposes, and a holder of warrants should generally be taxed in the same manner as a holder of common shares, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a warrant and, upon exercise, the holding period of a warrant should carry over to the common share received. Similarly, the tax basis of the warrant should carry over to the common share received upon exercise, increased by the exercise price per share. If the warrant is treated as a partnership interest, it is possible that the holder of such warrant may be allocated income or gains with respect to such warrants and would otherwise be treated as a partner in our company for U.S. federal income tax purposes, with the tax consequences as described below, but such warrant holder would not be entitled to any distributions from our company with respect to such income or gain. Each holder should consult his, her or its tax advisor regarding the risks associated with the acquisition of warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes and the discussion below, to the extent it pertains to common shares, is generally intended to also pertain to warrants.

Tax Treatment of Our Company

On the basis that our company is properly classified as a partnership, our company itself will not be subject to U.S. federal income tax (except as may be imposed as a result of certain audit adjustments, as contemplated by the partnership audit rules) although it will file an annual partnership information return with the IRS. The information return will report the results of our company’s activities and will contain schedules reflecting allocations of profits or losses (and items thereof) to members of our company, that is, to the shareholders. In addition, to meet the terms of certain recordkeeping requirements under the Code, our company must annually obtain from each shareholder the names and addresses of any and all ultimate beneficial owners of our company shares and, to the extent a shareholder is not, in whole or in part, the ultimate beneficial owner, such ultimate beneficial owner’s direct or indirect fractional ownership share in our company, and the amount of any distribution(s) received by such ultimate beneficial owner by reason of his, her or its direct or indirect fractional ownership share in our company.

Tax Treatment of Company Income to Holders

Each partner of a partnership is required to report on his, her or its income tax return his, her or its share of items of income, gain, loss, deduction and credit of the partnership without regard to whether cash distributions are received. Each holder will be required to report on his, her or its tax return his, her or its allocable share of company income, gain, loss, deduction and credit for our company’s taxable year that ends with or within the holder’s taxable year. Each item of company income, gain, loss, deduction or credit will generally have the same character (e.g., capital or ordinary) as it would if the holder had recognized the item directly. Thus, holders of our shares may be required to report taxable income without a corresponding current receipt of cash if our company were to recognize taxable income and not make cash distributions to the shareholders.

Allocation of Company Profits and Losses

The determination of a holder’s distributive share of any item of income, gain, loss, deduction, or credit of a partnership is governed by the operating agreement, provided that the allocation has “substantial economic effect” or reflects the “partners’ interests in the partnership.” Subject to the discussion below, it is intended that the allocations under the operating agreement should have “substantial economic effect” or be respected as reflecting the “partners’ interests in the partnership.” Whether an allocation is considered to reflect the partners’ interests in the partnership is a facts and circumstances analysis of the underlying economic arrangement.

In general, under the operating agreement, items of ordinary income and loss will be allocated among the holders of our shares and our manager on the basis of their relative rights to receive distributions from our company. If the IRS were to prevail in challenging the allocations provided by the operating agreement, the amount of income or loss allocated to holders for U.S. federal income tax purposes could be increased or reduced or the character of the income or loss could be modified.

The U.S. federal income tax rules that apply to partnership allocations are complex, and their application, particularly to publicly traded partnerships, is not always clear. Our company will apply certain conventions and assumptions intended to achieve general compliance with the intent of these rules, and to report items of income and loss in a manner that generally reflects each holder’s economic gains and losses; however, these conventions and assumptions may not be considered to comply with all aspects of U.S. federal income tax law. It is, therefore, possible that the IRS will prevail in asserting that certain of the allocations, conventions or assumptions are not acceptable, and may require items of company income, gain, loss, deduction or credit to be reallocated in a manner that could be adverse to a holder of our shares.

Treatment of Distributions

Distributions of cash (or in certain cases, marketable securities) made by our company to the shareholders will generally not be taxable to a shareholder to the extent that the amount of cash (or the value of such marketable securities) distributed to the shareholder does not exceed such shareholder’s adjusted tax basis in his, her or its common shares (determined as described in the discussions regarding common shares purchased in this offering and common shares acquired through exercise of warrants) immediately before the distribution. To the extent that a shareholder receives an amount of cash in excess of his, her or its adjusted tax basis (or in certain cases marketable securities with a value in excess of such basis), with such basis determined immediately before the distribution, that shareholder will recognize gain equal to such excess (see the section entitled “—Disposition of Securities” below). Such distributions of cash or marketable securities will reduce the tax basis of the shares held by a shareholder receiving such a distribution by the amount of such cash or the value of such marketable securities, as the case may be.

Tax Basis in Warrants and Common Shares

The holder’s initial tax basis in a common share received upon exercise of a warrant generally will be an amount equal to the sum of (i) the holder’s initial investment in the warrant, (ii) the exercise price of the warrant and (iii) the holder’s share of our liabilities at the time of exercise. Notwithstanding the forgoing, the resulting initial tax basis of a common share that arises on the exercise of a warrant by a holder of warrants who also holds common shares will be added to the overall tax basis of the U.S. holder in all of his or her common shares, because a holder of partnership interests is deemed to have a “unified basis” in all of his or her partnership interests (in this case, common shares), without the ability to specifically identify the tax basis that might otherwise be attributable to a particular common share, for example.

A holder’s initial tax basis in his, her or its shares acquired in this offering will generally be equal to the purchase price plus such holder’s share of our company’s liabilities at the time of his, her or its purchase of the shares. A holder’s tax basis in his, her or its common shares will be increased from time to time by (a) the holder’s share of our company’s taxable income, including capital gain, (b) the holder’s share of our company’s income, if any, that is exempt from tax, (c) any increase in the holder’s share of our company’s liabilities, and (d) any additional capital contributions by such holder to our company. A holder’s tax basis in his, her or its common shares will generally be decreased from time to time (but not below zero) by (a) the amount of any cash and the adjusted basis of any property distributed (or deemed distributed) to the holder, (b) the holder’s share of our company’s losses and deductions, (c) the holder’s share of our company’s expenditures that are neither deductible nor properly chargeable to a capital account, and (d) any decrease in the holder’s share of our company’s liabilities. As described above, a warrant is likely to be treated as the equivalent of a common share for U.S. federal income tax purposes, but the exercise of a warrant by payment of the exercise price should still increase the holder’s basis in the resulting common shares by the amount of the exercise price.

Holding Period

A holder’s holding period for the common shares purchased this offering will begin on the day after the date of such purchase. The holding period for a common share acquired through the exercise of a warrant should begin on the day after the date of exercise of such warrant by such holder.

Exercise or Lapse of a Warrant

The payment of cash by a U.S. holder or non-U.S. holder upon the exercise of a warrant in exchange for the one common share underlying such warrant should not result in the recognition of gain or loss to such exercising warrant holder. However, under applicable Treasury Regulations, the exercise of such warrant may result in adjustments to the capital accounts of the members of our company and/or the allocation of gross taxable income to the warrant holder, attributable to the difference between the value of the common share underlying each exercised warrant on the date of exercise and such warrant’s exercise price. Any adjustments or allocations of gross income required by these regulations may result in adverse or unexpected tax consequences to the holder of the exercised warrant or the other holders of common shares. In general, a U.S. holder’s or non-U.S. holder’s initial tax basis in the common share received on the exercise of a warrant should be equal to the sum of (a) such U.S. holder’s or non-U.S. holder’s tax basis in such warrant plus (b) the exercise price paid by such U.S. holder or non-U.S. holder on the exercise of such warrant. On the basis that ownership of a warrant is treated as equivalent to the ownership of a common share (as discussed above under “—Tax Characterization of Warrants”), the holding period for the common shares acquired upon exercise of the warrant should be unaffected by the exercise and should begin when the holder first acquired the warrant. In general, if a warrant is allowed to lapse unexercised, a U.S. holder or non-U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

Tax Considerations for U.S. Holders

Tax Treatment of Company Income to U.S. Holders

Our company’s taxable income is expected to consist principally of interest income, capital gains and dividends from our C corporation subsidiaries. Interest income will be earned upon the funds loaned by our company (if any) to the operating subsidiaries and from temporary investments of our company and will be taxable to the holders at ordinary income rates. Long-term capital gains will be reported upon the sale of capital assets by our company held for more than one year, and short-term capital gains will be reported upon the sale of capital assets by our company held for one year or less. Under current law, long-term capital gains allocated to non-corporate U.S. holders may qualify for a reduced rate of tax. Capital gains allocated to corporate U.S. holders will be taxed at ordinary income tax rates. Any dividends received by our company from its domestic corporate holdings may constitute qualified dividend income in the hands of certain non-corporate U.S. holders, which will, under current law, qualify for a reduced rate of tax provided various technical requirements are satisfied. Any dividends received by our company that do not constitute qualified dividend income will be taxed to U.S. holders at the tax rates generally applicable to ordinary income. Dividend income of our company from its domestic operating subsidiaries that is allocated to corporate holders of our shares may qualify for a dividends-received deduction, provided ownership thresholds and certain other requirements are met.

Disposition of Securities

Upon the transfer of securities by a U.S. holder in a sale or other taxable disposition, the holder will generally recognize gain or loss equal to the difference between (i) the proceeds realized on such sale (plus, in the case of a disposition of common shares, the U.S. holder’s share of company liabilities allocable to such common shares) and (ii) such holder’s adjusted tax basis in the securities sold (as described in “—Tax Considerations Applicable to Both U.S. Holders and Non-U.S. Holders —Tax Basis in Warrants and Common Shares”). Such gain or loss recognized on the sale of securities by a non-corporate U.S. holder who has held such securities for more than 12 months will be taxable as long-term capital gain or loss, except that in the case of gains attributable to taxable dispositions of common shares, the portion of the selling shareholder’s gain allocable to (or amount realized, in excess of tax basis, attributable to) “inventory items” and “unrealized receivables” of the company as defined in Section 751 of the Code will be treated as ordinary income. Capital gain or loss of non-corporate U.S. holders where the securities sold are considered held for 12 months or less is taxable as short-term capital gain or loss. Short-term capital gain is generally subject to U.S. federal income tax at ordinary income tax rates. Capital gain of corporate U.S. holders is taxed at the same rate as ordinary income. Any capital loss recognized by a U.S. holder on a sale of common shares will generally be deductible only against capital gains, except that a non-corporate U.S. holder may also offset up to $3,000 per year of ordinary income. Non-corporate U.S. holders may carry excess capital losses forward indefinitely until the loss is fully absorbed or deducted. Corporate U.S. holders may carry capital losses back three years and forward five years. Capital losses may be subject to various other limitations under the Code, and U.S. holders are urged to consult their tax advisors regarding the deductibility of any particular loss in their circumstances.

If a U.S. holder acquires company shares at different prices and sells less than all of his, her or its shares, the holder will not be entitled to specify particular shares as having been sold (as it could do if our company were a corporation). Rather, the holder should determine his, her or its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of his, her or its “unified basis” in his, her or its shares sold.

A U.S. holder selling shares in our company is urged to consult the holder’s tax advisor to determine the proper application of these rules in light of the holder’s particular circumstances.

Treatment of Loans

A U.S. holder whose shares are loaned to a “short seller” to cover a short sale of share may be considered to have disposed of those shares. In such case, the holder would no longer be regarded as a beneficial owner of those shares during the period of the loan and may recognize gain or loss from the disposition. As a result, during the period of the loan (i) company income, gain, loss, deduction or other items with respect to those shares would not be includible or reportable by the holder, and (ii) cash distributions received by the holder with respect to those shares could be fully taxable, likely as ordinary income. A holder intending to participate in any such transaction is urged to consult with his, her or its tax adviser.

Limitations on Interest Deductions

The deductibility of a non-corporate U.S. holder’s “investment interest expense” is generally limited to the amount of such holder’s “net investment income.” Investment interest expense would generally include interest expense incurred by the company, if any, and interest expense incurred by the U.S. holder on any margin account borrowing or other loan incurred to purchase or carry shares of our company. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive activity loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. For this purpose, any long-term capital gain or qualifying dividend income taxable at long-term capital gains rates is excluded from net investment income unless the holder elects to pay tax on such gain or dividend income at ordinary income rates.

Limitations on Deductibility of Losses; Management Fees and Other Expenses

A U.S. holder’s ability to deduct for U.S. federal income tax purposes his, her or its distributive share of any company losses or expenses will be limited to the lesser of (i) the adjusted tax basis in such holder’s shares, or (ii) in the case of a holder that is an individual or a closely-held corporation (a corporation where more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), the amount which the holder is considered to be “at risk” with respect to certain activities of our company. In general, the amount “at risk” includes the holder’s actual amount paid for the shares and any share of company debt that constitutes “qualified nonrecourse financing.” The amount “at risk” excludes any amount the holder borrows to acquire or hold his, her or its shares if the lender of such borrowed funds owns shares or can look only to the borrower’s shares for repayment. Losses in excess of the amount at risk must be deferred until years in which our company generates taxable income against which to offset such losses. The deductibility of losses may be further limited by U.S. federal income tax law, and U.S. holders should discuss such limitations with their own tax advisors.

Our company will pay a management fee (and possibly certain transaction fees) to our manager. Our company will also pay certain costs and expenses incurred in connection with activities of our manager. Our company intends to deduct such fees and expenses to the extent that they are reasonable in amount and are not capital in nature or otherwise nondeductible. It is expected that such fees and other expenses will generally constitute miscellaneous itemized deductions for non-corporate U.S. holders of our shares. Under current law in effect for taxable years beginning after December 31, 2017 and before January 1, 2026, non-corporate U.S. holders may not deduct any such miscellaneous itemized deductions for federal income tax purposes. A non-corporate U.S. holder’s inability to deduct such items could result in such holder reporting as his, her or its share of company taxable income an amount that exceeds any cash actually distributed to such U.S. holder for the year. Corporate U.S. holders of our shares generally will be able to deduct these fees, costs and expenses in accordance with applicable U.S. federal income tax law.

Non-U.S. Holders

Taxation of Income or Gains Allocated to Non-U.S. Holders

Subject to the discussion below, a non-U.S. holder will not be subject to U.S. federal income tax on such holder’s distributive share of our company’s income or gains, provided that such income or gain is not considered to be effectively connected with the conduct of a trade or business within the United States. If the income or gain from our company is treated as effectively connected with a U.S. trade or business (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), then a non-U.S. holder’s share of any company income (and possibly gain realized upon the sale or exchange of our shares, as discussed below) will be subject to U.S. federal income tax at the graduated rates applicable to U.S. citizens and residents and domestic corporations, and such non-U.S. holder will be subject to tax return filing requirements in the U.S. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax (or lower treaty rate, if applicable) on such effectively connected income. We intend to take the position that, except to the extent as may be required by law for income or gain attributable to “U.S. real property interests” as described below, our company will not be engaged in a U.S. trade or business for these purposes and our income will not be effectively connected with any such U.S. trade or business. However, there can be no assurance that the IRS will not successfully challenge this position. The balance of this discussion assumes that our company will not be engaged in a U.S. trade or business.

While generally not subject to U.S. federal income tax as discussed above, a non-U.S. holder would be subject to U.S. federal withholding tax at the rate of 30% (or, under certain circumstances, at a reduced rate provided by an applicable income tax treaty) in respect of such holder’s distributive share of dividends, interest, and other fixed or determinable annual or periodical income from sources within the United States realized by our company that are not effectively connected with the conduct of a U.S. trade or business. Amounts withheld on behalf of a non-U.S. holder will be treated as being distributed to such non-U.S. holder.

Non-U.S. holders will be required to timely and accurately complete an applicable IRS Form W-8 (or other applicable form) and provide such form to our company for withholding tax purposes. Non-U.S. holders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in our company.

Taxation of Distributions Received by Non-U.S. Holders

In general, the tax consequences of the receipt of distributions of cash from us to a non-U.S. holder will be the same as set forth above under “—Tax Considerations Applicable to Both U.S. Holders and Non-U.S. Holders—Treatment of Distributions,” except that any taxable gain that arises as a result of such distributions and that are attributable to “U.S. real property interests” (as defined below) will generally be taxed as described below under “—Taxation of Gains From Sales or Other Taxable Distributions of U.S. Real Property Interests.”

Disposition of Shares

Upon the sale or other taxable disposition of shares, a non-U.S. holder will recognize a capital gain or loss for U.S. tax purposes only if the gain or loss is (i) effectively connected with the conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such gain or loss is attributable) or (ii) treated as a gain or loss from sources within the United States and the non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Subject to some exceptions, a transferee of an interest in a partnership must withhold 10% of the amount realized on the disposition of an interest in a partnership if any portion of the gain (if any) on the disposition would be treated by a non-U.S. person as effectively connected with the conduct of a trade or business within the United States. A transfer can occur when a partnership distribution results in gain recognition. If the transferee fails to withhold any amount required to be withheld, the partnership must deduct and withhold from distributions to the transferee the amount the transferee failed to withhold (plus interest).

Taxation of Gains from Sales or Other Taxable Dispositions of U.S. Real Property Interests

In general, non-U.S. holders will be subject to U.S. withholding and federal income taxes on gains attributable to a taxable sale or other disposition (i) by our company of a “U.S. real property interest”, or USRPI, that are allocable to a non-U.S. holder, or (ii) by a non-U.S. holder of our shares (A) if the shares sold are USRPIs or (B) to the extent such gains are attributable to USRPIs we hold at the time of such disposition. Gains from taxable sales or other dispositions of USRPIs are generally subject to U.S. federal income tax as if such gains were effectively connected with the conduct of a U.S. trade or business. Moreover, a withholding tax is imposed with respect to such gain. For this purpose, a USRPI includes an interest (other than solely as a creditor) in (i) certain U.S. real property, (ii) a “U.S. real property holding corporation” (in general, a U.S. corporation, at least 50% of whose real estate and trade or business assets, measured by fair market value, consists of USRPIs), and (iii) a partnership that holds USRPIs. We have made no determination as to whether any of our company’s investments will constitute a USRPI and there can be no assurance that we will not own or acquire USRPIs in the future.

Certain Other Considerations for Both U.S. Holders and Non-U.S. Holders

Tax Reporting by Our Company

Information returns will be filed by our company with the IRS, as required, with respect to income, gain, loss, deduction, credit and other items derived from our company’s activities. Our company will file a partnership return with the IRS and will use reasonable efforts to issue tax information that describes your allocable share of our income, gain, loss, deduction, and credit, including a Schedule K-1, to you (and to our manager) as promptly as possible. In preparing this information, our company will use various accounting and reporting conventions to determine your allocable share of income, gain, loss, deduction, and credit. Delivery of this information by our company will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which our company holds an interest. It is therefore possible that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns. In addition, the IRS may prevail in asserting that certain of our reporting conventions are impermissible, which could result in an adjustment to your income or loss.

It is possible that our company may engage in transactions that subject our company and, potentially, the holders of common shares, to other information reporting requirements with respect to an investment in our company. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.

Audits and Adjustments to Tax Liability

A challenge by the IRS, such as in a tax audit, to the tax treatment by a partnership of any item generally must be conducted at the partnership, rather than at the partner, level. For tax years beginning after December 31, 2017, a partnership must designate a “partnership representative” to serve as the person to receive notices and to act on behalf of the partnership and the partners in the conduct of such a challenge or audit by the IRS. Our company has designated Ellery W. Roberts to be the partnership representative for tax years beginning after December 31, 2017, and we refer to Mr. Roberts in such capacity as the “partnership representative.”

Our partnership representative, who is required by the operating agreement to notify all holders of any U.S. federal income tax audit of our company, will have the authority under the operating agreement to conduct and respond to any IRS audit of our company’s tax returns or other tax-related administrative or judicial proceedings, and, if appropriate, to contest (including by pursuing litigation) any proposed adjustments by the IRS, and, if considered appropriate, to settle such proposed adjustments. A final determination of U.S. tax matters in any proceeding initiated or contested by the partnership representative will be binding on all holders of our shares who held their shares during the period under audit. The partnership representative will have the right on behalf of all holders to extend the statute of limitations relating to the holders’ U.S. federal income tax liabilities with respect to company items. In addition, in his capacity as the “partnership representative” the partnership representative will have significant authority under applicable law to bind our shareholders to audit adjustments applicable to the company and its shareholders. Moreover, in the case of an audit adjustment that results in an adjustment to items of partnership income, gain, loss or deduction for any particular year, the IRS may assess an “imputed underpayment” amount against our company unless the company makes a valid election to have such imputed underpayment assessed against the relevant shareholders (or former shareholders) to which such assessment relates. We will not make a determination as to whether we will pay any imputed underpayment that may be assessed against us or whether we will make the election to have the imputed underpayment assessed against our shareholders or former shareholders until such time as any such assessment may occur.

A U.S. federal income tax audit of our company’s information return may result in an audit of the tax return of a holder of our shares, which, in turn, could result in adjustments to a holder’s items of income, gain, loss, deduction, and credit that are unrelated to our company as well as to company-related items. There can be no assurance that the IRS, upon an audit of an information return of our company or of an income tax return of a holder, might not take a position that differs from the treatment thereof by our company or by such holder, possibly resulting in a tax deficiency. A holder would also be liable for interest on any tax deficiency that resulted from any such adjustments. Potential holders should also recognize that they might be forced to incur legal and accounting costs in resisting any challenge by the IRS to items in their individual returns, even if the challenge by the IRS should prove unsuccessful.

Reportable Transaction Disclosure Rules

If our company were to engage in a “reportable transaction,” our company (and possibly others, including U.S. holders) would be required to make a detailed disclosure of the transaction to the IRS in accordance with rules governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of a threshold amount computed without regard to offsetting gains or other income or limitations. An investment in our company may be considered a “reportable transaction” if, for example, we recognize significant losses in the future. In certain circumstances, a holder of our shares who disposes of all or part of the shares in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose his, her or its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly holders’ tax returns) would be audited by the IRS. Certain of these rules are currently unclear, and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if our company were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, holders may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations. Our company does not intend to engage in any reportable transaction. However, we urge U.S. holders to consult their tax advisers regarding the reportable transaction disclosure rules and the possible application of these rules to them.

Information Reporting Requirements and Related Withholding Taxes

Under the “backup withholding” rules, a holder of our shares may be subject to backup withholding (currently at the rate of 24%) with respect to any taxable income or gain attributable to such shares unless the holder:

●	is a corporation or qualifies for certain other exempt categories and, when required, certifies this fact; or

●	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A holder of our shares who does not provide us with a correct taxpayer identification number also may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Investors should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Pursuant to U.S. federal legislation known as the Foreign Account Tax Compliance Act, or FATCA, we may be subject to additional information reporting and withholding obligation requirements with respect to any shareholder that is a “foreign financial institution,” or an FFI, or a “non-financial foreign entity,” or an NFFE, as each such term is defined by FATCA. In general, under these requirements, U.S. federal withholding tax at a 30% rate may apply to certain U.S. source income earned by us which is allocable to an FFI or NFFE unless (i) in the case of an FFI, such FFI registers with the IRS, and (ii) in the case of either an FFI or NFFE, such entities disclose the identity of their U.S. owners or account holders and annually report certain information about such accounts. This 30% withholding tax may also apply to taxable sales or other dispositions of our shares.

PLAN OF DISTRIBUTION

We are offering up to 4,285,715 common units, based on an assumed offering price of $2.80 per common unit, the closing price of our common shares on October 21, 2024, for gross proceeds of up to $12,000,000 before deduction of placement agent commissions and offering expenses, in a reasonable best-efforts offering. Each common unit consists of one common share, one series A warrant to purchase one common share and one series B warrant to purchase one common share. There is no minimum amount of proceeds that is a condition to closing of this offering. The actual amount of gross proceeds, if any, in this offering could vary substantially from the gross proceeds from the sale of the maximum amount of securities being offered in this prospectus.

We are also offering to each purchaser of common units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase pre-funded units consisting of one pre-funded warrant (in lieu of one common share), one series A warrant and one series B warrant. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. The purchase price of each pre-funded unit will be equal to the price per common unit, minus $0.01, and the remaining exercise price of each pre-funded warrant will equal $0.01 per share. The pre-funded warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded unit we sell (without regard to any limitation on exercise set forth therein), the number of common units we are offering will be decreased on a one-for-one basis.

The common shares and pre-funded warrants can each be purchased in this offering only with the accompanying series A warrants and series B warrants that are part of a unit, but the components of the units will be immediately separable and will be issued separately in this offering.

Pursuant to a placement agency agreement, dated as of             , 2024, we have engaged Spartan Capital Securities, LLC to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. The placement agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. We will enter into a securities purchase agreement directly with the institutional investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement provides that the placement agent’s obligations are subject to conditions contained in the placement agency agreement.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. There is no arrangement for funds to be received in escrow, or trust or similar arrangement.

We expect to deliver the securities being offered pursuant to this prospectus on or about         , 2024.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the placement agent (i) a cash transaction fee equal to 8.0% of the aggregate gross cash proceeds to us from the sale of the securities in the offering, (ii) a non-accountable expense allowance of 1.0% of the gross proceeds received by us in the offering and (iii) will agree to reimburse the placement agent a maximum of $200,000 for reasonable out-of-pocket accountable expenses including “road show”, diligence, escrow agent or clearing agent fees up to $10,000 and reasonable documented legal fees and disbursements for one legal counsel. The placement agency agreement, however, will provide that in the event this offering is terminated, the placement agent will only be entitled to the reimbursement of out-of-pocket accountable expenses actually incurred in accordance with Financial Industry Regulatory Authority, Inc., or FINRA, Rule 5110(f)(2)(C).

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us.

	Per Unit	Total Maximum
Assumed public offering price	$2.800	$12,000,000
Placement agent fees (8%)	0.252	960,000
Non-accountable expense allowance (1%)	0.028	120,000
Proceeds, before expenses, to us	$2.520	$10,920,000

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding placement agent fees and non-accountable expense allowance, will be approximately $330,000, all of which are payable by us. This figure includes the placement agent’s accountable expenses described above.

Tail

If, within twelve (12) months following the expiration or termination of the placement agency agreement, we complete any public or private offering or other financing or capital-raising transaction of any kind, to the extent that such financing or capital is provided to us by investors whom the placement agent had introduced to us, then we will pay the placement agent the fees and expenses set forth above.

Lock-Up Agreements

We have agreed that we will not, for a period of 90 days after the closing of this offering, other than certain exempt issuances, (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any common shares or any securities convertible into or exercisable or exchangeable for common shares or (ii) file any registration statement or amendment or supplement thereto, other than the filing a registration statement on Form S-8 in connection with any employee benefit plan or the filing of a registration statement for a public offering that names the placement agent as underwriter or placement agent for the offering covered thereby.

In addition, each of our executive officers, directors and holders of 5% or more of our outstanding common shares have agreement that, without the prior written consent of the placement agent, they will not, for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part, other than certain exempt issuances, directly or indirectly (i) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, encumber, assign, borrow or otherwise dispose of any common shares or any securities convertible into or exercisable or exchangeable for common shares or otherwise publicly disclose the intention to do so, or (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act and the rules and regulations thereunder) with respect to any common shares or any securities convertible into or exercisable or exchangeable for common shares or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of common shares or any securities convertible into or exercisable or exchangeable for common shares, whether or not such transaction is to be settled by the delivery of common shares, other securities, cash or other consideration, or otherwise publicly disclose the intention to do so.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make for these liabilities.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The actual offering price of the securities and the exercise prices of the warrants were negotiated between us, the placement agent and the investors in the offering based on the trading of our common shares prior to the offering, among other things. Other factors considered in determining the public offering price of the securities and the exercise prices of the warrants we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

The placement agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Selling Restrictions

Other than in the United States of America, no action has been taken by us or the placement agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon by Bevilacqua PLLC, Washington, D.C. Sichenzia Ross Ference Carmel LLP, New York, New York is acting as counsel to the placement agent.

As of the date of this prospectus, Louis A. Bevilacqua, the managing member of Bevilacqua PLLC, owns 719 common shares. Mr. Bevilacqua also owns approximately 9% of 1847 Partners Class A Member LLC and 10% of 1847 Partners Class B Member LLC. Mr. Bevilacqua received these securities as partial consideration for legal services previously provided to us.

EXPERTS

The financial statements of our company for the years ended December 31, 2023 and 2022 have been included in this prospectus in reliance upon the report of Sadler, Gibb & Associates, LLC, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us or our securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC at www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at www.1847holdings.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus supplement and is not incorporated by reference into this document.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

●	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 25, 2024;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024 filed with the SEC on May 15, 2024 and August 19, 2024, respectively;

●	our Current Reports on Form 8-K filed with the SEC on February 9, 2024, February 9, 2024, February 15, 2024, April 11, 2024, May 14, 2024, July 1, 2024, July 31, 2024, August 9, 2024, August 22, 2024, August 23, 2024 and October 4, 2024; and

●	our Definitive Proxy Statement on Schedule 14A filed on April 29, 2024.

We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus contained in the registration statement (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by writing or calling us at:

1847 Holdings LLC

590 Madison Avenue, 21st Floor

New York, NY 10022

Attn: Secretary

(212) 417-9800

FINANCIAL STATEMENTS

1847 HOLDINGS LLC

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024 AND 2023

1847 HOLDINGS LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$800,989	$731,944
Receivables, net	7,629,202	7,463,199
Contract assets	66,003	80,398
Inventories, net	6,730,114	7,601,444
Prepaid expenses and other current assets	1,202,508	897,696
Current assets of discontinued operations	-	1,939,951
Total Current Assets	16,428,816	18,714,632

Property and equipment, net	1,349,771	1,810,144
Operating lease right-of-use assets	3,304,287	3,818,498
Long-term deposits	153,735	153,735
Intangible assets, net	4,133,449	4,974,348
Goodwill	9,051,052	9,808,335
Non-current assets of discontinued operations	-	88,505
TOTAL ASSETS	$34,421,110	$39,368,197

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$15,423,374	$12,194,676
Contract liabilities	2,136,106	3,308,098
Due to related parties	193,762	193,762
Current portion of operating lease liabilities	1,096,428	1,038,978
Current portion of finance lease liabilities	177,030	178,906
Current portion of notes payable, net	8,880,042	2,545,953
Current portion of convertible notes payable, net	3,198,231	3,614,142
Current portion of revolving line of credit, net	3,691,558	-
Related party note payable	578,290	578,290
Derivative liabilities	2,882,435	1,389,203
Warrant liabilities	265,100	-
Current liabilities of discontinued operations	-	3,097,215
Total Current Liabilities	38,522,356	28,139,223

Operating lease liabilities, net of current portion	2,372,922	2,932,686
Finance lease liabilities, net of current portion	515,490	605,242
Notes payable, net of current portion	213,663	239,181
Convertible notes payable, net of current portion	22,646,688	23,052,078
Revolving line of credit, net of current portion	-	3,647,511
Deferred tax liability, net	674,000	758,000
Non-current liabilities of discontinued operations	-	34,965
TOTAL LIABILITIES	64,945,119	59,408,886

Shareholders’ Deficit
Series A senior convertible preferred shares, no par value, 4,450,460 shares designated; 45,455 and 226,667 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	38,177	190,377
Series B senior convertible preferred shares, no par value, 583,334 shares designated; 0 and 91,567 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	-	240,499
Series D senior convertible preferred shares, no par value, 7,292,036 shares designated; 1,966,570 and 0 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	214,000	-
Allocation shares, 1,000 shares authorized; 1,000 shares issued and outstanding as of June 30, 2024 and December 31, 2023	1,000	1,000
Common shares, $0.001 par value, 500,000,000 shares authorized; 614,441 and 142,438 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	614	142
Distribution receivable	(2,000,000)	(2,000,000)
Additional paid-in capital	62,769,531	57,676,965
Accumulated deficit	(90,242,920)	(74,835,392)
TOTAL 1847 HOLDINGS SHAREHOLDERS’ DEFICIT	(29,219,598)	(18,726,409)
NON-CONTROLLING INTERESTS	(1,304,411)	(1,314,280)
TOTAL SHAREHOLDERS’ DEFICIT	(30,524,009)	(20,040,689)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$34,421,110	$39,368,197

The accompanying notes are an integral part of these condensed consolidated financial statements.

1847 HOLDINGS LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$15,501,359	$17,362,093	$30,414,856	$30,327,696

Operating Expenses
Cost of revenues	8,757,513	11,456,303	18,083,074	19,488,597
Personnel	3,406,902	2,942,810	6,522,258	5,416,230
Depreciation and amortization	421,468	572,194	845,930	1,099,200
General and administrative	2,395,880	2,350,155	4,528,480	3,851,794
Professional fees	1,847,073	485,901	4,872,222	873,722
Impairment of goodwill and intangible assets	1,216,966	-	1,216,966	-
Total Operating Expenses	18,045,802	17,807,363	36,068,930	30,729,543

LOSS FROM OPERATIONS	(2,544,443)	(445,270)	(5,654,074)	(401,847)

Other Income (Expense)
Other income	47,769	18,696	27,837	51,594
Loss on disposal of property and equipment	(13,815)	-	(13,815)	-
Interest expense	(1,302,599)	(1,231,341)	(2,619,489)	(2,610,777)
Amortization of debt discounts	(2,929,336)	(772,561)	(6,604,925)	(1,185,211)
Loss on extinguishment of debt	(778,875)	-	(1,200,750)	-
Gain on change in fair value of warrant liabilities	3,661,800	-	1,759,600	-
Loss on change in fair value of derivative liabilities	(1,290,563)	-	(1,903,025)	-
Preliminary gain on bargain purchase	-	-	-	2,639,861
Total Other Expense	(2,605,619)	(1,985,206)	(10,554,567)	(1,104,533)

NET LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(5,150,062)	(2,430,476)	(16,208,641)	(1,506,380)
Income tax benefit (expense)	243,250	(931,321)	145,250	(703,321)
NET LOSS FROM CONTINUING OPERATIONS	$(4,906,812)	$(3,361,797)	$(16,063,391)	$(2,209,701)
Net loss from discontinued operations	-	(608,239)	(262,577)	(712,854)
Gain on disposition of Asien’s	-	-	1,060,095	-
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS	-	(608,239)	797,518	(712,854)
NET LOSS	$(4,906,812)	$(3,970,036)	$(15,265,873)	$(2,922,555)

NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS FROM CONTINUING OPERATIONS	31,583	168,893	49,435	228,715
NET (INCOME) LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS FROM DISCONTINUED OPERATIONS	-	30,412	(59,304)	35,643
NET LOSS ATTRIBUTABLE TO 1847 HOLDINGS	$(4,875,229)	(3,770,731)	(15,275,742)	(2,658,197)

NET LOSS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO 1847 HOLDINGS	(4,875,229)	(3,192,904)	(16,013,956)	(1,980,986)
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS ATTRIBUTABLE TO 1847 HOLDINGS	-	(577,827)	738,214	(677,211)
NET LOSS ATTRIBUTABLE TO 1847 HOLDINGS	$(4,875,229)	(3,770,731)	(15,275,742)	(2,658,197)

PREFERRED SHARE DIVIDENDS	(8,318)	(165,227)	(130,786)	(328,092)
DEEMED DIVIDENDS	-	(534,000)	(1,000)	(2,369,000)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS’	$(4,883,547)	$(4,469,958)	$(15,407,528)	$(5,355,289)

LOSS PER COMMON SHARE FROM CONTINUING OPERATIONS - BASIC AND DILUTED	$(9.40)	$(863.19)	$(41.60)	$(1,182.53)
INCOME (LOSS) PER COMMON SHARE FROM DISCONTINUED OPERATIONS - BASIC AND DILUTED	-	(128.15)	1.90	(171.19)
LOSS PER COMMON SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS - BASIC AND DILUTED	$(9.40)	$(991.34)	$(39.70)	$(1,353.72)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	519,621	4,509	388,136	3,956

The accompanying notes are an integral part of these condensed consolidated financial statements.

1847 HOLDINGS LLC

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

(UNAUDITED)

	Series A Senior Convertible Preferred Shares		Series B Senior Convertible Preferred Shares		Series D Senior Convertible Preferred Shares		Allocation	Common Shares		Distribution	Additional Paid-In	Accumulated	Non- Controlling	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Shares	Amount	Receivable	Capital	Deficit	Interests	Deficit
Balance at December 31, 2023	226,667	$190,377	91,567	$240,499	-	$-	$1,000	142,438	$142	$(2,000,000)	$57,676,965	$(74,835,392)	$(1,314,280)	$(20,040,689)
Issuance of common shares upon settlement of accrued series A preferred share dividends	-	-	-	-	-	-	-	9,366	10	-	130,958	-	-	130,968
Issuance of common shares upon settlement of accrued series B preferred share dividends	-	-	-	-	-	-	-	757	1	-	13,298	-	-	13,299
Issuance of common shares upon conversion of series A preferred shares	(181,212)	(152,200)	-	-	-	-	-	36,529	36	-	152,164	-	-	-
Issuance of common shares upon conversion of series B preferred shares	-	-	(80,110)	(210,264)	-	-	-	19,568	20	-	210,244	-	-	-
Issuance of common shares upon conversion of convertible notes payable	-	-	-	-	-	-	-	29,759	30	-	1,261,163	-	-	1,261,193
Issuance of common shares and prefunded warrants in connection with a public offering	-	-		-	-	-	-	140,457	140	-	4,334,860	-	-	4,335,000
Fair value of warrant liabilities upon exercise of prefunded warrants	-	-	-	-	-	-	-	-	-	-	(4,335,000)	-	-	(4,335,000)
Issuance of common shares upon exercise of prefunded warrants	-	-		-	-	-	-	38,847	39	-	(39)	-	-	-
Extinguishment of warrant liabilities upon exercise of prefunded warrants	-	-	-	-	-	-	-	-	-	-	844,500	-	-	844,500
Deemed dividend from down round provision in warrants	-	-	-	-	-	-	-	-	-	-	1,000	(1,000)	-	-
Dividends - series A senior convertible preferred shares	-	-		-	-	-	-	-	-	-	-	(119,492)	-	(119,492)
Dividends - series B senior convertible preferred shares	-	-		-	-	-	-	-	-	-	-	(2,976)	-	(2,976)
Net loss	-	-		-	-	-	-	-	-	-	-	(10,400,513)	41,452	(10,359,061)
Balance at March 31, 2024	45,455	$38,177	11,457	$30,235	-	$-	$1,000	417,721	$418	$(2,000,000)	$60,290,113	$(85,359,373)	$(1,272,828)	$(28,272,258)
Issuance of common shares upon conversion of series B preferred shares	-	-	(11,457)	(30,235)	-	-	-	3,260	3	-	30,232	-	-	-
Issuance of common shares upon conversion of convertible notes payable	-	-	-	-	-	-	-	58,179	58	-	765,248	-	-	765,306
Issuance of warrants in connection with a private debt offering	-	-	-	-	-	-	-	-	-	-	7,573	-	-	7,573
Issuance of common shares upon exercise of prefunded warrants	-	-	-	-	-	-	-	135,281	135	-	(135)	-	-	-
Extinguishment of warrant liabilities upon exercise of prefunded warrants	-	-	-	-	-	-	-	-	-	-	1,676,500	-	-	1,676,500
Issuance of series D preferred shares in connection with a private debt offering	-	-	-	-	1,966,570	214,000	-	-	-	-	-	-	-	214,000
Dividends - series A senior convertible preferred shares	-	-	-	-	-	-	-	-	-	-	-	(7,953)	-	(7,953)
Dividends - series D senior convertible preferred shares	-	-	-	-	-	-	-	-	-	-	-	(365)	-	(365)
Net loss	-	-	-	-	-	-	-	-	-	-	-	(4,875,229)	(31,583)	(4,906,812)
Balance at June 30, 2024	45,455	$38,177	-	$-	1,966,570	$214,000	$1,000	614,441	$614	$(2,000,000)	$62,769,531	$(90,242,920)	$(1,304,411)	$(30,524,009)

1847 HOLDINGS LLC

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

(UNAUDITED)

	Series A Senior Convertible Preferred Shares		Series B Senior Convertible Preferred Shares		Allocation	Common Shares		Distribution	Additional Paid-In	Accumulated	Non- Controlling	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Shares	Amount	Receivable	Capital	Deficit	Interests	(Deficit)
Balance at December 31, 2022	1,593,940	$1,338,746	464,899	$1,214,181	$1,000	76,371	$76	$(2,000,000)	$43,966,609	$(41,919,277)	$288,499	$2,889,834
Issuance of common shares upon settlement of accrued series A preferred shares dividends	-	-	-	-	-	77	-	-	152,668	-	-	152,668
Issuance of common shares and warrants in connection with a private debt offering	-	-	-	-	-	320	1	-	1,360,361	-	-	1,360,362
Issuance of common shares upon cashless exercise of warrants	-	-	-	-	-	48	-	-	-	-	-	-
Deemed dividend from issuance of warrants to common shareholders	-	-	-	-	-	-	-	-	618,000	(618,000)	-	-
Deemed dividend from down round provision in warrants	-	-	-	-	-	-	-	-	1,217,000	(1,217,000)	-	-
Dividends - series A senior convertible preferred shares	-	-	-	-	-	-	-	-	-	(110,045)	-	(110,045)
Dividends - series B senior convertible preferred shares	-	-	-	-	-	-	-	-	-	(52,820)	-	(52,820)
Net income	-	-	-	-	-	-	-	-	-	1,112,534	(65,053)	1,047,481
Balance at March 31, 2023	1,593,940	$1,338,746	464,899	$1,214,181	$1,000	76,816	$77	$(2,000,000)	$47,314,638	$(42,804,608)	$223,446	$5,287,480
Issuance of common shares upon settlement of accrued series A preferred shares dividends	-	-	-	-	-	144	-	-	111,269	-	-	111,269
Issuance of common shares upon cashless exercise of warrants	-	-	-	-	-	954	1	-	(1)	-	-	-
Issuance of common shares upon exercise of warrants	-	-	-	-	-	390	1	-	5,063	-	-	5,064
Issuance of common shares upon conversion of series B preferred shares	-	-	(85,000)	(221,686)	-	332	-	-	221,686	-	-	-
Deemed dividend from down round provision in warrants	-	-	-	-	-	-	-	-	534,000	(534,000)	-	-
Dividends - series A senior convertible preferred shares	-	-	-	-	-	-	-	-	-	(110,051)	-	(110,051)
Dividends - series B senior convertible preferred shares	-	-	-	-	-	-	-	-	-	(55,176)	-	(55,176)
Net income	-	-	-	-	-	-	-	-	-	(3,770,731)	(199,305)	(3,970,036)
Balance at June 30, 2023	1,593,940	$1,338,746	379,899	$992,495	$1,000	78,636	$79	$(2,000,000)	$48,186,655	$(47,274,566)	$24,141	$1,268,550

The accompanying notes are an integral part of these condensed consolidated financial statements.

1847 HOLDINGS LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(15,265,873)	$(2,922,555)
Net loss from discontinued operations	262,577	712,854
Gain on disposition of Asien’s	(1,060,095)	-
Adjustments to reconcile net loss to net cash used in operating activities:
Preliminary gain on bargain purchase	-	(2,639,861)
Loss on disposal of property and equipment	13,815	-
Loss on extinguishment of debt	1,200,750	-
Impairment of goodwill and intangible assets	1,216,966	-
Gain on change in fair value of warrant liabilities	(1,759,600)	-
Loss on change in fair value of derivative liabilities	1,903,025	-
Deferred taxes	(84,000)	660,000
Inventory reserve	45,000	75,000
Depreciation and amortization	845,930	1,099,200
Amortization of debt discounts	6,604,925	1,185,211
Amortization of right-of-use assets	514,211	363,892
Changes in operating assets and liabilities:
Receivables	(166,003)	(1,680,232)
Contract assets	14,395	26,043
Inventories	826,330	823,522
Prepaid expenses and other current assets	(304,812)	(1,022,568)
Accounts payable and accrued expenses	2,969,233	721,458
Contract liabilities	(1,171,992)	542,680
Customer deposits	-	(20,259)
Operating lease liabilities	(502,314)	(352,530)
Net cash used in operating activities from continuing operations	(3,897,532)	(2,428,145)
Net cash used in operating activities from discontinued operations	(13,462)	(119,822)
Net cash used in operating activities	(3,910,994)	(2,547,967)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for ICU Eyewear, net of cash acquired	-	(3,670,887)
Purchases of property and equipment	-	(224,783)
Net cash used in investing activities from continuing operations	-	(3,895,670)
Net cash used in investing activities from discontinued operations	-	(404)
Net cash used in investing activities	-	(3,896,074)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from notes payable	2,974,900	1,410,000
Net proceeds from issuance of common shares and warrants in connection with a private debt offering	-	3,549,518
Net proceeds from issuance of common shares and warrants in connection with a public offering	4,335,000	-
Net proceeds (repayments) from revolving line of credit	(638,982)	1,715,003
Proceeds from exercise of warrants	-	5,064
Repayments of notes payable and finance lease liabilities	(2,593,933)	(635,394)
Repayments of convertible notes payable	(110,408)	-
Accrued series B preferred share dividends paid	-	(105,671)
Net cash provided by financing activities from continuing operations	3,966,577	5,938,520
Net cash used in financing activities from discontinued operations	(4,836)	(14,184)
Net cash provided by financing activities	3,961,741	5,924,336

NET CHANGE IN CASH AND CASH EQUIVALENTS FROM CONTINUING OPERATIONS	69,045	(385,295)

CASH AND CASH EQUIVALENTS FROM CONTINUING OPERATIONS
Cash from continuing operations at the beginning of the period	$731,944	$868,944
Cash from continuing operations at the end of the period	$800,989	483,649

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$1,427,798	$1,776,635
Cash paid for income taxes	$40,000	$131,500

NON-CASH INVESTING AND FINANCING ACTIVITIES
Net assets acquired in the acquisition of ICU Eyewear	$-	$2,639,861
Net assets from the disposition of Asien’s	$1,060,095	$-
Deemed dividend from issuance of warrants to common shareholders	$-	$618,000
Deemed dividend from down round provision in warrants	$1,000	$1,751,000
Accrued dividends on series A preferred shares	$127,445	$220,096
Accrued dividends on series B preferred shares	$2,976	$107,996
Accrued dividends on series D preferred shares	$365	$-
Issuance of common shares upon settlement of accrued series A dividends	$130,968	$263,937
Issuance of common shares upon settlement of accrued series B dividends	$13,299	$-
Issuance of common shares upon conversion of series A shares	$152,200	$-
Issuance of common shares upon conversion of series B shares	$240,499	$221,686
Issuance of common shares upon cashless exercise of warrants	$-	$1
Debt discount on notes payable	$824,767	$2,405,419
Fair value of derivative liabilities recognized upon issuance of promissory notes	$1,338,727	$-
Fair value of warrant liabilities recognized upon issuance of prefunded warrants	$4,545,700	$-
Issuance of common shares upon exercise of prefunded warrants	$174	$-
Extinguishment of warrant liabilities upon exercise of prefunded warrants	$2,521,000	$-
Issuance of common shares upon conversion of convertible notes payable and accrued interest	$2,026,499	$-
Issuance of warrants in connection with a private debt offering	$7,573	$-
Issuance of series D preferred shares in connection with a private debt offering	$214,000	$-
Financed purchases of property and equipment	$71,756	$-
Fair value of note payable issued for services	$492,000	$-
Reclassification of accrued interest to convertible notes payable	$17,954	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

NOTE 1—BASIS OF PRESENTATION AND OTHER INFORMATION

The accompanying unaudited condensed consolidated financial statements of 1847 Holdings LLC (the “Company,” “we,” “us,” or “our”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q of Regulation S-X. They do not include all the information and footnotes required by GAAP for complete financial statements. The December 31, 2023 consolidated balance sheet data was derived from audited financial statements but do not include all disclosures required by GAAP. The interim unaudited condensed consolidated financial statements should be read in conjunction with those consolidated financial statements included in the Form 10-K, as filed with the Securities and Exchange Commission on April 25, 2024. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial statements, consisting solely of normal recurring adjustments, have been made. Operating results for the three and six months ended June 30, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024.

Discontinued Operations

On February 26, 2024, Asien’s Appliance, Inc. (“Asien’s”), a wholly owned subsidiary of 1847 Asien Inc. (“1847 Asien”), entered into a general assignment (the “Assignment Agreement”), for the benefit of its creditors, with SG Service Co., LLC (the “Assignee”). Pursuant to the Assignment Agreement, Asien’s transferred ownership of all or substantially all of its right, title, and interest in, as well as custody and control of, its assets to the Assignee in trust. The results of operations of Asien’s are reported as discontinued operations for the three and six months ended June 30, 2024 and 2023. Unless otherwise noted, amounts and disclosures throughout these notes to condensed consolidated financial statements relate solely to continuing operations and exclude all discontinued operations. See Note 3 for additional information.

The Company evaluates all disposal transactions to determine whether such disposal qualifies for reporting as discontinued operations in accordance with ASC 205-20, “Discontinued Operations.” A disposal of a component or a group of components is reported in discontinued operations if the disposal represents a strategic shift that has or will have a major effect on the Company’s operations and financial results when the following occurs: (1) a component (or group of components) meets the criteria to be classified as held for sale; (2) the component or group of components is disposed of by sale; or (3) the component or group of components is disposed of other than by sale (for example, by abandonment or in a distribution to owners in a spin-off). For any component classified as held for sale or disposed of by sale or other than by sale, qualifying for presentation as a discontinued operation, the Company reports the results of operations of the discontinued operations (including any gain or loss recognized on the disposal or loss recognized on classification as held for sale of a discontinued operation), less applicable income taxes (benefit), as a separate component in the consolidated statement of operations for current and all prior periods presented. The Company also reports assets and liabilities associated with discontinued operations as separate line items on the consolidated balance sheet for prior periods.

Reverse Share Splits

On July 8, 2024, the Company effected a 1-for-13 reverse split of its outstanding common shares. All outstanding common shares and warrants were adjusted to reflect the 1-for-13 reverse split, with the respective exercise prices of the warrants proportionately increased. The outstanding convertible notes and preferred shares conversion prices were adjusted to reflect a proportional decrease in the number of common shares to be issued upon conversion.

All share and per share data throughout these condensed consolidated financial statements have been retroactively adjusted to reflect the reverse share split. The total number of authorized common shares did not change. As a result of the reverse common share split, an amount equal to the decreased value of common shares was reclassified from “common shares” to “additional paid-in capital.”

Reclassifications

Certain reclassifications within operating expenses have been made to the prior period’s financial statements to conform to the current period financial statement presentation. There is no impact in total to the results of operations and cash flows in all periods presented.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

Recently Issued Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis and to provide in interim periods all disclosures about reportable segment’s profit or loss and assets that are currently required annually. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. These amendments are to be applied retrospectively. The Company is currently evaluating the impact this standard will have on its condensed consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which enhances the transparency and decision usefulness of income tax disclosures by requiring; (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for fiscal years beginning after December 15, 2025, with early adoption permitted. These amendments are to be applied prospectively, with retrospective application permitted. The Company is currently evaluating the impact this standard will have on its condensed consolidated financial statements.

The Company currently believes there are no other issued and not yet effective accounting standards that are materially relevant to our condensed consolidated financial statements.

NOTE 2—LIQUIDITY AND GOING CONCERN ASSESSMENT

Management assesses liquidity and going concern uncertainty in the Company’s condensed consolidated financial statements to determine whether there is sufficient cash on hand and working capital, including available borrowings on loans, to operate for a period of at least one year from the date the financial statements are issued, which is referred to as the “look-forward period,” as defined in GAAP. As part of this assessment, based on conditions that are known and reasonably knowable to management, management considered various scenarios, forecasts, projections, estimates and made certain key assumptions, including the timing and nature of projected cash expenditures or programs, its ability to delay or curtail expenditures or programs and its ability to raise additional capital, if necessary, among other factors. Based on this assessment, management made certain assumptions around implementing curtailments or delays in the nature and timing of programs and expenditures to the extent it deems probable those implementations can be achieved and management has the proper authority to execute them within the look-forward period.

As of June 30, 2024, the Company had cash and cash equivalents of $800,989 and total working capital deficit of $22,093,540. For the six months ended June 30, 2024, the Company incurred an operating loss of $5,654,074 and used cash flows in operating activities from continuing operations of $3,897,532.

The Company has generated operating losses since its inception and has relied on cash on hand, sales of securities, external bank lines of credit, and issuance of third-party and related party debt to support cashflows from operations. The Company expects that within the next twelve months, it will not have sufficient cash and other resources on hand to sustain its current operations or meet its obligations as they become due unless it obtains additional financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

An assessment was performed to determine whether there were conditions or events that, considered in the aggregate, raised substantial doubt about the Company’s ability to continue as a going concern within one year after the condensed consolidated financial statements are issued. Initially, this assessment did not consider the potential mitigating effect of management’s plans that had not been fully implemented. Based on this assessment, substantial doubt exists regarding the Company’s ability to continue as a going concern.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

Management plans to address these concerns by securing additional financing through debt and equity offerings. Management assessed the mitigating effect of its plans to determine if it is probable that the plans would be effectively implemented within one year after the consolidated financial statements are issued and when implemented, would mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern. These plans are subject to market conditions and reliance on third parties, and there is no assurance that effective implementation of the Company’s plans will result in the necessary funding to continue current operations and satisfy current debt obligations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern beyond one year from the date the condensed consolidated financial statements are issued.

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets and their carrying amounts, or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

NOTE 3—DISCONTINUED OPERATIONS

On February 26, 2024, Asien’s entered into an Assignment Agreement, for the benefit of its creditors. Pursuant to the Assignment Agreement, Asien’s transferred ownership of all or substantially all of its right, title, and interest in, as well as custody and control of, its assets to the Assignee in trust. The Company received no cash consideration related to the assignment. Following the assignment, the Company retained no financial interest in Asien’s.

The assignment of Asien’s represents a strategic shift and its results are reported as discontinued operations for the three and six months ended June 30, 2024 and 2023. The Company recognized a gain on disposition of Asien’s of $1,060,095, as a separate line item in discontinued operations in the consolidated statements of operations for the six months ended June 30, 2024.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

The following information presents the major classes of line item of assets and liabilities included as part of discontinued operations of Asien’s in the consolidated balance sheet as of December 31, 2023:

December 31, 2023
Current assets of discontinued operations
Cash and cash equivalents	$34,470
Investments	278,521
Receivables	88,770
Inventories, net	1,398,088
Prepaid expenses and other current assets	140,102
Total current assets of discontinued operations	1,939,951

Non-current assets of discontinued operations
Property and equipment, net	88,505

Total assets of discontinued operations	$2,028,456

Current liabilities of discontinued operations
Accounts payable and accrued expenses	$923,945
Customer deposits	2,143,493
Current portion of notes payable	29,777
Total current liabilities of discontinued operations	3,097,215

Non-current liabilities of discontinued operations
Notes payable, net of current portion	34,965

Total liabilities of discontinued operations	$3,132,180

The following information presents the major classes of line items constituting the loss from discontinued operations of Asien’s in the unaudited consolidated statements of operations for the three and six months ended June 30, 2024 and 2023:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$-	$2,028,646	$870,952	$4,466,581

Operating Expenses
Cost of revenues	-	1,672,052	744,706	3,485,835
Personnel	-	264,790	98,213	537,994
Depreciation and amortization	-	46,603	7,702	93,206
General and administrative	-	372,993	203,377	749,158
Professional fees	-	59,038	78,807	108,474
Total Operating Expenses	-	2,415,476	1,132,805	4,974,667

Loss from operations	-	(386,830)	(261,853)	(508,086)

Other Income (Expense)
Other income	-	104	-	374
Interest expense	-	(221,513)	(724)	(247,142)
Total Other Expense	-	(221,409)	(724)	(246,768)

Net loss from discontinued operations before income taxes	-	(608,239)	(262,577)	(754,854)
Income tax benefit	-	-	-	42,000
Net loss from discontinued operations	$-	$(608,239)	$(262,577)	$(712,854)

Net income (loss) attributable to non-controlling interests from discontinued operations	-	30,412	(59,304)	35,643
Net loss from discontinued operations attributable to 1847 Holdings	$-	(577,827)	(321,881)	(677,211)

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

The following information presents the major classes of line items constituting significant operating, investing and financing cash flow activities from discontinued operations of Asien’s in the unaudited consolidated statements of cash flows for the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities
Net loss	$(262,577)	$(712,854)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred taxes	-	(42,000)
Depreciation and amortization	7,702	93,206
Changes in operating assets and liabilities:
Receivables	73,769	92,860
Inventories	213,399	145,381
Prepaid expenses and other current assets	108,686	(175,268)
Accounts payable and accrued expenses	320,362	(452,000)
Customer deposits	(474,803)	(26,853)
Net cash used in operating activities from discontinued operations	(13,462)	(119,822)

Cash flows from investing activities
Investments in certificates of deposit	-	(404)
Net cash used in investing activities from discontinued operations	-	(404)

Cash flows from financing activities
Repayments of notes payable	(4,836)	(14,184)
Net cash used in financing activities from discontinued operations	(4,836)	(14,184)

Net change in cash and cash equivalents from discontinued operations	$(18,298)	$(134,410)

NOTE 4—DISAGGREGATION OF REVENUES AND SEGMENT REPORTING

Following the divesture of the retail and appliances segment, the Company now has three reportable segments:

The Retail and Eyewear Segment provides a wide variety of eyewear products (non-prescription reading glasses, sunglasses, blue light blocking eyewear, sun readers, outdoor specialty sunglasses and other eyewear-related products) as well as personal protective equipment (face masks and select health and personal care items).

The Construction Segment provides finished carpentry products and services (door frames, base boards, crown molding, cabinetry, bathroom sinks and cabinets, bookcases, built-in closets, fireplace mantles, windows, and custom design and build of cabinetry and countertops).

The Automotive Supplies Segment provides horn and safety products (electric, air, truck, marine, motorcycle, and industrial equipment) and vehicle emergency and safety warning lights (cars, trucks, industrial equipment, and emergency vehicles).

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

The Company reports all other business activities that are not reportable in the Corporate Services Segment. The Company provides general corporate services to its segments; however, these services are not considered when making operating decisions and assessing segment performance. The Corporate Services Segment includes costs associated with executive management, financing activities and other public company-related costs.

The Company’s revenues for the three months ended June 30, 2024 and 2023 are disaggregated as follows:

	For the Three Months Ended June 30, 2024
	Retail and Eyewear	Construction	Automotive Supplies	Total
Revenues
Eyewear-related	$3,022,361	$-	$-	$3,022,361
Personal protective equipment and other	54,540	-	-	54,540
Automotive horns	-	-	1,081,191	1,081,191
Automotive lighting	-	-	21,896	21,896
Custom cabinets and countertops	-	2,665,805	-	2,665,805
Finished carpentry	-	8,655,566	-	8,655,566
Total Revenues	$3,076,901	$11,321,371	$1,103,087	$15,501,359

	For the Three Months Ended June 30, 2023
	Retail and Eyewear	Construction	Automotive Supplies	Total
Revenues
Eyewear-related	$4,064,791	$-	$-	$4,064,791
Personal protective equipment and other	429,270	-	-	429,270
Automotive horns	-	-	797,032	797,032
Automotive lighting	-	-	567,105	567,105
Custom cabinets and countertops	-	2,240,625	-	2,240,625
Finished carpentry	-	9,263,270	-	9,263,270
Total Revenues	$4,494,061	$11,503,895	$1,364,137	$17,362,093

The Company’s revenues for the six months ended June 30, 2024 and 2023 are disaggregated as follows:

	For the Six Months Ended June 30, 2024
	Retail and Eyewear	Construction	Automotive Supplies	Total
Revenues
Eyewear-related	$6,582,903	$-	$-	$6,582,903
Personal protective equipment and other	390,165	-	-	390,165
Automotive horns	-	-	2,150,625	2,150,625
Automotive lighting	-	-	730,823	730,823
Custom cabinets and countertops	-	4,750,259	-	4,750,259
Finished carpentry	-	15,810,081	-	15,810,081
Total Revenues	$6,973,068	$20,560,340	$2,881,448	$30,414,856

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

	For the Six Months Ended June 30, 2023
	Retail and Eyewear	Construction	Automotive Supplies	Total
Revenues
Eyewear-related	$6,585,603	$-	$-	$6,585,603
Personal protective equipment and other	701,170	-	-	701,170
Automotive horns	-	-	1,792,449	1,792,449
Automotive lighting	-	-	831,854	831,854
Custom cabinets and countertops	-	4,356,807	-	4,356,807
Finished carpentry	-	16,059,813	-	16,059,813
Total Revenues	$7,286,773	$20,416,620	$2,624,303	$30,327,696

Segment information for the three months ended June 30, 2024 and 2023 are as follows:

	For the Three Months Ended June 30, 2024
	Retail and Eyewear	Construction	Automotive Supplies	Corporate Services	Total
Revenues	$3,076,901	$11,321,371	$1,103,087	$-	$15,501,359
Operating expenses
Cost of revenues	1,421,597	6,611,425	724,491	-	8,757,513
Personnel	600,763	2,735,068	268,619	(197,548)	3,406,902
Personnel – corporate allocation	-	(405,762)	(49,238)	455,000	-
Depreciation and amortization	104,596	316,803	69	-	421,468
General and administrative	692,267	1,541,675	191,400	(304,462)	2,120,880
General and administrative – management fees	75,000	125,000	75,000	-	275,000
General and administrative – corporate allocation	(187,268)	(361,806)	(51,284)	600,358	-
Professional fees	393,153	74,294	94,113	1,285,513	1,847,073
Impairment of goodwill and intangible assets	1,216,966	-	-	-	1,216,966
Total operating expenses	4,317,074	10,636,697	1,253,170	1,838,861	18,045,802
Income (loss) from operations	$(1,240,173)	$684,674	$(150,083)	$(1,838,861)	$(2,544,443)

	For the Three Months Ended June 30, 2023
	Retail and Eyewear	Construction	Automotive Supplies	Corporate Services	Total
Revenues	$4,494,061	$11,503,895	$1,364,137	$-	$17,362,093
Operating expenses
Cost of revenues	3,430,540	7,200,651	825,112	-	11,456,303
Personnel	792,436	2,009,215	314,509	(173,350)	2,942,810
Personnel – corporate allocation	-	(249,900)	(83,300)	333,200	-
Depreciation and amortization	107,125	413,130	51,939	-	572,194
General and administrative	505,777	1,638,821	226,539	(295,982)	2,075,155
General and administrative – management fees	75,000	125,000	75,000	-	275,000
General and administrative – corporate allocation	-	(343,148)	(88,627)	431,775	-
Professional fees	116,855	42,674	50,727	275,645	485,901
Total operating expenses	5,027,733	10,836,443	1,371,899	571,288	17,807,363
Income (loss) from operations	$(533,672)	$667,452	$(7,762)	$(571,288)	$(445,270)

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

Segment information for the six months ended June 30, 2024 and 2023 are as follows:

	For the Six Months Ended June 30, 2024
	Retail and Eyewear	Construction	Automotive Supplies	Corporate Services	Total
Revenues	$6,973,068	$20,560,340	$2,881,448	$-	$30,414,856
Operating expenses
Cost of revenues	4,420,530	11,769,691	1,892,853	-	18,083,074
Personnel	1,253,954	4,761,777	569,031	(62,504)	6,522,258
Personnel – corporate allocation	-	(716,278)	(86,918)	803,196	-
Depreciation and amortization	209,192	636,600	138	-	845,930
General and administrative	1,060,132	2,958,670	402,325	(442,647)	3,978,480
General and administrative – management fees	150,000	250,000	150,000	-	550,000
General and administrative – corporate allocation	(217,161)	(682,640)	(88,813)	988,614	-
Professional fees	625,333	140,021	182,134	3,924,734	4,872,222
Impairment of goodwill and intangible assets	1,216,966	-	-	-	1,216,966
Total operating expenses	8,718,946	19,117,841	3,020,750	5,211,393	36,068,930
Income (loss) from operations	$(1,745,878)	$1,442,499	$(139,302)	$(5,211,393)	$(5,654,074)

	For the Six Months Ended June 30, 2023
	Retail and Eyewear	Construction	Automotive Supplies	Corporate Services	Total
Revenues	$7,286,773	$20,416,620	$2,624,303	$-	$30,327,696
Operating expenses
Cost of revenues	5,377,551	12,575,678	1,535,368	-	19,488,597
Personnel	1,319,511	3,781,151	646,829	(331,261)	5,416,230
Personnel – corporate allocation	-	(464,100)	(154,700)	618,800	-
Depreciation and amortization	169,203	826,119	103,878	-	1,099,200
General and administrative	606,087	2,530,992	431,501	(191,786)	3,376,794
General and administrative – management fees	75,000	250,000	150,000	-	475,000
General and administrative – corporate allocation	-	(462,593)	(121,442)	584,035	-
Professional fees	194,348	118,825	107,998	452,551	873,722
Total operating expenses	7,741,700	19,156,072	2,699,432	1,132,339	30,729,543
Income (loss) from operations	$(454,927)	$1,260,548	$(75,129)	$(1,132,339)	$(401,847)

Total assets by operating segment as of June 30, 2024 are as follows:

	As of June 30, 2024
	Retail and Eyewear	Construction	Automotive Supplies	Corporate Services	Total
Assets
Current assets	$6,359,140	$7,407,355	$1,660,994	$1,001,327	$16,428,816
Long-lived assets	1,767,993	7,059,962	113,287	-	8,941,242
Goodwill	-	9,051,052	-	-	9,051,052
Total assets	$8,127,133	$23,518,369	$1,774,281	$1,001,327	$34,421,110

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

NOTE 5—PROPERTY AND EQUIPMENT

Property and equipment as of June 30, 2024 and December 31, 2023 consisted of the following:

	June 30, 2024	December 31, 2023
Machinery and equipment	$1,402,596	$1,402,596
Office furniture and equipment	143,389	143,389
Transportation equipment	934,397	943,516
Displays	610,960	610,960
Leasehold improvements	156,360	156,360
Total property and equipment	3,247,702	3,256,821
Less: accumulated depreciation	(1,897,931)	(1,446,677)
Total property and equipment, net	$1,349,771	$1,810,144

Depreciation expense for the three and six months ended June 30, 2024 was $230,860 and $464,714, respectively. Depreciation expense for the three and six months ended June 30, 2023 was $242,552 and $439,916, respectively.

NOTE 6—INTANGIBLE ASSETS

Intangible assets as of June 30, 2024 and December 31, 2023 consisted of the following:

	June 30, 2024	December 31, 2023
Customer-related	$5,148,500	$5,484,500
Marketing-related	1,099,000	1,338,000
Total intangible assets	6,247,500	6,822,500
Less: accumulated amortization	(2,114,051)	(1,848,152)
Total intangible assets, net	$4,133,449	$4,974,348

Amortization expense for the three and six months ended June 30, 2024 was $190,608 and $381,216, respectively. Amortization expense for the three and six months ended June 30, 2023 was $329,642 and $659,284, respectively.

During the three and six months ended June 30, 2024, the Company recorded impairments of $459,683 related to its customer and marketing-related intangible assets.

Estimated amortization expense for intangible assets for the next five years consists of the following as of June 30, 2024:

Year Ending December 31,	Amount
2024 (remaining)	$340,517
2025	611,856
2026	571,606
2027	450,856
2028	450,856
Thereafter	1,707,758
Total estimated amortization expense	$4,133,449

Below is a table summarizing the changes in the carrying amount of goodwill for the six months ended June 30, 2024:

Amount
Balance as of December 31, 2023	$9,808,335
Impairments	(757,283)
Balance as of June 30, 2024	$9,051,052

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

During the three and six months ended June 30, 2024, the Company recorded goodwill impairments of $757,283.

NOTE 7—SELECTED ACCOUNT INFORMATION

Receivables

Receivables as of June 30, 2024 and December 31, 2023 consisted of the following:

	June 30, 2024	December 31, 2023
Trade accounts receivable	$6,317,057	$6,731,603
Factoring reserve holdback	532,520	-
Retainage	1,122,825	1,075,761
Total receivables	7,972,402	7,807,364
Allowance for expected credit losses	(343,200)	(344,165)
Total receivables, net	$7,629,202	$7,463,199

Inventories

Inventories as of June 30, 2024 and December 31, 2023 consisted of the following:

	June 30, 2024	December 31, 2023
Eyewear	$5,676,332	$5,880,478
Automotive	944,047	1,190,899
Construction	1,600,735	1,976,067
Total inventories	8,221,114	9,047,444
Less reserve for obsolescence	(1,491,000)	(1,446,000)
Total inventories, net	$6,730,114	$7,601,444

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of June 30, 2024 and December 31, 2023 consisted of the following:

	June 30, 2024	December 31, 2023
Prepaid expenses	$543,134	$104,156
Prepaid inventory	214,021	282,410
Prepaid taxes	240,788	304,788
Other current assets	204,565	206,342
Total prepaid expenses and other current assets	$1,202,508	$897,696

On February 7, 2024, the Company entered into a consulting agreement with TraDigital Marketing Group for consulting services related to investor relations, digital marketing and advertising, and strategic advisory, totaling $1,400,000. The term of the agreement is for six months.

On February 8, 2024, the Company entered into a consulting agreement with Alchemy Advisory LLC for consulting services related to business and investor outreach, totaling $400,000. The term of the agreement is for six months.

On February 8, 2024, the Company entered into a consulting agreement with Reef Digital LLC for consulting services related to investor relations, IT support, and strategic advisory, totaling $333,000. The term of the agreement for 12 months.

On February 8, 2024, the Company entered into a consulting agreement with SeaPath Advisory, LLC for consulting services related to content marketing and strategic advisory, totaling $365,000. The term of the agreement is for three months.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

The Company prepaid these consulting agreements, totaling $2,498,000, using the proceeds from the public offering (see Note 11). As of June 30, 2024, the total outstanding prepaid expense relating to these consulting agreements was $260,917.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses as of June 30, 2024 and December 31, 2023 consisted of the following:

	June 30, 2024	December 31, 2023
Trade accounts payable	$9,535,819	$7,155,339
Credit cards payable	323,628	318,314
Accrued payroll liabilities	1,133,140	1,241,448
Accrued interest	2,584,603	1,712,991
Accrued dividends	12,724	32,997
Accrued taxes	225,699	371,524
Other accrued liabilities	1,607,761	1,362,063
Total accounts payable and accrued expenses	$15,423,374	$12,194,676

NOTE 8—LEASES

Operating Leases

The following was included in the condensed consolidated balance sheets at June 30, 2024 and December 31, 2023:

	June 30, 2024	December 31, 2023
Operating lease right-of-use assets	$3,304,287	$3,818,498

Operating lease liabilities, current portion	1,096,428	1,038,978
Operating lease liabilities, long-term	2,372,922	2,932,686
Total operating lease liabilities	$3,469,350	$3,971,664

Weighted-average remaining lease term (months)	38	43
Weighted average discount rate	9.35%	9.04%

Rent expense for the three and six months ended June 30, 2024 was $380,320 and $760,401, respectively. Rent expense for the three and six months ended June 30, 2023 was $350,857 and $652,413, respectively.

As of June 30, 2024, maturities of operating lease liabilities were as follows:

Year Ending December 31,	Amount
2024 (remaining)	$674,591
2025	1,304,733
2026	1,032,656
2027	766,969
2028	273,660
Total	4,052,609
Less: imputed interest	(583,259)
Total operating lease liabilities	$3,469,350

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

Finance Leases

As of June 30, 2024, maturities of financing lease liabilities were as follows:

Year Ending December 31,	Amount
2024 (remaining)	$105,665
2025	211,332
2026	211,332
2027	210,042
2028	28,833
Total	821,779
Less: amount representing interest	(74,684)
Total finance lease liabilities	$692,520

As of June 30, 2024, the weighted-average remaining lease term for all finance leases is 43 months and the weighted average discount rate is 5.14%.

NOTE 9— FAIR VALUE MEASUREMENTS

Recurring Fair Value Measurements

The fair value of financial instruments measured on a recurring basis as of June 30, 2024 consisted of the following:

	Fair Value Measurements as of June 30, 2024
Description	Level 1	Level 2	Level 3	Total
Derivative liabilities	$-	$-	$2,882,435	$2,882,435
Warrant liabilities	-	-	265,100	265,100
Total recurring fair value measurements	-	-	$3,147,535	$3,147,535

The following table provides a roll-forward of changes for financial instruments measured at fair value on a recurring basis for the six months ended June 30, 2024:

Derivative Liabilities	Amount
Balance as of December 31, 2023	$1,389,203
Initial fair value of derivative liabilities upon issuance	1,338,727
Loss on change in fair value of derivative liabilities	1,903,025
Extinguishment of derivative liabilities upon conversion or settlement	(1,748,520)
Balance as of June 30, 2024	$2,882,435

Warrant Liabilities	Amount
Balance as of December 31, 2023	$-
Fair value of warrant liabilities upon issuance	4,545,700
Gain on change in fair value of warrant liabilities	(1,759,600)
Extinguishment of warrant liabilities upon exercise of prefunded warrants	(2,521,000)
Balance as of June 30, 2024	$265,100

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

NOTE 10—DEBT

Notes Payable

Private Placement of 20% OID Promissory Notes and Warrants

On August 11, 2023, the Company entered into a securities purchase agreement in a private placement transaction with certain accredited investors, pursuant to which the Company issued and sold to the investors 20% original issue discount (“OID”) subordinated promissory notes in the aggregate principal amount of $3,125,000. The notes are due and payable on February 11, 2024. During the six months ended June 30, 2024, the Company made principal payments totaling $1,437,500.

On February 11, 2024, the Company and remaining note holders entered into amendments to the notes issued on August 11, 2023, pursuant to which the parties agreed to extend the maturity date of these remaining notes to April 11, 2024. As additional consideration for the amendments, the Company agreed to increase the outstanding principal by 20% of the outstanding principal amounts of the remaining notes as an amendment fee. As a result, the Company recognized a loss on extinguishment of debt of $421,875.

On April 11, 2024, the Company and remaining note holders entered into amendments to the notes amended on February 11, 2024, pursuant to which the parties agreed to extend the maturity date of these remaining notes to July 10, 2024. As additional consideration for the amendments, the Company agreed to increase the outstanding principal by 20% of the outstanding principal amounts of the remaining notes as an amendment fee. As a result, the Company recognized a loss on extinguishment of debt of $421,875.

As of June 30, 2024, the total outstanding principal balance is $2,531,250.

Private Placement of 20% OID Promissory Note

On March 4, 2024, the Company issued a 20% OID subordinated note in the principal amount of $1,250,000 to an accredited investor for net cash proceeds of $999,900. On March 27, 2024, the note was amended and restated to increase the principal amount to $1,562,500 for additional cash proceeds of $250,000. This note is due and payable on June 4, 2024. On April 9, 2024, the note was amended and restated to increase the principal amount to $2,500,000 for additional cash proceeds of $750,000. This note is due and payable on June 4, 2024.

The Company may voluntarily prepay the note in full at any time. In addition, if the Company consummates any equity or equity-linked or debt securities issuance, or enters into a loan agreement or other financing, other than certain excluded debt (as defined in the note), then the Company must prepay the note in full. The note is unsecured and has priority over all other unsecured indebtedness, except for certain senior indebtedness (as defined in the note). The note contains customary affirmative and negative covenants and events of default for a loan of this type. Upon an event of default, the outstanding balance of the note will be assessed a 50% penalty.

The Company evaluated whether this promissory note contains embedded features that qualify as derivatives pursuant to ASC 815. The Company determined that the note’s embedded features, specifically that should the Company default on the note, the note holder will receive a default penalty of 50% constitute a deemed redemption feature as a result of the substantial premium received by the note holder in the event of default. The Company concluded that this redemption feature requires bifurcation from the note and subsequent accounting in the same manner as a freestanding derivative.

The fair value of the embedded redemption derivative liability within this promissory note was calculated using a Probability Weighted Expected Return valuation methodology, considering the likelihood of occurrence. The model used a discount rate of 25-30% and assumptions of a 75% probability related to likelihood of the Company would default. Subsequent changes in the fair value of the redemption feature are measured at each reporting period and recognized in the statement of operations. The OID and issuance costs for the promissory note, along with the fair value of the embedded redemption derivative liability, were collectively recorded as a debt discount. This discount will be amortized to interest expense over the respective term of the convertible notes using the effective interest method.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

On June 4, 2024, an event of default occurred, resulting in a $1,250,000 increase to the principal balance. Consequently, the corresponding derivative liability was extinguished. During the six months ended June 30, 2024, the Company recorded $1,393,100 amortization of debt discount and recognized a loss on extinguishment of $357,000. As of June 30, 2024, the total outstanding principal balance is $3,750,000.

Private Placement of 20% OID Promissory Note and Warrants

On May 8, 2024, the Company entered into securities purchase agreement with an accredited investor, pursuant to which the Company issued to such investor (i) a 20% OID subordinated note in the principal amount of $625,000 and (ii) five-year warrants for the purchase of 7,149 common shares at an adjusted exercise price of $34.97 per share (subject to standard adjustments as defined in the warrant) for total cash proceeds of $500,000. Additionally, the Company issued a five-year warrant to the placement agent, Spartan Capital Securities, LLC (“Spartan”), for the purchase of 572 common shares at an adjusted exercise price of $38.47 per share (subject to standard adjustments as defined in the warrant agreement). The warrants are exercisable at any time six months after the date of issuance.

The note is due and payable on August 8, 2024. The Company may voluntarily prepay the note in full at any time. In addition, if the Company consummates any sale of a material amount of assets of the Company or any of its subsidiaries, then the net proceeds thereof shall be applied to the payment or prepayment of the note. The note is unsecured and has priority over all other unsecured indebtedness of the Company, except for certain senior indebtedness (as defined in the note). The note contains customary affirmative and negative covenants and events of default for a loan of this type. Upon an event of default, the outstanding balance of the note will be assessed a 40% penalty.

The note becomes convertible into common shares at the option of the holder at any time on or following the date that an event of default (as defined in the note agreement) occurs under the note at a conversion price equal to 90% of the lowest volume weighted average price of the Company’s common shares on any trading day during the five (5) trading days prior to the conversion date; provided that such conversion price shall not be less than $0.13 per share.

The Company evaluated the embedded features within this note in accordance with ASC 480 and ASC 815. The Company determined that the embedded features, specifically (i) the default penalty of 40% on outstanding principal and accrued interest, and (ii) the conversion option into common shares at 90% of the lowest volume weighted average price in the five days preceding conversion, subject to a $0.13 floor price, constitute derivative liabilities. These features, arising from default provisions not within the Company’s control, including the contingent interest feature and the contingent conversion (deemed redemption) feature, meet the definition of a derivative and do not qualify for derivative accounting exemptions. Consequently, these embedded features are bifurcated from the debt host and recognized as a single derivative liability.

The initial fair value of the derivative liabilities was determined using a Monte Carlo Simulation valuation model, considering various potential outcomes and scenarios. The model used the following assumptions: (i) dividend yield of 0%; (ii) expected volatility of 236.98%; (iii) risk-free interest rate of 5.31%; (iv) term of three months; (v) estimated fair value of the common shares of $31.20 per share; and (vi) various probability assumptions. Subsequent changes in fair value are recognized in the statement of operations each reporting period. The issuance costs for the promissory note, along with the allocated fair values of both the warrants and the bifurcated embedded derivative liability, have been collectively treated as a debt discount. This discount is being amortized to interest expense over the term of the promissory note using the effective interest method.

As of June 30, 2024, the total outstanding principal balance is $157,406, net of debt discount of $467,594.

Private Placement of 12% Promissory Note for Services

On May 9, 2024, the Company entered into a securities purchase agreement with an accredited investor, pursuant to which the Company issued to such investor a promissory note in the principal amount of $500,000 in a private placement transaction in consideration for the holder entering into a lock up agreement to not execute any conversions of a secured convertible note issued to the holder on October 8, 2021 into common shares of the Company (subject to certain exceptions). The note accrues interest at a rate of 12% per annum and is due and payable on May 9, 2025; provided that upon an event of default (as defined in the note), such rate shall increase to 16% per annum. The Company may voluntarily prepay the note in full at any time prior to the date that an event of default occurs.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

In addition, if, at any time prior to the full repayment of the note, the Company receives cash proceeds from any source or series of related or unrelated sources, including but not limited to, from payments from customers, the issuance of equity or debt, the issuance of securities pursuant to an equity line of credit (as defined in the note) or the sale of assets, the investor will have the right in its sole discretion to require the Company to immediately apply up to 100% of such proceeds to repay all or any portion of the outstanding principal amount and interest (including any default interest) then due under the note. The note is unsecured and has priority over all other unsecured indebtedness. The note contains customary affirmative and negative covenants and events of default for a loan of this type. Upon an event of default, the outstanding balance of the note will be assessed a 50% penalty.

The fair value of the 12% promissory note issued for services was recorded at fair value. The fair value of the note was calculated at the present value of the cash flows using the market interest rate of 13.76%, resulting in a fair value of $492,000. The initial fair value of the promissory note issued for services was recognized in the statement of operations. A discount of $8,000 was recorded for difference between the par value and present value of the promissory note and will be amortized to interest expense over the respective term of the promissory note using the effective interest method.

The Company evaluated whether this promissory note contains embedded features that qualify as derivatives pursuant to ASC 815. The Company determined that the note’s embedded features, specifically should the Company default on the note, the note holder will receive a default penalty of 50% constitute a deemed redemption feature as a result of the substantial premium received by the note holder in the event of default. The Company concluded that this redemption feature requires bifurcation from the note and subsequent accounting in the same manner as a freestanding derivative.

The fair value of the embedded redemption derivative liability within this promissory note was calculated using a Probability Weighted Expected Return valuation methodology, considering the likelihood of occurrence. The model used a discount rate of 25% and assumptions of a 75% probability related to likelihood of the Company would default. The initial fair value of the bifurcated embedded redemption derivative liability was recognized in the statement of operations. Subsequent changes in the fair value of the redemption feature are measured at each reporting period and recognized in the statement of operations.

As of June 30, 2024, the total outstanding principal balance is $493,133, net of debt discount of $6,867.

Private Placement of OID Promissory Note and Series D Preferred Shares

On June 28, 2024, the Company’s subsidiaries 1847 Cabinet Inc., High Mountain Door & Trim Inc., Sierra Homes, LLC d/b/a Innovative Cabinets & Design and Kyle’s Custom Wood Shop, Inc. (the “Borrowers”) issued an OID promissory note in the principal amount of up to $2,472,000, to be advanced in one or more tranches, to Breadcrumbs Capital LLC (“Breadcrumbs”). On June 28, 2024, the parties executed tranche No. 1 in the principal amount of $666,667 for total cash proceeds of $475,000.

The note bears interest at a rate per annum equal to the greater of (i) 8% plus the U.S. Prime Rate that appears in The Wall Street Journal from time to time or (ii) 14%; provided that, upon an event of default (as defined in the note), such rate shall increase to 36% or the maximum legal rate. Each tranche of the note is due and payable three months after issuance. The note is secured by all assets of the Borrowers pursuant to a security agreement; provided that such security interest is subordinate to the rights of the senior lender, Leonite Capital LLC. The note contains customary affirmative and negative covenants and events of default for a loan of this type. Upon an event of default, the outstanding balance of the note will be assessed a 35% penalty.

In connection with the issuance of the note, the Company entered into a memorandum of understanding with the Breadcrumbs, pursuant to which the Company agreed to issue to Breadcrumbs upon the closing of each tranche under the note and (ii) series D senior convertible preferred shares with a stated value equal to the principal amount of such each such tranche (see Note 11 for further details).

The Company evaluated whether this promissory note contains embedded features that qualify as derivatives pursuant to ASC 815. The Company determined that the note’s embedded features, specifically that should the Company default on the note, the note holder will receive a default penalty of 35% constitute a deemed redemption feature as a result of the substantial premium received by the note holder in the event of default. The Company concluded that this redemption feature requires bifurcation from the note and subsequent accounting in the same manner as a freestanding derivative.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

The fair value of the embedded redemption derivative liability within this promissory note was calculated using a Probability Weighted Expected Return valuation methodology, considering the likelihood of occurrence. The model used a discount rate of 30% and assumptions of a 75% probability related to likelihood of the Company would default. Subsequent changes in the fair value of the redemption feature are measured at each reporting period and recognized in the statement of operations. The OID and issuance costs for the note, along with the allocated fair value of both the series D senior convertible preferred shares and the bifurcated embedded redemption derivative liability, were collectively recorded as a debt discount. This discount will be amortized to interest expense over the respective term of the promissory note using the effective interest method.

As of June 30, 2024, the total outstanding principal balance is $108,134, net of debt discount of $558,533.

NOTE 11—SHAREHOLDERS’ DEFICIT

Series A Senior Convertible Preferred Shares

During the six months ended June 30, 2024, the Company accrued dividends of $127,445 for the series A senior convertible preferred shares and settled $130,968 of previously accrued dividends through the issuance of 9,366 common shares.

During the six months ended June 30, 2024, an aggregate of 181,212 series A senior convertible preferred shares were converted into an aggregate of 36,530 common shares.

As of June 30, 2024 and December 31, 2023, the Company had 45,455 and 226,667 series A senior convertible preferred shares issued and outstanding, respectively.

Series B Senior Convertible Preferred Shares

During the six months ended June 30, 2024, the Company accrued dividends of $2,976 for the series B senior convertible preferred shares and settled $13,299 of previously accrued dividends through the issuance of 757 common shares.

During the six months ended June 30, 2024, an aggregate of 91,567 series B senior convertible preferred shares were converted into an aggregate of 22,829 common shares.

As of June 30, 2024 and December 31, 2023, the Company had 0 and 91,567 series B senior convertible preferred shares issued and outstanding, respectively.

Series D Senior Convertible Preferred Shares

On June 27, 2024, the Company executed a share designation to designate 7,292,036 of its shares as series D senior convertible preferred shares. The following is a description of the rights of the series D senior convertible preferred shares.

Ranking. The series D senior convertible preferred shares rank, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common shares, allocation shares, and each other class or series that is not expressly made senior to or on parity with the series D senior convertible preferred shares; (ii) on parity with each other class or series that is not expressly subordinated or made senior to the series D senior convertible preferred shares; and (iii) junior to the Series A senior convertible preferred shares, all indebtedness and other liabilities with respect to assets available to satisfy claims against the Company and each other class or series that is expressly made senior to the series D senior convertible preferred shares.

Dividend Rights. Holders of series D senior convertible preferred shares are entitled to dividends at a rate per annum of 10% of the stated value ($0.339 per share, subject to adjustment). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable only upon the liquidation of the Company or conversion (as defined in the share designation).

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

Liquidation Rights. Subject to the rights of creditors and the holders of any senior securities or parity securities (in each case, as defined in the share designation), upon any liquidation of the Company or its subsidiaries, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of securities that are junior to the series D senior convertible preferred shares as to the distribution of assets on any liquidation of the Company, including the common shares and allocation shares, each holder of outstanding series D senior convertible preferred shares shall be entitled to receive an amount of cash equal to 100% of the stated value plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders. If, upon any liquidation, the assets, or proceeds thereof, distributable among the holders of the series D senior convertible preferred shares shall be insufficient to pay in full the preferential amount payable to the holders of the series D senior convertible preferred shares and liquidating payments on any other shares of any class or series of parity securities as to the distribution of assets on any liquidation, then such assets, or the proceeds thereof, shall be distributed among the holders of series D senior convertible preferred shares and any such other parity securities ratably in accordance with the respective amounts that would be payable on such series D senior convertible preferred shares and any such other parity securities if all amounts payable thereon were paid in full.

Voting Rights. The series D senior convertible preferred shares do not have any voting rights; provided that, so long as any series D senior convertible preferred shares are outstanding, the affirmative vote of holders of a majority of series D senior convertible preferred shares, voting as a separate class, shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the share designation.

Conversion Rights. Each series D senior convertible preferred share, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable common shares determined by dividing the stated value ($0.339 per share), plus the value of the accrued, but unpaid, dividends thereon, by the conversion price of $4.407 per share (subject to standard adjustments in the event of any share splits, share combinations, share reclassifications, dividends paid in common shares, sales of substantially all of the Company’s assets, mergers, consolidations or similar transactions); provided that in no event shall the holder of any series D senior convertible preferred shares be entitled to convert any number of series D senior convertible preferred shares that upon conversion the sum of (i) the number of common shares beneficially owned by the holder and its affiliates and (ii) the number of common shares issuable upon the conversion of the series D senior convertible preferred shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common shares. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to the Company.

Redemption Rights. Not redeemable.

On June 28, 2024, the issued 1,966,570 series D senior convertible preferred shares for total cash proceeds of $475,000 in connection with the closing of the first tranche under the OID promissory note described above (Note 10). The $475,000 net proceeds were allocated on a relative fair value basis of $214,000 to the series D senior preferred shares.

During the six months ended June 30, 2024, the Company accrued dividends of $365 for the series D senior convertible preferred shares. As of June 30, 2024, the Company had 1,966,570 series D senior convertible preferred shares issued and outstanding.

Common Shares

On February 9, 2024, the Company entered into a securities purchase agreement with certain purchasers and a placement agency agreement with Spartan, pursuant to which the Company agreed to issue and sell to such purchasers an aggregate of 140,457 common shares and prefunded warrants for the purchase of 244,161 common shares at an offering price of $13.00 per common share and $12.87 per prefunded warrant, pursuant to the Company’s effective registration statement on Form S-1 (File No. 333-276670). On February 14, 2024, the closing of this offering was completed. At the closing, the purchasers prepaid the exercise price of the prefunded warrants in full. Therefore, the Company received total gross proceeds of $5,000,000. Pursuant to the placement agency agreement, Spartan received a cash transaction fee equal to 8% of the aggregate gross proceeds and reimbursement of certain out-of-pocket expenses. After deducting these and other offering expenses, the Company received net proceeds of approximately $4,335,000. During the six months ended June 30, 2024, the Company issued an aggregate of 174,126 common shares upon the exercise of prefunded warrants.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

During the six months ended June 30, 2024, the Company issued an aggregate of 87,938 common shares upon the conversions of convertible promissory notes and accrued interest totaling $1,170,979.

During the six months ended June 30, 2024, the Company issued an aggregate of 10,123 common shares to the holders of the series A and B senior convertible preferred shares in settlement of $144,267 of accrued dividends. Pursuant to the series A and B senior convertible preferred shares designations, dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the volume weighted average price for the common shares on the Company’s principal trading market during the five (5) trading days immediately prior to the applicable dividend payment date.

During the six months ended June 30, 2024, the Company issued an aggregate of 36,530 common shares upon the conversion of an aggregate of 181,212 series A senior convertible preferred shares.

During the six months ended June 30, 2024, the Company issued an aggregate of 22,829 common shares upon the conversion of an aggregate of 91,567 series B senior convertible preferred shares.

Potential Common Stock Equivalents

As of June 30, 2024, there were 204,849,768 potential common share equivalents from series A and D senior convertible preferred shares, convertible notes, and warrants excluded from the diluted loss per share calculations as their effect is anti-dilutive.

Warrants

Warrants Issued in Public Equity Offering

On February 14, 2024 (as described above), the Company closed on a securities purchase agreement with certain purchasers and a placement agency agreement with Spartan, pursuant to which the Company agreed to issue and sell to such purchasers prefunded warrants for the purchase of 244,161 common shares at an exercise price of $0.13 per common share.

The Company evaluated the prefunded warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the prefunded warrants and applicable authoritative guidance from ASC 480 and ASC 815-40. The Company determined the prefunded warrants issued failed the indexation guidance under ASC 815-40, specifically, the prefunded warrants provide for a Black-Scholes value calculation in the event of certain transactions (“Fundamental Transactions”), which includes a floor on volatility utilized in the value calculation at 100% or greater. The Company has determined that this provision introduces leverage to the holders of the warrants that could result in a value that would be greater than the settlement amount of a fixed-for-fixed option on the Company’s own equity shares. Accordingly, pursuant to ASC 815-40, the Company recorded the fair value of the warrants as a liability upon issuance and marked to market each reporting period in the Company’s condensed consolidated statement of operations until their exercise or expiration (see Note 9).

The fair value of the warrants deemed to be a liability, due to certain contingent put features, was determined using the Black-Scholes option pricing model, which was deemed to be an appropriate model due to the terms of the warrants issued, including a fixed term and exercise price. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 149.05%; (iii) risk-free interest rate of 4.86%; (iv) expected life of one year; (v) estimated fair value of the common shares of $25.35 per share; (vi) exercise price of $0.13.

Warrants Issued in Private Placement with 20% OID Promissory Note

On May 8, 2024, the Company issued five-year warrants for the purchase of 7,149 common shares at an adjusted exercise price of $34.97 per share (subject to standard adjustments as defined in the warrant agreement). Additionally, the Company issued a five-year warrant to the placement agent, Spartan, for the purchase of 572 common shares at an adjusted exercise price of $38.47 per share (subject to standard adjustments as defined in the warrant agreement). The warrants are exercisable at any time six months after the date of issuance.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

The Company evaluated the warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and applicable authoritative guidance from ASC 480 and ASC 815-40. The Company determined the warrants issued failed the indexation guidance under ASC 815-40, specifically, the warrants provide for a Black-Scholes value calculation in the event of certain transactions (“Fundamental Transactions”), which includes a floor on volatility utilized in the value calculation at 100% or greater. The Company has determined that this provision introduces leverage to the holders of the warrants that could result in a value that would be greater than the settlement amount of a fixed-for-fixed option on the Company’s own equity shares. Accordingly, pursuant to ASC 815-40, the Company recorded the fair value of the warrants as a liability upon issuance and marked to market each reporting period in the Company’s condensed consolidated statement of operations until their exercise or expiration (see Note 9). The warrants issued to the placement agent were classified as equity.

The fair value of the warrants deemed to be a liability, due to certain contingent put features, was determined using the Black-Scholes option pricing model, which was deemed to be an appropriate model due to the terms of the warrants issued, including a fixed term and exercise price. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 160.8%; (iii) risk-free interest rate of 4.5%; (iv) expected life of 5.5 years; (v) estimated fair value of the common shares of $31.20 per share; (vi) exercise price of $34.97.

The remaining proceeds were allocated to the placement agent warrants and note based on their relative fair value using the Black-Scholes option pricing model. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 160.8%; (iii) risk-free interest rate of 4.5%; (iv) expected life of 5.5 years; (v) estimated fair value of the common shares of $31.20 per share; (vi) exercise price of $38.47. The fair value of the placement agent warrants was $16,800, resulting in the amount allocated to the warrants, based on their relative fair value of $7,573, which was recorded as additional paid-in capital.

Exercise Price Adjustments to Warrants

As a result of the issuance of common shares in the offering on February 14, 2024, the exercise price of certain of the Company’s outstanding warrants was adjusted to $0.13 pursuant to certain antidilution provisions of such warrants (down round feature). As a result, the Company recognized a deemed dividend of $1,000, which was calculated using a Black-

Below is a table summarizing the changes in warrants outstanding during the six months ended June 30, 2024:

	Warrants	Weighted- Average Exercise Price
Outstanding at December 31, 2023	10,441	$285.01
Granted	251,882	1.21
Exercised/settled	(174,126)	(0.13)
Outstanding at June 30, 2024	88,197	$55.29
Exercisable at June 30, 2024	80,476	$57.21

As of June 30, 2024, the outstanding warrants have a weighted average remaining contractual life of 1.30 years and a total intrinsic value of $243,721.

NOTE 12—SUBSEQUENT EVENTS

OID Note Extensions

On July 10, 2024, the Company and the holders of the 20% OID subordinated promissory notes originally issued on August 11, 2023 (see Note 10) entered into amendments to the notes, pursuant to which the parties agreed to extend the maturity date of these notes to October 10, 2024. As additional consideration for the amendments, the Company agreed to increase the outstanding principal by 25% of the outstanding principal amounts of the notes as an amendment fee.

1847 HOLDINGS LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024

(UNAUDITED)

Private Placements of OID Promissory Note and Series D Preferred Shares

On July 3, 2024, the Borrowers and Breadcrumbs executed tranche No. 2 to the OID promissory note issued on June 28, 2024 (see Note 10) in the principal amount of $466,667 for total cash proceeds of $350,000. In connection with such tranche, the Company issued 1,376,599 series D senior convertible preferred shares to Breadcrumbs.

On July 16, 2024, the Borrowers and Breadcrumbs executed tranche No. 3 to the OID promissory note issued on June 28, 2024 (see Note 10) in the principal amount of $233,333 for total cash proceeds of $175,000. In connection with such tranche, the Company issued 688,298 series D senior convertible preferred shares Breadcrumbs.

On August 12, 2024, the Borrowers and Breadcrumbs executed tranche No. 4 to the OID promissory note issued on June 28, 2024 (see Note 10) in the principal amount of $466,667 for total cash proceeds of $350,000. In connection with such tranche, the Company issued 1,376,599 series D senior convertible preferred shares to Breadcrumbs.

ICU Eyewear Foreclosure Sale

The Company is a limited guarantor of an Amended and Restated Credit and Security Agreement (the “Loan Agreement”) that was entered into on September 11, 2023, between AB Lending SPV I LLC d/b/a Mountain Ridge Capital (the “ICU Lender”), ICU Eyewear, Inc. (“ICU Eyewear”), ICU Eyewear Holdings, Inc., and 1847 ICU Holdings Inc. (the “ICU Parties”). Pursuant to the Loan Agreement, the ICU Lender had a security interest in all the assets of ICU Eyewear. ICU Eyewear was in default under the Loan Agreement and, with the approval of the other ICU Parties, consented to a foreclosure by the ICU Lender and private sale of substantially all of its assets in an Article 9 sale process, pursuant to Section 9-610 of the Uniform Commercial Code as in effect in the State of New York and Section 9-610 of the Uniform Commercial Code as in effect in the State of California (the “Asset Sale”). On August 5, 2024, ICU Eyecare Solutions Inc. (“ICU Solutions”), an entity that is not affiliated with the Company, was the successful bidder of the Asset Sale with a cash bid of $4,250,000 (the “Purchase Price”). Pursuant to an agreement dated August 5, 2024 and in consideration for the Purchase Price, the ICU Lender having foreclosed on its security interest in all of the assets of ICU Eyewear then conveyed all of its rights, title, and interest in all of such assets to ICU Solutions.

In connection with the Asset Sale, the Company and the ICU Parties entered into a non-competition agreement pursuant to which the Company and each other ICU Party agreed that, from and after August 5, 2024 and ending on August 5, 2029, it will not own, manage, control, participate in, or in any manner engage in the sale at wholesale or retail of (i) eyewear products, including eyeglasses, sunglasses, reading glasses, frames for eyeglasses, sunglasses, and reading glasses, and (ii) eyewear accessories, including cases, chains, cords and lanyards.

1847 HOLDINGS LLC

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2023 AND 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of 1847 Holdings LLC:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of 1847 Holdings LLC (“the Company”) as of December 31, 2023, and 2022, the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations, and has a working capital deficit, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) related to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill Impairment

Critical Audit Matter Description

The Company designated its annual goodwill impairment assessment date as October 1. As a result of such assessment, the Company recognized a goodwill impairment charge of approximately $10.4 million leaving a goodwill balance of approximately $9.8 million. As described in note 2 to the consolidated financial statements, the Company tests goodwill for impairment annually at the reporting unit level, or more frequently if events or circumstances indicate it is more likely than not that the fair value of a reporting unit is less than it’s carrying amount. The Company’s evaluation of goodwill for impairment involves the comparison of the fair value of each reporting unit to its carrying value. The Company’s estimate for each reporting unit is based on the present value of estimated future cash flows attributable to the respective reporting unit. The Company utilized a third-party valuation specialist to assist in the preparation of the impairment assessment. The determination of the fair value requires management to make significant estimates and assumptions.

We identified the evaluation of the impairment analysis for goodwill as a critical audit matter because of the significant estimates and assumptions management made in determining the fair value of its reporting units. This required a high degree of auditor judgment and an increased extent of effort when performing audit procedures to evaluate the reasonableness of such estimates and assumptions. In addition, the audit effort involved the use of professionals with specialized skills and knowledge.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the following:

●	Testing management’s processes for estimating the fair value of its reporting units.

●	Obtaining the discounted cash flow models and evaluating the valuation analysis for mathematical accuracy.

●	Evaluating whether the valuation techniques applied were appropriate.

●	Evaluating the significant assumptions provided by management or developed by the third-party valuation specialist related to revenues, EBITDA, income taxes, long term growth rates, and discount rates to discern whether they are reasonable considering (i) the current and past performance of the entity; (ii) the consistency with external market and industry data; and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit.

In addition, professionals with specialized skills and knowledge were utilized by the Firm to assist in the performance of these procedures.

Long-Lived Asset Impairment

Critical Audit Matter Description

As described in Note 2 to the consolidated financial statements, the Company reviews its long-lived asset group, including finite-lived intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of such long-lived asset group may not be recoverable. In conjunction with the goodwill impairment test, the Company tested its long-lived asset group for impairment on October 1, 2023, which resulted in the recognition of impairment charges of approximately $4.2 million related to the Company’s intangible assets. The Company utilized a third-party valuation specialist to assist in the preparation of the impairment assessment. The determination of the fair value requires management to make significant estimates and assumptions.

We identified the evaluation of the impairment analysis for long-lived assets as a critical audit matter because of the significant estimates and assumptions management used in the fair value models. Performing audit procedures to evaluate the reasonableness of these estimates and assumptions required a high degree of auditor judgment and an increased extent of effort.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the following:

●	Testing management’s process for developing the recoverability value and fair value estimates.

●	Evaluating the appropriateness of the valuation models used.

●	Testing the completeness and accuracy of underlying data used in the fair value estimates.

●	Evaluating for reasonableness the significant assumptions used by management and the valuation specialist related to revenues, EBITDA, and discount rates.

In addition, the Firm utilized professionals with specialized skills and knowledge to assist in the performance of these procedures.

Business Combination

Critical Audit Matter Description

During the year ended December 31, 2023, the Company completed a business acquisition. On February 9, 2023, the Company acquired ICU Eyewear for an aggregate purchase price of $4,500,000. The Company accounted for this acquisition as a business combination. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed at fair value as of the transaction date. The Company utilized a third-party valuation specialist to assist in determining the fair value of the consideration granted and intangible assets acquired. We identified the estimation of the fair value of the consideration granted, assets acquired, and liabilities assumed in this acquisition as a critical audit matter.

We identified the valuation of the consideration given, assets acquired, and liabilities assumed as a critical audit matter because of the significant estimates and assumptions management made to determine the fair value of certain of these elements. This required a high degree of auditor judgment and an increased extent of effort when performing audit procedures to evaluate the reasonableness of valuation methodologies applied and the assumptions used, such as forecasted sales growth rates, cash flows, attrition rates, market-based royalty rates, and estimated discount rates. In addition, the audit effort involved the use of professionals with specialized skill and knowledge.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the following:

●	Evaluating management’s and the valuation specialist’s identification of assets acquired and liabilities assumed.

●	Obtaining management’s purchase price allocation detailing fair values assigned to acquired tangible and intangible assets.

●	Obtaining the valuation report prepared by valuation specialist engaged by management to assist in the purchase price allocation, including determination of fair values assigned to acquired intangible assets, and examined valuation methods used and qualifications of specialist.

●	Examining the completeness and accuracy of the underlying data supporting the significant assumptions and estimates used in the valuation report, including historical and projected financial information.

●	Evaluating the accuracy and completeness of the financial statement presentation and disclosure of the acquisition.

In addition, the audit effort involved the use of professionals with specialized skills and knowledge to assist in evaluating the valuation methodologies deployed and the reasonableness of the significant assumptions used.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2017.

Draper, UT

April 25, 2024, (September 18, 2024, as to the effects of the reverse stock split described in Note 2).

1847 HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS

Current Assets
Cash and cash equivalents	$766,414	$1,079,355
Investments	278,521	277,310
Receivables, net	7,551,969	5,215,568
Contract assets	80,398	89,574
Inventories, net	8,999,532	4,184,019
Prepaid expenses and other current assets	1,037,798	379,875
Total Current Assets	18,714,632	11,225,701

Property and equipment, net	1,898,649	1,885,206
Operating lease right-of-use assets	3,818,498	2,854,196
Long-term deposits	153,735	82,197
Intangible assets, net	4,974,348	9,985,129
Goodwill	9,808,335	19,452,270
TOTAL ASSETS	$39,368,197	$45,484,699

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$13,118,621	$6,741,769
Contract liabilities	5,451,591	5,412,953
Due to related parties	193,762	193,762
Current portion of operating lease liabilities	1,038,978	713,100
Current portion of finance lease liabilities	178,906	185,718
Current portion of notes payable, net	2,575,730	551,210
Current portion of convertible notes payable, net	3,614,142	-
Related party note payable	578,290	362,779
Derivative liabilities	1,389,203	-
Total Current Liabilities	28,139,223	14,161,291

Operating lease liabilities, net of current portion	2,932,686	2,237,797
Finance lease liabilities, net of current portion	605,242	784,148
Notes payable, net of current portion	274,146	144,830
Convertible notes payable, net of current portion	23,052,078	24,667,799
Revolving line of credit, net	3,647,511	-
Deferred tax liability, net	758,000	599,000
TOTAL LIABILITIES	59,408,886	42,594,865

Shareholders’ Equity (Deficit)
Series A senior convertible preferred shares, no par value, 4,450,460 shares designated; 226,667 and 1,593,940 shares issued and outstanding as of December 31, 2023 and 2022, respectively	190,377	1,338,746
Series B senior convertible preferred shares, no par value, 583,334 shares designated; 91,567 and 464,899 shares issued and outstanding as of December 31, 2023 and 2022, respectively	240,499	1,214,181
Allocation shares, 1,000 shares authorized; 1,000 shares issued and outstanding as of December 31, 2023 and 2022	1,000	1,000
Common shares, $0.001 par value, 500,000,000 shares authorized; 142,438 and 76,371 shares issued and outstanding as of December 31, 2023 and 2022, respectively	142	76
Distribution receivable	(2,000,000)	(2,000,000)
Additional paid-in capital	57,676,965	43,966,609
Accumulated deficit	(74,835,392)	(41,919,277)
TOTAL 1847 HOLDINGS SHAREHOLDERS’ EQUITY (DEFICIT)	(18,726,409)	2,601,335
NON-CONTROLLING INTERESTS	(1,314,280)	288,499
TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	(20,040,689)	2,889,834
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$39,368,197	$45,484,699

The accompanying notes are an integral part of these consolidated financial statements

1847 HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022
Revenues	$68,681,818	$48,929,124

Operating Expenses
Cost of revenues	45,139,169	33,227,730
Personnel	13,593,090	9,531,101
Depreciation and amortization	2,240,680	2,037,112
General and administrative	12,995,974	9,872,689
Impairment of goodwill and intangible assets	14,648,048	-
Total Operating Expenses	88,616,961	54,668,632

LOSS FROM OPERATIONS	(19,935,143)	(5,739,508)

Other Income (Expense)
Other expense	(213,391)	(11,450)
Interest expense	(11,442,802)	(4,594,740)
Gain on disposal of property and equipment	18,026	65,417
Loss on extinguishment of debt	-	(2,039,815)
Loss on change in fair value of warrant liability	(27,900)	-
Gain on change in fair value of derivative liabilities	385,138	-
Loss on write-down of related party note payable	-	(158,817)
Total Other Expense	(11,280,929)	(6,739,405)

NET LOSS BEFORE INCOME TAXES	(31,216,072)	(12,478,913)
INCOME TAX BENEFIT (EXPENSE)	(391,855)	1,677,000
NET LOSS	$(31,607,927)	$(10,801,913)

NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	1,602,779	642,313
NET LOSS ATTRIBUTABLE TO 1847 HOLDINGS	$(30,005,148)	$(10,159,600)

PREFERRED SHARE DIVIDENDS	(512,967)	(899,199)
DEEMED DIVIDENDS	(2,398,000)	(9,012,730)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(32,916,115)	$(20,071,529)

LOSS PER COMMON SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS – BASIC AND DILUTED	$(328.82)	$(271.79)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING – BASIC AND DILUTED	100,105	73,849

The accompanying notes are an integral part of these consolidated financial statements

1847 HOLDINGS LLC

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Series A Senior Convertible Preferred Shares		Series B Senior Convertible Preferred Shares		Allocation	Common Shares		Distribution	Additional Paid-In	Accumulated	Non- Controlling	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Shares	Amount	Receivable	Capital	Deficit	Interests	(Deficit)
Balance as of December 31, 2021	-	$-	-	$-	$1,000	74,164	$74	$(2,000,000)	$21,724,179	$(20,754,394)	$930,812	$(98,329)
Issuance of common shares upon conversion of series A preferred shares	-	-	-	-	-	30	-	-	111,986	-	-	111,986
Issuance of series B preferred shares and warrants	-	-	-	-	-	-	-	-	172,050	-	-	172,050
Issuance of common shares upon cashless exercise of warrants	-	-	-	-	-	98	-	-	-	-	-	-
Issuance of common shares upon partial extinguishment of convertible notes payable	-	-	-	-	-	615	1	-	4,639,999	-	-	4,640,000
Issuance of common shares upon partial extinguishment of related party note payable	-	-	-	-	-	146	-	-	1,100,927	-	-	1,100,927
Issuance of common shares upon settlement of debt	-	-	-	-	-	219	-	-	1,653,389	-	-	1,653,389
Issuance of common shares and warrants in public offering	-	-	-	-	-	1,099	1	-	5,148,699	-	-	5,148,700
Issuance of warrants with notes payable	-	-	-	-	-	-	-	-	402,650	-	-	402,650
Reclassification of preferred shares from mezzanine equity to permanent equity	1,684,849	1,415,100	481,566	1,257,650	-	-	-	-	-	-	-	2,672,750
Redemption of series A preferred shares	(90,909)	(76,354)	-	-	-	-	-	-	-	(132,737)	-	(209,091)
Redemption of series B preferred shares	-	-	(16,667)	(43,469)	-	-	-	-	-	(14,032)	-	(57,501)
Dividends – common shares	-	-	-	-	-	-	-	-	-	(1,093,354)	-	(1,093,354)
Dividends – series A preferred shares	-	-	-	-	-	-	-	-	-	(590,162)	-	(590,162)
Dividends – series B preferred shares	-	-	-	-	-	-	-	-	-	(162,268)	-	(16,268)
Deemed dividend – down round provision in warrants	-	-	-	-	-	-	-	-	9,012,730	(9,012,730)	-	-
Net loss	-	-	-	-	-	-	-	-	-	(10,159,600)	(642,313)	(10,801,913)
Balance as of December 31, 2022	1,593,940	$1,338,746	464,899	$1,214,181	$1,000	76,371	$76	$(2,000,000)	$43,966,609	$(41,919,277)	$288,499	$2,889,834
Issuance of common shares upon settlement of series A preferred shares dividends	-	-	-	-	-	1,803	2	-	434,627	-	-	434,629
Issuance of common shares upon settlement of series B preferred shares dividends	-	-	-	-	-	842	1	-	75,721	-	-	75,722
Issuance of warrants private debt offering	-	-	-	-	-	-	-	-	633,552	-	-	633,552
Issuance of common shares and warrants in public offering	-	-	-	-	-	6,035	6	-	2,352,674	-	-	2,352,680
Issuance of common shares and warrants in private debt offering	-	-	-	-	-	320	1	-	1,360,361	-	-	1,360,362
Fair value of warrant liability recognized upon issuance of pre-funded warrants	-	-	-	-	-	-	-	-	(1,156,300)	-	-	(1,156,300)
Issuance of common shares upon exercise of prefunded warrants	-	-	-	-	-	4,231	4	-	(4)	-	-	-
Extinguishment of warrant liability upon exercise of pre-funded warrants	-	-	-	-	-	-	-	-	1,184,200	-	-	1,184,200
Issuance of common shares upon cashless exercise of warrants	-	-	-	-	-	1,752	2	-	(2)	-	-	-
Issuance of common shares upon exercise of warrants	-	-	-	-	-	390	1	-	5,063	-	-	5,064
Issuance of common shares upon conversion of convertible notes payable	-	-	-	-	-	31,520	31	-	4,300,431	-	-	4,300,462
Issuance of common shares upon conversion of series A preferred shares	(1,367,273)	(1,148,369)	-	-	-	12,366	12	-	1,148,357	-	-	-
Issuance of common shares upon conversion of series B preferred shares	-	-	(373,332)	(973,682)	-	6,808	6	-	973,676	-	-	-
Dividends – series A preferred shares	-	-	-	-	-	-	-	-	-	(347,157)	-	(347,157)
Dividends – series B preferred shares	-	-	-	-	-	-	-	-	-	(165,810)	-	(165,810)
Deemed dividend – issuance of warrants to common shareholders	-	-	-	-	-	-	-	-	618,000	(618,000)	-	-
Deemed dividend – down round provision in warrants	-	-	-	-	-	-	-	-	1,780,000	(1,780,000)	-	-
Net loss	-	-	-	-	-	-	-	-	-	(30,005,148)	(1,602,779)	(31,607,927)
Balance as of December 31, 2023	226,667	$190,377	91,567	$240,499	$1,000	142,438	$142	$(2,000,000)	$57,676,965	$(74,835,392)	$(1,314,280)	$(20,040,689)

The accompanying notes are an integral part of these consolidated financial statements

1847 HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(31,607,927)	$(10,801,913)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on disposal of property and equipment	(18,026)	(65,417)
Loss on extinguishment of debt	-	2,039,815
Loss on write-down of related party note payable	-	158,817
Loss on change in fair value of warrant liability	27,900	-
Gain on change in fair value of derivative liabilities	(385,138)	-
Deferred taxes	159,000	(1,471,000)
Bad debt expense	(14,835)	-
Inventory reserve	1,069,432	38,000
Impairment of goodwill and intangible assets	14,648,048	-
Depreciation and amortization	2,240,680	2,037,112
Amortization of debt discounts	4,387,571	1,900,194
Amortization of right-of-use assets	862,761	593,121
Changes in operating assets and liabilities:
Receivables	(475,439)	(1,836,572)
Contract assets	9,176	(1,108)
Inventories	755,373	1,205,283
Prepaid expenses and other current assets	(548,187)	202,173
Other assets	3,262	3,494
Accounts payable and accrued expenses	2,113,714	2,992,107
Contract liabilities	954,803	(194,608)
Customer deposits	(916,165)	(405,601)
Operating lease liabilities	(806,296)	(525,374)
Net cash used in operating activities	(7,540,293)	(4,131,477)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for ICU Eyewear, net of cash acquired	(3,651,862)	-
Purchases of property and equipment	(240,835)	(256,677)
Proceeds from disposal of property and equipment	-	97,140
Investments in certificates of deposit	(1,211)	(881)
Net cash used in investing activities	(3,893,908)	(160,418)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of common shares and warrants in connection with private debt offerings	5,767,518	-
Net proceeds from issuance of common shares and warrants in public offerings	2,352,680	5,148,700
Net proceeds from issuance of series B senior convertible preferred shares	-	1,429,700
Net proceeds from notes payable	2,275,500	499,600
Net proceeds from revolving line of credit	3,358,384	-
Proceeds from exercise of warrants	5,064	-
Repayments of notes payable and finance lease liabilities	(1,816,270)	(977,907)
Repayments of convertible notes payable	(715,945)	-
Redemption of series A senior convertible preferred shares	-	(209,091)
Redemption of series B senior convertible preferred shares	-	(57,501)
Accrued series A preferred share dividends paid	-	(590,162)
Accrued series B preferred share dividends paid	(105,671)	(162,268)
Accrued common share dividends paid	-	(1,093,354)
Net cash provided by financing activities	11,121,260	3,987,717

NET CHANGE IN CASH AND CASH EQUIVALENTS	(312,941)	(304,178)

CASH AND CASH EQUIVALENTS
Beginning of the period	1,079,355	1,383,533
End of the period	$766,414	$1,079,355

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$4,495,597	$2,115,140
Cash paid for income taxes	$144,953	$188,224

NON-CASH INVESTING AND FINANCING ACTIVITIES
Net assets acquired in the acquisition of ICU Eyewear	$757,283	$-
Deemed dividend from issuance of warrants to common shareholders	$618,000	$-
Deemed dividend from down round provision in warrants	$1,780,000	$9,012,730
Accrued dividends on series A preferred shares	$347,157	$-
Accrued dividends on series B preferred shares	$165,810	$-
Issuance of common shares upon settlement of accrued series A dividends	$434,629	$-
Issuance of common shares upon settlement of accrued series B dividends	$75,722	$-
Issuance of common shares upon conversion of series A preferred shares	$1,148,369	$111,986
Issuance of common shares upon conversion of series B preferred shares	$973,682	$-
Issuance of common shares upon cashless exercise of warrants	$2	$-
Debt discounts on notes payable	$5,215,971	$503,050
Fair value of derivative liabilities recognized upon issuance of notes payable	$2,613,177	$-
Fair value of warrant liability recognized upon issuance of prefunded warrants	$1,156,300	$-
Issuance of common shares upon exercise of prefunded warrants	$4	$-
Extinguishment of warrant liability upon exercise of prefunded warrants	$1,184,200	$-
Reclassification of notes payable to convertible notes payable upon default	$312,117	$-
Issuance of common shares upon conversion of convertible notes payable and accrued interest	$4,300,462	$-
Settlement of revolving line of credit and accrued interest through the issuance of a new revolving line of credit	$2,003,985	$-
Financed purchases of property and equipment	$256,843	$568,764
Operating lease right-of-use asset and liability measurement	$1,827,063	$254,713

The accompanying notes are an integral part of these consolidated financial statements

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 1—ORGANIZATION AND NATURE OF BUSINESS

1847 Holdings LLC (the “Company”) was formed under the laws of the State of Delaware on January 22, 2013. The Company is an acquisition holding company, focused on acquiring and managing a group of small and middle-market businesses in a variety of different industries headquartered in North America. As of December 31, 2023, the Company is a controlling owner of six business (“subsidiaries”), within four reportable operating that are strategic business units that offer different products and services. The subsidiaries’ business operations are managed by 1847 Partners LLC, a Delaware limited liability Company (the “Manager”), pursuant to a management services agreement between the Company and the Manager (see Note 15).

On May 28, 2020, the Company’s subsidiary 1847 Asien Inc., a Delaware corporation (“1847 Asien”), acquired Asien’s Appliance, Inc., a California corporation (“Asien’s”). Asien’s has been in business since 1948 serving the North Bay area of Sonoma County, California. It provides a wide variety of appliance services, including sales, delivery/installation, in-home service and repair, extended warranties, and financing. The Company owns 95% of 1847 Asien, with the remaining 5% held by a third-party, and 1847 Asien owns 100% of Asien’s.

On September 30, 2020, the Company’s subsidiary 1847 Cabinet Inc., a Delaware corporation (“1847 Cabinet”), acquired Kyle’s Custom Wood Shop, Inc., an Idaho corporation (“Kyle’s”). Kyle’s is a leading custom cabinetry maker since 1976 in Boise, Idaho and the surrounding area. The Company owns 92.5% of 1847 Cabinet, with the remaining 7.5% held by a third-party, and 1847 Cabinet owns 100% of Kyle’s.

On March 30, 2021, the Company’s subsidiary 1847 Wolo Inc., a Delaware corporation (“1847 Wolo”), acquired Wolo Mfg. Corp., a New York corporation, and Wolo Industrial Horn & Signal, Inc., a New York corporation (collectively referred to as “Wolo”). Headquartered in Deer Park, New York and founded in 1965, Wolo designs and sells horn and safety products for cars, trucks, industrial equipment and emergency vehicles. The Company owns 92.5% of 1847 Wolo, with the remaining 7.5% held by a third-party, and 1847 Wolo owns 100% of Wolo Mfg and Wolo H&S.

On October 8, 2021, the Company’s subsidiary 1847 Cabinet acquired High Mountain Door & Trim Inc., a Nevada corporation (“High Mountain”), and Sierra Homes, LLC d/b/a Innovative Cabinets & Design, a Nevada limited liability company (“Innovative Cabinets”). Headquartered in Reno, Nevada and founded in 2014, High Mountain specializes in all aspects of finished carpentry products and services. Headquartered in Reno, Nevada and founded in 2008, Innovative Cabinets specializes in custom cabinetry and countertops. On April 1, 2022, 1847 Cabinet transferred all of its shares of High Mountain to Innovative Cabinets, as a result of which Innovative Cabinets now owns 92.5% of High Mountain, with the remaining 7.5% held by a third-party.

On February 9, 2023, the Company’s subsidiary, 1847 ICU Holdings Inc., a Delaware corporation (“1847 ICU”), acquired ICU Eyewear Holdings, Inc., a California corporation, and its subsidiary ICU Eyewear, Inc., a California corporation (collectively referred to as “ICU Eyewear”). Headquartered in Hollister, California and founded in 1956, ICU Eyewear specializes in the sale and distribution of reading eyewear and sunglasses, blue light blocking eyewear, sun readers, and other outdoor specialty sunglasses, as well as personal protective equipment, including face masks and other select health and personal care items. The Company owns 100% of 1847 ICU and 1847 ICU owns 100% of ICU Eyewear (see Note 3).

Liquidity and Going Concern Assessment

Management assesses liquidity and going concern uncertainty in the Company’s consolidated financial statements to determine whether there is sufficient cash on hand and working capital, including available borrowings on loans, to operate for a period of at least one year from the date the financial statements are issued, which is referred to as the “look-forward period,” as defined in generally accepted accounting principles in the United States of America (“GAAP”). As part of this assessment, based on conditions that are known and reasonably knowable to management, management considered various scenarios, forecasts, projections, estimates and made certain key assumptions, including the timing and nature of projected cash expenditures or programs, its ability to delay or curtail expenditures or programs and its ability to raise additional capital, if necessary, among other factors. Based on this assessment, management made certain assumptions around implementing curtailments or delays in the nature and timing of programs and expenditures to the extent it deems probable those implementations can be achieved and management has the proper authority to execute them within the look-forward period.

As of December 31, 2023, the Company had cash and cash equivalents of $766,414 and total working capital deficit of $9,424,591. For the year ended December 31, 2023, the Company incurred an operating loss of $19,935,143 and used cash flows in operating activities of $7,540,293.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

The Company has generated operating losses since its inception and has relied on cash on hand, sales of securities, external bank lines of credit, and issuance of third-party and related party debt to support cashflows from operations. The Company expects that within the next twelve months, it will not have sufficient cash and other resources on hand to sustain its current operations or meet its obligations as they become due unless it obtain additional financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

An assessment was performed to determine whether there were conditions or events that, considered in the aggregate, raised substantial doubt about the Company’s ability to continue as a going concern within one year after the consolidated financial statements are issued. Initially, this assessment did not consider the potential mitigating effect of management’s plans that had not been fully implemented. Based on this assessment, substantial doubt exists regarding the Company’s ability to continue as a going concern.

Management plans to address these concerns by securing additional financing through debt and equity offerings. Management assessed the mitigating effect of its plans to determine if it is probable that the plans would be effectively implemented within one year after the consolidated financial statements are issued and when implemented, would mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern. These plans are subject to market conditions and reliance on third parties, and there is no assurance that effective implementation of the Company’s plans will result in the necessary funding to continue current operations and satisfy current debt obligations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern beyond one year from the date the consolidated financial statements are issued.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets and their carrying amounts, or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with GAAP and are presented in US dollars.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned or controlled subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, the consolidated financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation.

Reverse Share Splits

On September 11, 2023, the Company effected a 1-for-25 reverse split of its outstanding common shares. On January 8, 2024, the Company effected a 1-for-4 reverse split of its outstanding common shares. On July 8, 2024, the Company effected a 1-for-13 reverse split of its outstanding common shares. All outstanding common shares and warrants were adjusted to reflect all of the reverse splits, with the respective exercise prices of the warrants proportionately increased. The outstanding convertible notes and series A and B senior convertible preferred shares conversion prices were adjusted to reflect a proportional decrease in the number of common shares to be issued upon conversion.

All share and per share data throughout these consolidated financial statements have been retroactively adjusted to reflect the reverse share splits. The total number of authorized common shares did not change. As a result of the reverse common share splits, an amount equal to the decreased value of common shares was reclassified from “common shares” to “additional paid-in capital.”

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

The Company has four reportable segments: Retail and Appliances, Retail and Eyewear, Construction, and Automotive Supplies. The Company reports all other business activities that are not reportable in the Corporate Services Segment.

The Company reports segment information in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 280, “Segment Reporting.” Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. The Company’s CODM is its Chief Executive Officer, who evaluates the financial performance of the operating segments for the purposes of making operating decisions, allocating resources, and assessing performance.

Cash and Cash Equivalents, and Marketable Securities

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less. The Company maintains deposits in several financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits. As of December 31, 2023 and 2022, the Company had $180,403 and $380,401 in excess of FDIC limits, respectively.

The Company’s investments in marketable securities are classified based on the nature of the securities and their availability for use in current operations. The Company classifies its marketable debt securities as either short-term or long-term based on each instrument’s underlying contractual maturity date.

Reclassifications

Certain reclassifications within operating expenses have been made to the prior period’s financial statements to conform to the current period financial statement presentation. There is no impact in total to the results of operations and cash flows in all periods presented.

Revenue Recognition and Cost of Revenue

The Company records revenue in accordance with ASC 606, “Revenue from Contracts with Customers.” Revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, the Company applies the following five-step approach: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as a performance obligation is satisfied.

Retail and Appliances Segment

Revenue is derived in the Retail and Appliances Segment from the sale of appliance products and services to individual retail consumers (homeowners), builders and designers. The Company sells its appliance products and services at its retail store and showroom or through its website.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Revenue from the sale of appliance products is recognized at a point in time when control of the promised goods or services is transferred to the customer, generally at the time of shipment or delivery, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The consideration promised includes fixed and variable amounts. The fixed amount of consideration is the standalone selling price of the goods sold. Variable considerations, including cash discounts, rebates, and estimated returns are deducted from gross sales in determining net sales at the time revenues are recorded. The Company includes in the transaction price an amount of variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Historical return estimates have not materially differed from actual returns in any of the periods presented. Any sales tax collected from customers are remitted to governmental authorities and excluded from revenues.

In the normal course of business, payment is collected from the customer when an order is placed and such cash receipts are included in customer deposits until either recognized as revenue when the order is shipped to the customer, or the customer is refunded by the Company in the event of an order cancellation.

Cost of revenue includes the costs of products sold, shipping costs, inventory write-downs, and where applicable installation, net of volume rebates and other incentives received from vendors.

Shipping charges billed to customers are included in net revenues and any related shipping costs are included in cost of sales.

Retail and Eyewear Segment

Revenue is derived in the Retail and Eyewear Segment from the sales of a wide variety of eyewear products and accessories as well as personal protective equipment as well as personal protective equipment (face masks and select health and personal care items) to big-box national retail chains, distributors, as well as online order retailers.

Revenue from the sale of eyewear products, including those that are subject to inventory consignment agreements, is recognized at a point in time when control of the promised goods or services is transferred to the customer, generally at the time of shipment or delivery, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Under consignment arrangements, the customer takes possession of the product, but the Company retains control and title until a point in time when the Company’s product is sold from the customer to the end user.

The consideration promised includes fixed and variable amounts. The fixed amount of consideration is the standalone selling price of the goods sold. Variable considerations, including discounts, promotions, allowances, and estimated returns are deducted from gross sales in determining net sales at the time revenues are recorded. The Company includes in the transaction price an amount of variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Any sales tax collected from customers are remitted to governmental authorities and excluded from revenues.

Cost of revenues include the costs of products sold, freight and import costs, supply chain management, inventory write-downs, and any other indirect costs related to contract performance. The Company had one major customer who represents a significant portion of revenue in the retail and eyewear segment. This customer represented 63% of total revenue in the Retail and Eyewear Segment for the year ended December 31, 2023.

Shipping charges billed to customers are included in net revenues and any related shipping costs are included in cost of sales.

Construction Segment

Revenue is derived in the Construction Segment primarily through contracts with customers whereby the Company specializes in all aspects of products and services relating to finished carpentry, custom cabinetry, and countertops. The Company recognizes revenue when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Since most contracts are bundled to include both material and installation services, the Company combines these items into one performance obligation as the overall promise to transfer the individual goods or services is not separately identifiable from other promises in the contract and, therefore, is not distinct. The Company does offer assurance-type warranties on certain of its installed products and services that do not represent a separate performance obligation and, as such, do not impact the timing or extent of revenue recognition.

For any contracts that are not complete at the reporting date, the Company recognizes revenue over time, because of the continuous transfer of control to the customer as work is performed at the customer’s site and, therefore, the customer controls the asset as it is being installed. The Company utilizes the output method to measure progress toward completion for the value of the goods and services transferred to the customer as it believes this best depicts the transfer of control of assets to the customer. Additionally, external factors such as weather, and customer delays may affect the progress of a project’s completion, and thus the timing and amount of revenue recognition, cash flow, and profitability from a particular contract may be adversely affected.

An insignificant portion of sales, primarily retail sales, is accounted for on a point-in-time basis when the sale occurs. Sales taxes, when incurred, are recorded as a liability and excluded from revenue on a net basis.

Contracts can be subject to modification to account for changes in contract specifications and requirements. The Company considers contract modifications to exist when the modification either creates new, or changes the existing, enforceable rights and obligations. Most contract modifications are for goods or services that are not distinct from the existing contract due to the significant integration service provided in the context of the contract and are accounted for as if they were part of that existing contract. The effect of a contract modification on the transaction price and the Company’s measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue on a cumulative catch-up basis.

All contracts are billed either contractually or as work is performed. Billing on long-term contracts occurs primarily on a monthly basis throughout the contract period whereby the Company submits progress invoices for customer payment as work is performed. On some contracts, the customer may withhold payment on an invoice equal to a percentage of the invoice amount, which will be subsequently paid after satisfactory completion of each project. This amount is referred to as retainage and is common practice in the construction industry, as it allows customers to ensure the quality of the service performed prior to full payment. The retention provisions are not considered a significant financing component.

Cost of revenues include all direct material and labor, inventory write-downs, equipment costs, and any other indirect costs related to contract performance. Costs to obtain contracts are expensed as incurred as the Company’s contracts are typically completed in one year or less, and where applicable, the Company generally would incur these costs whether or not it ultimately obtains the contract. The Company does not disclose the value of its remaining performance obligations on uncompleted contracts as its contracts generally have a duration of one year or less.

The Company records a contract asset when it has satisfied its performance obligation prior to billing and a contract liability when a customer payment is received prior to the satisfaction of the Company’s performance obligation. The difference between the beginning and ending balances of contract assets and liabilities primarily results from the timing of the Company’s performance and the customer’s payment. At times, the Company has a right to payment from previous performance that is conditional on something other than passage of time, such as retainage, which is included in contract assets or contract liabilities, as determined on a contract-by-contract basis.

Automotive Supplies Segment

Revenue is derived in the Automotive and Supplies Segment from the sale of horn and safety warning lights for cars, trucks, industrial equipment and emergency vehicles. The Company sells its automotive and supplies products to big-box national retail chains, through specialty and industrial distributors, as well as online/mail order retailers and original equipment manufacturers.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Revenue from the sale of automotive and supplies products is recognized at a point in time when control of the promised goods or services is transferred to the customer, generally at the time of shipment or delivery, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The consideration promised includes fixed and variable amounts. The fixed amount of consideration is the standalone selling price of the goods sold. Variable considerations, including cash discounts, rebates, warranties, and estimated returns are deducted from gross sales in determining net sales at the time revenues are recorded. The Company includes in the transaction price an amount of variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Any sales tax collected from customers are remitted to governmental authorities and excluded from revenues.

The Company collects payment for internet and phone orders, including tax, from the customer at the time the order is shipped. Customers placing orders with a purchase order through the EDI (Electronic Data Interface) are allowed to purchase on credit and make payment after receipt of product on the agreed upon terms.

Cost of revenues include the costs of products sold, freight and import costs, inventory write-downs, and any other indirect costs related to contract performance. The Company had two major customers who represent a significant portion of revenue in the automotive segment. These two customers represented 47.6% and 39.4% of total revenue in the Automotive Segment for the years ended December 31, 2023 and 2022, respectively.

Shipping charges billed to customers are included in net revenues and any related shipping costs are included in cost of sales.

Receivables

Receivables consist of trade receivables arising from credit sales to customers in the normal course of business, credit card transactions in the process of settlement, retainage, and vendor rebates receivable. Vendor rebates receivable represent amounts due from manufacturers from whom the Company purchases products and are stated at the amount that management expects to collect, net of amounts due to the vendor. Rebates are calculated on product and model sales programs from specific vendors. The rebates are paid at intermittent periods either in cash or through issuance of vendor credit memos, which can be applied against the vendors accounts payable. Historically, the Company has not had any significant rebates receivable. Retainage receivables represent the amount retained by customers to ensure the quality of the installation and is received after satisfactory completion of each installation project.

These receivables are recorded at the time of sale, net of an allowance for current expected credit losses. In accordance with ASC 326, “Financial Instruments – Credit Losses,” the Company estimates expected credit losses based on historical bad debt experience, the aging of accounts receivable, the current creditworthiness of its customers, prevailing economic conditions, and reasonable and supportable forward-looking information. Accounts receivable balances are written off when they are determined to be uncollectible. As of December 31, 2023 and 2022, the allowance for current expected credit losses amounted to $344,165 and 359,000, respectively.

Inventories

Inventories consist of finished goods, raw materials, and inventories in transit. Inventories are stated at the lower of cost or net realizable value. Cost is generally determined using the weighted-average cost method or first-in, first-out method, and includes all costs incurred to deliver inventories to the Company’s warehouses including freight, non-refundable taxes, duty, and other handling fees and costs directly related to bringing inventories to its present location and condition. Inventories held at consignment locations are included in the Company’s finished goods inventories. Work in process inventories are immaterial to the consolidated financial statements.

The Company periodically reviews its inventories and records a provision for estimated losses related to excess, damaged, slow-moving, or obsolete inventories. The amount of the provision is equal to the difference between the cost of the inventories and its net realizable value based upon assumptions about product quality, damages, shrinkage, future demand, selling prices, and market conditions. As of December 31, 2023 and 2022, the estimated reserve for obsolescence amounted to $1,495,280 and $425,848, respectively.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Property and Equipment

Property and equipment is stated at historical cost less accumulated depreciation. Leasehold improvements are amortized over the lesser of the base term of the lease or estimated life of the leasehold improvements. Maintenance and repairs of property and equipment are expensed as incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives as follows:

Description	Useful Life (Years)
Machinery and equipment	3-7
Office furniture and equipment	3-5
Transportation equipment	3-5
Displays	1-3
Leasehold improvements	1-5

Leases

The Company evaluates all contracts at inception or upon modification to determine whether such contract contains a lease in accordance with ASC 842, “Leases.” A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Control over the use of the identified asset means the lessee has both the right to obtain substantially all the economic benefits from the use of the asset and the right to direct the use of the asset. Contracts containing a lease are further evaluated for classification as a right-of-use (“ROU”) operating lease or a finance lease.

At commencement of a lease, the Company recognizes ROU assets and related lease liabilities on the balance sheet for all leases greater than one year in duration. Lease liabilities and their corresponding ROU assets are initially measured at the present value of the unpaid lease payments as of the lease commencement date. If the lease contains a renewal and/or termination option, the exercise of the option is included in the term of the lease if the Company is reasonably certain that a renewal or termination option will be exercised. As the Company’s leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate (“IBR”) based on the information available at the commencement date of the respective lease to determine the present value of future payments. The IBR is determined by estimating what it would cost the Company to borrow a collateralized amount equal to the total lease payments over the lease term based on the contractual terms of the lease and the location of the leased asset.

When calculating the present value of minimum lease payments, the Company accounts for leases as one single lease component if a lease has both lease and non-lease components. Variable lease and non-lease components are expensed as incurred. The Company does not recognize ROU assets and lease liabilities for short-term leases that have an initial lease term of 12 months or less.

Business Combinations

The Company accounts for business combinations under the acquisition method of accounting in accordance with ASC 805, “Business Combinations.” The Company allocates the purchase price of an acquisition to the tangible and intangible assets acquired, liabilities assumed, and any non-controlling interest based on their estimated fair values at the acquisition date. The Company recognizes the amount by which the purchase price of an acquired entity exceeds the net of the fair values assigned to the assets acquired and liabilities assumed as goodwill. In determining the fair values of assets acquired and liabilities assumed, the Company uses various recognized valuation methods including the income, cost and market approaches in accordance with ASC 820, “Fair Value Measurement.” Further, the Company makes assumptions within certain valuation techniques, including discount rates, royalty rates, and the amount and timing of future cash flows. The Company initially performs these valuations based upon preliminary estimates and assumptions by management or independent valuation specialists under the Company’s supervision, where appropriate, and makes revisions as estimates and assumptions are finalized, which may be up to one year from the acquisition date. Acquisition-related expenses are recognized separately from business combinations and are expensed as incurred.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Intangible Assets

Acquired identifiable intangible assets are amortized over their estimated useful life on a straight-line basis. Estimated useful lives are determined considering the period the intangible assets are expected to contribute to future cash flows. The Company has no intangible assets with indefinite lives.

Amortization is calculated using the straight-line method over the estimated useful lives as follows:

Description	Useful Life (Years)
Customer-related	9-15
Marketing-related	4-5
Technology-related	7

Long-Lived Assets

The Company reviews the carrying value of long-lived assets such as property and equipment, ROU assets, and definite-lived intangible assets for impairment in accordance with ASC 360, “Property, Plant, and Equipment,” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. These events and circumstances may include significant decreases in the market price of an asset or asset group, significant changes in the extent or manner in which an asset or asset group is being used by the Company or in its physical condition, a significant change in legal factors or in the business climate, a history or forecast of future operating or cash flow losses, significant disposal activity, a significant decline in revenue or adverse changes in the economic environment.

If such facts indicate a potential impairment, the Company assess the recoverability of an asset group by determining if the carrying value of the asset group exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the assets over the remaining economic life of the primary asset in the asset group. If the recoverability test indicates that the carrying value of the asset group is not recoverable, the Company estimates the fair value of the asset group using appropriate valuation methodologies, which would typically include an estimate of discounted cash flows. Any impairment would be measured as the difference between the asset group’s carrying amount and its estimated fair value.

During the year ended December 31, 2023, the Company recorded impairments of $4,246,830 related to its intangible assets. During the year ended December 31, 2022, there were no impairments of long-lived assets.

Goodwill

In accordance with ASC 350, “Intangibles — Goodwill and Other,” the Company tests goodwill for impairment annually on October 1, or more frequently when events or circumstances indicate an impairment may have occurred. When assessing the recoverability of goodwill, the Company may first assess qualitative factors in determining whether it is more likely than not (that is, a likelihood of more than 50%) that the fair value of a reporting unit, is less than its carrying amount. The qualitative assessment is based on several factors, including the current operating environment, industry and market conditions, and overall financial performance. If the Company bypasses the qualitative assessment, or if it concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the Company performs a quantitative assessment by comparing the estimated fair value of a reporting unit with its carrying amount.

The Company estimates the fair value of its reporting units based on the present value of estimated future cash flows. Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes, and to estimate the future cash flows used to measure fair value. The Company’s estimates of future cash flows consider past performance, current and anticipated market conditions, and internal projections and operating plans, including forecasted growth rates and estimated discount rates. If the fair value of a reporting unit is less than its carrying amount, a reporting unit is considered impaired, and an impairment charge is recognized for the difference.

During the year ended December 31, 2023, the Company recorded goodwill impairments of $10,401,218. During the year ended December 31, 2022, there were no impairments of goodwill.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants in accordance with ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815-40, “Contracts in Entity’s Own Equity.” This assessment, which requires the use of professional judgment, considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815-40, including whether the warrants are indexed to the Company’s own shares and whether the events where holders of the warrants could potentially require net cash settlement are within the Company’s control, among other conditions for equity classification. Warrant liabilities are recognized at fair value, with changes in fair value recognized in the consolidated statement of operations each period.

Embedded Derivative Liabilities

The Company evaluates the embedded features of its financial instruments, including its preferred shares, convertible notes payable and warrants in accordance with ASC 480 and ASC 815 “Derivatives and Hedging.” Certain conversion options and redemption features are required to be bifurcated from their host instrument and accounted for as free-standing derivative financial instruments should certain criteria be met. The Company applies significant judgment to identify and evaluate complex terms and conditions for its financial instruments to determine whether such instruments are derivatives or contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract and the features of the derivatives. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the consolidated statement of operations each period.

The Company has a sequencing policy, whereby in the event that reclassification of contracts from equity to assets or liabilities is necessary in accordance with ASC 815 due to the Company’s inability to demonstrate it has sufficient authorized shares as a result of certain securities with a potentially indeterminable number of shares, shares will be allocated on the basis of the earliest maturity date of potentially dilutive instruments first, with the earliest maturity date of grants receiving the first allocation of shares. Pursuant to ASC 815, issuances of securities to the Company’s employees and directors, or to compensate grantees in a share-based payment arrangement, are not subject to the sequencing policy.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount the Company would receive to sell an asset, or pay to transfer a liability, in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In the absence of such data, fair value is estimated using internal information consistent with what market participants would use in a hypothetical transaction.

According to ASC 820, the fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The Company’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. The Company uses appropriate valuation techniques based on available inputs to measure the fair value of its assets and liabilities. The fair value hierarchy is defined in the following three categories:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The Company holds certain assets and liabilities that are required to be measured at fair value on a recurring and non-recurring basis (see Note 11).

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Stock-Based Compensation

Stock-based awards granted to qualified employees, non-employee directors and consultants are measured at fair value and recognized as an expense in accordance with ASC 718, “Compensation – Stock Compensation.” For service-based awards, stock-based compensation is recognized on a straight-line basis over the requisite service period, which is generally the vesting period. The fair value of stock options is estimated using a Black-Scholes option valuation model. Restricted stock awards are valued based on the closing stock price on the date of grant (intrinsic value method). The Company has elected to recognize forfeitures as they occur.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with ASC 740, “Income Taxes.” Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and establish a valuation allowance if, based on the weight of available evidence, it believes it is more likely than not that all or a portion of the deferred tax assets will not be realized.

The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not the position will be sustainable upon examination by the taxing authority, including resolution of any related appeals or litigation processes. This evaluation is based on all available evidence and assumes that the tax authorities have full knowledge of all relevant information concerning the tax position. The tax benefit recognized is measured as the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in income tax expense.

Loss Per Share

Basic loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during each period. Diluted loss per share is calculated by adjusting the weighted average number of common shares outstanding for the dilutive effect, if any, of common share equivalents. Common share equivalents whose effect would be antidilutive are not included in diluted loss per share. The Company uses the treasury stock method to determine the dilutive effect, which assumes that all common share equivalents have been exercised at the beginning of the period and that the funds obtained from those exercises were used to repurchase common shares at the average closing market price during the period. As of December 31, 2023 and 2022, there were 780,458 and 4,975, respectively, potential common share equivalents series A and B senior convertible preferred shares, convertible notes, and warrants excluded from the diluted loss per share calculations as their effect is anti-dilutive.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The amendments in this update, among other things, require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. ASU 2016-13 was effective for the Company’s fiscal years beginning after December 15, 2022. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which enhances the transparency and decision usefulness of income tax disclosures by requiring; (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for fiscal years beginning after December 15, 2025, with early adoption permitted. These amendments are to be applied prospectively, with retrospective application permitted. The Company is currently evaluating the impact this standard will have on its consolidated financial statements.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis and to provide in interim periods all disclosures about reportable segment’s profit or loss and assets that are currently required annually. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. These amendments are to be applied retrospectively. The Company is currently evaluating the impact this standard will have on its consolidated financial statements.

The Company currently believes there are no other issued and not yet effective accounting standards that are materially relevant to its consolidated financial statements.

NOTE 3—BUSINESS COMBINATIONS

On December 21, 2022, 1847 ICU entered into a securities purchase agreement, which was amended on February 9, 2023, with the stockholders of ICU Eyewear, pursuant to which 1847 ICU agreed to acquire all of the issued and outstanding capital stock or other equity securities of ICU Eyewear. The acquisition of ICU Eyewear was completed on February 9, 2023.

Headquartered in Hollister, California and founded in 1956, ICU Eyewear specializes in the sale and distribution of reading eyewear and sunglasses, blue light blocking eyewear, sun readers, and other outdoor specialty sunglasses, as well as personal protective equipment, including face masks and other select health and personal care items. The acquisition of ICU Eyewear aligned with the Company’s acquisition strategy of targeting small businesses in various industries that the Company expects will face minimal threats of technological or competitive obsolescence, produce positive and stable earnings and cash flow, as well as achieve attractive returns on the Company’s invested capital.

The aggregate purchase price was $4,500,000 (subject to adjustment), consisting of (i) $4,000,000 in cash, minus any unpaid debt of ICU Eyewear and certain transaction expenses, and (ii) 6% subordinated promissory notes in the aggregate principal amount of $500,000.

The Company accounted for the acquisition using the acquisition method of accounting in accordance with ASC 805 and allocated the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date.

The purchase price was allocated as follows:

	Initial Allocation (1)	Adjustments	Updated Allocation
Purchase consideration at fair value:
Cash	$4,000,000	$-	$4,000,000
Notes payable, net of debt discount	500,000	-	500,000
Amount of consideration	$4,500,000	$-	$4,500,000

Assets acquired and liabilities assumed at fair value
Cash	$329,113	$19,025	$348,138
Accounts receivable	1,922,052	(75,925)	1,846,127
Inventory	9,997,332	(3,357,014)	6,640,318
Prepaids and other current assets	79,777	29,959	109,736
Property and equipment	545,670	(146,202)	399,468
Other assets	74,800	-	74,800
Customer-related intangible	-	336,000	336,000
Marketing-related intangible	308,000	(69,000)	239,000
Goodwill	-	757,283	757,283
Accounts payable and accrued expenses	(6,116,883)	133,987	(6,250,870)
Net assets acquired	$7,139,861	$-	$4,500,000

(1)	As reported in the Company’s September 30, 2023 Form 10-Q, filed on November 14, 2023.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

The adjustments to the initial allocation are based on more detailed information obtained about the specific assets acquired and liabilities assumed.

The estimated remaining useful life on the property and equipment acquired ranges from one to two years. The Company is amortizing the customer-related intangible asset over ten years and the marketing-related intangible asset over five years. Goodwill is not deductible for tax purposes.

From the date of acquisition, ICU Eyewear contributed revenues of $15,454,097 and net loss from continuing operations of $2,468,448, which are included in the consolidated statement of operations for the year ended December 31, 2023.

Pro Forma Information

The following unaudited pro forma results presented below include the effects of the ICU Eyewear acquisition as it had been consummated as of January 1, 2022, with adjustments to give effect to pro forma events that are directly attributable to the acquisition.

	For the Years Ended December 31,
	2023	2022
Revenues	$70,711,483	$69,375,505
Net loss	(32,595,728)	(11,806,564)
Net loss attributable to common shareholders	(33,903,916)	(21,076,180)
Loss per share attributable to common shareholders:
Basic and diluted	$(338.68)	$(285.40)

These unaudited pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operations would have been if the acquisitions had occurred at the beginning of the period presented, nor are they indicative of future results of operations.

NOTE 4—DISAGGREGATION OF REVENUES AND SEGMENT REPORTING

The Company has four reportable segments:

The Retail and Appliances Segment provides a wide variety of appliance products (laundry, refrigeration, cooking, dishwashers, outdoor, accessories, parts, and other appliance-related products).

The Retail and Eyewear Segment provides a wide variety of eyewear products (non-prescription reading glasses, sunglasses, blue light blocking eyewear, sun readers, outdoor specialty sunglasses and other eyewear-related products) as well as personal protective equipment (face masks and select health and personal care items).

The Construction Segment provides finished carpentry products and services (door frames, base boards, crown molding, cabinetry, bathroom sinks and cabinets, bookcases, built-in closets, fireplace mantles, windows, and custom design and build of cabinetry and countertops).

The Automotive Supplies Segment provides horn and safety products (electric, air, truck, marine, motorcycle, and industrial equipment) and vehicle emergency and safety warning lights (cars, trucks, industrial equipment, and emergency vehicles).

The Company reports all other business activities that are not reportable in the Corporate Services Segment. The Company provides general corporate services to its segments; however, these services are not considered when making operating decisions and assessing segment performance. The Corporate Services Segment includes costs associated with executive management, financing activities and other public company-related costs.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

The Company’s revenues for the years ended December 31, 2023 and 2022 are disaggregated as follows:

	For the Year Ended December 31, 2023
	Retail and Appliances	Retail and Eyewear	Construction	Automotive Supplies	Total
Revenues
Appliances	$8,004,226	$-	$-	$-	$8,004,226
Appliance accessories, parts, and other	957,022	-	-	-	957,022
Eyewear-related	-	13,896,847	-	-	13,896,847
Personal protective equipment and other	-	1,557,250	-	-	1,557,250
Automotive horns	-	-	-	3,150,530	3,150,530
Automotive lighting	-	-	-	1,400,056	1,400,056
Custom cabinets and countertops	-	-	9,639,549	-	9,639,549
Finished carpentry	-	-	30,076,338	-	30,076,338
Total revenues	$8,961,248	$15,454,097	$39,715,887	$4,550,586	$68,681,818

	For the Year Ended December 31, 2022
	Retail and Appliances	Retail and Eyewear	Construction	Automotive Supplies	Total
Revenues
Appliances	$9,197,811	$-	$-	$-	$9,197,811
Appliance accessories, parts and other	1,473,318	-	-	-	1,473,318
Eyewear	-	-	-	-	-
Eyewear accessories, parts and other	-	-	-	-	-
Automotive horns	-	-	-	5,068,616	5,068,616
Automotive lighting	-	-	-	1,420,472	1,420,472
Custom cabinets and countertops	-	-	10,644,283	-	10,644,283
Finished carpentry	-	-	21,124,624	-	21,124,624
Total revenues	$10,671,129	$-	$31,768,907	$6,489,088	$48,929,124

Segment information for the years ended December 31, 2023 and 2022 are as follows:

	For the Year Ended December 31, 2023
	Retail and Appliances	Retail and Eyewear	Construction	Automotive Supplies	Corporate Services	Total
Revenues	$8,961,248	$15,454,097	$39,715,887	$4,550,586	$-	$68,681,818
Operating expenses
Cost of revenues	7,083,662	11,738,639	23,162,151	3,154,717	-	45,139,169
Personnel	1,052,118	2,793,210	8,428,963	1,226,788	92,011	13,593,090
Personnel – corporate allocation	(309,400)	-	(928,200)	(309,400)	1,547,000	-
Depreciation and amortization	151,362	371,662	1,561,770	155,886	-	2,240,680
General and administrative	1,424,889	1,475,777	5,526,842	1,004,716	2,238,750	11,670,974
General and administrative – management fees	300,000	225,000	500,000	300,000	-	1,325,000
General and administrative – corporate allocation	(174,457)	(51,537)	(881,497)	(160,152)	1,267,643	-
Impairment of goodwill and intangible assets	1,484,229	-	10,097,146	3,066,673	-	14,648,048
Total operating expenses	11,012,403	16,552,751	47,467,175	8,439,228	5,145,404	88,616,961
Loss from operations	$(2,051,155)	$(1,098,654)	$(7,751,288)	$(3,888,642)	$(5,145,404)	$(19,935,143)

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

	For the Year Ended December 31, 2022
	Retail and Appliances	Retail and Eyewear	Construction	Automotive Supplies	Corporate Services	Total
Revenues	$10,671,129	$-	$31,768,907	$6,489,088	$-	$48,929,124
Operating expenses
Cost of revenues	8,203,401	-	20,980,103	4,044,226	-	33,227,730
Personnel	1,122,239	-	6,999,474	1,394,061	15,327	9,531,101
Personnel – corporate allocation	(299,700)	-	(899,100)	(299,700)	1,498,500	-
Depreciation and amortization	222,438	-	1,607,148	207,526	-	2,037,112
General and administrative	1,426,936	-	5,653,626	1,319,851	372,276	8,772,689
General and administrative – management fees	300,000	-	500,000	300,000	-	1,100,000
General and administrative – corporate allocation	(77,234)	-	(1,092,421)	(344,482)	1,514,137	-
Total operating expenses	10,898,080	-	33,748,830	6,621,482	3,400,240	54,668,632
Loss from operations	$(226,951)	$-	$(1,979,923)	$(132,394)	$(3,400,240)	$(5,739,508)

Total assets by operating segment at December 31, 2023 and 2022 are as follows:

	At December 31, 2023
	Retail and Appliances	Retail and Eyewear	Construction	Automotive Supplies	Corporate Services	Total
Assets
Current assets	$1,939,951	$6,734,826	$7,580,585	$1,944,601	$514,669	$18,714,632
Long-lived assets	88,505	2,580,035	8,020,469	156,221	-	10,845,230
Goodwill	-	757,283	9,051,052	-	-	9,808,335
Total assets	$2,028,456	$10,072,144	$24,652,106	$2,100,822	$514,669	$39,368,197

	At December 31, 2022
	Retail and Appliances	Retail and Eyewear	Construction	Automotive Supplies	Corporate Services	Total
Assets
Current assets	$2,857,505	$-	$5,355,827	$2,295,424	$716,945	$11,225,701
Long-lived assets	781,521	-	12,302,214	1,722,993	-	14,806,728
Goodwill	942,575	-	16,772,042	1,737,653	-	19,452,270
Total assets	$4,581,601	$-	$34,430,083	$5,756,070	$716,945	$45,484,699

NOTE 5—RECEIVABLES

Receivables as of December 31, 2023 and 2022 consisted of the following:

	December 31, 2023	December 31, 2022
Trade accounts receivable	$6,766,088	$4,867,749
Vendor rebates receivable	-	460
Credit card payments in process of settlement	54,285	102,917
Retainage	1,075,761	603,442
Total receivables	7,896,134	5,574,568
Allowance for expected credit losses	(344,165)	(359,000)
Total receivables, net	$7,551,969	$5,215,568

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 6—INVENTORIES

Inventories as of December 31, 2023 and 2022 consisted of the following:

	December 31, 2023	December 31, 2022
Appliances	$1,447,368	$2,155,839
Eyewear	5,880,478	-
Automotive	1,190,899	934,683
Construction	1,976,067	1,519,345
Total inventories	10,494,812	4,609,867
Less reserve for obsolescence	(1,495,280)	(425,848)
Total inventories, net	$8,999,532	$4,184,019

NOTE 7—PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2023 and 2022 consisted of the following:

	December 31, 2023	December 31, 2022
Machinery and equipment	$1,406,531	$1,403,817
Office furniture and equipment	156,960	156,960
Transportation equipment	1,158,102	883,077
Displays	610,960	-
Leasehold improvements	191,889	166,760
Total property and equipment	3,524,442	2,610,614
Less: accumulated depreciation	(1,625,793)	(725,408)
Total property and equipment, net	$1,898,649	$1,885,206

Depreciation expense for the years ended December 31, 2023 and 2022 was $901,729 and $578,344, respectively.

NOTE 8—INTANGIBLE ASSETS AND GOODWILL

Intangible assets as of December 31, 2023 and 2022 consisted of the following:

	December 31, 2023	December 31, 2022
Customer-related	$5,484,500	$9,024,000
Marketing-related	1,338,000	2,684,000
Technology-related	-	623,000
Total intangible assets	6,822,500	12,331,000
Less: accumulated amortization	(1,848,152)	(2,345,871)
Total intangible assets, net	$4,974,348	$9,985,129

Amortization expense for the years ended December 31, 2023 and 2022 was $1,338,951 and $1,458,768, respectively. During the year ended December 31, 2023, the Company recorded impairments of $4,246,830 related to its customer and marketing-related intangible assets.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Estimated amortization expense for intangible assets for the next five years consists of the following as of December 31, 2023:

Year Ending December 31,	Amount
2024	$762,433
2025	693,256
2026	653,006
2027	532,256
2028	488,439
Thereafter	1,844,958
Total estimated amortization expense	$4,974,348

Below is a table summarizing the changes in the carrying amount of goodwill for the years ended December 31, 2023 and 2022:

Amount
Balance as of December 31, 2021	$19,452,270
Impairments	-
Balance as of December 31, 2022	$19,452,270
Goodwill from the acquisition of ICU Eyewear	757,283
Impairments	(10,401,218)
Balance as of December 31, 2023	$9,808,335

During the year ended December 31, 2023, the Company recorded goodwill impairments of $10,401,218.

NOTE 9—ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses as of December 31, 2023 and 2022 consisted of the following:

	December 31, 2023	December 31, 2022
Trade accounts payable	$7,540,554	$4,129,393
Credit cards payable	401,665	357,964
Accrued payroll liabilities	1,334,456	824,369
Accrued interest	1,712,991	1,179,875
Accrued dividends	32,997	136,052
Other accrued liabilities	2,095,958	114,116
Total accounts payable and accrued expenses	$13,118,621	$6,741,769

NOTE 10—LEASES

The Company leases office and warehouse space, machinery and other equipment. The majority of the Company’s leases are classified as ROU operating leases, which are included in operating ROU assets and operating lease liabilities in the Company’s consolidated balance sheets. Finance leases are included in property and equipment and finance lease liabilities in the Company’s consolidated balance sheets.

Operating Leases

In April 2022, Wolo entered into a lease amendment to renew its office and warehouse space in the automotive supplies segment, located in Deer Park, New York. The lease renewal commenced on August 1, 2022 and shall expire on July 31, 2025. Under the terms of the lease renewal, Wolo will lease the premises at the monthly rate of $7,518 for the first year, with scheduled annual increases. The lease agreement contains customary events of default, representations, warranties, and covenants. The remeasurement of the ROU asset and liability associated with this operating lease was $254,713.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

In July 2023, ICU Eyewear entered into a lease amendment to renew its office and warehouse space in the retail and eyewear segment, located in Hollister, California. The lease renewal commenced on July 1, 2023 and shall expire on June 30, 2028. Under the terms of the lease renewal, ICU Eyewear will lease the premises at the monthly rate of $35,000 for the first year, with scheduled annual increases. The lease agreement contains customary events of default, representations, warranties, and covenants. The initial measurement of the right-of-use asset and liability associated with this operating lease was $1,827,063.

Operating leases as of December 31, 2023 and 2022 consisted of the following:

	December 31, 2023	December 31, 2022
Operating lease right-of-use assets	$3,818,498	$2,854,196

Operating lease liabilities, current portion	1,038,978	713,100
Operating lease liabilities, long-term	2,932,686	2,237,797
Total operating lease liabilities	$3,971,664	$2,950,897

Weighted-average remaining lease term (months)	43	47
Weighted average discount rate	9.04%	4.36%

The components of operating lease expense consisted of the following for the years ended December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
Fixed operating lease expense	$1,095,515	$700,091
Variable operating lease expense	485,048	354,845
Total operating lease expense	$1,580,563	$1,054,936

Estimated future minimum payments of operating leases for the next five years consists of the following as of December 31, 2023:

Year Ending December 31,	Amount
2024	$1,332,327
2025	1,304,733
2026	1,032,656
2027	766,969
2028	273,660
Total	4,710,345
Less: imputed interest	(738,681)
Total operating lease liabilities	$3,971,664

Financing Leases

On March 28, 2022, Kyle’s entered into an equipment financing lease to purchase machinery and equipment for $316,798, which matures in January 2028.

On April 11, 2022, Kyle’s entered into an equipment financing lease to purchase machinery and equipment for $11,706, which matures in June 2027.

On July 13, 2022, Kyle’s entered into an equipment financing lease to purchase machinery and equipment for $240,260, which matures in June 2028.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Finance leases as of December 31, 2023 and 2022 consisted of the following:

	December 31, 2023	December 31, 2022
Machinery and equipment	$1,126,004	$1,126,004
Office furniture and equipment	18,482	18,482
Total leased equipment (property and equipment)	1,144,486	1,144,486
Less: accumulated depreciation	(435,834)	(200,010)
Total leased equipment, net	$708,652	$944,476

Finance lease liabilities, current portion	178,906	185,718
Finance lease liabilities, long-term	605,242	784,148
Total finance lease liabilities	$784,148	$969,866

Weighted-average remaining lease term (months)	49	60
Weighted average discount rate	5.15%	5.15%

The components of finance lease expense consisted of the following for the years ended December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
Depreciation expense	$235,824	$195,561
Interest expense	49,754	49,784
Total finance lease expense	$285,578	$245,345

Estimated future minimum payments of finance leases for the next five years consists of the following as of December 31, 2023:

Year Ending December 31,	Amount
2024	$218,099
2025	211,332
2026	211,332
2027	210,042
2028	28,833
Total	879,638
Less: amount representing interest	(95,490)
Total finance lease liabilities	$784,148

NOTE 11—FAIR VALUE MEASUREMENTS

The carrying amounts of financial assets and liabilities, such as and cash equivalents, receivables, inventories, prepaid expenses, accounts payable and accrued expenses, customer deposits, contract assets and liabilities approximate fair value given the short-term nature of these instruments. The carrying amounts of lease obligations, notes payable, and convertible notes payable approximates fair value given these instruments bear prevailing market interest rates.

Recurring Fair Value Measurements

The fair value of financial instruments measured on a recurring basis as of December 31, 2023 consisted of the following:

	Fair Value Measurements as of December 31, 2023
Description	Level 1	Level 2	Level 3	Total
Derivative liabilities	$-	$-	$1,389,203	$1,389,203

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

The Company had no financial instruments measured on a recurring basis as of December 31, 2022.

The following table provides a roll-forward of changes for financial instruments measured at fair value on a recurring basis for the years ended December 31, 2023:

Derivative liabilities	Amount
Balance as of December 31, 2022	$-
Initial fair value of derivative liabilities upon issuance	2,613,177
Gain on change in fair value of derivative liabilities	(385,138)
Extinguishment of derivative liabilities upon conversion of convertible notes	(838,836)
Balance as of December 31, 2023	$1,389,203

Warrant liability	Amount
Balance as of December 31, 2022	$-
Fair value of warrant liability upon issuance	1,156,300
Loss on change in fair value of warrant liability	27,900
Extinguishment of warrant liability upon exercise of prefunded warrants	(1,184,200)
Balance as of December 31, 2023	$-

Non-recurring Fair Value Measurements

Certain assets, including long-lived assets and goodwill, are measured at fair value on a non-recurring basis if it is determined that impairment indicators are present using Level 3 inputs. During the year ended December 31, 2023, the Company recognized an $11.8 million impairment of goodwill and intangibles assets.

NOTE 12—REVOLVING LINE OF CREDIT

Revolving line of credit as of December 31, 2023 and 2022 consisted of the following:

	December 31, 2023	December 31, 2022
Revolving loan	$4,330,540	$-
Less: debt discounts	(683,029)	-
Total revolving line of credit, net	3,647,511	-

Current portion of revolving line of credit	$-	$-
Revolving line of credit, net of current portion	$3,647,511	$-

On February 9, 2023, 1847 ICU and ICU Eyewear entered into a loan and security agreement with Industrial Funding Group, Inc. for a revolving loan of up to $5,000,000, which was evidenced by a secured promissory note in the principal amount of up to $5,000,000. On February 9, 2023, 1847 ICU received an advance of $2,063,182 under the note, of which $1,963,182 was used to repay certain debt of ICU Eyewear in connection with the agreement and plan of merger, with the remaining $100,000 used to pay lender fees. On February 11, 2023, the Industrial Funding Group, Inc. sold and assigned the loan and security agreement, the note and related loan documents to GemCap Solutions, LLC.

The note was to mature on February 9, 2025 with all advances bearing interest at an annual rate equal to the greater of (i) the sum of (a) the “Prime Rate” as reported in the “Money Rates” column of The Wall Street Journal, adjusted as and when such prime rate changes, plus (b) eight percent (8.00%), and (ii) fifteen percent (15.00%); provided that following and during the continuation of an event of default (as defined in the loan and security agreement), interest on the unpaid principal balance of the advances shall accrue at an annual rate equal to such rate plus three percent (3.00%). Interest accrued on the advances was payable monthly commencing on March 7, 2023. The note was secured by all of the assets of 1847 ICU and ICU Eyewear.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

On September 11, 2023, GemCap Solutions, LLC sold and assigned the loan to AB Lending SPV I LLC d/b/a Mountain Ridge Capital. On the same date, 1847 ICU and ICU Eyewear entered into an amended and restated credit and security agreement with the AB Lending SPV I LLC d/b/a Mountain Ridge Capital for a revolving loan of up to $15,000,000, which loan may be drawn in advances. On the same date, the Company received an advance of $4,218,985, which was used to pay the amounts outstanding under the loan from GemCap Solutions, LLC, to pay certain closing fees and expenses in connection with the closing and for general working capital purposes.

The revolving loan matures on September 11, 2026 and bears interest at an annual rate equal to Term SOFR plus eight percent (8.00%) per annum or, if at any time the Term SOFR cannot be determined, then at the Base Rate plus seven percent (7.00%), but in any event at a rate no higher than that permitted under applicable law. “Term SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York for a one-month period on the date that is two (2) business days prior to the first day of such one-month period and “Base Rate” means a rate per annum equal to the greatest of (i) the Federal Funds Rate in effect on such day plus 1.00%, (ii) the Prime Rate in effect on such day, and (iii) Term SOFR for a one-month tenor plus 1.00%. However, following and during the continuation of an event of default (as defined in the amended and restated credit and security agreement), interest shall accrue at a default rate equal to such above rate plus two percent (2.00%) per annum. Interest accrued on the advances shall be payable monthly on the first day of each month commencing on October 1, 2023. The Company may voluntarily prepay the entire unpaid principal amount of the advances prior to the maturity date, but must pay a prepayment fee determined as follows: (i) a fee of three percent (3.00%) if the prepayment is made on or before September 11, 2024, (ii) a fee of two percent (2.00%) if the prepayment is made between September 12, 2024 and September 11, 2025, or (iii) a fee of one percent (1.00%) if the prepayment is made between September 12, 2025 and September 11, 2026.

The amended and restated credit and security agreement contains customary affirmative and negative financial and other covenants and events of default for a loan of this type. The loan is secured by a first priority security interest in all of the assets of 1847 ICU and ICU Eyewear and is guaranteed by the Company pursuant to a limited guaranty. The Company may satisfy its obligations under the limited guaranty by paying such amounts in cash, or by issuing to the lender a number of common shares equal to the sum needed to satisfy the obligations under the limited guaranty in full divided by a price equal to the lesser of $59.475 or the closing price of the common shares on the day prior to such issuance; provided that if such issuance would violate Section 7.13 of the NYSE American Company Guide, which restricts the issuance of shares equal to 20% or more of the outstanding common shares for less than the greater of book or market value, then the Company must obtain shareholder approval of such issuance.

As of December 31, 2023, the outstanding principal balance is $3,647,511, net of debt discounts of $683,029, with an accrued interest balance of $59,080.

NOTE 13—NOTES PAYABLE

Notes payable as of December 31, 2023 and 2022 consisted of the following:

	December 31, 2023	December 31, 2022
Vehicle loans	$389,226	$230,235
6% Amortizing promissory note	562,411	465,805
6% Subordinated promissory notes	500,000	-
Purchase and sale of future revenues loan	1,807,800	-
20% OID subordinated promissory notes	3,125,000	-
Total notes payable	6,384,437	-
Less: debt discounts	(3,534,561)	-
Total notes payable, net	$2,849,876	$696,040

Current portion of notes payable, net	$2,575,730	$551,210
Notes payable, net of current portion	$274,146	$144,830

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

6% Amortizing Promissory Note

On July 29, 2020, 1847 Asien entered into a securities purchase agreement with Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as trustees of the Wilhelmsen Family Trust, U/D/T Dated May 1, 1992, pursuant to which 1847 Asien issued a two-year 6% amortizing promissory note in the aggregate principal amount of $1,037,500. This note is unsecured and contains customary events of default. This note was subsequently amended on multiple occasions, and pursuant to the latest amendment, the parties agreed to extend the maturity date of the note to July 30, 2023. As additional consideration for entering into the amendment, 1847 Asien agreed to pay an amendment fee of $84,362 on the maturity date. This note is currently in default.

As of December 31, 2023, the outstanding principal balance is $562,411, with an accrued interest balance of $142,883.

6% Subordinated Promissory Notes

As part of the consideration paid in the acquisition of ICU Eyewear, 1847 ICU issued the sellers 6% subordinated promissory notes in the aggregate principal amount of $500,000. The notes bear interest at the rate of 6% per annum with all principal and accrued interest being due and payable in one lump sum on February 9, 2024; provided that upon an event of default (as defined in the notes), such interest rate shall increase to 10%. 1847 ICU may prepay all or any portion of the notes at any time prior to the maturity date without premium or penalty of any kind. The notes contain customary events of default, including, without limitation, in the event of (i) non-payment, (ii) a default by 1847 ICU of any of its covenants in the notes, the agreement and plan of merger or any other agreement entered into in connection with the agreement and plan of merger, or a breach of any of the representations or warranties under such documents, (iii) the insolvency or bankruptcy of 1847 ICU or ICU Eyewear or (iv) a change of control (as defined in the notes) of 1847 ICU or ICU Eyewear. The notes are unsecured and subordinated to all senior indebtedness.

As of December 31, 2023, the total outstanding principal balance is $500,000, with an accrued interest balance of $27,083.

Purchase and Sale of Future Revenues Agreement

On March 31, 2023, the Company and its subsidiary 1847 Cabinet entered into a non-recourse funding agreement with a third-party for the sale of future revenues totaling $1,965,000 for net cash proceeds of $1,410,000. The Company is required to make weekly ACH payments in the amount of $39,300. The agreement also allows for the third-party to file UCCs securing their interest in the receivables and includes customary events of default.

The Company recorded a debt discount of $555,000, which will be amortized under the effective interest method. The Company is utilizing the prospective method to account for subsequent changes in the estimated future payments, whereby if there is a change in the estimated future cash flows, a new effective interest rate is determined based on the revised estimate of remaining cash flows. The effective interest rate was 72.4%.

On November 30, 2023, this agreement was amended to increase the sale of future revenues outstanding balance by $1,375,500 to $1,965,000 for net cash proceeds of $865,500. All other terms remained the same.

As a result of the amendment, the Company recorded a debt discount of $510,000, which will be amortized under the effective interest method. The Company is utilizing the prospective method to account for subsequent changes in the estimated future payments, whereby if there is a change in the estimated future cash flows, a new effective interest rate is determined based on the revised estimate of remaining cash flows. The effective interest rate is 65.1%.

As of December 31, 2023, the outstanding principal balance is $1,807,800, net of debt discounts of $438,916.

Private Placement of 20% OID Promissory Notes and Warrants

On August 11, 2023, the Company entered into a securities purchase agreement in a private placement transaction with certain accredited investors, pursuant to which the Company issued and sold to the investors 20% OID subordinated promissory notes in the aggregate principal amount of $3,125,000 and warrants for the purchase of an aggregate of 3,153 common shares for total cash proceeds of $2,218,000.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

The notes are due and payable on February 11, 2024. The Company may voluntarily prepay the notes in full at any time. In addition, if the Company consummates any equity or equity-linked or debt securities issuance, or enters into a loan agreement or other financing, other than certain excluded debt (as defined in the note agreement), then the Company must prepay the notes in full. The notes are unsecured and have priority over all other unsecured indebtedness of the Company, except for certain senior indebtedness (as defined in the note agreement). The notes contain customary affirmative and negative covenants and events of default for a loan of this type.

The warrants are exercisable for a period five (5) years at an exercise price of $237.90 per share (subject to adjustments as defined in the warrant agreement) and may be exercised on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of common shares upon exercise thereof.

Pursuant to the securities purchase agreement, the Company is required to hold a special meeting of its shareholders on or before the date that is sixty (60) calendar days after the date of the securities purchase agreement for the purpose of obtaining shareholder approval of the issuance of all common shares that may be issued upon conversion of the notes and exercise of the warrants in accordance with NYSE American rules (the “Shareholder Approval”). In connection with the securities purchase agreement, the Company also entered into a registration rights agreement with the investors, pursuant to which the Company agreed to file a registration statement to register all common shares underlying the notes and the warrants under the Securities Act of 1933, as amended, within fifteen (15) days following an event of default and use its best efforts to cause such registration statement to be declared effective within ninety (90) days after the filing thereof. If the Company fails to meet these deadlines or comply with certain other requirements in the registration rights agreement, then on each date that the Company fails to comply, and on each monthly anniversary thereof, the Company shall pay to each investor an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.0% of the aggregate subscription amount paid by such investor pursuant to the securities purchase agreement, subject to an aggregate cap of 10%. If the Company fails to pay any of these amounts in full within seven (7) days after the date payable, the Company must pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law).

Spartan Capital Securities, LLC (“Spartan”) acted as placement agent in connection with the securities purchase agreement and received (i) a cash transaction fee equal to 6% of the aggregate gross proceeds, (ii) a non-accountable and non-reimbursable due diligence and expense fee equal to 1% of the aggregate gross proceeds and (iii) a warrant for the purchase of a number of common shares equal to eight percent (8%) of the number common shares issuable upon conversion of the notes and exercise of the warrants at an exercise price of $261.69 per share (subject to adjustments as defined in the warrant agreement), resulting in the issuance of a warrant for 6,663 common shares. The warrant is exercisable at any time six months after the date of issuance and until the fifth anniversary thereof.

Subject to Shareholder Approval, the notes are convertible into common shares at the option of the holders at any time on or following the date that an event of default (as defined in the note agreement) occurs at a conversion price equal to 90% of the lowest volume weighted average price of the Company’s common shares on any trading day during the five (5) trading days prior to the conversion date; provided that such conversion price shall not be less than $39.00 per share. The conversion price of the notes is subject to standard adjustments, including a price-based adjustment in the event that the Company issues any common shares or other securities convertible into or exercisable for common shares at an effective price per share that is lower than the conversion price, subject to certain exceptions.

The Company evaluated the embedded features within these promissory notes in accordance with ASC 480 and ASC 815. The Company determined that the embedded features, specifically (i) the default penalty of 40% on outstanding principal, and (ii) the conversion option into common shares at 90% of the lowest volume weighted average price for the common shares on the Company’s principal trading market (the “VWAP”) in the five days preceding conversion, subject to a $39.00 floor price, constitute derivative liabilities. These features, arising from default provisions not within the Company’s control, including the contingent interest feature and the contingent conversion (deemed redemption) feature, meet the definition of a derivative and do not qualify for derivative accounting exemptions. Consequently, these embedded features are bifurcated from the debt host and recognized as a single derivative liability.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

The initial fair value of the derivative liabilities was determined using a Monte Carlo Simulation valuation model, considering various potential outcomes and scenarios. The model used the following assumptions: (i) dividend yield of 0%; (ii) expected volatility of 145.37%; (iii) risk-free interest rate of 5.37%; (iv) maximum term of one year; (v) estimated fair value of the common shares of $240.76 per share; and (vi) various probability assumptions. Subsequent changes in fair value are recognized in the statement of operations each reporting period. The issuance costs for the promissory notes, along with the allocated fair values of both the warrants and the bifurcated embedded derivative liability, have been collectively treated as a debt discount. This discount is being amortized to interest expense over the term of the promissory notes using the effective interest method.

As of December 31, 2023, the total outstanding principal balance is $29,355, net of debt discounts of $3,095,645.

Vehicle Loans

The Company has financed purchases of vehicles with notes payable, which are secured by the vehicles purchased. These notes have five to six-year terms and interest rates ranging from 3.74% to 9.94%. As of December 31, 2023, the total outstanding balance is $389,226.

Estimated future minimum principal payments of notes payable for the next five years consists of the following as of December 31, 2023:

Year Ending December 31,	Amount
2024	$6,110,291
2025	105,068
2026	75,485
2027	62,699
2028	30,894
Total payments	$6,384,437

NOTE 14—CONVERTIBLE NOTES PAYABLE

Convertible notes payable as of December 31, 2023 and 2022 consisted of the following:

	December 31, 2023	December 31, 2022
Secured convertible promissory notes	$24,860,000	$24,860,000
6% subordinated convertible promissory notes	2,520,346	2,520,346
Private placements of convertible promissory notes	1,222,408	-
Total convertible notes payable	28,602,754	27,380,346
Less: debt discounts	(1,936,534)	(2,712,547)
Total convertible notes payable, net	$26,666,220	$24,667,799

Current portion of convertible notes payable, net	$3,614,142	$-
Convertible notes payable, net of current portion	$23,052,078	$24,667,799

Secured Convertible Promissory Notes

On October 8, 2021, the Company and each of its subsidiaries 1847 Asien, 1847 Wolo, and 1847 Cabinet (collectively, the “Guarantors”) entered into a note purchase agreement with two institutional investors, pursuant to which the Company issued to these purchasers secured convertible promissory notes in the aggregate principal amount of $24,860,000. The notes contain an aggregate original issue discount of $497,200. As a result, the total purchase price was $24,362,800. After payment of expenses of $617,825, the Company received net proceeds of $23,744,975, of which $10,687,500 was used to fund the cash portion of the purchase price for the acquisition of High Mountain and Innovative Cabinets. In addition, as consideration for the financing, the Company granted the financing agent 14,424 warrants with a fair value of $956,526 and 7.5% interest in High Mountain and Innovative Cabinets which had a fair value of $1,146,803. The agent fees were reflected as a discount against the convertible note payable with the warrants being included in additional paid in capital and the equity interest being included within noncontrolling interest on the consolidated balance sheet.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

The notes bear interest at a rate per annum equal to the greater of (i) 4.75% plus the U.S. Prime Rate that appears in The Wall Street Journal from time to time or (ii) 8%; provided that, upon an event of default (as defined in the note agreement), such rate shall increase to 24% or the maximum legal rate. Payments of interest only, computed at such rate on the outstanding principal amount, will be due and payable quarterly in arrears commencing on January 1, 2022 and continuing on the first day of each calendar quarter thereafter through and including the maturity date, October 8, 2026.

The Company may voluntarily prepay the notes in whole or in part upon payment of a prepayment fee in an amount equal to 10% of the principal and interest paid in connection with such prepayment. In addition, immediately upon receipt by the Company or any subsidiary of any proceeds from any issuance of indebtedness (other than certain permitted indebtedness), any proceeds of any sale or disposition by the Company or any subsidiary of any of the collateral or any of its respective assets (other than asset sales or dispositions in the ordinary course of business which are permitted by the note purchase agreement), or any proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, the Company must prepay the notes in an amount equal to all such proceeds, net of reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Company or a subsidiary in connection therewith (in each case, paid to non-affiliates).

The holders of the notes may, in their sole discretion, elect to convert any outstanding and unpaid principal portion of the notes, and any accrued but unpaid interest on such portion, into common shares at an adjusted conversion price equal to $35.88 per share (subject to adjustments as defined in the note agreement); provided that the notes contain certain beneficial ownership limitations.

The note purchase agreement and the notes contain customary representations, warranties, affirmative and negative financial and other covenants and events of default for loans of this type. The notes are guaranteed by each of the Guarantors and are secured by a first priority security interest in all of the assets of the Company and the Guarantors.

As of December 31, 2023, the total outstanding principal balance is $23,052,078, net of debt discounts of $1,807,922, with an accrued interest balance of $881,711.

6% Subordinated Convertible Promissory Notes

On October 8, 2021, 1847 Cabinet issued 6% subordinated convertible promissory notes in the aggregate principal amount of $5,880,345 to Steven J. Parkey and Jose D. Garcia-Rendon, the sellers of High Mountain and Innovative Cabinets. On July 26, 2022, the Company entered into a conversion agreement with Steven J. Parkey and Jose D. Garcia-Rendon, pursuant to which they agreed to convert an aggregate of $3,360,000 of the notes into an aggregate of 615 common shares at a conversion price of $5,460 per share. As a result, the Company recognized a loss on extinguishment of debt of $1,280,000.

The notes bear interest at a rate of six percent (6%) per annum and are due and payable on October 8, 2024; provided that upon an event of default (as defined in the note agreement), such interest rate shall increase to ten percent (10%) per annum. 1847 Cabinet may prepay the notes in whole or in part, without penalty or premium, upon ten (10) business days prior written notice to the holders of the notes.

On October 8, 2021, the Company entered into an exchange agreement with the holders, pursuant to which the Company granted them the right to exchange all of the principal amount and accrued but unpaid interest under the notes or any portion thereof for a number of common shares to be determined by dividing the amount to be converted by an exchange price equal to the higher of (i) the 30-day volume weighted average price for the common shares on the primary national securities exchange or over-the-counter market on which the common shares are traded over the thirty (30) trading days immediately prior to the applicable exchange date or (ii) $13,000 (subject to adjustments as defined in the note agreement).

The notes contain customary events of default, including in the event of a default under the secured convertible promissory notes described above. The rights of the holders to receive payments under the notes are subordinated to the rights of the purchasers under secured convertible promissory notes described above.

As of December 31, 2023, the outstanding total principal balance is $2,391,734, net of debt discounts of $128,612, with an accrued interest balance of $534,750.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Private Placements of Convertible Promissory Notes and Warrants

On July 8, 2022, the Company entered into securities purchase agreement with one accredited investor, Mast Hill Fund, L.P. (“Mast Hill”), pursuant to which the Company issued to such investor (i) a promissory note in the principal amount of $600,000 and (ii) five-year warrants for the purchase of an aggregate of 77 common shares at an exercise price of $7,800 per share (subject to adjustments as defined in the warrant agreement) for total net cash proceeds of $499,600. As additional consideration, the Company issued a three-year warrant to J.H. Darbie & Co (the broker) for the purchase of 3 common shares at an adjusted exercise price of $466.44 per share (subject to adjustments as defined in the warrant agreement). On August 10, 2022, the promissory note was repaid in full.

On February 3, 2023, the Company entered into securities purchase agreements with two accredited investors, Mast Hill and Leonite Fund I, LP (“Leonite”), pursuant to which the Company issued to such investors (i) promissory notes in the aggregate principal amount of $604,000 and (ii) five-year warrants for the purchase of an aggregate of 97 common shares at an adjusted exercise price of $35.88 per share (subject to adjustments as defined in the warrant agreement) for total cash proceeds of $540,000. As additional consideration, the Company issued an aggregate of 97 common shares to the investors as a commitment fee. Additionally, the Company issued a five-year warrant to J.H. Darbie & Co (the broker) for the purchase of 1 common shares at an adjusted exercise price of $35.88 per share (subject to adjustments as defined in the warrant agreement).

On February 9, 2023, the Company entered into securities purchase agreements with two accredited investors, Mast Hill and Leonite, pursuant to which the Company issued to such investors (i) promissory notes in the aggregate principal amount of $2,557,575 and (ii) five-year warrants for the purchase of an aggregate of 410 common shares at an adjusted exercise price of $35.88 per share (subject to adjustments as defined in the warrant agreement) for total cash proceeds of $2,271,818. As additional consideration, the Company issued 223 common shares to Mast Hill and issued to Leonite a five-year warrant for the purchase of 187 common shares at an exercise price of $13.00 per share (subject to adjustments as defined in the warrant agreement), which were issued as a commitment fee. Additionally, the Company issued a five-year warrant to J.H. Darbie & Co (the broker) for the purchase of 10 common shares at an adjusted exercise price of $35.88 per share (subject to adjustments as defined in the warrant agreement).

On February 22, 2023, the Company entered into securities purchase agreement with one accredited investor, Mast Hill, pursuant to which the Company issued to such investor (i) a promissory note in the principal amount of $878,000 and (ii) five-year warrants for the purchase of an aggregate of 141 common shares at an adjusted exercise price of $35.88 per share (subject to adjustments as defined in the warrant agreement) for total cash proceeds of $737,700. As additional consideration, the Company issued a five-year warrant for the purchase of 153 common shares at an exercise price of $13.00 per share (subject to adjustments as defined in the warrant agreement) to the investor as a commitment fee. Additionally, the Company issued a five-year warrant to J.H. Darbie & Co (the broker) for the purchase of 6 common shares at an adjusted exercise price of $35.88 per share (subject to adjustments as defined in the warrant agreement).

These notes bear interest at a rate of 12% per annum and mature on the first anniversary of the date of issuance; provided that any principal amount or interest which is not paid when due shall bear interest at a rate of the lesser of 16% per annum or the maximum amount permitted by law from the due date thereof until the same is paid. The notes require monthly payments of principal and interest commencing in May 2023. The Company may voluntarily prepay the outstanding principal amount and accrued interest of each note in whole upon payment of certain prepayment fees. In addition, if at any time the Company receives cash proceeds from any source or series of related or unrelated sources, including, but not limited to, the issuance of equity or debt, the exercise of outstanding warrants, the issuance of securities pursuant to an equity line of credit (as defined in the note agreement) or the sale of assets outside of the ordinary course of business, each holder shall have the right in its sole discretion to require the Company to immediately apply up to 50% of such proceeds to repay all or any portion of the outstanding principal amount and interest then due under the notes. The notes are unsecured and have priority over all other unsecured indebtedness. The notes contain customary affirmative and negative covenants and events of default for a loan of this type.

The notes become convertible into common shares at the option of the holders at any time on or following the date that an event of default (as defined in the note agreement) occurs under the notes at a conversion price equal the lower of (i) $5,460 per share (subject to adjustments as defined in the note agreement) and (ii) 80% of the lowest volume weighted average price of the common shares on any trading day during the five (5) trading days prior to the conversion date; provided that such conversion price shall not be less than $39.00 per share (subject to adjustment).

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

The Company evaluated the embedded features within these notes in accordance with ASC 480 and ASC 815. The Company determined that the embedded features, specifically (i) the default penalty of 15% on outstanding principal and accrued interest, and (ii) the conversion option into common shares at the lower of $5,460 per share or 80% of the lowest VWAP in the five days preceding conversion, subject to a $39.00 floor price, constitute derivative liabilities. These features, arising from default provisions not within the Company’s control, including the contingent interest feature and the contingent conversion (deemed redemption) feature, meet the definition of a derivative and do not qualify for derivative accounting exemptions. Consequently, these embedded features are bifurcated from the debt host and recognized as a single derivative liability.

The initial fair value of the derivative liabilities was determined using a Monte Carlo Simulation valuation model, considering various potential outcomes and scenarios. The model used the following assumptions: (i) dividend yield of 0%; (ii) expected volatility of 160.45%; (iii) risk-free interest rate of 4.68%; (iv) maximum term of one year; (v) estimated fair value of the common shares of $2,509 per share; and (vi) various probability assumptions. Subsequent changes in fair value are recognized in the statement of operations each reporting period. The issuance costs for the promissory notes, along with the allocated fair values of both the warrants and the bifurcated embedded derivative liability, have been collectively treated as a debt discount. This discount is being amortized to interest expense over the term of the promissory notes using the effective interest method.

On August 4, 2023, the Company received notices from Mast Hill and Leonite that an event of default had occurred under the notes issued on February 3, 2023 for failure to make certain payments when due. Mast Hill and Leonite agreed in writing that they would not require any payments in cash for the over-due amounts or accelerate the payments due under the notes for a period of 60 days. Since an event of default occurred, Mast Hill and Leonite have the right to convert the notes, including the over-due amounts, penalties and fees, into common shares at their election. On August 4, 2023, Mast Hill converted its note in full into 426 common shares, which conversion amount included $91,174 of principal, interest and certain penalties and fees. In August 2023, Leonite converted its note in full into 3,691 common shares, which conversion amount included $730,814 of principal, interest and certain penalties and fees.

On August 9, 2023, the Company received notices from Mast Hill and Leonite that an event of default had occurred under the notes issued on February 9, 2023 for failure to make certain payments when due. Mast Hill and Leonite agreed in writing that they would not require any payments in cash for the over-due amounts or accelerate the payments due under the notes for a period of 60 days. Since an event of default occurred, Mast Hill and Leonite have the right to convert the notes, including the over-due amounts, penalties and fees, into common shares at their election. In August 2023, Mast Hill converted a portion of its note into 7,746 common shares, which conversion amount included $1,002,556 of principal, interest and certain penalties and fees. In August and December 2023, Leonite converted a portion of its note into 17,081 common shares, which conversion amount included $1,536,582 of principal, interest and certain penalties and fees.

On August 31, 2023, the Company, Mast Hill and Leonite entered into amendments to the notes issued on February 9, 2023 and February 22, 2023, pursuant to which the parties agreed to extend the maturity date of these remaining notes to August 31, 2024 and the Company agreed to make monthly payments commencing on September 30, 2023, as further described in the amendments. Mast Hill and Leonite have also agreed not to convert any portion of the remaining notes as long as the Company makes these payments on time or receives approval from the Company to do so. As additional consideration for the amendments, the Company agreed to pay Mast Hill and Leonite an amendment fee equal to 10% of the principal amounts of the remaining notes.

As of December 31, 2023, the total outstanding principal balance of these notes is $1,222,408, with an accrued interest balance of $45,956.

Estimated future minimum principal payments of convertible notes payable for the next five years consists of the following as of December 31, 2023:

Year Ending December 31,	Amount
2024	$3,742,754
2025	-
2026	24,860,000
Total payments	$28,602,754

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 15—RELATED PARTIES

Related Party Note

Related party note payable as of December 31, 2023 and 2022 consisted of the following:

	December 31, 2023	December 31, 2022
Related party promissory note	$578,290	$362,779

Current portion of related party note payable	$578,290	$362,779
Related party note payable, net of current portion	$-	$-

On September 30, 2020, a portion of the purchase price for the acquisition of Kyle’s was paid by the issuance of a promissory note by 1847 Cabinet to Stephen Mallatt, Jr. and Rita Mallatt, who are officers of Kyle’s, in the principal amount of $1,260,000. Payment of the principal and accrued interest on the note was subject to vesting. On July 26, 2022, the Company and 1847 Cabinet entered into a conversion agreement with Stephen Mallatt, Jr. and Rita Mallatt, pursuant to which they agreed to convert $797,221 of the vesting note into 146 common shares at a conversion price of $5,460 per share. As a result, the Company recognized a loss on extinguishment of debt of $303,706.

The note was subsequently amended on multiple occasions. Pursuant to the latest amendment, the parties agreed to extend the maturity date of the note to July 30, 2023. As additional consideration for entering into the amendment, 1847 Cabinet agreed to pay an amendment fee of $76,784 on the maturity date. This note is currently in default.

As of December 31, 2023, the outstanding principal balance is $578,290, with an accrued interest balance of $21,528.

Management Services Agreements

On April 15, 2013, the Company and the Manager entered into a management services agreement, pursuant to which the Company is required to pay the Manager a quarterly management fee equal to 0.5% of its adjusted net assets for services performed (the “Parent Management Fee”). The amount of the Parent Management Fee with respect to any fiscal quarter is (i) reduced by the aggregate amount of any management fees received by the Manager under any offsetting management services agreements with respect to such fiscal quarter, (ii) reduced (or increased) by the amount of any over-paid (or under-paid) Parent Management Fees received by (or owed to) the Manager as of the end of such fiscal quarter, and (iii) increased by the amount of any outstanding accrued and unpaid Parent Management Fees. The Company expensed $0 in Parent Management Fees for the years ended December 31, 2023 and 2022.

On May 28, 2020, 1847 Asien entered into an offsetting management services agreement with the Manager. Pursuant to the management services agreement, the Manager will provide certain services to 1847 Asien in exchange for a quarterly management fee. This fee will be the greater of $75,000 or 2% of adjusted net assets (as defined within the management services agreement). 1847 Asien expensed management fees of $300,000 for the years ended December 31, 2023 and 2022.

On August 21, 2020, 1847 Cabinet entered into an offsetting management services agreement with the Manager, which was amended on October 8, 2021. Pursuant to the amended management services agreement, the Manager will provide certain services to 1847 Cabinet in exchange for a quarterly management fee. This fee will be the greater of $125,000 or 2% of adjusted net assets (as defined within the amended management services agreement). 1847 Cabinet expensed management fees of $500,000 for the years ended December 31, 2023 and 2022.

On March 30, 2021, 1847 Wolo entered into an offsetting management services agreement with the Manager. Pursuant to the management services agreement, the Manager will provide certain services to 1847 Wolo in exchange for a quarterly management fee. This fee will be the greater of $75,000 or 2% of adjusted net assets (as defined within the management services agreement). 1847 Wolo expensed management fees of $300,000 for the years ended December 31, 2023 and 2022.

On February 9, 2023, 1847 ICU entered into an offsetting management services agreement with the Manager. Pursuant to the management services agreement, the Manager will provide certain services to 1847 ICU in exchange for a quarterly management fee. This fee will be the greater of $75,000 or 2% of adjusted net assets (as defined within the management services agreement). 1847 ICU expensed management fees of $225,000 for the years ended December 31, 2023.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

In addition, if the aggregate amount of management fees paid or to be paid to the Manager under the offsetting management services agreements, exceeds, or is expected to exceed, 9.5% of the Company’s gross income in any fiscal year or the Parent Management Fee in any fiscal quarter, then the management fee to be paid by such entities shall be reduced, on a pro rata basis determined by reference to the other management fees to be paid to the Manager under other offsetting management services agreements.

On a consolidated basis, the Company expensed total management fees of $1,325,000 and $1,100,000 for the years ended December 31, 2023 and 2022, respectively.

Manager’s Profit Allocation

The Manager owns 100% of the allocation shares of the Company which represent the original equity interest in the Company. As a holder of the allocation shares, the Manager is entitled to receive a 20% profit allocation as a form of preferred distribution, pursuant to a profit allocation formula upon the occurrence of certain events. Generally, the distribution of the profit allocation is paid upon the occurrence of the sale of a material amount of capital stock or assets of one of the Company’s businesses, including if the Company distributes its equity ownership in a subsidiary to the Company’s shareholders in a spin-off or similar transaction (a “Sale Event”), or, at the option of the Manager, at the five-year anniversary date of the acquisition of one of the Company’s businesses (a “Holding Event”). The calculation of the profit allocation and the rights of the Manager, as the holder of the allocation shares, are governed by the operating agreement. The Company records distributions of the profit allocation to the holders upon occurrence of a Sale Event or Holding Event as dividends declared on allocation interests to shareholders’ equity when they are approved by the Company’s board of directors.

The last occurrence of profit allocation distribution to the Manager by the Company was during the fourth quarter of 2020, concurrent with the spin-off of a former subsidiary. Following the profit allocation distribution to the Manager, the board of directors identified a need to adjust the distribution to the Manger, which resulted in the recognition of a $2 million distribution receivable from the Manager within shareholders’ equity, with repayment anticipated upon the occurrence of the next qualified profit allocation distribution event (the “Distribution Receivable”).

On April 23, 2024, the Company and the Manager entered into a letter agreement regarding the timing of payment of the Distribution Receivable, pursuant to which the parties agreed to treat the Distribution Receivable as a $2,000,000, plus interest accrued thereon at a non-compounding rate equal to the applicable federal rate, unqualified obligation of the Manager to be repaid as a credit against all future profit allocations resulting from both a Sale Event and a Holding Event payable to the Manager, all until the Distribution Receivable is fully paid, provided that, if the Distribution Receivable is not fully paid by the application of such credit or otherwise by the first to occur of (i) December 31, 2024 and (ii) the date of the sale of all or substantially all the assets (in a transaction of any form) or the liquidation, dissolution or winding up, voluntary or involuntary, of either party, then upon such date the unpaid balance shall be immediately due, payable and paid by the Manager.

Advances

From time to time, the Company has received advances from its chief executive officer to meet short-term working capital needs. As of December 31, 2023 and 2022, a total of $118,834 in advances from related parties are outstanding. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

As of December 31, 2023 and 2022, the Manager has funded the Company $74,928 in related party advances. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

Building Lease

On September 1, 2020, Kyle’s entered into an industrial lease agreement with Stephen Mallatt, Jr. and Rita Mallatt, who are officers of Kyle’s. The lease is for a term of five years, with an option for a renewal term of five years and provides for a base rent of $7,000 per month for the first 12 months, which will increase to $7,210 for months 13-16 and to $7,426 for months 37-60. In addition, Kyle’s is responsible for all taxes, insurance and certain operating costs during the lease term.

During the years ended December 31, 2023 and 2022, the Company expensed $87,106 under this related party lease.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 16—CONVERTIBLE PREFERRED SHARES

Series A Senior Convertible Preferred Shares

On September 30, 2020, the Company executed a share designation, which was amended on November 20, 2020, March 26, 2021 and September 29, 2021, to designate 4,450,460 of its shares as series A senior convertible preferred shares. The following is a description of the rights of the series A senior convertible preferred shares.

Ranking. The series A senior convertible preferred shares rank, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common shares, allocation shares, and each other class or series that is not expressly made senior to or on parity with the series A senior convertible preferred shares; (ii) on parity with the series B senior convertible preferred shares and each other class or series that is not expressly subordinated or made senior to the series A senior convertible preferred shares; and (iii) junior to all indebtedness and other liabilities with respect to assets available to satisfy claims against the Company and each other class or series that is expressly made senior to the series A senior convertible preferred shares.

Dividend Rights. Holders of series A senior convertible preferred shares are entitled to dividends at a rate per annum of 24.0% of the stated value ($2.20 per share, subject to adjustment). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date in cash or common shares at the Company’s discretion. Dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the VWAP during the five (5) trading days immediately prior to the applicable dividend payment date; provided, however, that if the common shares are not registered, and Rule 144 rulemaking referred to below is effective on the payment date, the dividends payable in common shares shall be calculated based upon the fixed price of $1.57 per share; provided further, that the Company may only elect to pay dividends in common shares based upon such fixed price if the VWAP for the five (5) trading days immediately prior to the applicable dividend payment date is $1.57 or higher.

Liquidation Rights. Subject to the rights of creditors and the holders of any senior securities or parity securities (in each case, as defined in the share designation), upon any liquidation of the Company or its subsidiaries, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of securities that are junior to the series A senior convertible preferred shares as to the distribution of assets on any liquidation of the Company, including the common shares and allocation shares, each holder of outstanding series A senior convertible preferred shares shall be entitled to receive an amount of cash equal to 115% of the stated value plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders. If, upon any liquidation, the assets, or proceeds thereof, distributable among the holders of the series A senior convertible preferred shares shall be insufficient to pay in full the preferential amount payable to the holders of the series A senior convertible preferred shares and liquidating payments on any other shares of any class or series of parity securities as to the distribution of assets on any liquidation, then such assets, or the proceeds thereof, shall be distributed among the holders of series A senior convertible preferred shares and any such other parity securities ratably in accordance with the respective amounts that would be payable on such series A senior convertible preferred shares and any such other parity securities if all amounts payable thereon were paid in full.

Voting Rights. The series A senior convertible preferred shares do not have any voting rights; provided that, so long as any series A senior convertible preferred shares are outstanding, the affirmative vote of holders of a majority of series A senior convertible preferred shares, which majority must include Leonite Capital LLC so long as it holds any series A senior convertible preferred shares (the “Requisite Holders”), voting as a separate class, shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the share designation. In addition, so long as any series A senior convertible preferred shares are outstanding, the affirmative vote of the Requisite Holders shall be required prior to the creation or issuance by the Company or by its subsidiaries Kyle’s and Wolo of (i) any parity securities; (ii) any senior securities; and (iii) any new indebtedness other than (A) intercompany indebtedness by Kyle’s or Wolo in favor of the Company, (B) indebtedness incurred in favor of the sellers of Kyle’s or Wolo in connection with the acquisition of Kyle’s or Wolo, or (C) indebtedness (or the refinancing of such indebtedness) the proceeds of which are used to complete the acquisition of Kyle’s or Wolo related expenses or working capital to operate the business of Kyle’s or Wolo. Notwithstanding the foregoing, this shall not apply to any financing transaction the use of proceeds of which will be used to redeem the series A senior convertible preferred shares and the warrants issued in connection therewith.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Conversion Rights. Each series A senior convertible preferred share, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable common shares determined by dividing the stated value ($2.20 per share), plus the value of the accrued, but unpaid, dividends thereon, by a conversion price of $9,100 per share (subject to adjustment); provided that in no event shall the holder of any series A senior convertible preferred shares be entitled to convert any number of series A senior convertible preferred shares that upon conversion the sum of (i) the number of common shares beneficially owned by the holder and its affiliates and (ii) the number of common shares issuable upon the conversion of the series A senior convertible preferred shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common shares. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to the Company.

Redemption Rights. The Company may redeem in whole, or upon the written consent of the Requisite Holders and in the manner provided for in such written consent, in part, the series A senior convertible preferred shares by paying in cash therefore a sum equal to 115% of the stated value plus the amount of accrued and unpaid plus any other amounts due pursuant to the terms of the series A senior convertible preferred shares.

Adjustments. The share designation contains standard adjustments to the conversion price in the event of any share splits, share combinations, share reclassifications, dividends paid in common shares, sales of substantially all of the Company’s assets, mergers, consolidations or similar transactions. In addition, the share designation provides that if, but only if, the Requisite Holders provide the Company with at least ten (10) business day’s prior written notice, then, from and after the date of such notice, the stated dividend rate, the stated value and the conversion price shall automatically adjust as follows:

●	On the first day of the 12th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by five percent (5.0%) per annum and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date.

●	On the first day of the 24th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date. On June 15, 2023, the Requisite Holders provided notice that the stated dividend rate increased from 14% to 24% of the stated value and the stated value increased from $2.00 to $2.20.

●	On the first day of the 36th month following the issuance date of any series A senior convertible preferred shares, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding the third adjustment date. On March 31, 2024, the stated dividend rate increased from 24% to 29% of the stated value and the stated value increased from $2.20 to $2.42.

Notwithstanding the foregoing, the conversion price for purposes of the adjustments above shall not be adjusted to a number that is below $39.00 per share (subject to adjustment). In addition, if any legislation or rules are adopted whereby the holding period of securities for purposes of Rule 144 of the Securities Act of 1933, as amended, for convertible securities that convert at market-adjusted rates is increased resulting in a longer holding period for convertible securities like the series A senior convertible preferred shares and the unavailability at the time of conversion of Rule 144, the pricing provisions that are based upon the lowest VWAP of the previous ten (10) trading days immediately preceding the relevant adjustment date shall be removed unless the common shares issuable upon conversion are then registered under an effective registration statement.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Additional Equity Interest. On the third adjustment date set forth above, the Company is required to cause Kyle’s and Wolo to issue to the holders of series A senior convertible preferred shares, on a pro rata basis, a ten percent (10%) equity stake Kyle’s and/or Wolo. The holders of series A senior convertible preferred shares issued in connection with the financing to complete the acquisition of Kyle’s shall receive the equity stake in Kyle’s and the holders of series A senior convertible preferred shares issued in connection with the financing to complete the acquisition of Wolo shall receive the equity stake in Wolo. The Company is required to cause Kyle’s and Wolo to grant to the holders of the series A senior convertible preferred shares upon the issuance to them of such equity interest a right to receive an additional number of shares of common stock of Kyle’s or Wolo if Kyle’s or Wolo issues to any third-party equity securities at a price below the acquisition price (as defined below). Such additional number of shares of common stock of Kyle’s or Wolo to be issued in such instance shall be equal to a number of shares of common stock of Kyle’s or Wolo which, when added to the number of shares of common stock of Kyle’s or Wolo constituting the initial additional equity interest, would be equal to the total number of shares of common stock which would have been issued to a holder of series A senior convertible preferred shares if the price per share of common stock of Kyle’s or Wolo was equivalent to the price per equity security paid by such third-party in Kyle’s or Wolo. For purposes of this provision, “acquisition price” means the price per share of Kyle’s and Wolo that was paid by the Company upon the acquisition of Kyle’s and Wolo, respectively.

Most Favored Nations. The securities purchase agreement relating to the issuance of the series A senior convertible preferred shares contains a standard most favored nations provision which provides that, unless otherwise agreed to by the holders of a majority of the then outstanding series A senior convertible preferred shares, upon any issuance of (or announcement of intent to effect an issuance of) any security, or amendment to (or announcement of intent to effect an amendment to) any security, by the Company with any term that any holder of series A senior convertible preferred shares reasonably believes is more favorable to the holder of such security than to the holder of the series A senior convertible preferred shares then (i) the Company shall notify the holder of series A senior convertible preferred shares of such additional or more favorable term within five (5) business days of the new issuance and/or amendment of the respective security, which notice may include the filing of a current report on Form 8-K that discloses the issuance of such new security, and (ii) such term, the holder’s option, shall become a part of the transaction documents with the holder of the series A senior convertible preferred shares. The types of terms contained in another security that may be more favorable to the purchaser of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage. The holders of the series A senior convertible preferred shares have used this provision to reduce the conversion price on multiple occasions.

During the years ended December 31, 2023 and 2022, the Company accrued series A preferred share dividends of $347,157 and $590,162, respectively. During the year ended December 31, 2023, the Company settled $434,629 of previously accrued dividends through the issuance of 1,803 common shares.

During the year ended December 31, 2023, 1,367,273 shares of series A senior convertible preferred shares were converted into 12,366 common shares. During the year ended December 31, 2022, 133,333 shares of series A senior convertible preferred shares were converted into 30 common shares and the Company redeemed 90,909 series A senior convertible preferred shares for a total redemption price of $209,091.

On May 15, 2023, the Company entered into amendments to the securities purchase agreements relating to the series A senior convertible preferred shares, pursuant to which the securities purchase agreements were amended to include a provision giving the Company to option to force the exercise of warrants issued pursuant to such securities purchase agreements for the issuance of a number of common shares equal to the quotient of (i) eighty percent (80%) of the Black Scholes Value of the warrants divided by (ii) the applicable exercise price of the warrants.

As of December 31, 2023 and 2022, the Company had 226,667 and 1,593,940 shares of series A senior convertible preferred shares issued and outstanding, respectively.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Series B Senior Convertible Preferred Shares

On February 17, 2022, the Company executed a share designation to designate 583,334 of its shares as series B senior convertible preferred shares. The following is a description of the rights of the series B senior convertible preferred shares.

Ranking. The series B senior convertible preferred shares rank, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common shares, allocation shares, and each other class or series that is not expressly made senior to or on parity with the series B senior convertible preferred shares; (ii) on parity with the series A senior convertible preferred shares and each other class or series that is not expressly subordinated or made senior to the series A senior convertible preferred shares; and (iii) junior to all indebtedness and other liabilities with respect to assets available to satisfy claims against the Company and each other class or series that is expressly made senior to the series B senior convertible preferred shares.

Dividend Rights. Holders of series B senior convertible preferred shares are entitled to dividends at a rate per annum of 19.0% of the stated value ($3.00 per share, subject to adjustment). Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date in cash or common shares at the Company’s discretion. Dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the VWAP during the five (5) trading days immediately prior to the applicable dividend payment date; provided, however, that if the common shares are not registered, and rulemaking regarding the Rule 144 holding period referred to below is effective on the payment date, the dividends payable in common shares shall be calculated based upon the fixed price of $2.70 per share; provided further, that the Company may only elect to pay dividends in common shares based upon such fixed price if the VWAP for the five (5) trading days immediately prior to the applicable dividend payment date is $2.70 or higher.

Liquidation Rights. Subject to the rights of creditors and the holders of any senior securities or parity securities (in each case, as defined in the share designation), upon any liquidation of the Company or its subsidiaries, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of securities that are junior to the series B senior convertible preferred shares as to the distribution of assets on any liquidation of the Company, including the common shares and allocation shares, each holder of outstanding series B senior convertible preferred shares shall be entitled to receive an amount of cash equal to 115% of the stated value plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders. If, upon any liquidation, the assets, or proceeds thereof, distributable among the holders of the series B senior convertible preferred shares shall be insufficient to pay in full the preferential amount payable to the holders of the series B senior convertible preferred shares and liquidating payments on any other shares of any class or series of parity securities as to the distribution of assets on any liquidation, then such assets, or the proceeds thereof, shall be distributed among the holders of series B senior convertible preferred shares and any such other parity securities ratably in accordance with the respective amounts that would be payable on such series B senior convertible preferred shares and any such other parity securities if all amounts payable thereon were paid in full.

Voting Rights. The series B senior convertible preferred shares do not have any voting rights; provided that, so long as any series B senior convertible preferred shares are outstanding, the affirmative vote of holders of a majority of series B senior convertible preferred shares, voting as a separate class, shall be necessary for approving, effecting or validating (i) any amendment, alteration or repeal of any of the provisions of the share designation or (ii) the Company’s creation or issuance of any parity securities or any senior securities. Notwithstanding the foregoing, such vote of the holders shall not be required in connection with the issuance of parity securities or senior securities if, and so long as, the proceeds resulting from the issuance of such securities are used to redeem in full the outstanding series B senior convertible preferred shares.

Conversion Rights. Each series B senior convertible preferred share, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable common shares determined by dividing the stated value ($3.00 per share), plus the value of the accrued, but unpaid, dividends thereon, by the conversion price of $15,600 per share (subject to adjustments); provided that in no event shall the holder of any series B senior convertible preferred shares be entitled to convert any number of series B senior convertible preferred shares that upon conversion the sum of (i) the number of common shares beneficially owned by the holder and its affiliates and (ii) the number of common shares issuable upon the conversion of the series B senior convertible preferred shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common shares. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to the Company.

Redemption Rights. The Company may redeem in whole (but not in part) the series B senior convertible preferred shares by paying in cash therefore a sum equal to 115% of the stated value plus the amount of accrued and unpaid dividends and any other amounts due pursuant to the terms of the series B senior convertible preferred shares.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Adjustments. The share designation contains standard adjustments to the conversion price in the event of any share splits, share combinations, share reclassifications, dividends paid in common shares, sales of substantially all of the Company’s assets, mergers, consolidations or similar transactions. In addition, the share designation provides that the stated dividend rate, the stated value and the conversion price shall automatically adjust as follows:

●	On the first day of the 12th month following the issuance of the first series B senior convertible preferred share, the stated dividend rate shall automatically increase by five percent (5.0%) per annum and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date. On February 25, 2023, the stated dividend rate increased from 14% to 19% of the stated value.

●	On the first day of the 24th month following the issuance of the first series B senior convertible preferred share, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date. On February 25, 2024, the stated dividend rate increased from 19% to 24% of the stated value and the stated value increased from $3.30 to $3.30.

●	On the first day of the 36th month following the issuance of the first series B senior convertible preferred share, the stated dividend rate shall automatically increase by an additional five percent (5.0%) per annum, the stated value shall automatically increase by ten percent (10%) and the conversion price shall automatically adjust to the lower of the (i) initial conversion price and (ii) the price equal to the lowest VWAP of the ten (10) trading days immediately preceding such date.

Notwithstanding the foregoing, the conversion price for purposes of the adjustments above shall not be adjusted to a number that is below $39.00 per share (subject to adjustment). In addition, if any legislation or rules are adopted whereby the holding period of securities for purposes of Rule 144 of the Securities Act of 1933, as amended, for convertible securities that convert at market-adjusted rates is increased resulting in a longer holding period for convertible securities like the series B senior convertible preferred shares and the unavailability at the time of conversion of Rule 144, the pricing provisions that are based upon the lowest VWAP of the previous ten (10) trading days immediately preceding the relevant adjustment date shall be removed unless the common shares issuable upon conversion are then registered under an effective registration statement.

Most Favored Nations. The securities purchase agreement relating to the issuance of the series B senior convertible preferred shares contains a standard most favored nations provision which provides that, unless otherwise agreed to by the holders of a majority of the then outstanding series B senior convertible preferred shares, upon any issuance of (or announcement of intent to effect an issuance of) any security, or amendment to (or announcement of intent to effect an amendment to) any security, by the Company with any term that any holder of series B senior convertible preferred shares reasonably believes is more favorable to the holder of such security than to the holder of the series B senior convertible preferred shares then (i) the Company shall notify the holder of series B senior convertible preferred shares of such additional or more favorable term within five (5) business days of the new issuance and/or amendment of the respective security, which notice may include the filing of a current report on Form 8-K that discloses the issuance of such new security, and (ii) such term, the holder’s option, shall become a part of the transaction documents with the holder of the series B senior convertible preferred shares. The types of terms contained in another security that may be more favorable to the purchaser of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage. The holders of the series B senior convertible preferred shares have used this provision to reduce the conversion price on multiple occasions.

During the year ended December 31, 2022, the Company sold an aggregate of 481,566 units, at a price of $3.00 per unit, for aggregate gross proceeds of $1,281,000. Of this amount 58,234 units were sold to the Company’s Chief Executive Officer, Ellery W. Roberts, for aggregate gross proceeds of $174,700. The Company had total issuance costs relating to these offerings of approximately $15,000, resulting in net proceeds of $1,429,700.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Each unit consists of one (1) series B senior convertible preferred share and a three-year warrant to purchase one (1) common share at an exercise price of $15,600 per common share (subject to adjustments), which such exercise price was adjusted to $39.00 following the adjustments, and may be exercised on a cashless basis under certain circumstances. The embedded conversion options of the series B senior convertible preferred shares and warrants were clearly and closely related to the equity host and did not require bifurcation. The $1,429,700 of net proceeds were allocated on a relative fair value basis of $1,257,650 to the series B preferred shares and $172,050 to the warrants. The series B preferred shares fair value was derived using an Option Pricing Method and the warrants fair value was derived using a Monte Carlo Simulation Model.

During the years ended December 31, 2023 and 2022, the Company accrued series B preferred share dividends of $165,810 and $162,268, respectively. During the year ended December 31, 2023, the Company settled $75,722 of previously accrued dividends through the issuance of 842 common shares.

During the year ended December 31, 2023, 373,332 shares of series B senior convertible preferred shares were converted into 6,808 common shares. During the year ended December 31, 2022, the Company redeemed 16,667 series B senior convertible preferred shares for a total redemption price of $57,501.

On May 15, 2023, the Company entered into amendments to the securities purchase agreements relating to the series B senior convertible preferred shares, pursuant to which the securities purchase agreements were amended to include a provision giving the Company to option to force the exercise of warrants issued pursuant to such securities purchase agreements for the issuance of a number of common shares equal to the quotient of (i) eighty percent (80%) of the Black Scholes Value of the warrants divided by (ii) the applicable exercise price of the warrants.

As of December 31, 2023 and 2022, the Company had 91,567 and 464,899 shares of series B senior convertible preferred shares issued and outstanding, respectively.

NOTE 17—SHAREHOLDERS’ EQUITY (DEFICIT)

Allocation Shares

As of December 31, 2023 and 2022, the Company had authorized and outstanding 1,000 allocation shares. These allocation shares do not entitle the holder thereof to vote on any matter relating to the Company other than in connection with amendments to the Company’s operating agreement and in connection with certain other corporate transactions as specified in the operating agreement.

The 1,000 allocation shares are issued and outstanding and held by the Manager, which is controlled by Mr. Roberts, the Company’s chief executive officer and a principal shareholder.

Common Shares

As of December 31, 2023 and 2022, the Company was authorized to issue 500,000,000 common shares and had 142,438 and 76,371 common shares issued and outstanding, respectively.

On February 16, 2022, the Company issued 30 common shares upon the conversion of 133,333 series A senior convertible preferred shares.

On August 2, 2022, the Company entered into an underwriting agreement with Craft Capital Management LLC and R.F. Lafferty & Co. Inc., as representatives of the underwriters named on Schedule 1 thereto, relating to the Company’s public offering of common shares. Under the underwriting agreement, the Company agreed to sell 1,099 common shares to the underwriters, at a gross purchase price per share of $5,460 per share, pursuant to the Company’s registration statement on Form S-1 (File No. 333-259011) under the Securities Act of 1933, as amended. On August 5, 2022, the Company sold 1,099 common shares for total gross proceeds of $6 million. After deducting underwriting commissions and expenses, the Company received net proceeds of approximately $5.15 million.

On August 2, 2022, the Company issued an aggregate of 615 common shares upon the partial extinguishment of the 6% convertible promissory notes issued to the Sellers of High Mountain and Innovative Cabinets (as described in Note 14).

On August 2, 2022, the Company issued 146 common shares upon the partial extinguishment of the related party promissory issued to Stephen Mallatt, Jr. and Rita Mallatt (as described in Note 15).

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

On August 2, 2022, the Company issued 219 common shares to Bevilacqua PLLC, the Company’s outside securities counsel, upon the settlement of accounts payable.

On March 23, 2022, the Company declared a common share dividend of $65.00 per share, or an aggregate of $249,762 to shareholders of record as of March 31, 2022. This dividend was paid on April 15, 2022.

On July 29, 2022, the Company declared a common share dividend of $170.69 per share, or an aggregate of $337,841 to shareholders of record as of August 4, 2022. This dividend was paid on August 19, 2022.

On August 23, 2022, the Company declared a common share dividend of $170.69 per share, or an aggregate of $505,751 to shareholders of record as of September 30, 2022. This dividend was paid on October 17, 2022.

On July 3, 2023, the Company entered into a securities purchase agreement with certain purchasers and a placement agency agreement with Spartan, pursuant to which the Company agreed to issue and sell to such purchasers an aggregate of 2,958 common shares and prefunded warrants for the purchase of 4,231 common shares at an offering price of $260 per common share and $247 per pre-funded warrant, pursuant to the Company’s effective registration statement on Form S-1 (File No. 333-272057). On July 7, 2023, the closing of this offering was completed. At the closing, the purchasers prepaid the exercise price of the prefunded warrants in full. Therefore, the Company received total gross proceeds of $1,869,000. Pursuant to the placement agency agreement, Spartan received a cash transaction fee equal to 8% of the aggregate gross proceeds and reimbursement of certain out-of-pocket expenses. After deducting these and other offering expenses, the Company received net proceeds of approximately $1,494,480. All of the purchasers exercised the prefunded warrants in full either at closing or shortly thereafter and the Company issued an aggregate of 4,231 common shares upon such exercise.

On July 14, 2023, the Company entered into a securities purchase agreement with certain purchasers and a placement agency agreement with Spartan, which were amended pursuant to an amendatory agreement, dated July 18, 2023, among the Company, Spartan and such purchasers. Pursuant to the foregoing, on July 18, 2023, the Company issued and sold to such purchasers an aggregate of 3,077 common shares at a purchase price of $312 per share for total gross proceeds of $960,000, pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-269509). Spartan received a cash transaction fee equal to 8% of the aggregate gross proceeds and reimbursement of certain out-of-pocket expenses. After deducting these and other offering expenses, the Company received net proceeds of approximately $858,200.

During the year ended December 31, 2023, the Company issued an aggregate 2,645 common shares to the holders of the series A and B senior convertible preferred shares in settlement of $510,351 of accrued dividends. Pursuant to the series A and B senior convertible preferred shares designations, dividends payable in common shares shall be calculated based on a price equal to eighty percent (80%) of the volume weighted average price for the common shares on the Company’s principal trading market during the five (5) trading days immediately prior to the applicable dividend payment date.

During the year ended December 31, 2023, the Company issued an aggregate of 320 common shares to two accredited investors as a commitment fee (as described in Note 14).

During the year ended December 31, 2023, the Company issued 390 common shares upon the exercise of warrants for cash proceeds of $5,064.

During the year ended December 31, 2023, the Company issued an aggregate of 1,752 common shares upon the cashless exercise of other warrants.

During the year ended December 31, 2023, the Company issued an aggregate of 12,366 common shares upon the conversion of an aggregate of 1,367,273 series A senior convertible preferred shares.

During the year ended December 31, 2023, the Company issued an aggregate of 6,808 common shares upon the conversion of an aggregate of 373,332 series B senior convertible preferred shares.

During the year ended December 31, 2023, the Company issued an aggregate of 31,520 common shares upon the conversion of promissory notes and accrued interest (as described in Note 14).

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Warrants

Warrant Dividend Issued to Preferred Shareholders

During the year ended December 31, 2022 (as described in Note 16), the Company sold an aggregate of 481,566 units, each unit consists of one (1) series B senior convertible preferred share and a three-year warrant to purchase one (1) common share at an exercise price of $15,600 per common share (subject to adjustments), which such exercise price was adjusted to $39.00 following the adjustments, and may be exercised on a cashless basis under certain circumstances. The embedded conversion options of the series B senior convertible preferred shares and warrants were clearly and closely related to the equity host and did not require bifurcation.

Accordingly, a portion of the proceeds were allocated to the warrants and preferred shares based on their relative fair value using the Geometric Brownian Motion Stock Path Monte Carlo Simulation. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 51.81%; (iii) weighted average risk-free interest rate of 0.31%; (iv) expected life of three years; (v) estimated fair value of the common shares of $10,088 per share; (vi) exercise price of $15,600; and (vii) various probability assumptions related to redemption and down round price adjustments. The fair value of the warrants was $379,553, resulting in the amount allocated to the warrants, based on their relative fair value of $172,050, which was recorded as additional paid-in capital.

Warrant Dividend Issued to Common Shareholders

On January 3, 2023, the Company issued warrants for the purchase of 314 common shares as a dividend to common shareholders of record as of December 23, 2022, pursuant to a warrant agent agreement, dated January 3, 2023, with VStock Transfer, LLC. Each holder of common shares received a warrant to purchase one (1) common share for every ten (10) common shares owned as of the record date (with the number of shares underlying the warrant received rounded down to the nearest whole number). Each warrant represents the right to purchase common shares at an initial exercise price of $5,460 per share (subject to certain adjustments as set forth in the warrants). The Company may, at its option, voluntarily reduce the then-current exercise price to such amount and for such period or periods of time which may be through the expiration date as may be deemed appropriate by the board of directors. Cashless exercises of the warrants are not permitted. The warrants will generally be exercisable in whole or in part beginning on the later of (i) January 3, 2024 or (ii) the date that a registration statement on Form S-3 with respect to the issuance and registration of the common shares underlying the warrants has been filed with and declared effective by the SEC, and thereafter until January 3, 2026. The Company may redeem the warrants at any time in whole or in part at $0.001 per warrant (subject to equitable adjustment to reflect share splits, share dividends, share combinations, recapitalizations and like occurrences) upon not less than 30 days’ prior written notice to the registered holders of the warrants. As a result of the issuance of warrants as a dividend to common shareholders, the Company recognized a deemed dividend of approximately $0.6 million, which was calculated using a Black-Scholes pricing model.

Warrants Issued in Private Placements of Promissory Notes

On July 8, 2022, the Company entered into securities purchase agreement with one accredited investor, Mast Hill, pursuant to which the Company issued to such investor (i) a promissory note in the principal amount of $600,000 and (ii) five-year warrants for the purchase of an aggregate of 77 common shares at an exercise price of $7,800 per share (subject to adjustments as defined in the warrant agreement) for total net cash proceeds of $499,600. As additional consideration, the Company issued a three-year warrant to J.H. Darbie & Co (the broker) for the purchase of 3 common shares at an adjusted exercise price of $35.88 per share (subject to adjustments as defined in the warrant agreement).

Accordingly, a portion of the proceeds were allocated to the warrants and common shares based on their relative fair value using the Geometric Brownian Motion Stock Path Monte Carlo Simulation. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 49.11%; (iii) weighted average risk-free interest rate of 3.13%; (iv) expected life of five years; (v) estimated fair value of the common shares of $9,399 per share; (vi) exercise price ranging from $7,800 to $9,750; and (vii) various probability assumptions related to down round price adjustments. The fair value of the warrants was $2,405,306, resulting in the amount allocated to the warrants, based on their relative fair value of $402,650, which was recorded as additional paid-in capital.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

On February 3, 2023, the Company entered into securities purchase agreements with two accredited investors, Mast Hill and Leonite, pursuant to which the Company issued to such investors (i) promissory notes in the aggregate principal amount of $604,000 and (ii) five-year warrants for the purchase of an aggregate of 97 common shares at an adjusted exercise price of $35.88 per share (subject to adjustments as defined in the warrant agreement) for total cash proceeds of $540,000. Additionally, the Company issued a five-year warrant to J.H. Darbie & Co (the broker) for the purchase of 1 common shares at an adjusted exercise price of $35.88 per share (subject to adjustments as defined in the warrant agreement). The exercise prices of the outstanding foregoing warrants were adjusted on multiple occasions due to the antidilution provisions (down round feature) in the warrants described below.

Accordingly, a portion of the proceeds were allocated to the warrants and common shares based on their relative fair value using the Geometric Brownian Motion Stock Path Monte Carlo Simulation. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 162.3%; (iii) weighted average risk-free interest rate of 4.1%; (iv) expected life of five years; (v) estimated fair value of the common shares of $2,509 per share; (vi) exercise price ranging from $5,460 to $6,825; and (vii) various probability assumptions related to down round price adjustments. The fair value of the warrants was $222,129 and the fair value of the commitment shares was $242,858, resulting in the amount allocated to the warrants and commitment shares, based on their relative fair value of $218,172, which was recorded as additional paid-in capital.

On February 9, 2023, the Company entered into securities purchase agreements with two accredited investors, Mast Hill and Leonite, pursuant to which the Company issued to such investors (i) promissory notes in the aggregate principal amount of $2,557,575 and (ii) five-year warrants for the purchase of an aggregate of 410 common shares at an adjusted exercise price of $35.88 per share (subject to adjustments as defined in the warrant agreement) for total cash proceeds of $2,271,818. As additional consideration, the Company issued Leonite a five-year warrant for the purchase of 187 common shares at an exercise price of $13.00 per share (subject to adjustments as defined in the warrant agreement), which were issued as a commitment fee. Additionally, the Company issued a five-year warrant to J.H. Darbie & Co (the broker) for the purchase of 10 common shares at an adjusted exercise price of $35.88 per share (subject to adjustments as defined in the warrant agreement). The exercise prices of the outstanding foregoing warrants were adjusted on multiple occasions due to the antidilution provisions (down round feature) in the warrants described below.

Accordingly, a portion of the proceeds were allocated to the warrants and common shares based on their relative fair value using the Geometric Brownian Motion Stock Path Monte Carlo Simulation. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 162.0%; (iii) weighted average risk-free interest rate of 4.3%; (iv) expected life of five years; (v) estimated fair value of the common shares of $2,340 per share; (vi) exercise price ranging from $13.00 to $6,825; and (vii) various probability assumptions related to down round price adjustments. The fair value of the warrants was $1,323,774 and the fair value of the commitment shares was $521,590, resulting in the amount allocated to the warrants and commitment shares, based on their relative fair value of $879,829, which was recorded as additional paid-in capital.

On February 22, 2023, the Company entered into securities purchase agreement with one accredited investor, Mast Hill, pursuant to which the Company issued to such investor (i) a promissory note in the principal amount of $878,000 and (ii) five-year warrants for the purchase of an aggregate of 141 common shares at an adjusted exercise price of $35.88 per share (subject to adjustments as defined in the warrant agreement) for total cash proceeds of $737,700. As additional consideration, the Company issued a five-year warrant for the purchase of 153 common shares at an exercise price of $13.00 per share (subject to adjustments as defined in the warrant agreement) to the investor as a commitment fee. Additionally, the Company issued a five-year warrant to J.H. Darbie & Co (the broker) for the purchase of 6 common shares at an adjusted exercise price of $35.88 per share (subject to adjustments as defined in the warrant agreement). The exercise prices of the outstanding foregoing warrants were adjusted on multiple occasions due to the antidilution provisions (down round feature) in the warrants described below.

Accordingly, a portion of the proceeds were allocated to the warrants based on their relative fair value using the Geometric Brownian Motion Stock Path Monte Carlo Simulation. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 161.6%; (iii) weighted average risk-free interest rate of 4.5%; (iv) expected life of five years; (v) estimated fair value of the common shares of $1,963 per share; (vi) exercise price ranging from $13.00 to $6,825; and (vii) various probability assumptions related to down round price adjustments. The fair value of the warrants was $556,485, resulting in the amount allocated to the warrants, based on their relative fair value of $261,945, which was recorded as additional paid-in capital.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

On August 11, 2023 (as described in Note 13), the Company entered into a securities purchase agreement in a private placement transaction with certain accredited investors, pursuant to which the Company issued five-year warrants for the purchase of an aggregate of 3,153 common shares an exercise price of $237.90 per share (subject to standard adjustments). Spartan acted as placement agent in connection with the securities purchase agreement and received warrants for the purchase of a number of common shares equal to eight percent (8%) of the number common shares issuable upon conversion of the notes and exercise of the warrants at an exercise price of $261.69 per share (subject to standard adjustments), resulting in the issuance of a warrant for 6,663 common shares. The warrant is exercisable at any time six months after the date of issuance and until the fifth anniversary thereof.

Accordingly, a portion of the proceeds were allocated to the warrants based on their relative fair value using the Black-Scholes option pricing model. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 153.1%; (iii) risk-free interest rate of 4.3%; (iv) expected life of five years; (v) estimated fair value of the common shares of $240.76 per share; (vi) exercise price ranging from $237.90 to $261.69. The fair value of the warrants was $2,171,600, resulting in the amount allocated to the warrants, based on their relative fair value of $909,377, which was recorded as additional paid-in capital.

Warrants Issued in Public Equity Offering

On August 5, 2022, the Company issued a common share purchase warrant to each of Craft Capital Management LLC and R.F. Lafferty & Co. Inc., the representatives of the underwriters for the public offering described above, for the purchase of 28 common shares at an adjusted exercise price of $35.88 per share (subject to adjustments as defined in the warrant agreement). The warrants are exercisable at any time and from time to time, in whole or in part, during the period commencing on February 5, 2023 and ending on August 2, 2027 and may be exercised on a cashless basis under certain circumstances.

On July 7, 2023 (as described above), the Company closed on a securities purchase agreement with certain purchasers and a placement agency agreement with Spartan, pursuant to which the Company agreed to issue and sell to such purchasers prefunded warrants for the purchase of 4,231 common shares at an exercise price of $13.00 per common share.

The Company evaluated the prefunded warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the prefunded warrants and applicable authoritative guidance in ASC 480 and ASC 815-40. The Company determined the prefunded warrants issued failed the indexation guidance under ASC 815-40, specifically, the prefunded warrants provide for a Black-Scholes value calculation in the event of certain transactions (“Fundamental Transactions”), which includes a floor on volatility utilized in the value calculation at 100% or greater. The Company has determined that this provision introduces leverage to the holders of the warrants that could result in a value that would be greater than the settlement amount of a fixed-for-fixed option on the Company’s own equity shares. Accordingly, pursuant to ASC 815-40, the Company recorded the fair value of the warrants as a liability upon issuance and marked to market each reporting period in the Company’s consolidated statement of operations until their exercise or expiration.

The fair value of the warrants deemed to be a liability, due to certain contingent put features, was determined using the Black-Scholes option pricing model, which was deemed to be an appropriate model due to the terms of the warrants issued, including a fixed term and exercise price. The assumptions used in the model were as follows: (i) dividend yield of 0%; (ii) expected volatility of 157.8%; (iii) risk-free interest rate of 5.3%; (iv) expected life of 30 days; (v) estimated fair value of the common shares of $286.52 per share; (vi) exercise price of $13.00.

Exercise Price Adjustments to Warrants

As a result of the issuance of common shares in settlement of series A senior convertible preferred shares accrued dividends on January 30, 2023, the exercise price of certain of the Company’s outstanding warrants was adjusted to $1,994.72 pursuant to certain antidilution provisions of such warrants (down round feature). As a result, the Company recognized a deemed dividend of $1,217,000, which was calculated using a Black-Scholes pricing model.

As a result of the issuance of common shares in settlement of series A senior convertible preferred shares accrued dividends on April 30, 2023, the exercise price of certain of the Company’s outstanding warrants was adjusted to $773.24 pursuant to certain antidilution provisions of such warrants (down round feature). As a result, the Company recognized a deemed dividend of $534,000, which was calculated using a Black-Scholes pricing model.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

As a result of the issuance of common shares in the offering on July 7, 2023, the exercise price of certain of the Company’s outstanding warrants was adjusted to $260 pursuant to certain antidilution provisions of such warrants (down round feature). As a result, the Company recognized a deemed dividend of $19,000, which was calculated using a Black-Scholes pricing model.

As a result of the issuance of common shares in settlement of series A senior convertible preferred shares and series B senior convertible preferred shares accrued dividends on July 30, 2023, the exercise price of certain of the Company’s outstanding warrants was adjusted to $211.64 pursuant to certain antidilution provisions of such warrants (down round feature). As a result, the Company recognized a deemed dividend of approximately $3,000, which was calculated using a Black-Scholes pricing model.

As a result of the issuance of common shares upon the conversion of promissory notes on August 30, 2023, the exercise price of certain of the Company’s outstanding warrants was adjusted to $102.96 pursuant to certain antidilution provisions of such warrants (down round feature). As a result, the Company recognized a deemed dividend of $6,000, which was calculated using a Black-Scholes pricing model.

As a result of the issuance of common shares in settlement of series A senior convertible preferred shares and series B senior convertible preferred shares accrued dividends on October 30, 2023, the exercise price of certain of the Company’s outstanding warrants was adjusted to $35.88 pursuant to certain antidilution provisions of such warrants (down round feature). As a result, the Company recognized a deemed dividend of approximately $1,000, which was calculated using a Black-Scholes pricing model.

Below is a table summarizing the changes in warrants outstanding during the years ended December 31, 2023 and 2022:

	Warrants	Weighted- Average Exercise Price
Outstanding as of December 31, 2021	1,012	$12,376.00
Granted(1)	1,522	6,825.00
Exercised	(162)	(7,254.00)
Outstanding as of December 31, 2022	2,372	5,381.74
Granted	15,363	514.80
Exercised	(7,294)	(226.59)
Outstanding as of December 31, 2023	10,441	$440.64
Exercisable as of December 31, 2023	10,127	$285.01

(1)	Includes the issuance of warrants for the purchase of 228 common shares and an increase of 1,294 common shares underlying warrants pursuant to the adjustments described above.

As of December 31, 2023, the outstanding warrants have a weighted average remaining contractual life of 4.49 years and a total intrinsic value of $0.

NOTE 18—INCOME TAXES

As of December 31, 2023, the Company has net operating loss carry forwards of approximately $7.4 million that may be available to reduce future years’ taxable income indefinitely. Future tax benefits which may arise as a result of these losses have not been recognized in these condensed consolidated financial statements, as their realization is determined not likely to occur. Accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards. For the year ending December 31, 2023, the Company reflects a deferred tax liability in the amount of $0.8 million due to the future tax liability from an asset with an indefinite life known as a “naked credit.” The future tax liability from this indefinite lived asset can be offset by up to 80% of net operating loss carryforwards created after 2017. The remaining portion of the future tax liability from indefinite lived assets cannot be used to offset definite lived deferred tax assets.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

The components for the provision of income taxes include:

	December 31, 2023	December 31, 2022
Current Federal and State	$586,000	$(206,000)
Deferred Federal and State	(194,000)	(1,471,000)
Total (benefit) provision for income taxes	$392,000	$(1,677,000)

A reconciliation of the statutory US Federal income tax rate to the Company’s effective income tax rate is as follows:

	December 31, 2023	December 31, 2022
Federal tax	21.0%	21.0%
State tax	1.7%	1.1%
Permanent items	(5.1)%	(3.1)%
Measurement period adjustment	(6.9)%	-%
Valuation allowance	(11.9)%	-%
Other	-%	(5.5)%
Effective income tax rate	(1.2)%	13.5%

Deferred income taxes reflect the net tax effect of temporary differences between amounts recorded for financial reporting purposes and amounts used for tax purposes. The Company has a net cumulative current deferred tax liability of $758,000. The major components of deferred tax assets and liabilities are as follows:

	December 31, 2023	December 31, 2022
Deferred tax assets
Inventory obsolescence	$341,000	$93,000
Sales return reserve	104,000	-
Business interest limitation	3,134,000	1,707,000
Lease liabilities	492,000	650,000
Other	123,000	75,000
Loss carryforward	1,845,000	285,000
Valuation allowance	(4,736,000)	-
Total deferred tax assets	$1,303,000	$2,810,000

Deferred tax liabilities
Fixed assets	$(391,000)	$(418,000)
Right-of-use assets	(468,000)	(628,000)
Intangibles	(1,144,000)	(2,363,000)
Other	(58,000)	-
Total deferred tax liabilities	$(2,061,000)	$(3,409,000)
Total net deferred income tax liabilities	$(758,000)	$(599,000)

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 19—SUBSEQUENT EVENTS

Public Offering

On February 9, 2024, the Company entered into a securities purchase agreement with certain purchasers and a placement agency agreement with Spartan, pursuant to which the Company agreed to issue and sell to such purchasers an aggregate of 140,457 common shares and pre-funded warrants for the purchase of 244,161 common shares at an offering price of $13.00 per common share and $12.87 per pre-funded warrant, pursuant to the Company’s effective registration statement on Form S-1 (File No. 333-276670). On February 14, 2024, the closing of this offering was completed. At the closing, the purchasers prepaid the exercise price of the pre-funded warrants in full. Therefore, the Company received total gross proceeds of $5,000,000. Pursuant to the placement agency agreement, Spartan received a cash transaction fee equal to 8% of the aggregate gross proceeds and reimbursement of certain out-of-pocket expenses. After deducting these and other offering expenses, the Company received net proceeds of approximately $4,460,000.

The pre-funded warrants are exercisable at any time until they are exercised in full at an exercise price of $0.13 per share, which has been pre-paid by the purchasers in full. The exercise price and number of common shares issuable upon exercise will adjust in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting the common shares. Notwithstanding the foregoing, a holder will not have the right to exercise any portion of a pre-funded warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the exercise, which such percentage may be increased or decreased by the holder, but not in excess of 9.99%, upon at least 61 days’ prior notice to the Company.

Since the closing of this offering, the Company has issued 38,846 common shares upon the exercise of pre-funded warrants.

OID Note Extension

The Company used a portion of the net proceeds of the public offering to repay $1,250,000 of the 20% OID subordinated promissory notes described in Note 13. Pursuant to a note extension agreement, the maturity date of the remaining notes was extended to the earlier of (i) April 11, 2024 or (ii) the completion of a subsequent financing, in exchange for an additional 20% original issue discount. The Company also subsequently repaid one of the notes in the principal amount of $187,500. Accordingly, the aggregate principal amount of the remaining notes is $2,109,375.

New OID Note

On March 4, 2024, the Company issued a 20% OID subordinated note in the principal amount of $1,250,000 to an accredited investor for a purchase price of $1,000,000. On March 27, 2024, the note was amended and restated to increase the principal amount to $1,562,500 and to increase the purchase price to $1,250,000. On April 9, 2024, the note was further amended and restated to increase the principal amount to $2,500,000 and to increase the purchase price to $2,000,000. This note is due and payable on June 4, 2024; provided, however, that if the Company has filed, prior to such date, a registration statement on Form S-1 relating to a public offering of its equity and the Form S-1 is still being reviewed by the SEC as of such date, then the maturity date will be automatically extended until July 5, 2024 and the principal amount of the note shall be increased to $2,750,000.

The Company may voluntarily prepay the note in full at any time. In addition, if the Company consummates any equity or equity-linked or debt securities issuance, or enters into a loan agreement or other financing, other than certain excluded debt (as defined in the note), then the Company must prepay the note in full. The note is unsecured and has priority over all other unsecured indebtedness, except for certain senior indebtedness (as defined in the note). The note contains customary affirmative and negative covenants and events of default for a loan of this type.

1847 HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

Preferred Dividends

On January 30, 2024, the Company issued 1,734 common shares to the holders of series A senior convertible preferred shares in settlement of $30,494 of accrued dividends.

On January 30, 2024, the Company issued 757 common shares to the holders of series B senior convertible preferred shares in settlement of $13,299 of accrued dividends.

On February 13, 2014, the Company issued 7,632 common shares to a holder of series A senior convertible preferred shares in settlement of $100,475 of accrued dividends.

Preferred Conversions

Subsequent to December 31, 2023, the Company issued 36,530 common shares upon the conversion of 181,212 series A senior convertible preferred shares.

Subsequent to December 31, 2023, the Company issued 22,829 common shares upon the conversion of 91,567 series B senior convertible preferred shares.

Note Conversions

On April 11, 2024, the Company issued 29,759 common shares upon the conversion of the promissory note issued on February 9, 2023 (see Note 14).

On each of April 3, 2024 and April 12, 2024, the Company issued 19,393 common shares upon the conversion of $255,102 one of the secured convertible promissory note issued on October 8, 2021 (see Note 14).

Up to 4,285,715 Common Units (Each Common Unit Consisting of One Common Share, One Series A Warrant to Purchase One Common Share and One Series B Warrant to Purchase one Common Share)

and/or

Up to 4,285,715 Pre-Funded Units (Each Pre-Funded Unit Consisting of One Pre-Funded Warrant to Purchase One Common Share, One Series A Warrant to Purchase One Common Share and One Series B Warrant to Purchase one Common Share)

1847 HOLDINGS LLC

PROSPECTUS

Spartan Capital Securities, LLC

                     , 2024

Until             , 2024 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common shares being registered. All amounts, other than the SEC registration fee and FINRA filing fee, are estimates. We will pay all these expenses.

Amount
SEC registration fee	$5,313.60
FINRA filing fee	5,900.00
Accounting fees and expenses	10,000.00
Legal fees and expenses	75,000.00
Transfer agent fees and expenses	5,000.00
Printing and related fees and expenses	20,000.00
Miscellaneous fees and expenses	8,786.40
Total	$130,000.00

Item 14. Indemnification of Directors and Officers

Certain provisions of our operating agreement are intended to be consistent with Section 145 of the General Corporation Law of the State of Delaware, which provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceedings to which he is, or is threatened to be made, a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceedings, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our operating agreement includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to the company or its shareholders;

●	for acts or omissions not in good faith or a knowing violation of law;

●	regarding unlawful distributions and interest purchases analogous to Section 174 of the General Corporation Law of the State of Delaware; or

●	for any transaction from which the director derived an improper benefit.

Our operating agreement provides that:

●	we must indemnify our directors and officers to the equivalent extent permitted by General Corporation Law of the State of Delaware;

●	we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

●	we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the extent permitted by Delaware law and may advance expenses as incurred to our other employees and agents, unless otherwise determined by our board of directors.

The indemnification provisions contained in our operating agreement are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of shareholders or disinterested directors or otherwise.

In addition, we have entered into indemnification agreements with each of our executive officers and directors, pursuant to which we have agreed to indemnify them to the fullest extent permitted by law. Under the indemnification agreements, we have agreed to advance all expenses incurred by or on behalf of the independent directors in connection with any proceeding within thirty (30) days after the receipt by us of a statement requesting such advance, whether prior to or after final disposition of such proceeding.

We also have insurance on behalf of our directors and executive officers and certain other persons insuring them against any liability asserted against them in their respective capacities or arising out of such status.

The placement agency agreement, filed as Exhibit 1.1 to this registration statement, will provide for indemnification, under certain circumstances, by the placement agent of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued the following securities, which were not registered under the Securities Act. Please see “Description of Securities” for more information regarding the convertible securities described below.

On February 24, 2022, we sold an aggregate of 320,333 units, at a price of $3.00 per unit, for aggregate gross proceeds of $960,999. On March 24, 2022, we sold an additional 106,666 units for aggregate gross proceeds of $319,990. On April 20, 2022, we sold an additional 28,333 units for aggregate gross proceeds of $85,000. On May 12, 2022, we sold an additional 16,667 units for aggregate gross proceeds of $50,000. On May 19, 2022, we sold an additional 9,567 units for aggregate gross proceeds of $28,700. In the aggregate, we issued 481,566 series B senior convertible preferred shares and three-year warrants to purchase 99 common shares.

On July 8, 2022, we entered into a securities purchase agreement with Mast Hill Fund, L.P., pursuant to which we issued to Mast Hill Fund, L.P. a promissory note in the principal amount of $600,000, which includes an original issue discount in the amount of $60,000, and a five-year warrant for the purchase of 77 common shares for a total purchase price of $540,000.

On July 8, 2022, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 3 common shares.

On August 2, 2022, we issued 220 common shares to Bevilacqua PLLC, our outside securities counsel, upon the settlement of accounts payable.

On January 3, 2023, we issued warrants for the purchase of 314 common shares as a dividend to our common shareholders of record as of December 23, 2022 pursuant to a warrant agent agreement, dated January 3, 2023, with VStock Transfer, LLC.

On February 3, 2023, we entered into securities purchase agreements with two accredited investors, pursuant to which we issued to such investors (i) promissory notes in the aggregate principal amount of $604,000, which include an original issue discount in the amount of $60,400, and (ii) five-year warrants for the purchase of an aggregate of 98 common shares for a total purchase price of $543,600. As additional consideration, we issued an aggregate of 98 common shares to the investors as a commitment fee.

On February 3, 2023, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 1 common share.

On February 9, 2023, we entered into securities purchase agreements with the same two accredited investors, pursuant to which we issued to such investors (i) promissory notes in the aggregate principal amount of $2,557,575, which include an original issue discount in the amount of $255,757, and (ii) five-year warrants for the purchase of an aggregate of 410 common shares for a total purchase price of $2,301,818. As additional consideration, we issued 223 common shares to one investor and issued to the other investor a five-year warrant for the purchase of 187 common shares, which were issued as a commitment fee.

On February 9, 2023, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 10 common shares.

On February 22, 2023, we entered into another securities purchase agreement with one of the investors pursuant to which we issued to such investor (i) a promissory note in the principal amount of $878,000, which includes an original issue discount in the amount of $87,800, and (ii) a five-year warrant for the purchase of 141 common shares for a total purchase price of $790,200. As additional consideration, we issued a five-year warrant for the purchase of 153 common shares to the investor as a commitment fee.

On February 22, 2023, we issued to J.H. Darbie & Co., Inc. a five-year warrant for the purchase of 6 common shares.

On August 11, 2023, we issued to certain accredited investors 20% OID subordinated promissory notes in the aggregate principal amount of $3,125,000 and warrants for the purchase of an aggregate of 3,159 common shares for a total purchase price of $2,500,000. We also issued to Spartan Capital Securities, LLC, the representative of the placement agent for this offering, a common share purchase warrant for the purchase of a number of common shares equal to eight percent (8%) of the number common shares issuable upon conversion of the 20% OID subordinated promissory notes and exercise of the warrants.

On May 8, 2024, we entered into securities purchase agreement with an accredited investor, pursuant to which we issued to such investor (i) a 20% OID subordinated note in the principal amount of $625,000 and (ii) five-year warrants for the purchase of 7,149 common shares at an adjusted exercise price of $34.97 per share (subject to standard adjustments as defined in the warrant) for total cash proceeds of $500,000. Additionally, we issued a five-year warrant to the placement agent, Spartan, for the purchase of 572 common shares at an adjusted exercise price of $38.47 per share (subject to standard adjustments as defined in the warrant agreement). The warrants are exercisable at any time six months after the date of issuance.

On June 28, 2024, our subsidiaries 1847 Cabinet, High Mountain, Innovative Cabinets and Kyle’s issued an original issue discount promissory note in the principal amount of up to $2,472,000, to be advanced in one or more tranches, to Breadcrumbs. In connection with the issuance of the note, we entered into a memorandum of understanding with Breadcrumbs, pursuant to which we agreed to issue to Breadcrumbs upon the closing of each tranche under the note series D senior convertible preferred shares with a stated value equal to the principal amount of each such tranche. On June 28, 2024, the parties executed tranche No. 1 in the principal amount of $666,667 for total cash proceeds of $475,000. In connection with such tranche, we issued 1,966,570 series D senior convertible preferred shares to Breadcrumbs. On July 3, 2024, the parties executed tranche No. 2 in the principal amount of $466,667 for total cash proceeds of $350,000. In connection with such tranche, we issued 1,376,599 series D senior convertible preferred shares to Breadcrumbs. On July 16, 2024, the parties executed tranche No. in the principal amount of $233,333 for total cash proceeds of $175,000. In connection with such tranche, we issued 688,298 series D senior convertible preferred shares to Breadcrumbs. On August 12, 2024, the parties executed tranche No. 4 in the principal amount of $466,667 for total cash proceeds of $350,000. In connection with such tranche, we issued 1,376,599 series D senior convertible preferred shares to Breadcrumbs. On August 22, 2024, the parties executed tranche No. 5 in the principal amount of $300,000 for total cash proceeds of $225,000. In connection with such tranche, we issued 884,956 series D senior convertible preferred shares to Breadcrumbs.

On August 22, 2024, we issued 83,603 series C senior convertible preferred shares to the Trust in connection with the settlement agreement referred to above.

On September 30, 2024, we issued 5,137 series A senior convertible preferred shares to an accredited investor as settlement of accrued dividends.

The issuance of these securities was made in reliance upon the exemption from the registration requirements of Section 5 of the Securities Act provided by Section 4(a)(2) of the Securities Act.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
1.1	Form of Placement Agency Agreement
3.1	Certificate of Formation of 1847 Holdings LLC (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed on February 7, 2014)
3.2	Second Amended and Restated Operating Agreement of 1847 Holdings LLC, dated January 19, 2018 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on January 22, 2018)
3.3	Amendment No. 1 to Second Amended and Restated Operating Agreement (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on August 11, 2021)
3.4	Amendment No. 2 to Second Amended and Restated Operating Agreement of 1847 Holdings LLC, dated October 16, 2023 (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed on October 16, 2023)
3.5	Amendment No. 3 to Second Amended and Restated Operating Agreement of 1847 Holdings LLC, dated December 19, 2023 (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-1 filed on January 24, 2024)
4.1	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-1/A filed on October 11, 2024)
4.2	Form of Series A Warrant
4.3	Form of Series B Warrant
4.4	Amended and Restated Share Designation of Series A Senior Convertible Preferred Shares (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on April 1, 2021)
4.5	Amendment No. 1 to Amended and Restated Share Designation of Series A Senior Convertible Preferred Shares (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on October 5, 2021)
4.6	Share Designation of Series C Senior Convertible Preferred Shares (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on August 23, 2024)
4.7	Share Designation of Series D Senior Convertible Preferred Shares (incorporated by reference to Exhibit 4.3 to the Quarterly Report on Form 10-Q filed on August 19, 2024)
4.8	Form of Common Share Purchase Warrant issued by 1847 Holdings LLC on May 8, 2024 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on May 14, 2024)
4.9	Common Share Purchase Warrant issued by 1847 Holdings LLC to Spartan Capital Securities, LLC on May 8, 2024 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on May 14, 2024)
4.10	Form of Pre-Funded Common Share Purchase Warrant, dated February 14, 2024 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on February 15, 2024)
4.11	Warrant Agency Agreement, dated August 11, 2023, between 1847 Holdings LLC and VStock Transfer, LLC and Form of Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on August 14, 2023)
4.12	Common Share Purchase Warrant issued by 1847 Holdings LLC to Spartan Capital Securities, LLC on August 11, 2023 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on August 14, 2023)
4.13	Common Share Purchase Warrant issued by 1847 Holdings LLC to J.H. Darbie & Co., Inc. on February 22, 2023 (incorporated by reference to Exhibit 4.6 to Amendment No. 1 to Registration Statement on Form S-3 filed on April 28, 2023)
4.14	Common Share Purchase Warrant issued by 1847 Holdings LLC to J.H. Darbie & Co., Inc. on February 9, 2023 (incorporated by reference to Exhibit 4.10 to Amendment No. 1 to Registration Statement on Form S-3 filed on April 28, 2023)
4.15	Common Share Purchase Warrant issued by 1847 Holdings LLC to J.H. Darbie & Co., Inc. on February 3, 2023 (incorporated by reference to Exhibit 4.13 to Amendment No. 1 to Registration Statement on Form S-3 filed on April 28, 2023)
4.16	Warrant Agent Agreement, dated January 3, 2023, between 1847 Holdings LLC and VStock Transfer, LLC and form of Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on January 9, 2023)

4.17	Common Share Purchase Warrant issued to Craft Capital Management LLC on August 5, 2022 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on August 8, 2022)
4.18	Common Share Purchase Warrant issued to R.F. Lafferty & Co. Inc. on August 5, 2022 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on August 8, 2022)
4.19	Warrant for Common Shares issued by 1847 Holdings LLC to J.H. Darbie & Co., Inc. on July 8, 2022 (incorporated by reference to Exhibit 4.18 to the Registration Statement on Form S-3 filed on February 1, 2023)
4.20	Warrant for Common Shares issued by 1847 Holdings LLC to Leonite Capital LLC on October 8, 2021 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on October 13, 2021)
5.1	Opinion of Bevilacqua PLLC as to the legality of the securities (incorporated by reference to Exhibit 5.1 to Amendment No. 1 to the Registration Statement on Form S-1/A filed on October 11, 2024)
10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Registration Statement on Form S-1/A filed on October 11, 2024)
10.2

Asset Purchase Agreement, dated September 30, 2024, among BFS Group LLC, High Mountain Door & Trim Inc. and 1847 Holdings LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 4, 2024)

10.3	Management Services Agreement, dated April 15, 2013, between 1847 Holdings LLC and 1847 Partners LLC (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1/A filed on March 14, 2014)
10.4	Amendment No. 1 to Management Services Agreement, dated September 15, 2013, between 1847 Holdings LLC and 1847 Partners LLC (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1 filed on February 7, 2014)
10.5	Management Services Agreement, dated March 30, 2021, between 1847 Wolo Inc. and 1847 Partners LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on April 5, 2021)
10.6	Amendment No. 1 to Management Services Agreement, dated March 30, 2023, between 1847 Wolo Inc. and 1847 Partners LLC (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on April 5, 2023)
10.7	Amended and Restated Management Services Agreement, dated October 8, 2021, between 1847 Cabinet Inc. and 1847 Partners LLC (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on October 13, 2021)
10.8	Promissory Note issued by 1847 Holdings LLC to Leonite Capital LLC on May 9, 2024 (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q filed on August 19, 2024)
10.9	Memorandum of Understanding, dated May 9, 2024, between 1847 Holdings LLC and Leonite Capital LLC (incorporated by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q filed on August 19, 2024)
10.10	Third Amended and Restated 20% OID Subordinated Promissory Note issued by 1847 Holdings LLC to Target Capital 15 LLC on June 24, 2024 (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 filed on September 18, 2024)
10.11	Note Extension Agreement, dated August 20, 2024, between 1847 Holdings LLC and Target Capital 15 LLC (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 filed on September 18, 2024)
10.12	Form of 20% OID Subordinated Promissory Note, dated May 8, 2024 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on May 14, 2024)
10.13

Form of First Amendment to Subordinated Note, dated September 26, 2024 (incorporated by reference to Exhibit 10.13 to Amendment No. 1 to the Registration Statement on Form S-1/A filed on October 11, 2024)

10.14	Form of 20% OID Subordinated Promissory Note, dated August 11, 2023 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on August 14, 2023)
10.15	Form of Note Extension Agreement for 20% OID Subordinated Promissory Note, dated February 9, 2024 (incorporated by reference to Exhibit 10.31 to the Annual Report on Form 10-K filed on April 25, 2024)
10.16	Form of Note Extension Agreement for 20% OID Subordinated Promissory Note, dated April 11, 2024 (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 filed on September 18, 2024)
10.17	Form of Note Extension Agreement for 20% OID Subordinated Promissory Note, dated July 10, 2024 (incorporated by reference to Exhibit 10.11 to the Quarterly Report on Form 10-Q filed on August 19, 2024)
10.18	Promissory Note issued by 1847 Holdings LLC to Mast Hill Fund, L.P. on February 22, 2023 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on February 28, 2023)
10.19	Letter Agreement, dated August 10, 2023, between Mast Hill Fund, L.P and 1847 Holdings LLC (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed on August 10, 2023)
10.20	Letter Agreement, dated August 31, 2023, between Mast Hill Fund, L.P and 1847 Holdings LLC (incorporated by reference to Exhibit 10.34 to the Registration Statement on Form S-1 filed on January 24, 2024)

10.21	Promissory Note issued by 1847 Holdings LLC to Mast Hill Fund, L.P. on February 9, 2023 (incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K filed on February 13, 2023)
10.22	Letter Agreement, dated August 9, 2023, between Mast Hill Fund, L.P. and 1847 Holdings LLC (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on August 10, 2023)
10.23	Letter Agreement, dated August 31, 2023, between Mast Hill Fund, L.P and 1847 Holdings LLC (incorporated by reference to Exhibit 10.37 to the Registration Statement on Form S-1 filed on January 24, 2024)
10.24	Note Purchase Agreement, dated October 8, 2021, among 1847 Holdings LLC, 1847 Asien Inc., 1847 Wolo Inc., 1847 Cabinet Inc., Asien’s Appliance, Inc., Wolo Mfg. Corp., Wolo Industrial Horn & Signal, Inc., Kyle’s Custom Wood Shop, Inc., High Mountain Door & Trim Inc., Sierra Homes, LLC, SILAC Insurance Company and Leonite Capital, LLC (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed on October 13, 2021)
10.25	Secured Convertible Promissory Note issued by 1847 Holdings LLC to SILAC Insurance Company on October 8, 2021 (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed on October 13, 2021)
10.26	Secured Convertible Promissory Note issued by 1847 Holdings LLC to SILAC Insurance Company on October 8, 2021 (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed on October 13, 2021)
10.27	Secured Convertible Promissory Note issued by 1847 Holdings LLC to Leonite Capital LLC on October 8, 2021 (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K filed on October 13, 2021)
10.28	Guaranty Agreement, dated October 8, 2021, among 1847 Asien Inc., 1847 Wolo Inc., 1847 Cabinet Inc., Asien’s Appliance, Inc., Wolo Mfg. Corp., Wolo Industrial Horn & Signal, Inc., Kyle’s Custom Wood Shop, Inc., High Mountain Door & Trim Inc., Sierra Homes, LLC and Leonite Capital LLC (incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K filed on October 13, 2021)
10.29	Security Agreement, dated October 8, 2021, among 1847 Holdings LLC, 1847 Asien Inc., 1847 Wolo Inc., 1847 Cabinet Inc., Asien’s Appliance, Inc., Wolo Mfg. Corp., Wolo Industrial Horn & Signal, Inc., Kyle’s Custom Wood Shop, Inc., High Mountain Door & Trim Inc., Sierra Homes, LLC and Leonite Capital, LLC (incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K filed on October 13, 2021)
10.30	Intellectual Property Security Agreement, dated October 8, 2021, among Wolo Mfg. Corp., Wolo Industrial Horn & Signal, Inc. and Leonite Capital, LLC (incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K filed on October 13, 2021)
10.31	Second Amended and Restated Secured Promissory Note issued by 1847 Holdings LLC to 1847 Cabinet Inc. on October 8, 2021 (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed on October 13, 2021)
10.32	Promissory Note issued by 1847 Cabinets Inc., High Mountain Door & Trim Inc., Sierra Homes, LLC d/b/a Innovative Cabinets & Design and Kyle’s Custom Wood Shop, Inc. to Breadcrumbs Capital LLC on June 28, 2024 (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on August 19, 2024)
10.33	Security Agreement, dated June 28, 2024, among 1847 Cabinets Inc., High Mountain Door & Trim Inc., Sierra Homes, LLC d/b/a Innovative Cabinets & Design, Kyle’s Custom Wood Shop, Inc. and Breadcrumbs Capital LLC (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on August 19, 2024)
10.34	Assignment and Assumption of Accounts Receivable Agreement, dated June 28, 2024, among 1847 Cabinets Inc., High Mountain Door & Trim Inc., Sierra Homes, LLC d/b/a Innovative Cabinets & Design, Kyle’s Custom Wood Shop, Inc. and Breadcrumbs Capital LLC (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed on August 19, 2024)
10.35	Memorandum of Understanding, dated June 28, 2024, between 1847 Holdings LLC and Breadcrumbs Capital LLC (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q filed on August 19, 2024)

10.36	Letter Agreement, dated March 30, 2023, among 1847 Holdings LLC, 1847 Cabinet Inc., Stephen Mallatt, Jr. and Rita Mallatt (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on April 5, 2023)
10.37	Industrial Lease, dated September 1, 2020, between Kyle’s Custom Wood Shop, Inc. and Stephen Mallatt, Jr. and Rita Mallatt (incorporated by reference to Exhibit 10.47 to the Annual Report on Form 10-K filed on April 15, 2021)
10.38	Standard Lease Agreement, dated June 9, 2021, between Emerald Town, LLC and Kyle’s Custom Wood Shop, Inc. (incorporated by reference to Exhibit 10.22 to Amendment No. 1 to Registration Statement on Form S-1/A filed on January 31, 2022)
10.39	Lease, dated December 7, 2020, between SW Commerce Reno, LLC and Sierra Homes, LLC (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to Registration Statement on Form S-1/A filed on January 31, 2022)
10.40	Agreement of Lease, dated October 4, 1978, between PKI Reality LLC and Wolo Mfg. Corp., as amended (incorporated by reference to Exhibit 10.27 to Amendment No. 1 to Registration Statement on Form S-1/A filed on January 31, 2022)
10.41†	Employment Offer Letter, dated September 7, 2021, between Vernice L. Howard and 1847 Holdings LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on September 10, 2021)
10.42†	Letter Agreement Regarding the Assignment, Assumption and Amendment of Employment Agreement, dated March 23, 2022, among 1847 Holdings LLC, 1847 HQ Inc. and Vernice L. Howard (incorporated by reference to Exhibit 10.32 to the Annual Report on Form 10-K filed on March 31, 2022)
10.43†	Employment Offer Letter, March 1, 2023, between Glyn C. Milburn and 1847 HQ Inc. (incorporated by reference to Exhibit 10.59 to the Registration Statement on Form S-1 filed on January 24, 2024)
10.44†	Employment Offer Letter, July 29, 2024, between Eric Vandam and 1847 HQ Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 22, 2024)
10.45	Form of Independent Director Agreement between 1847 Holdings LLC and each independent director (incorporated by reference to Exhibit 10.31 to Amendment No. 1 to Registration Statement on Form S-1/A filed on January 31, 2022)
10.46†	Form of Indemnification Agreement between 1847 Holdings LLC and each independent director (incorporated by reference to Exhibit 10.32 to Amendment No. 1 to Registration Statement on Form S-1/A filed on January 31, 2022)
10.47†	1847 Holdings LLC 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.61 to the Registration Statement on Form S-1 filed on May 18, 2023)
10.48†	Amendment No. 1 to 1847 Holdings LLC 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.48 to the Registration Statement on Form S-1 filed on September 18, 2024)
10.49†	Amendment No. 2 to 1847 Holdings LLC 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.49 to the Registration Statement on Form S-1 filed on September 18, 2024)
10.50†	Form of Share Option Agreement incorporated by reference to Exhibit 10.62 to the Registration Statement on Form S-1 filed on May 18, 2023)
10.51†	Form of Restricted Share Award Agreement incorporated by reference to Exhibit 10.63 to the Registration Statement on Form S-1 filed on May 18, 2023)
10.52†	Form of Restricted Share Unit Award Agreement incorporated by reference to Exhibit 10.64 to the Registration Statement on Form S-1 filed on May 18, 2023)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Amendment No. 1 to the Registration Statement on Form S-1/A filed on October 11, 2024)
23.1	Consent of Sadler, Gibb & Associates, LLC
23.2	Consent of Bevilacqua PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)
101.INS	XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107	Exhibit Filing Fees (incorporated by reference to Exhibit 107 to Amendment No. 1 to the Registration Statement on Form S-1/A filed on October 11, 2024)

†	Executive compensation plan or arrangement

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 23, 2024.

1847 HOLDINGS LLC

By:	/s/ Ellery W. Roberts
Ellery W. Roberts
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ellery W. Roberts	Chairman and Chief Executive Officer (principal executive officer)	October 23, 2024
Ellery W. Roberts

*	Chief Financial Officer (principal financial and accounting officer)	October 23, 2024
Vernice L. Howard

*	Director	October 23, 2024
Michele A. Chow-Tai

*	Director	October 23, 2024
Clark R. Crosnoe

*	Director	October 23, 2024
Paul A. Froning

*	Director	October 23, 2024
Tracy S. Harris

*	Director	October 23, 2024
Lawrence X. Taylor

*	By:	/s/ Ellery W. Roberts
Ellery W. Roberts
Attorney-In-Fact